As filed with the Securities and Exchange Commission on July 25, 2013

Registration No. 333-189292

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Envision Healthcare Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	4100 (Primary Standard Industrial Classification Code Number)	45-0832318 (I.R.S. Employer Identification No.)

6200 S. Syracuse Way
Suite 200
Greenwood Village, CO 80111
(303) 495-1200
(Address, including Zip Code, and Telephone Number, including
Area Code, of Registrant's Principal Executive Offices)

Craig A. Wilson, Esq.
Senior Vice President and General Counsel
6200 S. Syracuse Way
Suite 200
Greenwood Village, CO 80111
(303) 495-1200
(Name, Address, including Zip Code, and Telephone Number, including
Area Code, of Agent for Service)

With copies to:
Peter J. Loughran, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000	Jonathan A. Schaffzin, Esq. Stuart G. Downing, Esq. Cahill Gordon & Reindel LLP Eighty Pine Street New York, New York 10005 (212) 701-3000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective.

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Common stock, $0.01 par value per share	$100,000,000	$13,640

(1)
This amount represents the proposed maximum aggregate offering price of the securities registered hereunder. These figures are estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes offering price of shares that may be sold upon exercise of the underwriters' option to purchase additional shares.

(3)
Previously paid.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay the effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 25, 2013

                        Shares

Envision Healthcare Holdings, Inc.

Common Stock

        This is an initial public offering of shares of common stock of Envision Healthcare Holdings, Inc. All of the                        shares of common stock are being sold by Envision Healthcare Holdings, Inc.

        Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $             and $            . We have applied to list the common stock on the New York Stock Exchange under the symbol "EVHC". After the completion of this offering, investment funds sponsored by, or affiliated with, Clayton, Dubilier & Rice, LLC will continue to own a majority of the voting power of all outstanding shares of the common stock. As a result, we will be a "controlled company" within the meaning of the corporate governance standards of the New York Stock Exchange.

        See "Risk Factors" on page 15 to read about factors you should consider before buying shares of the common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses, to us	$	$

        To the extent that the underwriters sell more than                     shares of common stock, the underwriters have the option to purchase up to an additional                      shares of common stock from us at the initial price to the public less the underwriting discount.

        The underwriters expect to deliver the shares against payment in New York, New York on                        , 2013.

Goldman, Sachs & Co.	Barclays	BofA Merrill Lynch	Citigroup

Credit Suisse	Deutsche Bank Securities	Morgan Stanley	RBC Capital Markets	UBS Investment Bank

Prospectus dated                        , 2013.

Envision HEALTHCARE

PIONEERING THE DELIVERY OF CARE

AMR

Evolution HEALTH

EmCare

          Through and including                           , 2013 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

          We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INFORMATION

          This prospectus contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, the following:

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  Decreases in our revenue and profit margin under our fee-for-service contracts due to changes in volume, payor mix and third party reimbursement rates, including from political discord in the federal budgeting process;

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  The loss of existing contracts;

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  Failure to accurately assess costs under new contracts;

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  Difficulties in our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians;

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  Failure to implement some or all of our business strategies, including our efforts to grow our Evolution Health business and cross-sell our services;

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  Lawsuits for which we are not fully reserved;

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  The adequacy of our insurance coverage and insurance reserves;

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  Our ability to successfully integrate strategic acquisitions;

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  The high level of competition in the markets we serve;

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  The cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment;

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  The loss of one or more members of our senior management team;

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  Our ability to maintain or implement complex information systems;

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  Disruptions in disaster recovery systems or management continuity planning;

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  Our ability to adequately protect our intellectual property and other proprietary rights or to defend against intellectual property infringement claims;

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  Challenges by tax authorities on our treatment of certain physicians as independent contractors;

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  The impact of labor union representation;

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  The impact of fluctuations in results due to our national contract with the Federal Emergency Management Agency ("FEMA");

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  Potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry;

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  The impact of changes in the healthcare industry, including changes due to healthcare reform;

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  Our ability to timely enroll our providers in the Medicare program;

ii

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  Our ability to restructure our operations to comply with future changes in government regulation;

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  The outcome of government investigations of certain of our business practices;

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  Our ability to comply with the terms of our settlement agreements with the government;

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  Our ability to generate cash flow to service our substantial debt obligations;

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  The significant influence of investment funds sponsored by, or affiliated with, Clayton, Dubilier & Rice, LLC (the "CD&R Affiliates") over us; and

  •
  The factors discussed in "Risk Factors".

          Words such as "anticipates", "believes", "continues", "estimates", "expects", "goal", "objectives", "intends", "may", "opportunity", "plans", "potential", "near-term", "long-term", "projections", "assumptions", "projects", "guidance", "forecasts", "outlook", "target", "trends", "should", "could", "would", "will" and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors.

          Other risks, uncertainties and factors, including those discussed under "Risk Factors", could cause our actual results to differ materially from those projected in any forward-looking statements we make. Readers should read carefully the factors described in "Risk Factors" to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.

          We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

iii

PROSPECTUS SUMMARY

          The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus before making an investment decision. Unless the context otherwise requires, in this prospectus: (i) references to the "Company" mean Envision Healthcare Holdings, Inc. (formerly known as CDRT Holding Corporation), the issuer of the common stock offered hereby, (ii) references to "we", "us" and "our" mean the Company and its consolidated subsidiaries, (iii) references to "EVHC" mean Envision Healthcare Corporation (formerly known as Emergency Medical Services Corporation), an indirect wholly owned subsidiary of the Company, (iv) references to "AMR" mean American Medical Response, Inc., an indirect wholly owned subsidiary of the Company, and (v) references to "EmCare" mean EmCare Holdings, Inc., an indirect wholly owned subsidiary of the Company. References to "underwriters" refer to the firms listed on the cover page of this prospectus.

 Company Overview

          We are a leading provider of physician-led, outsourced medical services in the United States with more than 20,000 affiliated clinicians. We offer a broad range of clinically-based and coordinated care solutions across the patient continuum, by which we mean the patient treatment cycle, from medical transportation to hospital encounters to comprehensive care alternatives in various settings. We believe that our capabilities offer a powerful value proposition to healthcare facilities, communities and payors by helping to improve the quality of care and lower overall healthcare costs. We market our services on a stand-alone, multi-service and integrated basis, primarily under our EmCare and AMR brands. EmCare, with nearly 8,000 affiliated physicians and other clinicians, is a leading provider of integrated facility-based physician services, including emergency, anesthesiology, hospitalist/inpatient care, radiology, tele-radiology and surgery. EmCare also offers physician-led care management solutions outside the hospital. AMR, with more than 12,000 paramedics and emergency medical technicians, is a leading provider and manager of community-based medical transportation services, including emergency ("911"), non-emergency, managed transportation, fixed-wing air ambulance and disaster response.

          Since becoming a private company in May 2011, our management has implemented a number of value-enhancing initiatives to expand our service offerings, increase our market presence and position us for future growth. Some of these initiatives include:

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  Optimizing our contract portfolio and prioritizing markets at EmCare and AMR;

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  Developing further EmCare's integrated service offerings, resulting in a meaningful acceleration of new contract growth;

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  Re-aligning AMR's business model and strategy by improving productivity, clinical outcomes and the use of technology, leading to operating margin improvements and revenue growth opportunities; and

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  Leveraging the core competencies of EmCare and AMR to extend our clinical capabilities into various settings outside the hospital.

          In 2012, we expanded EmCare's physician-led services outside the hospital through the formation of Evolution Health. Evolution Health provides comprehensive care management solutions through a suite of physician-led services, including transitional care teams, direct patient care and care coordination by clinicians outside the acute-care setting, as well as tele-monitoring and tele-medicine. Evolution Health serves patients who require comprehensive care across various settings, many of whom suffer from advanced illnesses and chronic diseases. Our Evolution Health solutions leverage many of the competencies of EmCare and AMR, including clinical resource management, patient flow coordination, evidence-based clinical protocols, community-based clinical and medical transportation services, patient monitoring and clinician recruitment.

          To better reflect the diversity of our services, in June 2013, we changed our name from CDRT Holding Corporation to Envision Healthcare Holdings, Inc., and our indirect wholly owned subsidiary, Emergency Medical Services Corporation, changed its name to Envision Healthcare Corporation.

          For the year ended December 31, 2012, we generated net revenue of $3.3 billion, of which EmCare represented 58% and AMR represented 42%, and Adjusted EBITDA of $404.5 million, of which EmCare represented 64% and AMR represented 36%. Approximately 86% of our net revenue for the year ended December 31, 2012 was generated under exclusive contracts. As of December 31, 2012, EmCare had contracts covering 604 clinical departments, and AMR had 169 "911" contracts and 3,619 non-emergency transport arrangements. During 2012, we had a total of 13.3 million "weighted patient encounters" and "weighted transports" across approximately 2,100 communities nationwide. In calculating "weighted patient encounters" at EmCare across our four main categories of patient encounters — emergency department ("ED") visits, hospitalist encounters, radiology reads and anesthesiology cases — each radiology read and anesthesiology case is not counted as a full patient encounter as we apply a discount factor to reflect differences in reimbursement rates for and associated costs of providing such services. In calculating "weighted transports" at AMR for our two main transport categories — ambulance transports and wheelchair transports — we likewise apply a discount factor to wheelchair transports. See "— Summary Consolidated Financial Data" for a discussion of Adjusted EBITDA and a reconciliation to net income.

Industry Trends

          We believe that we are well-positioned to benefit from trends currently affecting the healthcare services markets in which we compete, including:

          Continued Healthcare Services Outsourcing.    Due to the growing complexity of the healthcare delivery system, healthcare facilities and communities are increasingly turning to leading outsourced medical services providers that offer comprehensive solutions. Healthcare facilities continue to outsource as a result of increasing cost pressures, difficulty in recruiting physicians and the need to improve operational efficiency. Communities increasingly outsource medical transportation services due to cost pressures, service issues and the challenge of meeting peak emergency demands in a cost-effective manner while delivering optimal clinical outcomes. We believe that large, national providers of outsourced medical services will continue to benefit from these outsourcing trends and gain market share by demonstrating the ability to improve productivity, lower costs and enhance quality of care.

          Focus on Cost Containment.    As rising healthcare costs have further strained federal, state and local budgets, healthcare facilities, communities and payors have come under significant pressure to reduce costs and improve the quality of care. Opportunities to reduce healthcare costs include improving patient flow coordination, decreasing the length of hospital stays, reducing readmission rates, identifying more cost-efficient clinical settings and providing more efficient community-based and facility-based medical transportation services. In addition, there is increasing focus on the subset of patients that account for a disproportionate share of national healthcare costs. We believe that efficient management of care across the patient continuum, particularly for patients with complex and chronic conditions, represents a significant opportunity to reduce overall healthcare costs and improve quality and outcomes.

          Shift Towards Coordinated Care and Measured Clinical Outcomes.    In the current healthcare environment, we believe the hospital-centric delivery system requires improved care coordination and communication among healthcare providers. We believe that improved collaboration and access to information across the patient continuum will facilitate the ability of healthcare providers to analyze patient data and identify more effective treatment protocols that ultimately improve outcomes and reduce costs. As the number of patients with complex and chronic conditions increases, innovative services that promote coordinated, cost-effective and high-quality care across different settings will be essential. In addition, we believe the ability to integrate evidence-based clinical protocols into patient-specific care is becoming increasingly important for patients, healthcare providers, healthcare facilities, communities and payors.

          Opportunities Created by Healthcare Legislation.    We anticipate that recent healthcare legislation will create opportunities for outsourced medical services providers. The Patient Protection and Affordable Care Act ("PPACA") is designed to provide healthcare coverage to previously uninsured individuals through the expansion of state Medicaid programs and the creation of federal and state healthcare exchanges. ED and ambulance providers typically encounter a significant proportion of patients who have no or limited healthcare insurance; for example, our self-payors (primarily uninsured patients) represented 18.3% of our total patient volume in 2012. Due to expected coverage expansion, we anticipate increased overall utilization of, and reimbursement for, outsourced medical services. We believe the impact of the PPACA and evolving value-based payment models will add further stress to conventional healthcare delivery systems and increase the need to coordinate and collaborate across the patient continuum. We expect that increased accountability for clinical quality and patient coordination will be a catalyst for healthcare facilities, communities and payors to align with leading providers of outsourced medical services.

          Utilization of Technology.    Technology has emerged as a vital tool for healthcare providers to optimize the delivery of care. We believe that technology investments as a means to monitor clinical outcomes, improve clinician productivity, contain costs and comply with regulatory reporting and government reimbursement requirements will be an important differentiator among outsourced providers. We believe that large, outsourced medical services providers that continue to dedicate resources and invest capital toward technology-enabled capabilities will be best-positioned to provide high-quality and cost-effective care.

Competitive Strengths

          We believe the following competitive strengths position us to capitalize on the favorable healthcare services industry trends:

          Leading Player in Large and Highly Fragmented Markets.    In 2012, we had a total of 13.3 million weighted patient encounters and weighted transports across approximately 2,100 communities. We are one of the largest outsourced providers in our markets, though we estimate that none of our services currently has greater than an 8% share of its respective total market. Due to our scale and scope, we are able to offer our customers integrated services and national contracting capabilities, while demonstrating differentiated clinical outcomes across our businesses. We have developed strong brand recognition and competitive advantages in clinician recruitment as a result of our market position, clinical best practices and clinician leadership development programs. We believe that our scale and scope, when combined with our capabilities and comprehensive service offerings across the patient continuum, enable us to enter strategic business partnerships with multi-state hospital systems and communities, differentiating us from local and regional competitors. Given our market positions and the highly fragmented markets in which we provide our services, we believe there continue to be significant opportunities to grow market share by obtaining new contracts and through targeted acquisitions.

          Strong and Consistent Revenue Growth from Diversified Sources.    We have a history of delivering strong revenue growth through a combination of new contracts, same-contract revenue growth and acquisitions. We believe that our significant new contract revenue growth has been driven by our differentiated service offerings and ability to deliver efficient, high-quality care. Further, new contract growth has been accelerating since 2011 as a result of our integrated service offerings and the success of each of EmCare and AMR in cross-selling services to their respective customers. Our new contract pipeline remains robust across each of our businesses. We believe that same-contract revenue growth is supported by consistent underlying market volume trends and stable pricing due to the emergency nature of many of our services. Market volumes have been driven primarily by the non-discretionary nature of our services, aging demographics and primary care physician shortages that drive additional patients to emergency rooms. Furthermore, we expect that the PPACA will increase patient volumes and provide reimbursement opportunities with respect to previously uninsured patients. To supplement our same-contract and new contract organic growth, we have a proven track record of executing strategic acquisitions to expand our service lines and market presence.

          Differentiated Service Model Well-Positioned for Growth.    We provide a broad set of clinically-based solutions designed to enable healthcare providers, hospital systems, communities and payors to realize economic and clinical benefits. EmCare is differentiated by providing integrated physician and clinician resource management across multiple service lines, utilizing comprehensive evidence-based clinical protocols and employing a data-driven process to more effectively recruit and retain physicians. AMR is differentiated by its clinical expertise, logistics management, dispatch and communication center expertise and disaster response on a local and national level. Evolution Health, which draws upon the competencies of EmCare and AMR, partners with payors, hospitals and hospitalist physicians to provide physician-led coordinated care teams in multiple settings. The quality and cost-effectiveness of care delivered by these care teams is enhanced by our medical command center for remote tele-medicine, our community-based paramedics for in-home patient monitoring and our transportation services for transferring patients between medical settings. Through the coordination of care among our service lines, we believe that we can deliver a differentiated offering of comprehensive care solutions across the patient continuum.

          Ability to Attract and Retain High Quality Physicians and Other Clinicians.    Through our differentiated recruiting databases and processes, we are able to identify and target high quality clinicians, many with a local market connection, to optimally match the needs of our facility-based and community-based customers. We offer physicians and other clinicians substantial flexibility in terms of geographic location, scheduling work hours, benefit packages and opportunities for career development. We also offer clinicians the ability to provide care across the patient continuum, including in pre-hospital, hospital and post-hospital environments. We believe that our national presence and operating infrastructure enable us to provide attractive opportunities for our clinicians to enhance their skills through extensive clinical and leadership development programs. At EmCare, we have established what we believe is a highly effective medical director leadership development program. At AMR, we believe we have developed the largest paramedic and emergency medical technician training program in the country. We believe that our differentiated recruiting, training and development programs strengthen our customer and provider relationships, enhance our strong contract and clinician retention rates, and allow us to efficiently recruit clinicians to support our robust new contract pipeline across each of our businesses.

          Significant Recurring Revenue with Strong and Stable Cash Flow.    We believe that our business model and the contractual nature of our businesses drive a meaningful amount of recurring revenue. We believe that our ability to consistently deliver high levels of customer service to improve our customers' key metrics is illustrated by our long-term customer relationships. The ten largest customers at EmCare and AMR have an average tenure of 15 and 31 years, respectively. During 2012, approximately 86% of our net revenue was generated under exclusive contracts that historically have yielded high retention rates. We believe that our recurring revenue, when combined with our attractive operating margins and relatively low capital expenditure and working capital requirements, has resulted in strong and predictable cash flows. We believe that our geographic, customer, facility and service line diversification further supports the stability of our business model and cash flows.

          Efficient Cost Structure and Disciplined Approach to Sustainable Growth.    We have a strong track record of achieving profitable growth, increasing operating margins and identifying cost reduction opportunities. From 2008 to 2012, our revenue grew at a compound annual growth rate ("CAGR") of 8.2%. Over the same time period, our Adjusted EBITDA CAGR was 13.2%, with Adjusted EBITDA margins increasing 210 basis points, which we believe was driven primarily by our disciplined approach to obtaining new business as well as continued efficiency and productivity improvements. We have improved our AMR operations by investing in enhanced deployment technology and processes, re-aligning our support costs and exiting certain underperforming contracts, resulting in improved operating margins. At EmCare, we have implemented initiatives to improve physician productivity, including more efficient scheduling around peak and off-peak hours, use of mid-level providers and re-aligning physician compensation programs, each of which resulted in improved hospital metrics. We believe there are significant additional opportunities to improve productivity and reduce operating costs.

          Scalable Technologies and Systems.    As the healthcare industry evolves towards value-based care, we believe that our technology investments and underlying technology infrastructure will facilitate improved productivity and patient outcomes. Our recent proprietary technology investments include: (i) real-time patient reporting systems at EmCare to enhance tracking of key patient metrics and improve information flow to our hospital customers, (ii) ePCR (electronic patient care record) at AMR to enhance clinical data collection and improve billing system automation and (iii) innovative medical command center at Evolution Health, which provides for clinical intervention with patients through remote access to physicians and other clinicians and tele-medicine solutions. We believe that our existing technology infrastructure and continued technology investments will enhance our value proposition and further differentiate us from our competitors.

          Strong and Experienced Management Team with Demonstrated Track Record of Performance.    We have a strong and innovative senior management team who established a track record of success while working together at our company for more than a decade. We are led by William Sanger, our Chief Executive Officer, who has 37 years of industry experience. Randel Owen, our Executive Vice President, Chief Operating Officer and Chief Financial Officer, has 30 years of industry experience. Todd Zimmerman, EmCare's Chief Executive Officer and one of our Executive Vice Presidents, has 22 years of industry experience. Edward Van Horne, the President of AMR, has 23 years of industry experience. Our management team has recently implemented a number of value-enhancing initiatives which have resulted in strong organic revenue growth and improved operating margins.

Business Strategy

          We intend to enhance our leading market positions by implementing the following key elements of our business strategy:

          Capitalize on Organic Growth Opportunities.    Our scale and scope, leading market positions and long operating history combined with our value-enhancing initiatives since 2011, provide us with competitive advantages to continue to grow our business. We intend to gain market share from local, regional and national competitors as well as through continued outsourcing of clinical services by healthcare facilities, communities and payors. We believe that EmCare is well-positioned to continue to generate significant organic growth due to its integrated service offerings, differentiated, data-driven processes to recruit and retain physicians, scalable technology and sophisticated risk management programs. At AMR, we believe market share gains will be driven by our strong clinical expertise, differentiated clinical results, high-quality service, strong brand recognition and advanced information technology capabilities. We anticipate driving significant organic growth in Evolution Health by adding new contracts to meet the demand for physician-led care management solutions outside the hospital.

          Grow Complementary and Integrated Service Lines.    Our continued focus on cross-selling and offering integrated services across the patient continuum has helped hospital systems, communities and payors to realize economic benefits and clinical value for patients. At EmCare, we continue to expand and integrate our ED, anesthesiology, hospitalist, post-hospital, radiology, tele-radiology and surgery services. Our ability to cross-sell EmCare services is enhanced by our national and regional contracts that provide preferred access to certain healthcare facilities throughout the United States. These factors, among others, have increased the percentage of healthcare facilities utilizing multiple EmCare service lines from 11% in 2009 to 19% in 2012. At AMR, we have expanded service lines, such as our managed transportation operations, fixed-wing air transportation services and community paramedic programs, with both new and existing customers. We expect Evolution Health to be a catalyst for cross-selling our services across all of our businesses and not just within a particular segment or service line.

          Supplement Organic Growth with Selective Acquisitions.    The markets in which we compete are highly fragmented, with only a few national providers. We believe we have a successful track record of completing and integrating selective acquisitions in both our EmCare and AMR segments that have enhanced our presence in existing markets, facilitated our entry into new geographies and expanded the scope of our services. For the five-year period from 2007 through 2011, we successfully completed and integrated 24 acquisitions that were funded primarily through operating cash flows. In 2012, we acquired five companies for total consideration of more than $190 million. We combined two of these acquired entities in 2012 to create our Evolution Health business. We believe there are substantial opportunities for additional acquisitions across our businesses. We will continue to follow a disciplined strategy in exploring future acquisitions by analyzing the strategic rationale, financial impact and organic growth profile of each potential opportunity.

          Enhance Operational Efficiencies and Productivity.    We believe there continue to be significant opportunities to build upon our success in improving our productivity and profitability. At AMR, we expect to benefit from additional investments in technology aimed at improving deployment of our resources. We also believe there are opportunities in areas such as optimization of field operations and fleet management. At EmCare, we continue to focus on initiatives to improve productivity. These include more efficient scheduling, continued use of mid-level providers, enhancing our leadership training programs and improving and re-aligning compensation programs. We believe that our significant investments in scalable technology systems will facilitate additional cost reductions and efficiencies.

          Expand our Evolution Health Business.    We believe that our strong market positions in integrated facility-based physician services and community-based medical transportation services uniquely position us to provide physician-led care management solutions outside the hospital. We offer an attractive value proposition through our business model which helps payors reduce their cost of care, promote the most appropriate care in the most appropriate setting, identify member health risks, enable self-care and independence at home, and reduce hospital lengths of stay and readmissions. For hospitals, we believe our business model can improve patient flow coordination, decrease lengths of stay and reduce readmission rates. We are implementing our strategy by first utilizing analytics to identify eligible patients and then employing multiple techniques and physician-led services to manage the quality and cost of patient care, including transitional care teams, direct patient care and care coordination by clinicians outside the acute-care setting, tele-monitoring and tele-medicine.

Ownership and Corporate Information

          In May 2011, pursuant to the Agreement and Plan of Merger (the "Merger Agreement") among EVHC, Envision Healthcare Intermediate Corporation, formerly known as CDRT Acquisition Corporation ("Intermediate Corporation"), and CDRT Merger Sub, Inc. ("Sub"), Sub merged with and into EVHC, with EVHC as the surviving corporation and an indirect wholly owned subsidiary of the Company (the "Merger"). All of the outstanding common stock of the Company is currently owned by the CD&R Affiliates and our directors, officers and employees. See "Security Ownership of Certain Beneficial Owners and Management". As a result of the Merger, our historical consolidated financial statements and financial data are presented in two periods: the period prior to the Merger ("Predecessor") and the period succeeding the Merger ("Successor"). Financial information for the Predecessor period is for EVHC.

          After completion of this offering, we expect that the CD&R Affiliates will hold approximately       % of our common stock. As a result, we expect to qualify as and elect to be a "controlled company" within the meaning of the New York Stock Exchange ("NYSE") rules following the completion of this offering. This election will allow us to rely on exemptions from certain corporate governance requirements otherwise applicable to NYSE-listed companies. See "Management — Corporate Governance".

          Clayton, Dubilier & Rice, LLC (along with its associated investment funds, or any successor to its investment management business, "CD&R") was founded in 1978. CD&R is a private equity firm composed of a combination of financial and operating executives pursuing an investment strategy predicated on building stronger, more profitable businesses. Since inception, CD&R has managed the investment of approximately $18 billion in 56 U.S. and European businesses with an aggregate transaction value of approximately $90 billion. CD&R has a disciplined and clearly defined investment strategy with a special focus on multi-location services and distribution businesses.

          We are a Delaware corporation incorporated in February 2011 in connection with the Merger. In June 2013, we changed our name from CDRT Holding Corporation to Envision Healthcare Holdings, Inc., and our indirect wholly owned subsidiary, Emergency Medical Services Corporation, changed its name to Envision Healthcare Corporation. Our principal executive offices are located at 6200 S. Syracuse Way, Suite 200, Greenwood Village, CO 80111, and our telephone number at that address is (303) 495-1200.

          We conduct our business primarily through two operating subsidiaries, EmCare and AMR. Due to the corporate practice of medicine restrictions in certain states, we maintain long-term management contracts with affiliated physician groups which employ or contract with physicians to provide physician services. These entities are not subsidiaries of the Company but are consolidated for financial reporting purposes. See "Business — EmCare — Contracts — Affiliated Physician Group Contracts". Our indirect wholly owned subsidiary, EVHC, is the borrower under EVHC's seven-year senior secured term loan facility (as further described in "Description of Certain Indebtedness — Term Loan Facility", the "Term Loan Facility") and five-year senior secured asset-based loan facility (as further described in "Description of Certain Indebtedness — ABL Facility", the "ABL Facility") of up to $450 million and the obligor on $950 million aggregate principal amount of 8.125% Notes due 2019 (as further described in "Description of Certain Indebtedness — 2019

Notes", the "2019 Notes"). As of June 30, 2013, there was $1,305 million outstanding under the Term Loan Facility and $28 million outstanding under the ABL Facility.

          The following chart illustrates our organizational structure. Certain immaterial subsidiaries of EVHC have been omitted from this chart for convenience.

(1)
We intend to use a portion of the net proceeds from this offering to redeem in full our outstanding 9.250% / 10.000% Senior PIK Toggle Notes due 2017 (the "PIK Notes").

Market and Industry Data

          The market and industry data contained in this prospectus, including trends in our markets and our position within such markets, are based on a variety of sources, including our good faith estimates, which are derived from our review of internal surveys, information obtained from customers and publicly available information, as well as from independent industry publications, government publications, reports by market research firms and other published independent sources. Although we believe these sources are reliable, neither we nor the underwriters have independently verified the information. None of the independent industry publications used in this prospectus were prepared on our or our affiliates' behalf. No source cited in this prospectus consented to the inclusion of any data from any such publication, nor have we sought its consent. Estimates of market size and relative positions in a market are difficult to develop and inherently uncertain. Accordingly, investors should not place undue weight on the industry and market share data presented in this prospectus.

 Trademarks and Service Marks

          This prospectus uses certain brand names, trademarks and service marks of the Company, including EmCare® and American Medical Response®. We do not intend our use or display of other trade names, trademarks or service marks to imply relationships with, or endorsement of us by, any other company or its goods or services.

Risks Related to Our Business

          Investing in our common stock involves a high degree of risk. You should carefully consider all of the information in this prospectus prior to investing in our common stock, including the risks related to our business and the healthcare industry that are described under "Risk Factors" elsewhere in this prospectus. Among these important risks are, without limitation, the following:

  •
  we are subject to decreases in our revenue and profit margin under our fee-for-service contracts due to changes in volume, payor mix and third party reimbursement rates, including from political discord in the federal budgeting process;

  •
  our revenue would be adversely affected if we lose existing contracts;

  •
  we may not accurately assess the costs we will incur under new contracts;

  •
  we may not be able to successfully recruit and retain physicians and other healthcare professionals;

  •
  we may fail to implement some or all of our business strategies, including our efforts to grow our Evolution Health business and cross-sell our services;

  •
  we may make acquisitions which could divert the attention of management and which may not be integrated successfully into our existing business;

  •
  the high level of competition in the markets we serve could adversely affect our contract and revenue base;

  •
  our business depends on numerous complex information systems that we may fail to maintain or implement;

  •
  we conduct business in a heavily regulated industry and if we fail to comply with these laws and regulations, we could incur penalties or be required to make significant changes to our operations;

  •
  the recent healthcare reform legislation and other changes in the healthcare industry and in healthcare spending may adversely affect our revenue;

  •
  changes in the rates or methods of third party reimbursements, including due to political discord in the budgeting process outside our control, may adversely affect our revenue and operations;

  •
  our substantial indebtedness may adversely affect our financial health;

  •
  the CD&R Affiliates will retain significant influence over us and may not always exercise their influence in a way that benefits our public stockholders; and

  •
  other factors set forth under "Risk Factors" in this prospectus.

The Offering

Common stock offered by us	shares
Common stock outstanding after the offering	shares
Option to purchase additional shares of common stock	The underwriters have a 30-day option to purchase an additional shares of common stock from us at the initial offering price less underwriters' discounts and commissions.
Use of proceeds

We estimate that our net proceeds from the offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $              million. We intend to use the net proceeds from this offering to redeem in full the PIK Notes, to pay a fee to CD&R to terminate our consulting agreement with CD&R in connection with the consummation of this offering and for general corporate purposes, which may include, among other things, further repayment of indebtedness. See "Use of Proceeds".

Dividend policy	We do not expect to pay dividends on our common stock for the foreseeable future. See "Dividend Policy".
Proposed stock exchange symbol	"EVHC"

          The number of shares of our common stock to be outstanding immediately following this offering is based on the number of our shares of common stock outstanding as of                          , 2013 but excludes:

  •
  shares of common stock issuable upon exercise of options outstanding as of                          , 2013 at a weighted average exercise price of $             per share; and

  •
  shares of common stock reserved for future issuance under our stock incentive plan (the "Stock Incentive Plan").

          Unless otherwise indicated, all information in this prospectus:

  •
  reflects a             for 1 stock split of our shares of common stock effected on                          , 2013;

  •
  gives effect to the issuance of             shares of common stock in this offering;

  •
  assumes the initial public offering price of our common stock will be $             per share (which is the mid-point of the price range set forth on the cover page of this prospectus);

  •
  assumes no exercise by the underwriters of their option to purchase             additional shares; and

  •
  gives effect to amendments to our certificate of incorporation and by-laws to be adopted prior to the completion of this offering.

Summary Consolidated Financial Data

          The following table sets forth our summary historical financial data derived from our consolidated financial statements for each of the periods indicated. The summary historical consolidated financial data as of December 31, 2012 and 2011 and for the Successor year ended December 31, 2012, the Successor period from May 25 through December 31, 2011, the Predecessor period from January 1 through May 24, 2011 and the Predecessor year ended December 31, 2010 set forth below are derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The summary historical consolidated financial data as of December 31, 2010 are derived from our audited consolidated financial statements and related notes not included in this prospectus. The summary historical consolidated financial data for the three- and six-month periods ended June 30, 2013 and 2012 (Successor periods) and our consolidated balance sheet data as of June 30, 2013 are derived from our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus. The summary historical consolidated balance sheet data as of June 30, 2012 are derived from our unaudited condensed consolidated financial statements and selected notes not included in this prospectus. The historical consolidated financial data for the Predecessor periods are for EVHC.

          This "Summary Consolidated Financial Data" should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. Our historical financial data may not be indicative of our future performance.

          The weighted average shares outstanding and earnings per share in the following table have not yet been adjusted to reflect our anticipated stock split prior to completion of this offering.

	Successor						Predecessor
	Quarter ended June 30,		Six months ended June 30,			Period from May 25 through December 31, 2011	Period from January 1 through May 24, 2011
					Year ended December 31, 2012			Year ended December 31, 2010
	2013	2012	2013	2012
	(unaudited)
	(dollars in thousands, except share and per share data)
Statement of Operations Data:
Revenue, net of contractual discounts	$1,689,805	$1,444,131	$3,295,053	$2,851,921	$5,834,632	$3,146,039	$2,053,311	$4,790,834
Provision for uncompensated care	(790,550)	(643,033)	(1,507,474)	(1,244,529)	(2,534,511)	(1,260,228)	(831,521)	(1,931,512)

Net revenue	899,255	801,098	1,787,579	1,607,392	3,300,121	1,885,811	1,221,790	2,859,322
Compensation and benefits	643,960	562,838	1,285,749	1,128,703	2,307,628	1,311,060	874,633	2,023,503
Operating expenses	102,308	96,807	202,758	204,388	421,424	259,639	156,740	359,262
Insurance expense	25,840	27,555	51,673	52,445	97,950	65,030	47,229	97,330
Selling, general and administrative expenses	23,790	20,136	45,788	39,129	78,540	44,355	29,241	67,912
Depreciation and amortization expense	34,622	30,762	69,377	61,252	123,751	71,312	28,467	65,332
Restructuring charges	3,032	2,744	3,669	8,723	14,086	6,483	—	—

Income from operations	65,703	60,256	128,565	112,752	256,742	127,932	85,480	245,983
Interest income from restricted assets	266	258	632	545	625	1,950	1,124	3,105
Interest expense	(50,002)	(41,514)	(101,754)	(84,966)	(182,607)	(104,701)	(7,886)	(22,912)
Realized gain (loss) on investments	105	63	118	361	394	41	(9)	2,450
Interest and other (expense) income	(249)	241	(12,970)	403	1,422	(3,151)	(28,873)	968
Loss on early debt extinguishment	—	(5,172)	(122)	(5,172)	(8,307)	—	(10,069)	(19,091)

Income before income taxes, equity in earnings of unconsolidated subsidiary and noncontrolling interest	15,823	14,132	14,469	23,923	68,269	22,071	39,767	210,503
Income tax expense	(6,313)	(6,266)	(8,881)	(10,504)	(27,463)	(9,328)	(19,242)	(79,126)

Income before equity in earnings of unconsolidated subsidiary and non-controlling interest	9,510	7,866	5,588	13,419	40,806	12,743	20,525	131,377
Equity in earnings of unconsolidated subsidiary income	87	105	162	214	379	276	143	347
Net income attributable to non-controlling interest	—	(130)	—	—	—	—	—	—

Net income	$9,597	$7,841	$5,750	$13,633	$41,185	$13,019	$20,668	$131,724

Other comprehensive income (loss), net of tax:
Unrealized holding (losses) gains during the period	(13)	161	(449)	203	1,632	(41)	182	164
Unrealized gains (losses) on derivative financial instruments	20	(1,254)	(278)	(1,265)	857	(2,661)	25	963

Comprehensive income	$9,604	$6,748	$5,023	$12,571	$43,674	$10,317	$20,875	$132,851

Weighted average shares outstanding (in millions):
Basic	14.2	14.0	14.1	14.0	14.0	13.9	44.3	44.0
Diluted	14.8	14.2	14.6	14.2	14.3	14.1	44.8	44.7
Earnings per share:
Basic	$0.68	$0.56	$0.41	$0.97	$2.94	$0.94	$0.47	$3.00
Diluted	$0.65	$0.55	$0.39	$0.96	$2.88	$0.93	$0.46	$2.95
Other Financial Data:
Adjusted EBITDA(1)	$105,935	$96,332	$206,867	$187,896	$404,452	$214,789	$130,582	$322,119

	Successor											Predecessor
	Quarter ended June 30,				Six months ended June 30,						Period from May 25 through December 31, 2011	Period from January 1 through May 24, 2011
									Year ended December 31, 2012				Year ended December 31, 2010
	2013		2012		2013		2012
	(unaudited)
	(dollars in thousands, except share and per share data)
Balance Sheet Data (at end of period):
Cash and cash equivalents						$37,032		$124,198		$57,832	$134,023		$287,361
Working capital(2)						378,556		370,376		274,565	385,323		531,477
Property, plant and equipment, net						186,375		188,625		191,864	191,946		133,731
Total assets						4,040,186		3,893,872		4,036,833	4,013,108		1,748,552
Total debt(3)						2,723,372		2,666,133		2,677,913	2,380,389		421,276
Net debt(3)						2,686,340		2,541,935		2,620,081	2,246,366		133,915
Total equity						554,653		934,575		544,687	913,490		847,205
Cash Flow Data(4):
Cash flows provided by (used in):
Operating activities		$(12,739)		$13,080		$(6,097)		$63,131		$216,435	$114,821	$67,975	$185,544
Investing activities		(22,977)		42,959		(27,747)		81,044		(154,043)	(2,965,976)	(89,459)	(158,865)
Financing activities		(7,384)		(161,202)		13,044		(154,000)		(138,583)	2,698,630	20,671	(72,206)
Purchases of property, plant and equipment		15,705		12,475		26,198		25,185		60,215	46,351	18,496	49,121
Pro Forma Data(5):
Pro forma interest expense	$		$		$		$		$
Pro forma net income
Pro forma total debt

(1)
Adjusted EBITDA is defined as net income before equity in earnings of unconsolidated subsidiary, income tax expense, loss on early debt extinguishment, interest and other (expense) income, realized gain (loss) on investments, interest expense, equity-based compensation expense, related party management fees, restructuring charges, depreciation and amortization expense and net income attributable to noncontrolling interest. Adjusted EBITDA measures are commonly used by management and investors as performance measures and liquidity indicators. Adjusted EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles ("GAAP"), and the items excluded therefrom are significant components in understanding and assessing our financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income (loss), cash flows provided by or used in operating, investing or financing activities or other financial statements data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Some of these limitations are:

•
Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•
Adjusted EBITDA does not reflect interest expense, or the requirements necessary to service interest or principal payments on debt;

•
Adjusted EBITDA does not reflect income tax expenses or the cash requirements to pay taxes;

•
Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and

•
Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Because Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

          The following table sets forth a reconciliation of Adjusted EBITDA to net income for the periods presented:

	Successor						Predecessor
	Quarter ended June 30,		Six months ended June 30,			Period from May 25 through December 31, 2011	Period from January 1 through May 24, 2011
					Year ended December 31, 2012			Year ended December 31, 2010
	2013	2012	2013	2012
	(unaudited)
	(dollars in thousands, except share and per share data)
Net income	$9,597	$7,841	$5,750	$13,633	$41,185	$13,019	$20,668	$131,724
Net income attributable to noncontrolling interest(a)	—	130	—	—	—	—	—	—
Equity in earnings of unconsolidated subsidiary(b)	(87)	(105)	(162)	(214)	(379)	(276)	(143)	(347)
Income tax expense	6,313	6,266	8,881	10,504	27,463	9,328	19,242	79,126
Loss on debt extinguishment(c)	—	5,172	122	5,172	8,307	—	10,069	19,091
Interest and other expense (income)	249	(241)	12,970	(403)	(1,422)	3,151	28,873	(968)
Realized (gain) loss on investments(d)	(105)	(63)	(118)	(361)	(394)	(41)	9	(2,450)
Interest expense	50,002	41,514	101,754	84,966	182,607	104,701	7,886	22,912
Related party management fees(e)	1,250	1,250	2,500	2,500	5,000	3,014	399	1,000
Equity-based compensation expense(f)	1,062	1,062	2,124	2,124	4,248	4,098	15,112	6,699
Restructuring charges(g)	3,032	2,744	3,669	8,723	14,086	6,483	—	—
Depreciation and amortization expense	34,622	30,762	69,377	61,252	123,751	71,312	28,467	65,332

Adjusted EBITDA	$105,935	$96,332	$206,867	$187,896	$404,452	$214,789	$130,582	$322,119

(a)
Represents the noncontrolling interest in a joint venture entity.

(b)
Represents the equity in earnings recognized in the 2010, 2011, 2012 and 2013 periods relating to the minority interest held by AMR in a joint venture in Trinidad. AMR recognizes equity in earnings of the unconsolidated subsidiary in the income statement but not in Adjusted EBITDA.

(c)
Represents the write-off of debt issuance costs associated with unscheduled debt repayments and with the redemption of EVHC's senior subordinated notes in 2010, and the write-off of debt issuance costs associated with unscheduled debt repayments in 2011 and 2012.

(d)
Represents realized gains or losses on investments held at EMCA Insurance Company, Ltd. ("EMCA") associated with insurance related assets. These gains or losses are recorded only upon a sale or maturity of such investments.

(e)
Represents the management fee paid to CD&R for the Successor period and management fees paid to Onex Partners LP and Onex Corporation ("Onex") for the Predecessor period.

(f)
Represents the non-cash equity based compensation expense related to equity based awards under the Predecessor and Successor equity incentive plans.

(g)
Represents restructuring charges incurred in connection with the continuing efforts to re-align operations and billing functions of AMR and EmCare and reduce administrative costs at EVHC.
(2)
Working capital is defined as current assets less current liabilities.

(3)
Total debt is defined as long-term debt and capital lease obligations, including current maturities, and excludes adjustments resulting from loan fees, which are accounted for as a reduction to outstanding debt. Net debt is defined as Total debt less cash and cash equivalents. Total debt and Net debt amounts are reduced by $15.0 million principal amount of EVHC's 2019 Notes held by EVHC's captive insurance subsidiary, EMCA as of June 30, 2013 and December 31, 2012.

(4)
In April 2013, we paid $52.1 million in a settlement of a former stockholder's appraisal action arising from the Merger. $13.7 million of this payment is included in cash flows from operating activities and $38.3 million is included in cash flows from financing activities for the three and six months ended June 30, 2013. See Note 9 to our unaudited consolidated financial statements included elsewhere in this prospectus.

(5)
The pro forma data presented reflect (i) the sale by us of                  shares of our common stock in this offering at an assumed initial public offering price of $                  per share (which is the midpoint of the price range set forth on the cover page of this prospectus) and (ii) the use of a portion of the net proceeds therefrom to redeem in full the PIK Notes as described in "Use of Proceeds".

RISK FACTORS

          Investing in our common stock involves a high degree of risk. Before you make your investment decision, you should carefully consider the risks described below and the other information contained in this prospectus, including our consolidated financial statements and related notes. If any of the following risks actually occurs, our business, financial position, results of operations or cash flows could be materially adversely affected.

          You should carefully consider the factors described below, in addition to the other information set forth in this prospectus, when evaluating us and our business. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

We are subject to decreases in our revenue and profit margin under our fee-for-service contracts, where we bear the risk of changes in volume, payor mix and third party reimbursement rates.

          In our fee-for-service arrangements, which generated approximately 82% of our net revenue for the year ended December 31, 2012, we, or our affiliated physicians, collect the fees for transports and physician services provided. Under these arrangements, we assume financial risks related to changes in the mix of insured and uninsured patients and patients covered by government-sponsored healthcare programs, third party reimbursement rates, and transports and patient volume. In some cases, our revenue decreases if our volume or reimbursement decreases, but our expenses may not decrease proportionately. See "— Risks Related to Healthcare Regulation — Changes in the rates or methods of third party reimbursements, including due to political discord in the budgeting process outside our control, may adversely affect our revenue and operations".

          We collect a smaller portion of our fees for services rendered to uninsured patients than for services rendered to insured patients. Our credit risk related to services provided to uninsured individuals is exacerbated because the law requires communities to provide "911" emergency response services and hospital EDs to treat all patients presenting to the ED seeking care for an emergency medical condition regardless of their ability to pay. We also believe uninsured patients are more likely to seek care at hospital EDs because they frequently do not have a primary care physician with whom to consult.

Our revenue would be adversely affected if we lose existing contracts.

          A significant portion of our growth historically has resulted from increases in the number of patient encounters and fees for services we provide under existing contracts, the addition of new contracts and the increase in the number of emergency and non-emergency transports. Substantially all of our net revenue in the year ended December 31, 2012 was generated under contracts, including exclusive contracts that accounted for approximately 86% of our 2012 net revenue. Our contracts with hospitals generally have terms of three years and the term of our contracts with communities to provide "911" services generally ranges from three to five years. Most of our contracts are terminable by either of the parties upon notice of as little as 30 days. Any of our contracts may not be renewed or, if renewed, may contain terms that are not as favorable to us as our current contracts. We cannot assure you that we will be successful in retaining our existing contracts or that any loss of contracts would not have a material adverse effect on our business, financial condition and results of operations. Furthermore, certain of our contracts will expire during each fiscal period, and we may be required to seek renewal of these contracts through a formal bidding process that often requires written responses to a request for proposal

("RFP"). We cannot assure you that we will be successful in retaining such contracts or that we will retain them on terms that are as favorable as present terms.

We may not accurately assess the costs we will incur under new contracts.

          Our new contracts increasingly involve a competitive bidding process. When we obtain new contracts, we must accurately assess the costs we will incur in providing services in order to realize adequate profit margins and otherwise meet our financial and strategic objectives. Increasing pressures from healthcare payors to restrict or reduce reimbursement rates at a time when the costs of providing medical services continue to increase make assessing the costs associated with the pricing of new contracts, as well as maintenance of existing contracts, more difficult. In addition, integrating new contracts, particularly those in new geographic locations, could prove more costly, and could require more management time, than we anticipate. Our failure to accurately predict costs or to negotiate an adequate profit margin could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to successfully recruit and retain physicians and other healthcare professionals with the qualifications and attributes desired by us and our customers.

          Our ability to recruit and retain affiliated physicians and other healthcare professionals significantly affects our performance under our contracts. Our customer hospitals have increasingly demanded a greater degree of specialized skills, training and experience in the healthcare professionals providing services under their contracts with us. This decreases the number of healthcare professionals who may be permitted to staff our contracts. Moreover, because of the scope of the geographic and demographic diversity of the hospitals and other facilities with which we contract, we must recruit healthcare professionals, and particularly physicians, to staff a broad spectrum of contracts. We have had difficulty in the past recruiting physicians to staff contracts in some regions of the country and at some less economically advantaged hospitals. Moreover, we compete with other entities to recruit and retain qualified physicians and other healthcare professionals to deliver clinical services. Our future success in retaining and winning new hospital contracts depends in part on our ability to recruit and retain physicians and other healthcare professionals to maintain and expand our operations.

Our non-compete agreements and other restrictive covenants involving physicians may not be enforceable.

          We have contracts with physicians and professional corporations in many states. Some of these contracts, as well as our contracts with hospitals, include provisions preventing these physicians and professional corporations from competing with us both during and after the term of our relationship with them. The law governing non-compete agreements and other forms of restrictive covenants varies from state to state. Some states are reluctant to strictly enforce non-compete agreements and restrictive covenants applicable to physicians. There can be no assurance that our non-compete agreements related to affiliated physicians and professional corporations will not be successfully challenged as unenforceable in certain states. In such event, we would be unable to prevent former affiliated physicians and professional corporations from competing with us, potentially resulting in the loss of some of our hospital contracts.

If we fail to implement our business strategy, our financial performance and our growth could be materially and adversely affected.

          Our future financial performance and success are dependent in large part upon our ability to implement our business strategy successfully. Our business strategy includes several initiatives, including capitalizing on organic growth opportunities, growing complementary and integrated services lines, pursuing selective acquisitions, enhancing operational efficiencies and productivity, and expanding our Evolution Health business. We may not be able to implement our business strategy successfully or achieve the anticipated benefits of our business plan. If we are unable to do so, our long-term growth, profitability, and ability to service our debt will be adversely affected. Even if we are able to implement some or all of the initiatives of our business plan successfully, our operating results may not improve to the extent we anticipate, or at all.

          Implementation of our business strategy could also be affected by a number of factors beyond our control, such as increased competition, legal developments, government regulation, general economic conditions or increased operating costs or expenses. In addition, to the extent we have misjudged the nature and extent of industry trends or our competition, we may have difficulty in achieving our strategic objectives.

Our margins may be negatively impacted by cross-selling to existing customers or selling bundled services to new customers.

          One of our growth strategies involves the continuation and expansion of our efforts to sell complementary services across our businesses. There can be no assurance that we will be successful in our cross-selling efforts. As part of our cross-selling efforts, we may need to offer a bundled package of services that are at a lower price point to existing or new customers as compared to the price of individual services or otherwise offer services which may put downward price pressure on our services. Such price pressure may have a negative impact on our operating margins. In addition, if a complementary service offered as part of a bundled package underperforms as compared to the other services included in such package, we could face reputational harm which could negatively impact our relationships with our customers and ultimately our results of operations.

We may not succeed in our efforts to develop our Evolution Health business, which is subject to additional rules, prohibitions, regulations and reimbursement requirements that differ from our facility-based physician and medical transportation services.

          We have only recently expanded our EmCare physician-led services outside the hospital through the formation of Evolution Health. Currently, Evolution Health accounts for less than 5% of our consolidated net revenue and provides services in only four states. A key component of our growth strategy is to continue to expand our Evolution Health business by adding new customers and entering new geographic markets. As part of this strategy, we intend to expand the non-hospital care services we provide through Evolution Health to hospital systems, transitional care programs, accountable care organizations and health plans. This anticipated expansion will expose us to additional risks, in part because our Evolution Health business requires compliance with additional federal and state laws and regulations, including those that govern licensure, enrollment, documentation, prescribing, coding, and scope of practice, which may differ from the laws and regulations that govern our other businesses. For example, we utilize nurses and other allied health personnel in providing care to patients outside the acute-care setting. It is necessary for us to make sure that these personnel only provide services within the scope of their license. Compliance with applicable laws and regulations may result in unanticipated expenses. In addition, if we are unable to comply with the additional legal requirements, we could incur liability which could materially and adversely affect our business, financial condition or results of operations.

          The implementation of the PPACA is not complete, and is subject to various uncertainties that could affect our Evolution Health business, including (i) the degree to which the United States moves away from its traditional "fee-for-service" delivery model to an outcome-based delivery model, (ii) the number of additional healthcare consumers currently without means of payment that will ultimately gain access to insurance and (iii) the scope of reimbursement changes to the U.S.

healthcare system. As such, there can be no assurance that our expansion efforts in this business will ultimately be successful. In addition, realizing growth opportunities in physician-led care management solutions outside the hospital setting will require significant attention from our management team, and if management is unable to provide such attention, implementation of this strategy could be delayed or hindered and thereby negatively impact our business.

We may enter into partnerships with payors and other healthcare providers, including risk-based partnerships under the PPACA. If this strategy is not successful, our financial performance could be adversely affected.

          In recent years, we have entered into strategic business partnerships with hospital systems and other large payors to take advantage of commercial opportunities in our facility-based physician services business. For example, EmCare entered into a joint venture agreement with a large hospital system to provide physician services to various healthcare facilities. However, there can be no assurance that our efforts in these areas will continue to be successful. Moreover, joint venture and strategic partnership models expose us to commercial risks that may be different from our other business models, including that the success of the joint venture or partnership is only partially under our operational and legal control and the opportunity cost of not pursuing the specific venture independently or with other partners. In addition, under certain joint venture or strategic partnership arrangements, the hospital system partner has the option to acquire our stake in the venture on a predetermined financial formula, which, if exercised, would lead to the loss of our associated revenue and profits which may not be offset fully by the immediate proceeds of the sale of our stake. Furthermore, joint ventures may raise fraud and abuse issues. For example, the Office of Inspector General of the Department of Health and Human Services (the "OIG") has taken the position that certain contractual joint ventures between a party which makes referrals and a party which receives referrals for a specific type of service may violate the federal Anti-Kickback Statute if one purpose of the arrangement is to encourage referrals.

          In addition, we plan to take advantage of various opportunities afforded by the PPACA to enter into risk-based partnerships designed to encourage healthcare providers to assume financial accountability for outcomes and work together to better coordinate care for patients, both when they are in the hospital and after they are discharged. Examples of such initiatives include the Center for Medicaid and Medicare Services ("CMS") Bundled Payments for Care Improvement initiative, the Medicare Shared Savings Program and the Independence at Home Demonstration. We view taking advantage of targeted initiatives in the new regulatory environment as an important part of our business strategy in order to develop our integrated service offerings across the patient continuum, further develop our relationships with hospitals, hospital systems and other payors and prepare for the possibility that Medicare may require us to participate in a capitated or value-based payment system for certain of our businesses in the future.

          Advancing such initiatives can be time consuming and expensive, and there can be no assurance that our efforts in these areas would ultimately be successful. In addition, if we succeed in our efforts to enter into these risk-based partnerships but fail to deliver quality care at a cost consistent with our expectations, we may be subject to significant financial penalties depending on the program, and an unsuccessful implementation of such initiatives could materially and adversely affect our business, financial condition or results of operations.

We could be subject to lawsuits for which we are not fully reserved.

          Physicians, hospitals and other participants in the healthcare industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories such as negligent hiring, supervision and credentialing. Similarly, ambulance transport services may result in lawsuits concerning vehicle collisions and personal injuries, patient care incidents or mistreatment and employee job-related injuries. Some of these lawsuits may involve large claim amounts and substantial defense costs.

          EmCare generally procures professional liability insurance coverage for its affiliated medical professionals and professional and corporate entities. Beginning January 1, 2002, insurance coverage has been provided by affiliates of Columbia Casualty Company and Continental Casualty Company (collectively, "CCC"), which then reinsure the entire program, procured primarily by EmCare's wholly owned insurance subsidiary, EMCA. AMR currently has an insurance program which includes a combination of insurance purchased from third parties and large self-insured retentions and/or deductibles for all of its insurance programs subsequent to September 1, 2001. AMR reinsures a portion of these self-insured retentions and/or deductibles through an arrangement with EMCA. Under these insurance programs, we establish reserves, using actuarial estimates, for all losses covered under the policies. Moreover, in the normal course of our business, we are involved in lawsuits, claims, audits and investigations, including those arising out of our billing and marketing practices, employment disputes, contractual claims and other business disputes for which we may have no insurance coverage, and which are not subject to actuarial estimates. The outcome of these matters could have a material effect on our results of operations in the period when we identify the matter, and the ultimate outcome could have a material adverse effect on our financial position, results of operations, or cash flows.

          Our liability to pay for EmCare's and certain of AMR's insurance program losses is partially collateralized by funds held through EMCA and letters of credit issued by EVHC and, to the extent these losses exceed the collateral and assets of EMCA or the limits of our insurance policies, will have to be funded by us. If our AMR losses with respect to such claims exceed the collateral held by AMR's insurance providers or the collateral held through EMCA, and the letters of credit issued by EVHC in connection with our self-insurance program or the limits of our insurance policies, we will have to fund such amounts.

We are subject to a variety of federal, state and local laws and regulatory regimes, including a variety of labor laws and regulations. Failure to comply with laws and regulations could subject us to, among other things, penalties and legal expenses which could have a materially adverse effect on our business.

          We are subject to various federal, state, and local laws and regulations including, but not limited to the Employee Retirement Income Security Act of 1974 ("ERISA") and regulations promulgated by the Internal Revenue Service ("IRS"), the U.S. Department of Labor and the Occupational Safety and Health Administration. We are also subject to a variety of federal and state employment and labor laws and regulations, including the Americans with Disabilities Act, the Federal Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, and other regulations related to working conditions, wage-hour pay, overtime pay, family leave, employee benefits, antidiscrimination, termination of employment, safety standards and other workplace regulations.

          Failure to properly adhere to these and other applicable laws and regulations could result in investigations, the imposition of penalties or adverse legal judgments by public or private plaintiffs, and our business, financial condition and results of operations could be materially adversely affected. Similarly, our business, financial condition and results of operations could be materially adversely affected by the cost of complying with newly-implemented laws and regulations.

          In addition, from time to time we have received, and expect to continue to receive, correspondence from former employees terminated by us who threaten to bring claims against us alleging that we have violated one or more labor and employment regulations. In certain instances former employees have brought claims against us and we expect that we will encounter similar actions against us in the future. An adverse outcome in any such litigation could require us to pay contractual damages, compensatory damages, punitive damages, attorneys' fees and costs.

          See "— Risks Related to Healthcare Regulation".

The reserves we establish with respect to our losses covered under our insurance programs are subject to inherent uncertainties.

          In connection with our insurance programs, we establish reserves for losses and related expenses, which represent estimates involving actuarial and statistical projections, at a given point in time, of our expectations of the ultimate resolution and administration costs of losses we have incurred in respect of our liability risks. Insurance reserves inherently are subject to uncertainty. Our reserves are based on historical claims, demographic factors, industry trends, severity and exposure factors and other actuarial assumptions calculated by an independent actuary firm. The independent actuary firm performs studies of projected ultimate losses on an annual basis and provides quarterly updates to those projections. We use these actuarial estimates to determine appropriate reserves. Our reserves could be significantly affected if current and future occurrences differ from historical claim trends and expectations. While we monitor claims closely when we estimate reserves, the complexity of the claims and the wide range of potential outcomes may hamper timely adjustments to the assumptions we use in these estimates. Actual losses and related expenses may deviate, individually and in the aggregate, from the reserve estimates reflected in our consolidated financial statements. The long-term portion of insurance reserves was $190.2 million and $189.4 million as of June 30, 2013 and December 31, 2012, respectively. If we determine that our estimated reserves are inadequate, we will be required to increase reserves at the time of the determination, which would result in a reduction in our net income in the period in which the deficiency is determined.

Insurance coverage for some of our losses may be inadequate and may be subject to the credit risk of commercial insurance companies.

          Some of our insurance coverage is through various third party insurers. To the extent we hold policies to cover certain groups of claims or rely on insurance coverage obtained by third parties to cover such claims, but either we or such third parties did not obtain sufficient insurance limits, did not buy an extended reporting period policy, where applicable, or the issuing insurance company is unable or unwilling to pay such claims, we may be responsible for those losses. Furthermore, for our losses that are insured or reinsured through commercial insurance companies, we are subject to the "credit risk" of those insurance companies. While we believe our commercial insurance company providers currently are creditworthy, there can be no assurance that such insurance companies will remain so in the future.

Volatility in market conditions could negatively impact insurance collateral balances and result in additional funding requirements.

          Our insurance collateral is comprised principally of government and investment grade securities and cash deposits with third parties. The volatility experienced in the market has not had a material impact on our financial position or performance. Future volatility could, however, negatively impact the insurance collateral balances and result in additional funding requirements.

We may make acquisitions which could divert the attention of management and which may not be integrated successfully into our existing business.

          We may pursue acquisitions to increase our market penetration, enter new geographic markets and expand the scope of services we provide. We have evaluated and expect to continue to evaluate possible acquisitions on an ongoing basis. We cannot assure you that we will identify suitable acquisition candidates, acquisitions will be completed on acceptable terms, our due diligence process will uncover all potential liabilities or issues affecting our integration process, we will not incur break-up, termination or similar fees and expenses, or we will be able to integrate successfully the operations of any acquired business into our existing business. Furthermore, acquisitions into new geographic markets and services may require us to comply with new and unfamiliar legal and regulatory requirements, which could impose substantial obligations on us and our management, cause us to expend additional time and resources, and increase our exposure to penalties or fines for non-compliance with such requirements. The acquisitions could be of significant size and involve operations in multiple jurisdictions. The acquisition and integration of another business would divert management attention from other business activities. This diversion, together with other difficulties we may incur in integrating an acquired business, could have a material adverse effect on our business, financial condition and results of operations. In addition, we may borrow money to finance acquisitions. Such borrowings might not be available on terms as favorable to us as our current borrowing terms and may increase our leverage.

The high level of competition in our segments of the market for medical services could adversely affect our contract and revenue base.

          EmCare.    The market for providing outsourced physician staffing and related management services to hospitals and clinics is highly competitive. Such competition could adversely affect our ability to obtain new contracts, retain existing contracts and increase or maintain profit margins. We compete with both national and regional enterprises such as Team Health, Hospital Physician Partners, The Schumacher Group, Sheridan Healthcare, California Emergency Physicians, National Emergency Services Healthcare Group, and IPC, some of which may have greater financial and other resources available to them, greater access to physicians or greater access to potential customers. We also compete against local physician groups and self-operated facility-based physician services departments for satisfying staffing and scheduling needs.

          AMR.    The market for providing ambulance transport services to municipalities, counties, other healthcare providers and third party payors is highly competitive. In providing ambulance transport services, we compete with governmental entities, including cities and fire districts, hospitals, local and volunteer private providers, and with several large national and regional providers such as Rural/Metro Corporation, Falck, Southwest Ambulance, Paramedics Plus and Acadian Ambulance. In many communities, our most important competitors are the local fire departments, which in many cases have acted traditionally as the first response providers during emergencies, and have been able to expand their scope of services to include emergency ambulance transport and do not wish to give up their franchises to a private competitor. In 2011, the California state legislature passed legislation which may make public agencies eligible for additional federal funding for Medicaid ambulance transports. If these additional funds become available, it may provide an option to certain public agencies, including local fire departments, to enter into the ambulance transportation market or provide additional ambulance transports, which could increase competition in the California market.

We are required to make capital expenditures, particularly for our medical transportation business, in order to remain compliant and competitive.

          Our capital expenditure requirements primarily relate to maintaining and upgrading our vehicle fleet and medical equipment to serve our customers and remain competitive. The aging of our vehicle fleet requires us to make regular capital expenditures to maintain our current level of service. Our net capital expenditures from purchases and sales of assets totaled $53 million, $65 million, and $49 million in the years ended December 31, 2012, 2011 and 2010, respectively. In addition, changing competitive conditions or the emergence of any significant advances in medical technology could require us to invest significant capital in additional equipment or capacity in order to remain competitive. If we are unable to fund any such investment or otherwise fail to invest in new vehicles or medical equipment, our business, financial condition or results of operations could be materially and adversely affected.

We depend on our senior management and may not be able to retain those employees or recruit additional qualified personnel.

          We depend on our senior management. The loss of services of any of the members of our senior management could adversely affect our business until a suitable replacement can be found. There may be a limited number of persons with the requisite skills to serve in these positions, and we cannot assure you that we would be able to identify or employ such qualified personnel on acceptable terms.

Our business depends on numerous complex information systems, and any failure to successfully maintain these systems or implement new systems could materially harm our operations.

          We depend on complex, integrated information systems and standardized procedures for operational and financial information and our billing operations. We may not have the necessary resources to enhance existing information systems or implement new systems where necessary to handle our volume and changing needs. Furthermore, we may experience unanticipated delays, complications and expenses in implementing, integrating and operating our systems. Any interruptions in operations during periods of implementation would adversely affect our ability to properly allocate resources and process billing information in a timely manner, which could result in customer dissatisfaction and delayed cash flow. We also use the development and implementation of sophisticated and specialized technology to differentiate our services from our competitors and improve our profitability. The failure to successfully implement and maintain operational, financial and billing information systems could have an adverse effect on our ability to obtain new business, retain existing business and maintain or increase our profit margins.

Disruptions in our disaster recovery systems or management continuity planning could limit our ability to operate our business effectively.

          Our information technology systems facilitate our ability to conduct our business. While we have disaster recovery systems and business continuity plans in place, any disruptions in our disaster recovery systems or the failure of these systems to operate as expected could, depending on the magnitude of the problem, adversely affect our operating results by limiting our capacity to effectively monitor and control our operations. Despite our implementation of a variety of security measures, our technology systems could be subject to physical or electronic break-ins, and similar disruptions from unauthorized tampering. In addition, in the event that a significant number of our management personnel were unavailable in the event of a disaster, our ability to effectively conduct business could be adversely affected.

We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business, or to defend successfully against intellectual property infringement claims by third parties.

          Our ability to compete effectively depends in part upon our intellectual property rights, including but not limited to our trademarks and copyrights, and our proprietary technology. Our use of contractual provisions, confidentiality procedures and agreements, and trademark, copyright, unfair competition, trade secret and other laws to protect our intellectual property rights and proprietary technology may not be adequate. Litigation may be necessary to enforce our intellectual property rights and protect our proprietary technology, or to defend against claims by third parties that the conduct of our businesses or our use of intellectual property infringes upon such third party's intellectual property rights. Any intellectual property litigation or claims brought against us, whether or not meritorious, could result in substantial costs and diversion of our resources, and there can be no assurances that favorable final outcomes will be obtained in all cases. The terms of any settlement or judgment may require us to pay substantial amounts to the other party or cease exercising our rights in such intellectual property, including ceasing the use of certain trademarks used by us to distinguish our services from those of others or ceasing the exercise of our rights in copyrightable works. In addition, we may have to seek a license to continue practices found to be in violation of a third party's rights, which may not be available on reasonable terms, or at all. Our business, financial condition or results of operations could be adversely affected as a result.

A successful challenge by tax authorities to our treatment of certain physicians as independent contractors or the elimination of an existing safe harbor could materially increase our costs relating to these physicians.

          As of June 30, 2013, we contracted with approximately 3,900 physicians as independent contractors to fulfill our contractual obligations to customers. Because we treat these physicians as independent contractors rather than as employees, we do not (i) withhold federal or state income or other employment related taxes from the compensation that we pay to them, (ii) make federal or state unemployment tax or Federal Insurance Contributions Act payments with respect to them, (iii) provide workers compensation insurance with respect to them (except in states that require us to do so for independent contractors), or (iv) allow them to participate in benefits and retirement programs available to employed physicians. Our contracts with these physicians obligate them to pay these taxes and other costs. Whether these physicians are properly classified as independent contractors generally depends upon the facts and circumstances of our relationship with them. It is possible that the nature of our relationship with these physicians would support a challenge to our treatment of them as independent contractors. Under current federal tax law, however, if our treatment of these physicians is consistent with a long-standing practice of a significant segment of our industry and we meet certain other requirements, it is possible, but not certain, that our treatment would qualify under a "safe harbor" and, consequently, we would be protected from the imposition of taxes. However, if a challenge to our treatment of these physicians as independent contractors by federal or state taxing authorities were successful and these physicians were treated as employees instead of independent contractors, we could be liable for taxes, penalties and interest to the extent that these physicians did not fulfill their contractual obligations to pay those taxes. In addition, there are currently, and have been in the past, proposals made to eliminate the safe harbor, and similar proposals could be made in the future. If such a challenge were successful or if the safe harbor were eliminated, there could be a material increase in our costs relating to these physicians and, therefore, there could be a material adverse effect on our business, financial condition and results of operations.

Many of our AMR employees are represented by labor unions and any work stoppage could adversely affect our business.

          Approximately 45% of AMR's employees are represented by 38 active collective bargaining agreements. 21 collective bargaining agreements, representing approximately 5,653 employees, are currently under negotiation or will be subject to renegotiation in 2013. In addition, 11 collective bargaining agreements, representing approximately 942 employees, will be subject to renegotiation in 2014. We cannot assure you that we will be able to negotiate a satisfactory renewal of these collective bargaining agreements or that our employee relations will remain stable.

Our consolidated revenue and earnings could vary significantly from period to period due to our national contract with the Federal Emergency Management Agency.

          Our revenue and earnings under our national contract with FEMA are likely to vary significantly from period to period. In the past five years of the FEMA contract, our annual revenues from services rendered under this contract have varied by approximately $107 million. In its present form, the contract generates significant revenue for us only in the event of a national emergency and then only if FEMA exercises its broad discretion to order a deployment. Our FEMA revenue therefore depends largely on circumstances outside of our control. We therefore cannot predict the revenue and earnings, if any, we may generate in any given period from our FEMA contract. This may lead to increased volatility in our actual revenue and earnings period to period.

We may be required to enter into large scale deployment of resources in response to a national emergency under our contract with FEMA, which may divert management attention and resources.

          We do not believe that a FEMA deployment adversely affects our ability to service our local "911" contracts. However, any significant FEMA deployment requires significant management attention and could reduce our ability to pursue other local transport opportunities, such as inter-facility transports, and to pursue new business opportunities, which could have an adverse effect on our business and results of operations.

Risks Related to Healthcare Regulation

We conduct business in a heavily regulated industry and if we fail to comply with these laws and government regulations, we could incur penalties or be required to make significant changes to our operations.

          The healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we provide and bill for services, our contractual relationships with our physicians, vendors and customers, our marketing activities and other aspects of our operations. Failure to comply with these laws can result in civil and criminal penalties such as fines, damages, overpayment recoupment loss of enrollment status and exclusion from the Medicare and Medicaid programs. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management's attention from the operation of our business.

          Our practitioners and our customers are also subject to ethical guidelines and operating standards of professional and trade associations and private accreditation agencies. Compliance with these guidelines and standards is often required by our contracts with our customers or to maintain our reputation.

          The laws, regulations and standards governing the provision of healthcare services may change significantly in the future. We cannot assure you that any new or changed healthcare laws, regulations or standards will not materially adversely affect our business. We cannot assure you that a review of our business by judicial, law enforcement, regulatory or accreditation authorities will not result in a determination that could adversely affect our operations.

We are subject to comprehensive and complex laws and rules that govern the manner in which we bill and are paid for our services by third party payors, and the failure to comply with these rules, or allegations that we have failed to do so, can result in civil or criminal sanctions, including exclusion from federal and state healthcare programs.

          Like most healthcare providers, the majority of our services are paid for by private and governmental third party payors, such as Medicare and Medicaid. These third party payors typically have differing and complex billing and documentation requirements that we must meet in order to receive payment for our services. Reimbursement to us is typically conditioned on our providing the correct procedure and diagnostic codes and properly documenting the services themselves, including the level of service provided, the medical necessity for the services, the site of service and the identity of the practitioner who provided the service.

          We must also comply with numerous other laws applicable to our documentation and the claims we submit for payment, including but not limited to (i) "coordination of benefits" rules that dictate which payor we must bill first when a patient has potential coverage from multiple payors,

(ii) requirements that we obtain the signature of the patient or patient representative, or, in certain cases, alternative documentation, prior to submitting a claim, (iii) requirements that we make repayment within a specified period of time to any payor which pays us more than the amount to which we are entitled, (iv) requirements that we bill a hospital or nursing home, rather than Medicare, for certain ambulance transports provided to Medicare patients of such facilities, (v) "reassignment" rules governing our ability to bill and collect professional fees on behalf of our physicians, (vi) requirements that our electronic claims for payment be submitted using certain standardized transaction codes and formats and (vii) laws requiring us to handle all health and financial information of our patients in a manner that complies with specified security and privacy standards. See "Business — Regulatory Matters — Medicare, Medicaid and Other Government Reimbursement Programs".

          Governmental and private third party payors and other enforcement agencies carefully audit and monitor our compliance with these and other applicable rules, and in some cases in the past have found that we were not in compliance. We have received in the past, and expect to receive in the future, repayment demands from third party payors based on allegations that our services were not medically necessary, were billed at an improper level, or otherwise violated applicable billing requirements. Our failure to comply with the billing and other rules applicable to us could result in non-payment for services rendered or refunds of amounts previously paid for such services. In addition, non-compliance with these rules may cause us to incur civil and criminal penalties, including fines, imprisonment and exclusion from government healthcare programs such as Medicare and Medicaid, under a number of state and federal laws. These laws include the federal False Claims Act, the Civil Monetary Penalties Law, the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), the federal Anti-Kickback Statute and other provisions of federal, state and local law. The federal False Claims Act and the Anti-Kickback Statute were both recently amended in a manner which makes it easier for the government to demonstrate that a violation has occurred.

          A number of states have enacted false claims acts that are similar to the federal False Claims Act. Additional states are expected to enact such legislation in the future because Section 6031 of the Deficit Reduction Act of 2005 ("DRA") amended the federal law to encourage these types of changes, along with a corresponding increase in state initiated false claims enforcement efforts. Under the DRA, if a state enacts a false claims act that is at least as stringent as the federal statute and that also meets certain other requirements, such state will be eligible to receive a greater share of any monetary recovery obtained pursuant to certain actions brought under such state's false claims act. The OIG, in consultation with the Attorney General of the United States, is responsible for determining if a state's false claims act complies with the statutory requirements. Currently, at least 32 states and the District of Columbia have some form of state false claims act. As of April 2013, the OIG has reviewed 28 of these and determined that four of these satisfy the DRA standards. Another 11 states were given a grace period to amend their false claims acts to come into compliance with recent amendments to the federal False Claims Act. We anticipate this figure will continue to increase.

          In addition, from time to time we self-identify practices that may have resulted in Medicare or Medicaid overpayments or other regulatory issues. For example, we have previously identified situations in which we may have inadvertently utilized incorrect billing codes for some of the services we have billed to government programs such as Medicare or Medicaid. In such cases, if appropriate, it is our practice to disclose the issue to the affected government programs and to refund any resulting overpayments. Although the government usually accepts such disclosures and repayments without taking further enforcement action, it is possible that such disclosures or repayments will result in allegations by the government that we have violated the False Claims Act or other laws, leading to investigations and possibly civil or criminal enforcement actions.

          On January 16, 2009, the U.S. Department of Health and Human Services ("HHS") released the final rule mandating that everyone covered by the Administrative Simplification Provisions of HIPAA, which includes EmCare and AMR, must implement ICD-10 (International Classification of Diseases, 10th Edition) for medical coding on October 1, 2013. ICD-10 codes contain significantly more information than the ICD-9 codes currently used for medical coding and will require covered entities to code with much greater detail and specificity than ICD-9 codes. HHS subsequently postponed the deadline for implementation of ICD-10 codes until October 1, 2014. We may incur additional costs for computer system updates, training, and other resources required to implement these changes.

          Other changes to the Medicare program intended to implement Medicare's new "pay for performance" philosophy may require us to make investments to receive maximum Medicare reimbursement for our services. These program revisions may include (but are not necessarily limited to) the Medicare Physician Quality Reporting System (the "PQRS"), formerly known as the Medicare Physician Quality Reporting Initiative, which provides additional Medicare compensation to physicians who implement and report certain quality measures.

          If our operations are found to be in violation of these or any of the other laws which govern our activities, any resulting penalties, damages, fines or other sanctions could adversely affect our ability to operate our business and our financial results.

Under recently enacted amendments to federal privacy law, we are subject to more stringent penalties in the event we improperly use or disclose protected health information regarding our patients.

          HIPAA required HHS to adopt standards to protect the privacy and security of certain health-related information. The HIPAA privacy regulations contain detailed requirements concerning the use and disclosure of individually identifiable health information by "covered entities", which include EmCare and AMR.

          In addition to the privacy requirements, HIPAA covered entities must implement certain administrative, physical, and technical security standards to protect the integrity, confidentiality and availability of certain electronic health information received, maintained, or transmitted by covered entities or their business associates. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.

          The Health Information Technology for Economic and Clinical Health Act ("HITECH"), as implemented by an omnibus final rule published in the Federal Register on January 25, 2013, significantly expands the scope of the privacy and security requirements under HIPAA and increases penalties for violations. Prior to HITECH, the focus of HIPAA enforcement was on resolution of alleged non-compliance through voluntary corrective action without fines or penalties in most cases. That focus changed under HITECH, which now imposes mandatory penalties for certain violations of HIPAA that are due to "willful neglect". Penalties start at $100 per violation and are not to exceed $50,000, subject to a cap of $1.5 million for violations of the same standard in a single calendar year. HITECH also authorized state attorneys general to file suit on behalf of their residents. Courts will be able to award damages, costs and attorneys' fees related to violations of HIPAA in such cases. In addition, HITECH mandates that the Secretary of HHS conduct periodic compliance audits of a cross-section of HIPAA covered entities or business associates. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured protected health information ("PHI") may receive a percentage of the Civil Monetary Penalty fine paid by the violator.

          HITECH and implementing regulations enacted by HHS further require that patients be notified of any unauthorized acquisition, access, use, or disclosure of their unsecured PHI that compromises the privacy or security of such information, with some exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals within the "same facility". HITECH and implementing regulations specify that such notifications must be made "without unreasonable delay and in no case later than 60 calendar days after discovery of the breach". If a breach affects 500 patients or more, it must be reported immediately to HHS, which will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually. These security breach notification requirements apply not only to unauthorized disclosures of unsecured PHI to outside third parties, but also to unauthorized internal access to such PHI. This means that unauthorized employee "snooping" into medical records could trigger the notification requirements.

          Many states in which we operate also have state laws that protect the privacy and security of confidential, personal information. These laws may be similar to or even more protective than the federal provisions. Not only may some of these state laws impose fines and penalties upon violators, but some may afford private rights of action to individuals who believe their personal information has been misused. California's patient privacy laws, for example, provide for penalties of up to $250,000 and permit injured parties to sue for damages.

The impact of recent healthcare reform legislation and other changes in the healthcare industry and in healthcare spending on us is currently unknown, but may adversely affect our business model, financial condition or results of operations.

          Our revenue is either from the healthcare industry or could be affected by changes in healthcare spending and policy. The healthcare industry is subject to changing political, regulatory and other influences. In March 2010, the President signed into law the PPACA, commonly referred to as "the healthcare reform legislation", which made major changes in how healthcare is delivered and reimbursed, and increased access to health insurance benefits to the uninsured and underinsured population of the United States. The PPACA, among other things, increases the number of individuals with Medicaid and private insurance coverage, implements reimbursement policies that tie payment to quality, facilitates the creation of accountable care organizations that may use capitation and other alternative payment methodologies, strengthens enforcement of fraud and abuse laws, and encourages the use of information technology. Many of these changes will not go into effect until 2014, and many require implementing regulations which have not yet been drafted or have been released only as proposed rules.

          The impact of many of these provisions is unknown at this time. For example, the PPACA provides for establishment of an Independent Payment Advisory Board that could recommend changes in payment for physicians under certain circumstances not earlier than January 15, 2014, which HHS generally would be required to implement unless Congress enacts superseding legislation. The PPACA also requires HHS to develop a budget neutral value-based payment modifier that provides for differential payment under the Medicare Physician Fee Schedule (the "Physician Fee Schedule") for physicians or groups of physicians that is linked to quality of care furnished compared to cost. HHS has begun implementing the modifier through the Physician Fee Schedule rulemaking for 2013, by, among other things, specifying the initial performance period and how it will apply the upward and downward modifier for certain physicians and physician groups beginning January 1, 2015, and all physicians and physician groups starting not later than January 1, 2017. During this rulemaking process, HHS considered whether it should develop a value-based payment modifier option for hospital-based physicians, but ultimately, HHS decided to deal with this issue in future rulemaking. The impact of this payment modifier cannot be determined at this time.

          In addition, certain provisions of the PPACA authorize voluntary demonstration projects, which include the development of bundling payments for acute, inpatient hospital services, physician services, and post-acute services for episodes of hospital care. The Medicare Acute Care Episode Demonstration is currently underway at several healthcare system demonstration sites. The impact of these projects on us cannot be determined at this time.

          Furthermore, the PPACA may adversely affect payors by increasing their medical cost trends, which could have an effect on the industry and potentially impact our business and revenues as payors seek to offset these increases by reducing costs in other areas, although the extent of this impact is currently unknown.

          Following challenges to the constitutionality of certain provisions of the PPACA by a number of states, on June 28, 2012, the U.S. Supreme Court upheld the constitutionality of the individual mandate provisions of the PPACA, but struck down the provisions that would have allowed HHS to penalize states that do not implement Medicaid expansion provisions through the loss of existing federal Medicaid funding. It is unclear how many states will decline to implement the Medicaid expansion. While the PPACA will increase the likelihood that more people in the United States will have access to health insurance benefits, we cannot quantify or predict with any certainty the likely impact of the PPACA on our business model, financial condition or results of operations.

If we are unable to timely enroll our providers in the Medicare program, our collections and revenue will be harmed.

          The 2009 Physician Fee Schedule rule substantially reduced the time within which providers can retrospectively bill Medicare for services provided by such providers from 27 months prior to the effective date of the enrollment to 30 days prior to the effective date of the enrollment. In addition, the new enrollment rules also provide that the effective date of the enrollment will be the later of the date on which the enrollment application was filed and approved by the Medicare contractor, or the date on which the provider began providing services. If we are unable to properly enroll physicians and midlevel providers within the 30 days after the provider begins providing services, we will be precluded from billing Medicare for any services which were provided to a Medicare beneficiary more than 30 days prior to the effective date of the enrollment. Such failure to timely enroll providers could have a material adverse effect on our business, financial condition or results of operations.

          In addition, the PPACA added additional enrollment requirements for Medicare and Medicaid enrollment. Those statutory requirements have been further enhanced through implementing regulations and increased enforcement scrutiny. Every enrolled provider must revalidate its enrollment at regular intervals, and must update the Medicare contractors and many state Medicaid programs with significant changes on a timely (and typically very short) basis. If we fail to provide sufficient documentation as required to maintain our enrollment, Medicare could deny continued future enrollment or revoke our enrollment and billing privileges.

If current or future laws or regulations force us to restructure our arrangements with physicians, professional corporations and hospitals, we may incur additional costs, lose contracts and suffer a reduction in net revenue under existing contracts, and we may need to refinance our debt or obtain debt holder consent.

          A number of laws bear on our relationships with our physicians. There is a risk that state authorities in some jurisdictions may find that our contractual relationships with our physicians violate laws prohibiting the corporate practice of medicine and fee-splitting. These laws generally prohibit the practice of medicine by lay entities or persons and are intended to prevent unlicensed persons or entities from interfering with or inappropriately influencing the physician's professional judgment. They may also prevent the sharing of professional services income with non-professional or business interests. From time to time, including recently, we have been involved in litigation in which private litigants have raised these issues.

          Our physician contracts include contracts with individual physicians and with physicians organized as separate legal professional entities (e.g., professional medical corporations). Antitrust laws may deem each such physician/entity to be separate, both from EmCare and from each other and, accordingly, each such physician/practice is subject to a wide range of laws that prohibit anti-competitive conduct between or among separate legal entities or individuals. A review or action by regulatory authorities or the courts could force us to terminate or modify our contractual relationships with physicians and affiliated medical groups or revise them in a manner that could be materially adverse to our business.

          Various licensing and certification laws, regulations and standards apply to us, our affiliated physicians and our relationships with our affiliated physicians. Failure to comply with these laws and regulations could result in our services being found to be non-reimbursable or prior payments being subject to recoupment, and can give rise to civil or criminal penalties. We routinely take the steps we believe are necessary to retain or obtain all requisite licensure and operating authorities. While we have made reasonable efforts to substantially comply with federal, state and local licensing and certification laws and regulations and standards as we interpret them, we cannot assure you that agencies that administer these programs will not find that we have failed to comply in some material respects.

          EmCare's professional liability insurance program, under which insurance is provided for most of our affiliated medical professionals and professional and corporate entities, is reinsured through our wholly owned subsidiary, EMCA. The activities associated with the business of insurance, and the companies involved in such activities, are closely regulated. Failure to comply with the laws and regulations can result in civil and criminal fines and penalties and loss of licensure. While we have made reasonable efforts to substantially comply with these laws and regulations, and utilize licensed insurance professionals where necessary or appropriate, we cannot assure you that we will not be found to have violated these laws and regulations in some material respects.

          Adverse judicial or administrative interpretations could result in a finding that we are not in compliance with one or more of these laws and rules that affect our relationships with our physicians.

          These laws and rules, and their interpretations, may also change in the future. Any adverse interpretations or changes could force us to restructure our relationships with physicians, professional corporations or our hospital customers, or to restructure our operations. This could cause our operating costs to increase significantly. A restructuring could also result in a loss of contracts or a reduction in revenue under existing contracts. Moreover, if we are required to modify our structure and organization to comply with these laws and rules, our financing agreements may prohibit such modifications and require us to obtain the consent of the holders of such debt or require the refinancing of such debt.

Our relationships with healthcare providers and facilities and our marketing practices are subject to the federal Anti-Kickback Statute and similar state laws, and we entered into a settlement in 2006 for alleged violations of the Anti-Kickback Statute.

          We are subject to the federal Anti-Kickback Statute, which prohibits the knowing and willful offer, payment, solicitation or receipt of any form of "remuneration" in return for, or to induce, the referral of business or ordering of services paid for by Medicare or other federal programs. "Remuneration" has been broadly interpreted to mean anything of value, including, for example, gifts, discounts, credit arrangements, and in-kind goods or services, as well as cash. Certain federal courts have held that the Anti-Kickback Statute can be violated if "one purpose" of a payment is to induce referrals. The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Violations of the Anti-Kickback Statute can result in imprisonment, civil or criminal fines or exclusion from Medicare and other governmental programs. Recognizing that the federal Anti-Kickback Statute is broad, Congress authorized the OIG to issue a series of regulations, known as "safe harbors". These safe harbors set forth requirements that, if met in their entirety, will assure healthcare providers and other parties that they will not be prosecuted under the Anti-Kickback Statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal, or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities, such as the OIG.

          In 1999, the OIG issued an Advisory Opinion indicating that discounts provided to health facilities on the transports for which they are financially responsible potentially violate the Anti-Kickback Statute when the ambulance company also receives referrals of Medicare and other government-funded transports from the facility. The OIG has clarified that not all discounts violate the Anti-Kickback Statute, but that the statute may be violated if part of the purpose of the discount is to induce the referral of the transports paid for by Medicare or other federal programs, and the discount does not meet certain "safe harbor" conditions. In the Advisory Opinion and subsequent pronouncements, the OIG has provided guidance to ambulance companies to help them avoid unlawful discounts.

          Like other ambulance companies, we have provided discounts to our healthcare facility customers (nursing homes and hospitals) in certain circumstances. We have attempted to comply with applicable law when such discounts are provided. However, the government alleged that certain of our hospital and nursing home contracts in effect in Texas prior to 2002 contained discounts in violation of the federal Anti-Kickback Statute, and in 2006 we entered into a settlement with the government regarding these allegations. The settlement included a Corporate Integrity Agreement ("CIA"). The term of that CIA has expired, we have filed a final report and this CIA was released in February 2012.

          In July 2011, AMR received a subpoena from the Civil Division of the U.S. Attorney's Office for the Central District of California ("USAO") seeking certain documents concerning AMR's provision of ambulance services within the City of Riverside, California. The USAO indicated that it, together with the OIG, was investigating whether AMR violated the federal False Claims Act and/or the federal Anti-Kickback Statute in connection with AMR's provision of ambulance transport services within the City of Riverside. The California Attorney General's Office conducted a parallel state investigation for possible violations of the California False Claims Act. In December 2012, we were notified that both investigations were concluded and that the agencies had closed the matter. There were no findings made against AMR, and the closure of the matter did not require any payments from AMR.

          There can be no assurance that other investigations or legal action related to our contracting practices will not be pursued against AMR in other jurisdictions or for different time frames. Many states have adopted laws similar to the federal Anti-Kickback Statute. Some of these state prohibitions apply to referral of patients for healthcare items or services reimbursed by any payor, not only the Medicare and Medicaid programs, and do not contain identical safe harbors. Additionally, we could be subject to private actions brought pursuant to the False Claims Act's "whistleblower" or "qui tam" provisions which, among other things, allege that our practices or relationships violate the Anti-Kickback Statute. The False Claims Act imposes liability on any person or entity who, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. The qui tam provisions of the False

Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government, and to share in any monetary recovery. In recent years, the number of suits brought by private individuals has increased dramatically. In addition, various states have enacted false claim laws analogous to the False Claims Act. Many of these state laws apply where a claim is submitted to any third party payor and not merely a federal healthcare program. There are many potential bases for liability under these false claim statutes. Liability arises, primarily, when an entity knowingly submits, or causes another to submit, a false claim for reimbursement. Pursuant to changes in the PPACA, a claim resulting from a violation of the Anti-Kickback Statute can constitute a false or fraudulent claim for purposes of the federal False Claims Act. Further, the PPACA amended the Anti-Kickback Statute in a manner which makes it easier for the government to demonstrate intent to violate the statute which is an element of a violation.

          In addition to AMR's contracts with healthcare facilities and public agencies, other marketing practices or transactions entered into by EmCare and AMR may implicate the Anti-Kickback Statute. Although we have attempted to structure our past and current marketing initiatives and business relationships to comply with the Anti-Kickback Statute, we cannot assure you that we will not have to defend against alleged violations from private or public entities or that the OIG or other authorities will not find that our marketing practices and relationships violate the statute.

          If we are found to have violated the Anti-Kickback Statute or a similar state statute, we may be subject to civil and criminal penalties, including exclusion from the Medicare or Medicaid programs, or may be required to enter into settlement agreements with the government to avoid such sanctions. Typically, such settlement agreements require substantial payments to the government in exchange for the government to release its claims, and may also require us to enter into a CIA.

Changes in our ownership structure and operations require us to comply with numerous notification and reapplication requirements in order to maintain our licensure, certification or other authority to operate, and failure to do so, or an allegation that we have failed to do so, can result in payment delays, forfeiture of payment or civil and criminal penalties.

          We and our affiliated physicians are subject to various federal, state and local licensing and certification laws with which we must comply in order to maintain authorization to provide, or receive payment for, our services. For example, Medicare and Medicaid require that we complete and periodically update enrollment forms in order to obtain and maintain certification to participate in programs. Compliance with these requirements is complicated by the fact that they differ from jurisdiction to jurisdiction, and in some cases are not uniformly applied or interpreted even within the same jurisdiction. Failure to comply with these requirements can lead not only to delays in payment and refund requests, but in extreme cases can give rise to civil or criminal penalties.

          In certain jurisdictions, changes in our ownership structure require pre- or post-notification to governmental licensing and certification agencies, or agencies with which we have contracts. Relevant laws in some jurisdictions may also require re-application or re-enrollment and approval to maintain or renew our licensure, certification, contracts or other operating authority. Our changes in corporate structure and ownership involving changes in our beneficial ownership required us in some instances to give notice, re-enroll or make other applications for authority to continue operating in various jurisdictions or to continue receiving payment from their Medicaid or other payment programs. The extent of such notices and filings may vary in each jurisdiction in which we operate, although those regulatory entities requiring notification generally request factual information regarding the new corporate structure and new ownership composition of the operating entities that hold the applicable licensing and certification.

          While we have made reasonable efforts to substantially comply with these requirements, we cannot assure you that the agencies that administer these programs or have awarded us contracts will not find that we have failed to comply in some material respects. A finding of non-compliance and any resulting payment delays, refund demands or other sanctions could have a material adverse effect on our business, financial condition or results of operations.

If we fail to comply with the terms of our settlement agreements with the government, we could be subject to additional litigation or other governmental actions which could be harmful to our business.

          In the last seven years, we have entered into two settlement agreements with the U.S. Government. In September 2006, AMR entered into a settlement agreement to resolve allegations that AMR subsidiaries provided discounts to healthcare facilities in Texas in periods prior to 2002 in violation of the federal Anti-Kickback Statute. In May 2011, AMR entered into a settlement agreement with the U.S. Department of Justice ("DOJ") and a CIA with the OIG to resolve allegations that AMR subsidiaries submitted claims for reimbursement in periods dating back to 2000. The government believed such claims lacked support for the level billed in violation of the False Claims Act.

          In connection with the September 2006 settlement for AMR, we entered into a CIA which required us to maintain a compliance program which included the training of employees and safeguards involving our contracting process nationwide (including tracking of contractual arrangements in Texas). The term of the Agreement has expired and we have filed our final report with the OIG. We were formally released from the CIA in February 2012.

          In December 2006, AMR received a subpoena from the DOJ. The subpoena requested copies of documents for the period from January 2000 through the present. The subpoena required us to produce a broad range of documents relating to the operations of certain AMR affiliates in New York. We produced documents responsive to the subpoena. The government identified claims for reimbursement that the government believes lack support for the level billed, and invited us to respond to the identified areas of concern. We reviewed the information provided by the government and provided our response. On May 20, 2011, AMR entered into a settlement agreement with the DOJ and a CIA with the OIG in connection with this matter. Under the terms of the settlement, AMR paid $2.7 million to the federal government. We entered into the settlement in order to avoid the uncertainties of litigation, and have not admitted any wrongdoing.

          In connection with the May 2011 settlement for AMR, we entered into a CIA with the OIG which requires us to maintain a compliance program. This program includes, among other elements, the appointment of a compliance officer and committee, training of employees nationwide, safeguards for our billing operations as they relate to services provided in New York, including specific training for operations and billing personnel providing services in New York, review by an independent review organization and reporting of certain reportable events. In May 2013, we entered into an agreement to divest substantially all of the assets underlying AMR's service in New York, although the obligations of our compliance program will remain in effect for ongoing AMR operations following the expected divestiture. The divestiture was completed on July 1, 2013.

          On August 7, 2012, EmCare received a subpoena from the OIG requesting copies of documents for the period from January 1, 2007 through the present that appears to primarily be focused on EmCare's contracts for services at hospitals that are affiliated with Health Management Associates, Inc. ("HMA"). On February 14, 2013, EmCare received a subpoena from the OIG requesting documents and other information relating to EmCare's relationship with Community Health Services, Inc. ("CHS"). We intend to cooperate with the government during these investigations. At this time, we are unable to determine the potential impact, if any, that will result from these investigations.

          We cannot assure you that the CIAs or the compliance program we have initiated have prevented, or will prevent, any repetition of the conduct or allegations that were the subject of these settlement agreements, or that the government will not raise similar allegations in other jurisdictions or for other periods of time. If such allegations are raised, or if we fail to comply with the terms of the CIAs, we may be subject to fines and other contractual and regulatory remedies specified in the CIAs or by applicable laws, including exclusion from the Medicare program and other federal and state healthcare programs. Such actions could have a material adverse effect on the conduct of our business, our financial condition or our results of operations.

If we are unable to effectively adapt to changes in the healthcare industry, our business may be harmed.

          Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental change. The PPACA was signed into law in 2010 and is currently in the implementation stages. See "— Risks Related to Healthcare Regulation — The impact of recent healthcare reform legislation and other changes in the healthcare industry and in healthcare spending on us is currently unknown, but may adversely affect our business model, financial condition or results of operations". The PPACA and other changes in the healthcare industry and in healthcare spending may adversely affect our revenue. We anticipate that Congress and state legislatures may continue to review and assess alternative healthcare delivery and payment systems and may in the future propose and adopt legislation effecting additional fundamental changes in the healthcare delivery system.

          We cannot assure you as to the ultimate content, timing or effect of changes, nor is it possible at this time to estimate the impact of potential legislation. Further, it is possible that future legislation enacted by Congress or state legislatures could adversely affect our business or could change the operating environment of our customers. It is possible that changes to the Medicare or other government reimbursement programs may serve as precedent to similar changes in other payors' reimbursement policies in a manner adverse to us. Similarly, changes in private payor reimbursement programs could lead to adverse changes in Medicare and other government payor programs which could have a material adverse effect on our business, financial condition or results of operations.

Changes in the rates or methods of third party reimbursements, including due to political discord in the budgeting process outside our control, may adversely affect our revenue and operations.

          We derive a majority of our revenue from direct billings to patients and third party payors such as Medicare, Medicaid and private health insurance companies. As a result, any changes in the rates or methods of reimbursement for the services we provide could have a significant adverse impact on our revenue and financial results. The PPACA could ultimately result in substantial changes in Medicare and Medicaid coverage and reimbursement, as well as changes in coverage or amounts paid by private payors, which could have an adverse impact on our revenues from those sources.

          In addition to changes from the PPACA, government funding for healthcare programs is subject to statutory and regulatory changes, administrative rulings, interpretations of policy and determinations by intermediaries and governmental funding restrictions, all of which could materially impact program coverage and reimbursements for both ambulance and physician services. In recent years, Congress has consistently attempted to curb spending on Medicare, Medicaid and other programs funded in whole or part by the federal government. For example, Congress has mandated that the Medicare Payment Advisory Commission, commonly known as "MedPAC", provide it with a report making recommendations regarding certain aspects of the Medicare ambulance fee schedule. MedPAC issued a Report to the Congress on Medicare and the Health Care Delivery System in June 2013. In November 2012, MedPAC voted to approve final recommendations for the report that include reductions in payment for some types of ambulance services and increases in others. If Congress implements these recommendations it is possible that the resultant changes in the ambulance fee schedule will decrease payments by Medicare for our ambulance services. State and local governments have also attempted to curb spending on those programs for which they are wholly or partly responsible. This has resulted in cost containment measures such as the imposition of new fee schedules that have lowered reimbursement for some of our services and restricted the rate of increase for others, and new utilization controls that limit coverage of our services. For example, we estimate that the impact of the ambulance service rate decreases under the national fee schedule mandated under the Balanced Budget Act of 1997 ("BBA"), as modified by the phase-in provisions of the Medicare Modernization Act, resulted in a decrease in AMR's net revenue of approximately $18 million in 2010, an increase of less than $1 million in 2011, and an increase of $6 million in 2012. Based upon the current Medicare transport mix and barring further legislative action, we expect a potential increase in AMR's net revenue of approximately $3 million during 2013. In addition, state and local government regulations or administrative policies regulate ambulance rate structures in some jurisdictions in which we conduct transport services. We may be unable to receive ambulance service rate increases on a timely basis where rates are regulated, or to establish or maintain satisfactory rate structures where rates are not regulated.

          Legislative provisions at the national level impact payments received by EmCare physicians under the Medicare program. Physician payments under the Physician Fee Schedule are updated on an annual basis according to a statutory formula. Because application of the statutory formula for the update factor would result in a decrease in total physician payments for the past several years, Congress has intervened with interim legislation to prevent the reductions. The Medicare and Medicaid Extenders Act of 2010, which was signed into law on December 15, 2010, froze the 2010 updates through 2011. For 2012, CMS projected a rate reduction of 27.4% from 2011 levels (earlier estimates had projected a 29.5% reduction). The Temporary Payroll Tax Cut Continuation Act of 2011, signed into law on December 23, 2011, froze the 2011 updates through February 29, 2012 and the American Taxpayer Relief Act, enacted January 2, 2013, extended this through December 31, 2013. If Congress fails to intervene to prevent the negative update factor in the future through either another temporary measure or a permanent revision to the statutory formula, the resulting decrease in payment may adversely impact physician revenues, as well as EmCare revenues.

          The freezing of the update factor does not translate to 2013 payment rates at the 2012 level for all physician procedures. Rather, from year-to-year some physician specialties, including EmCare's physicians (who are emergency medicine physicians, anesthesiologists, hospitalists and radiologists), may see higher or lowered payments due to a variety of regulatory factors. Each physician service is given a weight that measures its costliness relative to other physician services. CMS is required to make periodic assessments regarding the weighting of procedures, impacting the payment amounts. For 2013, CMS published estimates of changes by specialty based on a number of factors. The full impact of these changes on any given practice went into effect at the beginning of 2013. CMS estimated that the impact for 2013 is a 0% change for emergency medicine, 1% increase in anesthesiology, a 4% increase for internal medicine, and a 3% reduction in radiology. At this time, we cannot predict the impact, if any, these changes will have on EmCare's future revenues.

          We believe that regulatory trends in cost containment will continue. We cannot assure you that we will be able to offset reduced operating margins through cost reductions, increased volume, the introduction of additional procedures or otherwise. In addition, we cannot assure you that federal, state and local governments will not impose reductions in the fee schedules or rate regulations applicable to our services in the future. Any such reductions could have a material adverse effect on our business, financial condition or results of operations.

          On August 2, 2011, the Budget Control Act of 2011 (Public Law 112-25) (the "Budget Control Act") was enacted. Under the Budget Control Act, a Joint Select Committee on Deficit Reduction (the "Joint Committee") was established to develop recommendations to reduce the deficit, over 10 years, by $1.2 to $1.5 trillion, and was required to report its recommendations to Congress by November 23, 2011. Under the Budget Control Act, Congress was then required to consider the Joint Committee's recommendations by December 23, 2011. If the Joint Committee failed to refer agreed upon legislation to Congress or did not meet the required savings threshold set out in the Budget Control Act, a sequestration process would be put into effect, government-wide, to reduce federal outlays by the proposed amount. Because the Joint Committee failed to report the requisite recommendations for deficit reduction, the sequestration process was set to automatically start, impacting Medicare and certain other government programs beginning in January 2013. Congress passed the American Taxpayer Relief Act, signed into law on January 2, 2013, delaying the start of sequestration until March 1, 2013. In order to provide its contractors and providers sufficient lead time to implement the cuts in Medicare, CMS delayed implementation of the cuts until April 1, 2013. As there has been no further Congressional action with respect to the sequestration, reimbursements were cut by 2% for Medicare providers, including physicians and ambulance providers, starting April 1, 2013.

Risks Related to Our Substantial Indebtedness

Our substantial indebtedness may adversely affect our financial health and prevent us from making payments on our indebtedness.

          We have substantial indebtedness. As of June 30, 2013, on a pro forma basis giving effect to this offering and the application of proceeds from this offering (assuming redemption in full of the PIK Notes), we would have had total indebtedness, including capital leases, of approximately $2,268 million, including, $935 million of the 2019 Notes, $1,305 million of borrowings under the Term Loan Facility, $28 million under the ABL Facility and approximately $1 million of other long-term indebtedness. In addition, as of June 30, 2013, after giving effect to approximately $127 million of letters of credit issued under the ABL Facility, we were able to borrow approximately $291 million under the ABL Facility. As of June 30, 2013, we also had approximately $146 million in operating lease commitments.

          The degree to which we are leveraged may have important consequences for holders of our common stock. For example, it may:

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  make it more difficult for us to make payments on our indebtedness;

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  increase our vulnerability to general economic and industry conditions, including recessions and periods of significant inflation and financial market volatility;

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  expose us to the risk of increased interest rates because any borrowings we make under the ABL Facility, and our borrowings under the Term Loan Facility under certain circumstances, will bear interest at variable rates;

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  require us to use a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing our ability to fund working capital, capital expenditures and other purposes;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

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  place us at a competitive disadvantage compared to competitors that have less indebtedness; and

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  limit our ability to borrow additional funds that may be needed to operate and expand our business.

Despite our indebtedness levels, we, our subsidiaries and our affiliated professional corporations may be able to incur substantially more indebtedness which may increase the risks created by our substantial indebtedness.

          We, our subsidiaries and our affiliated professional corporations may be able to incur substantial additional indebtedness in the future. Giving effect to the redemption in full of the PIK Notes with the net proceeds of this offering, the Company will not be subject to any restriction on its ability to incur indebtedness. The terms of the indenture governing the 2019 Notes and the credit agreements governing the ABL Facility and the Term Loan Facility do not fully prohibit our subsidiaries and our affiliated professional corporations from doing so. If the Company's subsidiaries are in compliance with certain incurrence ratios set forth in the credit agreements governing the ABL Facility and the Term Loan Facility and the indenture governing the 2019 Notes, the Company's subsidiaries may be able to incur substantial additional indebtedness, which may increase the risks created by our current substantial indebtedness. Our affiliated professional corporations are not subject to the covenants governing any of our indebtedness. After giving effect to $127 million of letters of credit issued under the ABL Facility, as of June 30, 2013, we are able to borrow an additional $291 million under the ABL Facility. See "Description of Certain Indebtedness".

We will require a significant amount of cash to service our indebtedness. The ability to generate cash or refinance our indebtedness as it becomes due depends on many factors, some of which are beyond our control.

          The Company and EVHC are each holding companies, and as such they have no independent operations or material assets other than their ownership of equity interests in their respective subsidiaries and our subsidiaries' contractual arrangements with physicians and professional corporations. The Company and EVHC each depend on their respective subsidiaries to distribute funds to them so that they may pay their obligations and expenses, including satisfying their indebtedness. Our ability to make scheduled payments on, or to refinance our obligations under, our indebtedness and to fund planned capital expenditures and other corporate expenses will depend on the ability of our subsidiaries to make distributions, dividends or advances, which in turn will depend on their future operating performance and on economic, financial, competitive, legislative, regulatory and other factors and any legal and regulatory restrictions on the payment of distributions and dividends to which they may be subject. Many of these factors are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized or that future borrowings will be available to us in an amount sufficient to enable it to satisfy our obligations under our indebtedness or to fund our other needs. In order for us to satisfy our obligations under our respective indebtedness and fund our planned capital expenditures, we must continue to execute our business strategy. If we are unable to do so, we may need to reduce or delay our planned capital expenditures or refinance all or a portion of our indebtedness on or before maturity. Significant delays in our planned capital expenditures may materially and adversely affect our future revenue prospects. In addition, we cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

The indenture governing the 2019 Notes and the credit agreements governing the ABL Facility and the Term Loan Facility restrict the ability of our subsidiaries to engage in some business and financial transactions.

          Indenture.    The indenture governing the 2019 Notes contains restrictive covenants that, among other things, limit our ability and the ability of our subsidiaries to:

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  incur additional indebtedness or issue certain preferred shares;

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  pay dividends on, redeem or repurchase stock or make other distributions in respect of our capital stock;

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  make investments;

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  repurchase, prepay or redeem junior indebtedness;

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  agree to payment restrictions affecting the ability of our restricted subsidiaries to pay dividends to us or make other intercompany transfers;

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  incur additional liens;

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  transfer or sell assets;

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  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

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  enter into certain transactions with our affiliates; and

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  designate any of our subsidiaries as unrestricted subsidiaries.

          Senior Secured Credit Facilities.    The credit agreements governing the ABL Facility and the Term Loan Facility contain a number of covenants that limit our ability and the ability of our restricted subsidiaries to:

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  incur additional indebtedness or issue certain preferred shares;

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  pay dividends on, redeem or repurchase stock or make other distributions in respect of our capital stock;

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  make investments;

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  repurchase, prepay or redeem junior indebtedness;

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  agree to payment restrictions affecting the ability of our restricted subsidiaries to pay dividends to us or make other intercompany transfers;

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  incur additional liens;

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  transfer or sell assets;

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  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

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  enter into certain transactions with affiliates;

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  agree to payment restrictions affecting our restricted subsidiaries;

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  make negative pledges; and

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  designate any of our subsidiaries as unrestricted subsidiaries.

          The credit agreement governing the ABL Facility also contains other covenants customary for asset-based facilities of this nature. Our ability to borrow additional amounts under the credit agreement governing the ABL Facility depends upon satisfaction of these covenants. Events beyond our control can affect our ability to meet these covenants.

          Our failure to comply with obligations under the indenture governing the 2019 Notes and the credit agreements governing the ABL Facility and the Term Loan Facility may result in an event of default under that indenture or those credit agreements. A default, if not cured or waived, may permit acceleration of our indebtedness. We cannot be certain that we will have funds available to remedy these defaults. If our indebtedness is accelerated, we cannot be certain that we will have sufficient funds available to pay the accelerated indebtedness or that we will have the ability to refinance the accelerated indebtedness on terms favorable to us or at all.

An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability.

          Our indebtedness under the ABL Facility bears interest at variable rates, and, to the extent the rate for deposits in U.S. dollars in the London interbank market (adjusted for maximum reserves) for the applicable interest period ("LIBOR") exceeds 1.00%, our indebtedness under the Term Loan Facility bears interest at variable rates. As a result, increases in interest rates could increase the cost of servicing such debt and materially reduce our profitability and cash flows. As of June 30, 2013, assuming all ABL Facility revolving loans were fully drawn and LIBOR exceeded 1.00%, each one percentage point change in interest rates would result in approximately a $17.6 million increase in annual interest expense on the ABL Facility and the Term Loan Facility. The impact of such an increase would be more significant for us than it would be for some other companies because of our substantial debt.

We may be unable to raise funds necessary to finance the change of control repurchase offers required by the indenture governing the 2019 Notes.

          Under the indenture governing the 2019 Notes, upon the occurrence of specific kinds of change of control, EVHC must offer to repurchase the 2019 Notes at a price equal to 101% of the principal amount of the 2019 Notes plus accrued and unpaid interest to the date of purchase. The occurrence of specified events that would constitute a change of control under the indenture governing the 2019 Notes would also constitute a default under the credit agreements governing the ABL Facility and the Term Loan Facility that permits the lenders to accelerate the maturity of borrowings thereunder and would require EVHC to offer to repurchase the 2019 Notes under the indenture governing the 2019 Notes. In addition, the ABL Facility and the Term Loan Facility may limit or prohibit the purchase of the 2019 Notes by us in the event of a change of control, unless and until the indebtedness under the ABL Facility and the Term Loan Facility is repaid in full. As a result, following a change of control event, EVHC may not be able to repurchase the 2019 Notes unless all indebtedness outstanding under ABL Facility and the Term Loan Facility is first repaid and any other indebtedness that contains similar provisions is repaid, or EVHC may obtain a waiver from the holders of such indebtedness to provide it with sufficient cash to repurchase the 2019 Notes. Any future debt agreements that we enter into may contain similar provisions. We may not be able to obtain such a waiver, in which case EVHC may be unable to repay all indebtedness under the 2019 Notes. We may also require additional financing from third parties to fund any such repurchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the 2019 Notes may be limited by law. In order to avoid the obligations to repurchase the 2019 Notes and events of default and potential breaches of the credit agreements governing the ABL Facility and the Term Loan Facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

Risks Related to Our Common Stock and This Offering

The Company is a holding company with no operations of its own, and it depends on its subsidiaries for cash to fund all of its operations and expenses, including to make future dividend payments, if any.

          Our operations are conducted entirely through our subsidiaries and our ability to generate cash to fund all of our operations and expenses, to pay dividends or to meet any debt service obligations is highly dependent on the earnings and the receipt of funds from our subsidiaries via dividends or intercompany loans. We do not currently expect to declare or pay dividends on our common stock for the foreseeable future; however, to the extent that we determine in the future to pay dividends on our common stock, none of our subsidiaries will be obligated to make funds available to us for the payment of dividends. Further, the indenture governing the 2019 Notes and the agreements governing the ABL Facility and the Term Loan Facility significantly restrict the ability of our subsidiaries to pay dividends, make loans or otherwise transfer assets to us. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock.

Our common stock has no prior public market and the market price of our common stock may be volatile and could decline after this offering.

          Prior to this offering, there has been no public market for our common stock, and an active market for our common stock may not develop or be sustained after this offering. We will negotiate the initial public offering price per share with the representatives of the underwriters and, therefore, that price may not be indicative of the market price of our common stock after this offering. We cannot assure you that an active public market for our common stock will develop after this offering or, if it does develop, it may not be sustained. In the absence of a public trading market, you may not be able to liquidate your investment in our common stock. In addition, the market price of our common stock may fluctuate significantly. Among the factors that could affect our stock price are:

  •
  industry or general market conditions;

  •
  domestic and international economic factors unrelated to our performance;

  •
  changes in our customers' preferences;

  •
  new regulatory pronouncements and changes in regulatory guidelines;

  •
  lawsuits, enforcement actions and other claims by third parties or governmental authorities;

  •
  actual or anticipated fluctuations in our quarterly operating results;

  •
  changes in securities analysts' estimates of our financial performance or lack of research and reports by industry analysts;

  •
  action by institutional stockholders or other large stockholders (including the CD&R Affiliates), including future sales;

  •
  speculation in the press or investment community;

  •
  investor perception of us and our industry;

  •
  changes in market valuations or earnings of similar companies;

  •
  announcements by us or our competitors of significant contracts, acquisitions or strategic partnerships;

  •
  any future sales of our common stock or other securities; and

  •
  additions or departures of key personnel.

          In particular, we cannot assure you that you will be able to resell your shares at or above the initial public offering price. The stock markets have experienced extreme volatility in recent years that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a company's securities, class action litigation has often been instituted against such company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management's attention and resources, which would harm our business, operating results and financial condition.

Future sales of shares by existing stockholders could cause our stock price to decline.

          Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. Based on shares outstanding as of                        , 2013, upon completion of this offering, we will have                         outstanding shares of common stock (or                        outstanding shares of common stock, assuming exercise in full of the underwriters' option to purchase additional shares). All of the shares sold pursuant to this offering will be immediately tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), unless held by "affiliates", as that term is defined in Rule 144 under the Securities Act. The remaining                        shares of common stock outstanding as of                        , 2013 will be restricted securities within the meaning of Rule 144 under the Securities Act, but will be eligible for resale subject to applicable volume, means of sale, holding period and other limitations of Rule 144 under the Securities Act or pursuant to an exception from registration under Rule 701 under the Securities Act, subject to the terms of the lock-up agreements entered into by us, the CD&R Affiliates and our executive officers and directors. Any two of Goldman, Sachs & Co., Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the "Lock-Up Release Parties") may, at any time, release all or any portion of the securities subject to lock-up agreements entered into in connection with this offering. See "Underwriting". Upon completion of this offering, we intend to file one or more registration statements under the Securities Act to register the shares of common stock to be issued under our equity compensation plans and, as a result, all shares of common stock acquired upon exercise of stock options granted under our plans will also be freely tradable under the Securities Act, subject to the terms of the lock-up agreements, unless purchased by our affiliates. A total of                        shares of common stock are reserved for issuance under our Stock Incentive Plan. As of                        , 2013, there were stock options outstanding to purchase a total of                        shares of our common stock.

          We, the CD&R Affiliates, our executive officers and directors will sign lock-up agreements under which, subject to certain exceptions, they will agree not to sell, transfer or dispose of or hedge, directly or indirectly, any shares of our common stock or any securities convertible into or exerciseable or exchangeable for shares of our common stock for a period of 180 days after the date of this prospectus, subject to possible extension under certain circumstances, except with the prior written consent of any two of the Lock-Up Release Parties. Following the expiration of this 180-day lock-up period,                        shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144 under the Securities Act. See "Shares of Common Stock Eligible for Future Sale" for a discussion of the shares of common stock that may be sold into the public market in the future. In addition, our significant stockholders may distribute shares that they hold to their investors who themselves may then sell into the public market following the expiration of the lock-up period. Such sales may not be subject to the volume, manner of sale, holding period and other limitations of Rule 144 under the Securities Act. As resale restrictions end, the market price of our common stock could decline if the holders of those shares sell them or are perceived by the market as intending to sell them.

          In the future, we may issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition, litigation settlement or employee arrangement or otherwise. Any of these issuances could result in substantial dilution to our existing stockholders and could cause the trading price of our common stock to decline.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

          The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If there is no coverage of our company by securities or industry analysts, the trading price for our stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if one or more of these analysts downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price or trading volume to decline.

The CD&R Affiliates will have significant influence over us and may not always exercise their influence in a way that benefits our public stockholders.

          Following the completion of this offering, the CD&R Affiliates will own approximately         % of the outstanding shares of our common stock, assuming that the underwriters do not exercise their option to purchase additional shares. As a result, the CD&R Affiliates will exercise significant influence over all matters requiring stockholder approval for the foreseeable future, including approval of significant corporate transactions, which may reduce the market price of our common stock.

          As long as the CD&R Affiliates continue to own at least 50% of our outstanding common stock, the CD&R Affiliates generally will be able to determine the outcome of corporate actions requiring stockholder approval, including the election of the members of our Board of Directors, the approval of significant corporate transactions such as mergers and the sale of substantially all of our assets. Even after the CD&R Affiliates reduce their beneficial ownership below 50% of our outstanding common stock, they will likely still be able to assert significant influence over our Board of Directors and certain corporate actions. Following the consummation of this offering, the CD&R Affiliates will have the right to designate for nomination for election at least a majority of our directors as long as the CD&R Affiliates own at least 50% of our common stock.

          Because the CD&R Affiliates' interests may differ from your interests, actions the CD&R Affiliates take as our controlling stockholder or as a significant stockholder may not be favorable to you. For example, the concentration of ownership held by the CD&R Affiliates could delay, defer or prevent a change of control of us or impede a merger, takeover or other business combination which another stockholder may otherwise view favorably. Other potential conflicts could arise, for example, over matters such as employee retention or recruiting, or our dividend policy.

Under our amended and restated certificate of incorporation, the CD&R Affiliates and their respective affiliates and, in some circumstances, any of our directors and officers who is also a director, officer, employee, member or partner of the CD&R Affiliates and their respective affiliates, have no obligation to offer us corporate opportunities.

          The policies relating to corporate opportunities and transactions with the CD&R Affiliates to be set forth in our second amended and restated certificate of incorporation ("amended and restated certificate of incorporation") address potential conflicts of interest between the Company, on the one hand, and the CD&R Affiliates and their respective officers and directors who are directors or officers of our company, on the other hand. By becoming a stockholder in the Company, you will be deemed to have notice of and have consented to these provisions of our amended and restated certificate of incorporation. Although these provisions are designed to resolve conflicts between us and the CD&R Affiliates and their respective affiliates fairly, conflicts may not be so resolved.

Future offerings of debt or equity securities, which would rank senior to our common stock, may adversely affect the market price of our common stock.

          If, in the future, we decide to issue debt or equity securities that rank senior to our common stock, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.

Fulfilling our obligations incident to being a public company, including with respect to the requirements of and related rules under the Sarbanes-Oxley Act of 2002, will be expensive and time-consuming, and any delays or difficulties in satisfying these obligations could have a material adverse effect on our future results of operations and our stock price.

          Following this offering, we will be subject to the reporting and corporate governance requirements, under the listing standards of the NYSE and the Sarbanes-Oxley Act of 2002, that apply to issuers of listed equity, which will impose certain new compliance costs and obligations upon us. The changes necessitated by publicly listing our equity will require a significant commitment of additional resources and management oversight which will increase our operating costs. These changes will also place additional demands on our finance and accounting staff and on our financial accounting and information systems. Other expenses associated with being a public company include increases in auditing, accounting and legal fees and expenses, investor relations expenses, increased directors' fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees, as well as other expenses. As a public company, we will be required, among other things, to define and expand the roles and the duties of our Board of Directors and its committees and institute more comprehensive compliance and investor relations functions.

          In particular, beginning with the year ending December 31, 2014 our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002. If our independent registered public accounting firm is unable to provide us with an unmodified report regarding the effectiveness of our internal control over financial reporting (at such time as it is required to do so), investors could lose confidence in the reliability of our consolidated financial statements. This could result in a decrease in the value of our common stock. Failure to comply with the Sarbanes-Oxley Act of 2002 could potentially subject us to sanctions or investigations by the Securities and Exchange Commission ("SEC"), the NYSE, or other regulatory authorities.

We could be the subject of securities class action litigation due to future stock price volatility, which could divert management's attention and adversely affect our results of operations.

          The stock market in general, and market prices for the securities of companies like ours in particular, have from time to time experienced volatility that often has been unrelated to the operating performance of the underlying companies. A certain degree of stock price volatility can be attributed to being a newly public company. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating performance. In certain situations in which the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a similar lawsuit against us, the defense and disposition of the lawsuit could be costly and divert the time and attention of our management and harm our operating results.

Anti-takeover provisions in our amended and restated certificate of incorporation and amended and restated by-laws could discourage, delay or prevent a change of control of our company and may affect the trading price of our common stock.

          Our amended and restated certificate of incorporation and amended and restated by-laws include a number of provisions that may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. For example, prior to the completion of this offering, our amended and restated certificate of incorporation and amended and restated by-laws will collectively:

  •
  authorize the issuance of "blank check" preferred stock that could be issued by our Board of Directors to thwart a takeover attempt;

  •
  establish a classified Board of Directors, as a result of which our Board of Directors will be divided into three classes, with members of each class serving staggered three-year terms, which prevents stockholders from electing an entirely new Board of Directors at an annual meeting;

  •
  limit the ability of stockholders to remove directors if the CD&R Affiliates cease to own at least 50% of the outstanding shares of our common stock;

  •
  provide that vacancies on our Board of Directors, including vacancies resulting from an enlargement of our Board of Directors, may be filled only by a majority vote of directors then in office;

  •
  prohibit stockholders from calling special meetings of stockholders if the CD&R Affiliates cease to own at least 50% of the outstanding shares of our common stock;

  •
  prohibit stockholder action by written consent, thereby requiring all actions to be taken at a meeting of the stockholders, if the CD&R Affiliates cease to own at least 50% of the outstanding shares of our common stock;

  •
  establish advance notice requirements for nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders; and

  •
  require the approval of holders of at least 66 2/3% of the outstanding shares of our common stock to amend our amended and restated by-laws and certain provisions of our amended and restated certificate of incorporation if the CD&R Affiliates cease to own at least 50% of the outstanding shares of our common stock.

          These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if the provisions are viewed as discouraging takeover attempts in the future. See "Description of Capital Stock — Anti-Takeover Effects of our Certificate of Incorporation and By-Laws".

          Our amended and restated certificate of incorporation and amended and restated by-laws may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

          We do not intend to declare and pay dividends on our common stock for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth, to develop our business, for working capital needs and for general corporate purposes. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares. In addition, our operations are conducted almost entirely through our subsidiaries. As such, to the extent that we determine in the future to pay dividends on our common stock, none of our subsidiaries will be obligated to make funds available to us for the payment of dividends. Further, the indenture governing the 2019 Notes and the agreements governing the ABL Facility and the Term Loan Facility significantly restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock.

We expect to be a "controlled company" within the meaning of the NYSE rules and, as a result, we will qualify for, and currently intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

          After completion of this offering, the CD&R Affiliates will control a majority of the voting power of our outstanding common stock. Accordingly, we expect to qualify as a "controlled company" within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain NYSE corporate governance standards, including:

  •
  the requirement that a majority of the Board of Directors consist of independent directors;

  •
  the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

  •
  the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

  •
  the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

          Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors, our nominating and corporate governance committee and compensation committee will not consist entirely of independent directors and such committees may not be subject to annual performance evaluations. Consequently, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance rules and requirements. Our status as a controlled company could make our common stock less attractive to some investors or otherwise harm our stock price.

Our amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us.

          Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under the General Corporation Law of the State of Delaware ("DGCL") or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum. The choice of forum provision in our amended and restated certificate of incorporation may limit our stockholders' ability to obtain a favorable judicial forum for disputes with us.

Investors purchasing common stock in this offering will experience immediate and substantial dilution as a result of this offering and future equity issuances.

          The initial public offering price per share will significantly exceed the net tangible book value per share of our common stock outstanding. As a result, investors purchasing common stock in this offering will experience immediate substantial dilution of $             a share, based on an initial public offering price of $             . This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares. Investors purchasing shares of common stock in this offering will contribute approximately         % of the total amount of equity invested in our company, but will own only approximately         % of our total common stock immediately following the completion of this offering. In addition, we have issued options to acquire common stock at prices significantly below the initial public offering price. To the extent outstanding options are ultimately exercised, there will be further dilution to investors in this offering. In addition, if the underwriters exercise their over-allotment option, or if we issue additional equity securities in the future, investors purchasing common stock in this offering will experience additional dilution.

USE OF PROCEEDS

          Based upon an assumed initial public offering price of $             per share, we estimate that we will receive net proceeds from this offering of approximately $              million, after deducting estimated underwriting discounts and commissions in connection with this offering and estimated offering expenses payable by us of $              million.

          We intend to use the net proceeds from this offering to redeem the outstanding $450 million principal amount of our PIK Notes at         % of the principal amount thereof, plus accrued and unpaid interest estimated to be approximately $              million, to pay to CD&R a fee of $20 million to terminate our consulting agreement with CD&R in connection with the consummation of this offering and for general corporate purposes which may include, among other things, further repayment of indebtedness. Cash interest on the PIK Notes accrues at a rate per annum equal to 9.25%. PIK Interest (as defined below) on the PIK Notes accrues at a rate per annum equal to 10%. The PIK Notes mature on October 1, 2017. The net proceeds from the sale of the PIK Notes were used to fund a distribution to the holders of the Company's common stock and to the holders of certain options to acquire the Company's common stock.

          A $1.00 increase or decrease in the assumed initial public offering price of $             per share would increase or decrease the net proceeds to us from this offering by $             assuming the number of shares offered by us remains the same and after deducting estimated underwriting discounts and commission and estimated offering expenses payable by us. An increase or decrease of 1,000,000 shares in the number of shares offered by us would increase or decrease the net proceeds to us by $              million, assuming no change in the assumed initial public offering price of $             per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at pricing.

 DIVIDEND POLICY

          We do not intend to declare or pay dividends on our common stock for the foreseeable future. We currently intend to retain earnings to finance the growth and development of our business and for working capital and general corporate purposes. Our ability to pay dividends to holders of our common stock is limited by our ability to obtain cash or other assets from our subsidiaries. Further, the covenants in the indenture governing the 2019 Notes and the agreements governing the ABL Facility and the Term Loan Facility significantly restrict the ability of the Company's subsidiaries to pay dividends to the Company or otherwise transfer assets to the Company. Any payment of dividends will be at the discretion of our Board of Directors and will depend upon various factors then existing, including earnings, financial condition, results of operations, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by applicable law, general business conditions and other factors that our Board of Directors may deem relevant.

 CAPITALIZATION

          The following table sets forth our capitalization on a consolidated basis as of June 30, 2013:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to the sale by us of                  shares of our common stock in this offering at an assumed initial public offering price of $             per share (and after deducting estimated underwriting discounts and commissions and offering expenses payable by us) and the use of the net proceeds therefrom as described in "Use of Proceeds".

          You should read this table in conjunction with "Selected Historical Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Description of Certain Indebtedness" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2013
	Actual	As Adjusted(1)
	(unaudited)	(unaudited)
	(In thousands, except share and per share amounts)
Cash and cash equivalents	$37,032	$

Long-term Debt:
PIK Notes(2)	438,525	—
2019 Notes(3)	935,000
ABL Facility(4)	27,500
Term Loan Facility	1,304,517
Other	1,241

Total Long-term Debt (including current portion)	2,706,783
Equity:
Common stock, par value $0.01 per share, shares authorized: (i) Actual: shares issued and outstanding and (ii) As Adjusted: shares issued and outstanding	142
Preferred stock, par value $0.01 per share, shares authorized; no shares issued and outstanding, Actual and As Adjusted	—
Treasury stock at cost	(1,347)
Additional paid-in capital	532,172
Retained earnings	18,096
Accumulated other comprehensive loss	(940)
Noncontrolling interest	6,530

Total equity	554,653

Total capitalization	$3,261,436	$

(1)
Each $1.00 increase or decrease in the assumed initial public offering price of $             per share would increase or decrease, as applicable, our pro forma as adjusted cash and cash equivalents, additional paid-in capital and stockholders' equity by $              million, assuming that the number of shares offered by us as set forth on the cover page of this prospectus remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

            The share information as of June 30, 2013 shown in the table above excludes:

  •
  shares of common stock issuable upon exercise of options outstanding as of June 30, 2013 at a weighted average exercise price of $             per share; and

  •
  shares of common stock reserved for future issuance under our Stock Incentive Plan.

(2)
The PIK Notes were issued at a discount. The $11.5 million difference between the outstanding $450 million principal balance of the PIK Notes and the balance sheet amount as of June 30, 2013 is due to certain fees paid by the Company which have been classified as a reduction in the principle balance and are being amortized over the term of the notes. We intend to use a portion of the net proceeds from this offering to redeem in full the PIK Notes.

(3)
Our captive insurance company, EMCA, holds $15 million of the 2019 Notes.

(4)
As of June 30, 2013, EVHC had available borrowing capacity of $291 million and $127 million of letters of credit issued under the ABL Facility.

DILUTION

          If you invest in our common stock, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock immediately after this offering.

          Our net tangible book value as of June 30, 2013 was $              million, and our pro forma net tangible book value per share was $             . Pro forma net tangible book value per share before the offering has been determined by dividing net tangible book value (total book value of tangible assets less total liabilities) by the number of shares of common stock outstanding at             , 2013.

          After giving effect to the sale of shares of our common stock sold by us in this offering at an assumed initial public offering price of $             per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value at                          , 2013 would have been $              million, or $             per share. This represents an immediate increase in net tangible book value per share of $             to the existing stockholders and dilution in net tangible book value per share of $              to new investors who purchase shares in this offering. The following table illustrates this per share dilution to new investors:

Assumed Initial public offering price per share		$
Net tangible book value (deficit) as of , 2013	$
Increase attributable to this offering

Pro forma net tangible book value (deficit), as adjusted to give effect to this offering

Dilution in pro forma net tangible book value to new investors in this offering		$

          A $1.00 increase or decrease in the assumed initial public offering price of $             per share (the mid-point of the price range set forth on the cover page of this prospectus) would increase or decrease total consideration paid by new investors and total consideration paid by all stockholders by $              million, assuming that the number of shares offered by us set forth on the front cover of this prospectus remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of              million shares in the number of shares offered by us would increase or decrease the total consideration paid to us by new investors and total consideration paid to us by all stockholders by $              million, assuming the assumed initial public offering price of $             per share remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

          The following table summarizes, as of                          , 2013, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing stockholders and by new investors purchasing shares in this offering (amounts in thousands, except percentages and per share data):

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors

Total		100%		$	100%		$

          The foregoing table does not reflect options outstanding under our Stock Incentive Plan or stock options to be granted after this offering. As of             , 2013, there were options to purchase             shares of our common stock outstanding with an average exercise price of $             per share, and             shares remained available for grant. To the extent that any of these stock options are exercised or any of these stock units are settled into actual shares of common stock, there may be further dilution to new investors.

          In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in further dilution to our stockholders.

SELECTED HISTORICAL FINANCIAL DATA

          The following table sets forth our selected historical financial data derived from our consolidated financial statements for each of the periods indicated. The selected historical consolidated financial data as of December 31, 2012 and 2011 and for the Successor year ended December 31, 2012, the Successor period from May 25 through December 31, 2011, the Predecessor period from January 1 through May 24, 2011 and the Predecessor year ended December 31, 2010 set forth below are derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The selected historical consolidated financial data as of December 31, 2010 and as of and for the Predecessor years ended December 31, 2009 and 2008 set forth below are derived from our audited annual consolidated financial statements and related notes, which are not included in this prospectus. The selected historical consolidated financial data for the three- and six-month periods ended June 30, 2013 and 2012 (Successor periods) and our consolidated balance sheet data as of June 30, 2013 are derived from our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus. The historical consolidated financial data for the Predecessor periods is for EVHC.

          This "Selected Historical Financial Data" should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. Our historical consolidated financial data may not be indicative of our future performance.

          The weighted average shares outstanding and earnings per share in the following table have not yet been adjusted to reflect our anticipated stock split prior to completion of this offering.

	Successor
							Predecessor
			Six months ended June 30,
	Quarter ended June 30,					Period from May 25 through December 31, 2011	Period from January 1 through May 24, 2011
					Year ended December 31, 2012			Year ended December 31,
			2013	2012
	2013	2012						2010	2009	2008
	(unaudited)
	(dollars in thousands, except share and per share data)
Statement of Operations Data:
Revenue, net of contractual discounts	$1,689,805	$1,444,131	$3,295,053	$2,851,921	$5,834,632	$3,146,039	$2,053,311	$4,790,834	$4,333,847	$3,769,302
Provision for uncompensated care	(790,550)	(643,033)	(1,507,474)	(1,244,529)	(2,534,511)	(1,260,228)	(831,521)	(1,931,512)	(1,764,162)	(1,359,438)

Net revenue	899,255	801,098	1,787,579	1,607,392	3,300,121	1,885,811	1,221,790	2,859,322	2,569,685	2,409,864
Compensation and benefits	643,960	562,838	1,285,749	1,128,703	2,307,628	1,311,060	874,633	2,023,503	1,796,779	1,637,425
Operating expenses	102,308	96,807	202,758	204,388	421,424	259,639	156,740	359,262	334,328	383,359
Insurance expense	25,840	27,555	51,673	52,445	97,950	65,030	47,229	97,330	97,610	82,221
Selling, general and administrative expenses	23,790	20,136	45,788	39,129	78,540	44,355	29,241	67,912	63,481	69,658
Depreciation and amortization expense	34,622	30,762	69,377	61,252	123,751	71,312	28,467	65,332	64,351	68,980
Restructuring charges	3,032	2,744	3,669	8,723	14,086	6,483	—	—	—	—

Income from operations	65,703	60,256	128,565	112,752	256,742	127,932	85,480	245,983	213,136	168,221
Interest income from restricted assets	266	258	632	545	625	1,950	1,124	3,105	4,516	6,407
Interest expense	(50,002)	(41,514)	(101,754)	(84,966)	(182,607)	(104,701)	(7,886)	(22,912)	(40,996)	(42,087)
Realized gain (loss) on investments	105	63	118	361	394	41	(9)	2,450	2,105	2,722
Interest and other (expense) income	(249)	241	(12,970)	403	1,422	(3,151)	(28,873)	968	1,816	2,055
Loss on early debt extinguishment	—	(5,172)	(122)	(5,172)	(8,307)	—	(10,069)	(19,091)	—	(241)

Income before income taxes, equity in earnings of unconsolidated subsidiary and net loss attributable to noncontrolling interest	15,823	14,132	14,469	23,923	68,269	22,071	39,767	210,503	180,577	137,077
Income tax expense	(6,313)	(6,266)	(8,881)	(10,504)	(27,463)	(9,328)	(19,242)	(79,126)	(65,685)	(52,530)

	Successor						Predecessor
						Period from May 25 through December 31, 2011	Period from January 1 through May 24, 2011
	Quarter ended June 30,		Six months ended June 30,		Year ended December 31, 2012			Year ended December 31,
	2013	2012	2013	2012				2010	2009	2008
	(unaudited)
	(dollars in thousands, except share and per share data)
Income before equity in earnings of unconsolidated subsidiary and net loss attributable to noncontrolling interest	9,510	7,866	5,588	13,419	40,806	12,743	20,525	131,377	114,892	84,547
Equity in earnings of unconsolidated subsidiary	87	105	162	214	379	276	143	347	347	300
Net income attributable to noncontrolling interest	—	(130)	—	—	—	—	—	—	—	—

Net income	9,597	7,841	5,750	13,633	41,185	13,019	20,668	131,724	115,239	84,847
Other comprehensive income (loss), net of tax:
Unrealized holding gains (losses) during the period	(13)	161	(449)	203	1,632	(41)	182	164	(1,413)	(274)
Unrealized gains (losses) on derivative financial instruments	20	(1,254)	(278)	(1,265)	857	(2,661)	25	963	3,662	(2,324)

Comprehensive income	$9,604	$6,748	$5,023	$12,571	$43,674	$10,317	$20,875	$132,851	$117,488	$82,249

Weighted average shares outstanding (in millions):
Basic	14.2	14.0	14.1	14.0	14.0	13.9	44.3	44.0	42.6	41.7
Diluted	14.8	14.2	14.6	14.2	14.3	14.1	44.8	44.7	43.6	43.1
Earnings per share:
Basic	$0.68	$0.56	$0.41	$0.97	$2.94	$0.94	$0.47	$3.00	$2.71	$2.04
Diluted	$0.65	$0.55	$0.39	$0.96	$2.88	$0.93	$0.46	$2.95	$2.64	$1.97
Other Financial Data:
Cash flows provided by (used in):
Operating activities	$(12,739)	$13,080	$(6,097)	$63,131	$216,435	$114,821	$67,975	$185,544	$272,553	$211,457
Investing activities	(22,977)	42,959	(27,747)	81,044	(154,043)	(2,965,976)	(89,459)	(158,865)	(116,629)	(74,945)
Financing activities	(7,384)	(161,202)	13,044	(154,000)	(138,583)	2,698,630	20,671	(72,206)	30,791	(19,253)
Cash and cash equivalents			37,032	124,198	57,832	134,023	286,548	287,361	332,888	146,173
Total assets			4,040,186	3,893,872	4,036,833	4,013,108		1,748,552	1,654,707	1,541,219
Long-term debt and capital lease obligations, including current maturities			2,706,783	2,659,380	2,659,380	2,372,289		421,276	453,930	458,505
Total equity			554,653	934,575	544,687	913,490		847,205	686,087	539,039

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus, "Prospectus Summary — Summary Consolidated Financial Data" and "Selected Historical Financial Data". The following discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in "Risk Factors". Our results may differ materially from those anticipated in any forward-looking statements.

Company Overview

          We are a leading provider of physician-led, outsourced medical services in the United States with more than 20,000 affiliated clinicians. We market our services on a stand-alone, multi-service and integrated basis, primarily under our EmCare and AMR brands. EmCare is a leading provider of integrated facility-based physician services, including emergency, anesthesiology, hospitalist/inpatient care, radiology, tele-radiology and surgery. EmCare also offers physician-led care management solutions outside the hospital. AMR is a leading provider and manager of community-based medical transportation services, including emergency "911", non-emergency, managed transportation, fixed-wing ambulance and disaster response.

EmCare

          Over its 40 years of operating history, EmCare has become a leading provider of integrated facility-based physician services to healthcare facilities, communities and payors in the United States. During 2012, EmCare had approximately 10.5 million weighted patient encounters in 44 states and the District of Columbia. As of December 31, 2012, EmCare had an 8% share of the total ED services market and a 12% share of the outsourced ED services market based on number of contracts. EmCare's share of the combined markets for anesthesiology, hospitalist, radiology and surgery services was approximately 1% as of such date.

          EmCare has contracts covering 604 clinical departments with hospitals and independent physician groups to provide emergency, anesthesiology, hospitalist/inpatient care, radiology, tele-radiology and surgery services as well as other administrative services. EmCare recruits and hires or subcontracts with physicians and other healthcare professionals, who then provide professional services within the healthcare facilities with which we contract. We also provide billing and collection, risk management and other administrative services to our healthcare professionals and to independent physicians.

AMR

          Over its nearly 55 years of operating history, AMR has developed the largest network of ambulance services and a leading position in other medical transportation services in the United States. As of December 31, 2012, AMR had a 7% share of the total ambulance market and a 15% share of the outsourced ambulance market, the largest share among outsourced providers based on net revenue. During 2012, AMR treated and transported approximately 2.8 million patients in 40 states and the District of Columbia by utilizing its fleet of nearly 4,400 vehicles that operated out of more than 200 sites. As of December 31, 2012, AMR had more than 3,700 contracts with communities, government agencies, healthcare providers and insurers to provide ambulance transport services. During 2012, approximately 58% of AMR's net revenue was generated from emergency "911" ambulance transport services. Non-emergency ambulance transport services, including critical care transfer, wheelchair transports and other interfacility transports accounted for 26% of AMR's net revenue for the same period. The remaining balance of net revenue for 2012 was generated from managed transportation services, fixed-wing air ambulance services, and the provision of training, dispatch and other services to communities and public safety agencies.

Merger

          In February 2011, EVHC entered into the Merger Agreement with Intermediate Corporation and Sub. In May 2011, pursuant to the Merger Agreement, Sub merged with and into EVHC with EVHC as the surviving entity and an indirect wholly owned subsidiary of the Company.

          At the time the Merger was effective, each issued and outstanding share of EVHC class A common stock and EVHC class B common stock, but excluding treasury shares, shares held by Intermediate Corporation or Sub, and shares held by stockholders who perfected their appraisal rights, were converted into the right to receive $64.00 per share in cash. In addition, vesting of stock options, restricted stock, and restricted share units was accelerated upon closing of the Merger.

          The Merger was funded primarily through a $915 million equity contribution from the CD&R Affiliates and members of EVHC management and $2.4 billion in debt financing discussed more fully in Note 8 to our audited consolidated financial statements included elsewhere in this prospectus. The acquisition consideration was approximately $3.2 billion including approximately $150 million in capitalized issuance costs, of which $109 million are debt issuance costs.

          We applied business combination accounting to the opening balance sheet and results of operations on May 25, 2011 as the Merger occurred at the close of business on May 24, 2011. The business combination accounting adjustments had a material impact on the Successor period presented, the period from May 25, 2011 through December 31, 2011, due most significantly to the amortization of intangible assets and interest expense and will have a material impact on future earnings. Adjustments to allocate the acquisition consideration to fixed assets and identifiable intangible assets were recorded in the third and fourth quarters of 2011 based on a valuation report from a third party valuation firm.

Presentation

          This discussion of our financial condition and results of operations is presented for the Successor three- and six-month periods ended June 30, 2013 and 2012, the Successor year ended December 31, 2012, the Successor period from May 25, 2011 through December 31, 2011, the Predecessor period from January 1, 2011 through May 24, 2011 and the Predecessor year ended December 31, 2010. The full year 2011 is also presented on a pro forma basis along with the year ended December 31, 2010. Predecessor and Successor results relate to the periods preceding the Merger and succeeding the Merger, respectively. The results of operations for the Predecessor periods are for EVHC. We believe that the discussion on a pro forma basis is a useful supplement to the historical results as it allows the 2011 and 2010 results of operations to be analyzed on a more comparable basis to the 2012 full year results. The Unaudited Pro Forma Combined Consolidated Statements of Operations reflect the consolidated results of operations of the Company as if the Merger had occurred on January 1, 2011 and 2010. The historical financial information has been adjusted to give effect to events that are (i) directly attributed to the Merger, (ii) factually supportable and (iii) with respect to the income statement, expected to have a continuing impact on the combined results. Such items include interest expense related to debt issued in conjunction with the Merger as well as additional amortization expense associated with the valuation of intangible assets. This unaudited pro forma information should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the Merger had actually occurred on that date, nor of the results that may be obtained in the future. See Note 1 to our audited consolidated financial statements included elsewhere in this prospectus.

Key Factors and Measures We Use to Evaluate Our Business

          The key factors and measures we use to evaluate our business focus on the number of patients we treat and transport and the costs we incur to provide the necessary care and transportation for each of our patients.

          We evaluate our revenue net of provisions for contractual payor discounts and provisions for uncompensated care. Medicaid, Medicare and certain other payors receive discounts from our standard charges, which we refer to as contractual discounts. In addition, individuals we treat and transport may be personally responsible for a deductible or co-pay under their third party payor coverage, and most of our contracts require us to treat and transport patients who have no insurance or other third party payor coverage. Due to the uncertainty regarding collectability of charges associated with services we provide to these patients, which we refer to as uncompensated care, our net revenue recognition is based on expected cash collections. Our net revenue represents gross billings after provisions for contractual discounts and estimated uncompensated care. Provisions for contractual discounts and uncompensated care have increased historically primarily as a result of increases in gross billing rates without corresponding increases in payor reimbursement.

          The following table summarizes our approximate payor mix as a percentage of both net revenue and total transports and patient encounters for the three and six months ended June 30, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010. In determining the net revenue payor mix, we use cash collections in the period as an approximation of net revenue recorded. As illustrated below, commercial insurance and managed care has consistently represented our largest payor group based on net revenue, comprising 52% of cash collections in 2012. Separately, given the emergency nature of many of our services, self-pay (primarily uninsured patients) has represented approximately 17% – 20% of our total patient volume, but only 4% – 5% of our total cash collections. EmCare's ED volume is 20% self-pay and AMR's ambulance volume is 19% self-pay. The decrease in self-pay revenue as a percentage of total revenue over the past three years has been due to additional EmCare service lines with lower self-pay, including our Evolution Health business.

	Percentage of Cash Collections (Net Revenue)							Percentage of Total Volume
	Quarter ended June 30,		Six months ended June 30,		Year ended December 31,			Quarter ended June 30,		Six months ended June 30,		Year ended December 31,
	2013	2012	2013	2012	2012	2011	2010	2013	2012	2013	2012	2012	2011	2010
Medicare	22.6%	20.5%	23.1%	20.7%	20.2%	20.6%	22.0%	26.2%	25.8%	26.3%	26.0%	25.6%	25.9%	25.2%
Medicaid	5.0%	5.0%	5.1%	5.0%	4.8%	5.4%	5.6%	10.5%	11.0%	10.4%	11.0%	10.8%	12.5%	12.9%
Commercial insurance and managed care	52.0%	53.0%	52.0%	52.2%	52.3%	50.5%	48.7%	46.1%	45.0%	46.1%	45.0%	45.3%	43.2%	42.2%
Self-pay	4.4%	5.0%	4.4%	5.0%	4.8%	4.7%	4.3%	17.2%	18.2%	17.2%	18.0%	18.3%	18.4%	19.7%
Fees/other	5.5%	6.2%	5.4%	6.9%	7.7%	8.0%	7.6%	—	—	—	—	—	—	—
Subsidies	10.5%	10.3%	10.0%	10.2%	10.2%	10.8%	11.8%	—	—	—	—	—	—	—

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

          In addition to continually monitoring our payor mix, we also analyze the following measures in each of our business segments.

EmCare

          Of EmCare's net revenue for the six months ended June 30, 2013, approximately 73% was derived from our hospital contracts for ED staffing, 11% from contracts related to anesthesiology services, 5% from our hospitalist/inpatient services, 5% from our post-acute care services, 3% from our radiology/tele-radiology services, 1% from our surgery services, and 2% from other hospital management services. Approximately 84% of EmCare's net revenue was generated from billings to third party payors and patients for patient encounters and approximately 16% was generated from billings to hospitals and affiliated physician groups for professional services. Of EmCare's net revenue for the year ended December 31, 2012, approximately 77% was derived from our hospital contracts for ED staffing, 12% from contracts related to anesthesiology services, 5% from our hospitalist/inpatient services, 3% from our radiology/tele-radiology services, 1% from surgery services and 2% from other hospital management services. Approximately 82% of EmCare's net revenue was generated from billings to third party payors and patients for patient encounters and approximately 18% was generated from billings to hospitals and affiliated physician groups for professional services. EmCare's key net revenue measures are:

  •
  Patient encounters.  We utilize patient encounters to evaluate net revenue and as the basis by which we measure certain costs of the business. We segregate patient encounters into four main categories — ED visits, hospitalist encounters, radiology reads and anesthesiology cases — due to the differences in reimbursement rates for and associated costs of providing the various services. As a result of these differences, in certain analyses we weight our patient encounter numbers according to category in an effort to better measure net revenue and costs. In calculating "weighted patient encounters", each radiology read and anesthesiology case is not counted as a full patient encounter as we apply a discount factor to reflect differences in reimbursement rates for and associated costs of providing such services.

  •
  Number of contracts.  This reflects the number of contractual relationships we have for outsourced ED staffing, anesthesiology, hospitalist/inpatient, radiology, tele-radiology, surgery and other hospital management services. We analyze the change in our number of contracts from period to period based on "net new contracts", which is the difference between total new contracts and contracts that have terminated.

  •
  Revenue per patient encounter.  This reflects the expected net revenue for each patient encounter based on gross billings less all estimated provisions for contractual discounts and uncompensated care. Net revenue per patient encounter also includes net revenue from billings to third party payors and hospitals.

          The change from period to period in the number of patient encounters under our "same store" contracts is influenced by general community conditions as well as hospital-specific elements, many of which are beyond our direct control. The general community conditions include: (i) the timing, location and severity of influenza, allergens and other annually recurring viruses and (ii) severe weather that affects a region's health status and/or infrastructure. Hospital-specific elements include the timing and extent of facility renovations, hospital staffing issues and regulations that affect patient flow through the hospital.

          The costs incurred in our EmCare business segment consist primarily of compensation and benefits for physicians and other professional providers, professional liability costs, and contract and other support costs. EmCare's key cost measures include:

  •
  Provider compensation per hour of coverage.  Provider compensation per hour of coverage includes all compensation and benefit costs for all professional providers, including physicians, physician assistants and nurse practitioners, during each patient encounter. Providers include all full-time, part-time and independently contracted providers. Analyzing provider compensation per hour of coverage enables us to monitor our most significant cost in performing services under our contracts.

  •
  Professional liability costs.  These costs include provisions for estimated losses for actual claims, and claims likely to be incurred in the period, based on our past loss experience and actuarial analysis provided by a third party, as well as actual direct costs, including investigation and defense costs, claims payments, and other costs related to provider professional liability.

          EmCare's business is not as capital intensive as AMR's and EmCare's depreciation expense relates primarily to charges for usage of computer hardware and software, and other technologies. Amortization expense relates primarily to intangibles recorded for customer relationships.

AMR

          Approximately 88% and 85% of AMR's net revenue for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively, was transport revenue derived from the treatment and transportation of patients, including fixed-wing air ambulance services, based on billings to third party payors, healthcare facilities and patients. The balance of AMR's net revenue is derived from direct billings to communities and government agencies, including FEMA, for the provision of training, dispatch center and other services. AMR's measures for transport net revenue include:

  •
  Transports.  We utilize transport data, including the number and types of transports, to evaluate net revenue and as the basis by which we measure certain costs of the business. We segregate transports into two main categories — ambulance transports (including emergency, as well as non-emergency, critical care and other interfacility transports) and wheelchair transports — due to the differences in reimbursement rates for and associated costs of providing ambulance and wheelchair transports. As a result of these differences, in certain analyses we weight our transport numbers according to category in an effort to better measure net revenue and costs. In calculating "weighted transports", each wheelchair transport is not counted as a full transport, as we apply a discount factor to reflect differences in reimbursement rates for and associated costs of providing such services.

  •
  Net revenue per transport.  Net revenue per transport reflects the expected net revenue for each transport based on gross billings less provisions for contractual discounts and estimated uncompensated care. In order to better understand the trends across service lines and in our transport rates, we analyze our net revenue per transport based on weighted transports to reflect the differences in our transportation mix.

          The change from period to period in the number of transports is influenced by changes in transports in existing markets from both new and existing facilities we serve for non-emergency transports, and the effects of general community conditions for emergency transports. The general community conditions may include (i) the timing, location and severity of influenza, allergens and other annually recurring viruses, (ii) severe weather that affects a region's health status and/or infrastructure and (iii) community-specific demographic changes.

          The costs we incur in our AMR business segment consist primarily of compensation and benefits for ambulance crews and support personnel, direct and indirect operating costs to provide transportation services, and costs related to accident and insurance claims. AMR's key cost measures include:

  •
  Unit hours and cost per unit hour.  Our measurement of a unit hour is based on a fully staffed ambulance or wheelchair van for one operating hour. We use unit hours and cost per unit hour to measure compensation-related costs and the efficiency of our deployed resources. We monitor unit hours and cost per unit hour on a combined basis, as well as on a segregated basis between ambulance and wheelchair transports.

  •
  Operating costs per transport.  Operating costs per transport is comprised of certain direct operating costs, including vehicle operating costs, medical supplies and other transport-related costs, but excluding compensation-related costs. Monitoring operating costs per transport allows us to better evaluate cost trends and operating practices of our regional and local management teams.

  •
  Accident and insurance claims.  We monitor the number and magnitude of all accident and insurance claims in order to measure the effectiveness of our risk management programs. Depending on the type of claim (workers compensation, auto, general or professional liability), we monitor our performance by utilizing various bases of measurement, such as net revenue, miles driven, number of vehicles operated, compensation dollars, and number of transports.

          We have focused our risk mitigation efforts on employee training for proper patient handling techniques, development of clinical and medical equipment protocols, driving safety, implementation of equipment to reduce lifting injuries and other risk mitigation processes.

          AMR's business requires various investments in long-term assets and depreciation expense relates primarily to charges for usage of these assets, including vehicles, computer hardware and software, medical equipment and other technologies. Amortization expense relates primarily to intangibles recorded for customer relationships.

Non-GAAP Measures

          Adjusted EBITDA is defined as net income before equity in earnings of unconsolidated subsidiary, income tax expense, loss on early debt extinguishment, interest income from restricted assets, interest and other (expense) income, realized gain (loss) on investments, interest expense, equity-based compensation expense, related party management fees, restructuring charges, net income attributable to noncontrolling interest, and depreciation and amortization expense. Adjusted EBITDA is commonly used by management and investors as a performance measure and liquidity indicator. Adjusted EBITDA is not considered a measure of financial performance under GAAP and the items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income (loss), cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

          The following tables set forth a reconciliation of Adjusted EBITDA to net income for our company, and reconciliations of Adjusted EBITDA to income from operations for our two operating segments and a reconciliation of Adjusted EBITDA to cash flows from operating activities, using data derived from our consolidated financial statements for the periods indicated (amounts in thousands):

	Successor						Predecessor
	Quarter ended June 30,		Six months ended June 30,			Period from May 25 through December 31, 2011	Period from January 1 through May 24, 2011
					Year ended December 31, 2012			Year ended December 31, 2010
	2013	2012	2013	2012
		(unaudited)
	(dollars in thousands, except share and per share data)
Consolidated
Adjusted EBITDA	$105,935	$96,332	$206,867	$187,896	$404,452	$214,789	$130,582	$322,119
Depreciation and amortization expense	(34,622)	(30,762)	(69,377)	(61,252)	(123,751)	(71,312)	(28,467)	(65,332)
Restructuring charges	(3,032)	(2,744)	(3,669)	(8,723)	(14,086)	(6,483)	—	—
Interest income from restricted assets	(266)	(258)	(632)	(545)	(625)	(1,950)	(1,124)	(3,105)
Equity-based compensation expense	(1,062)	(1,062)	(2,124)	(2,124)	(4,248)	(4,098)	(15,112)	(6,699)
Related party management fees	(1,250)	(1,250)	(2,500)	(2,500)	(5,000)	(3,014)	(399)	(1,000)

Income from operations	65,703	60,256	128,565	112,752	256,742	127,932	85,480	245,983
Interest income from restricted assets	266	258	632	545	625	1,950	1,124	3,105
Interest expense	(50,002)	(41,514)	(101,754)	(84,966)	(182,607)	(104,701)	(7,886)	(22,912)
Realized gain (loss) on investments	105	63	118	361	394	41	(9)	2,450
Interest and other (expense) income	(249)	241	(12,970)	403	1,422	(3,151)	(28,873)	968
Loss on early debt extinguishment	—	(5,172)	(122)	(5,172)	(8,307)	—	(10,069)	(19,091)
Income tax expense	(6,313)	(6,266)	(8,881)	(10,504)	(27,463)	(9,328)	(19,242)	(79,126)
Equity in earnings of unconsolidated subsidiary	87	105	162	214	379	276	143	347
Net income attributable to noncontrolling interest	—	(130)	—	—	—	—	—	—

Net income	$9,597	$7,841	$5,750	$13,633	$41,185	$13,019	$20,668	$131,724

EmCare
Adjusted EBITDA	$70,575	$63,767	$136,735	$120,481	$260,657	$141,374	$77,686	$192,426
Depreciation and amortization expense	(16,218)	(14,158)	(32,989)	(27,920)	(55,719)	(33,086)	(9,411)	(20,384)
Restructuring charges	(4)	(8)	(252)	(8)	(1,519)	(542)	—	—
Interest (income) loss from restricted assets	(155)	(99)	(410)	(227)	11	(1,192)	(584)	(1,729)
Equity-based compensation expense	(456)	(475)	(913)	(942)	(1,897)	(1,683)	(6,801)	(2,948)
Related party management fees	(538)	(558)	(1,075)	(1,108)	(2,233)	(1,339)	(180)	(440)

Income from operations	$53,204	$48,469	$101,096	$90,276	$199,300	$103,532	$60,710	$166,925

AMR
Adjusted EBITDA	$35,381	$32,565	$70,220	$67,415	$143,994	$73,415	$52,896	$129,693
Depreciation and amortization expense	(18,404)	(16,604)	(36,388)	(33,332)	(68,032)	(38,226)	(19,056)	(44,948)
Restructuring charges	(3,028)	(2,736)	(3,417)	(8,715)	(12,567)	(5,941)	—	—
Interest income from restricted assets	(111)	(159)	(222)	(318)	(636)	(758)	(540)	(1,376)
Equity-based compensation expense	(606)	(587)	(1,211)	(1,182)	(2,351)	(2,415)	(8,311)	(3,751)
Related party management fees	(712)	(692)	(1,425)	(1,392)	(2,767)	(1,675)	(219)	(560)

Income from operations	$12,520	$11,787	$27,557	$22,476	$57,641	$24,400	$24,770	$79,058

	Successor						Predecessor
	Quarter ended June 30,		Six months ended June 30,			Period from May 25 through December 31, 2011	Period from January 1 through May 24, 2011
					Year ended December 31, 2012			Year ended December 31, 2010
	2013	2012	2013	2012
		(unaudited)
Adjusted EBITDA	$105,935	$96,332	$206,867	$187,896	$404,452	$214,789	$130,582	$322,119
Related party management fees	(1,250)	(1,250)	(2,500)	(2,500)	(5,000)	(3,014)	(399)	(1,000)
Restructuring charges	(3,032)	(2,744)	(3,669)	(8,723)	(14,086)	(6,483)	—	—
Interest expense (less deferred loan fee amortization)	(45,112)	(37,380)	(92,154)	(76,595)	(165,200)	(94,470)	(6,556)	(20,428)
Payment of dissenting shareholder settlement	(13,717)	—	(13,717)	—	—	—	—	—
Change in accounts receivable	(13,751)	(7,482)	(54,963)	(42,829)	(81,857)	(4,730)	(10,149)	(22,241)
Change in other operating assets/liabilities	(37,176)	(28,476)	(25,859)	14,868	72,514	25,146	14,234	(825)
Excess tax benefits from stock-based compensation	(3,160)	—	(3,168)	—	(873)	—	(12,427)	(15,660)
Interest and other (expense) income	(249)	241	(12,970)	403	1,422	(3,151)	(28,873)	968
Income tax expense, net of change in deferred taxes	(1,342)	(6,159)	(4,650)	(10,297)	4,469	(13,459)	(18,897)	(80,305)
Other	115	(2)	686	908	594	193	460	2,916

Cash flows (used in) provided by operating activities	$(12,739)	$13,080	$(6,097)	$63,131	$216,435	$114,821	$67,975	$185,544

Factors Affecting Operating Results

Rate Changes by Government Sponsored Programs

          In February 2002, CMS issued the Medicare Ambulance Fee Schedule Final Rule ("Ambulance Fee Schedule") that revised Medicare policy on the coverage of ambulance transport services, effective April 1, 2002. The Ambulance Fee Schedule was the result of a mandate under the BBA to establish a national fee schedule for payment of ambulance transport services that would control increases in expenditures under Part B of the Medicare program, establish definitions for ambulance transport services that link payments to the type of services furnished, consider appropriate regional and operational differences and consider adjustments to account for inflation, among other provisions. The Ambulance Fee Schedule provided for a five-year phase-in of a national fee schedule, beginning April 1, 2002. We estimate that the impact of the ambulance service rate decreases under the national fee schedule mandated under the BBA, as modified by the phase-in provisions of the Medicare Modernization Act, resulted in a decrease in AMR's net revenue of approximately $18 million in 2010, an increase of less than $1 million in 2011, and an increase of $6 million in 2012. Based upon the current Medicare transport mix and barring further legislative action, we expect a potential increase in AMR's net revenue of approximately $3 million during 2013. While a reduced fee schedule was scheduled to go into effect in 2013, Congress extended updates preventing any reductions in payment rates through December 31, 2013. See "Business — Regulatory Matters — Medicare, Medicaid and Other Government Reimbursement Programs".

          Although we have been able to substantially mitigate the phased-in reductions of the BBA through additional fee and subsidy increases, we may not be able to continue to do so.

          Medicare law requires CMS to adjust the Physician Fee Schedule payment rates annually based on a formula which includes an application of the Sustainable Growth Rate (the "SGR") that was adopted in the BBA. This formula has yielded negative updates every year beginning in 2002, although CMS was able to take administrative steps to avoid a reduction in 2003 and Congress took a series of legislative actions to prevent reductions each year from 2004 through 2012. Absent further legislative action by Congress, the reduced Physician Fee Schedule would go into effect on January 1, 2014.

          On August 2, 2011, the Budget Control Act was enacted. Under the Budget Control Act, the Joint Committee was established to develop recommendations to reduce the deficit, over 10 years, by $1.2 to $1.5 trillion, and was required to report its recommendations to Congress by November 23, 2011. Under the Budget Control Act, Congress was then required to consider the Joint Committee's recommendations by December 23, 2011. If the Joint Committee failed to refer agreed upon legislation to Congress or did not meet the required savings threshold set out in the Budget Control Act, a sequestration process would be put into effect, government-wide, to reduce Federal outlays by the proposed amount. Because the Joint Committee failed to report the requisite recommendations for deficit reduction, the sequestration process was set to automatically start, impacting Medicare and certain other government programs beginning in January 2013. Congress passed the American Taxpayer Relief Act, signed into law on January 2, 2013, delaying the start of sequestration until March 1, 2013. In order to provide its contractors and providers sufficient lead time to implement the cuts in Medicare, CMS delayed implementation of Medicare cuts until April 1, 2013. As there has been no further Congressional action with respect to the sequestration, reimbursements were cut by 2% for Medicare providers, including physicians and ambulance providers starting April 1, 2013.

Changes in Net New Contracts

          Our operating results are affected directly by the number of net new contracts we have in a period, reflecting the effects of both new contracts and contract expirations. We regularly bid for new contracts, frequently in a formal competitive bidding process that often requires written responses to an RFP, and, in any fiscal period, certain of our contracts will expire. We may elect not to seek extension or renewal of a contract if we determine that we cannot do so on favorable terms. With respect to expiring contracts we would like to renew, we may be required to seek renewal through an RFP, and we may not be successful in retaining any such contracts, or retaining them on terms that are as favorable as present terms.

Inflation and Fuel Costs

          Certain of our expenses, such as wages and benefits, insurance, fuel and equipment repair and maintenance costs, are subject to normal inflationary pressures. Fuel expense represented 13.0%, 13.2%, 13.1%, 12.2%, 12.3%, 10.9%, 11.1% and 10.2% of AMR's operating expenses for the three months ended June 30, 2013 and 2012, the six months ended June 30, 2013 and 2012, the year ended December 31, 2012, the Successor and Predecessor 2011 periods, and the year ended December 31, 2010, respectively. Although we have generally been able to offset inflationary cost increases through increased operating efficiencies and successful negotiation of fees and subsidies, we can provide no assurance that we will be able to offset any future inflationary cost increases through similar efficiencies and fee changes.

Critical Accounting Policies

          The preparation of financial statements requires management to make estimates and assumptions relating to the reporting of results of operations, financial condition and related disclosure of contingent assets and liabilities at the date of the financial statements. Actual results may differ from those estimates under different assumptions or conditions. The following are our most critical accounting policies, which are those that require management's most difficult, subjective and complex judgments, requiring the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

          The following discussion is not intended to represent a comprehensive list of our accounting policies. For a detailed discussion of the application of these and other accounting policies, see Note 2 to our audited consolidated financial statements included elsewhere in this prospectus.

Claims Liability and Professional Liability Reserves

          We are generally self-insured up to certain limits for costs associated with workers compensation claims, automobile, professional liability claims and general business liabilities. Reserves are established for estimates of the loss that we will ultimately incur on claims that have been reported but not paid and claims that have been incurred but not reported. These reserves are based upon independent actuarial valuations, which are updated quarterly. Reserves other than general liability reserves are discounted at a rate commensurate with the interest rate on monetary assets that are risk free. Management believes this is the rate at which we could transfer such liabilities in an orderly transaction between market participants at the time. The actuarial valuations consider a number of factors, including historical claim payment patterns and changes in case reserves, the assumed rate of increase in healthcare costs and property damage repairs. Historical experience and recent stable trends in the historical experience are the most significant factors in the determination of these reserves. We believe the use of actuarial methods to account for these reserves provides a consistent and effective way to measure these subjective accruals. However, given the magnitude of the claims involved and the length of time until the ultimate cost is known, the use of any estimation technique in this area is inherently sensitive. Accordingly, our recorded reserves could differ from our ultimate costs related to these claims due to changes in our accident reporting, claims payment and settlement practices or claims reserve practices, as well as differences between assumed and future cost increases. Due to the complexity and uncertainty associated with these factors, we do not believe it is practical or meaningful to quantify the sensitivity of any particular assumption in isolation. During 2012, we recorded a decrease in our provisions for insurance liabilities of $2.5 million, an increase of $5.6 million and $8.2 million during the Successor and Predecessor 2011 periods, respectively and an increase of $0.4 million during 2010 related to reserves for losses in prior years. Accrued unpaid claims and expenses that are expected to be paid within the next twelve months are classified as current liabilities. All other accrued unpaid claims and expenses are classified as non-current liabilities.

Trade and Other Accounts Receivable

          Our internal billing operations have primary responsibility for billing and collecting our accounts receivable. We utilize various processes and procedures in our collection efforts depending on the payor classification; these efforts include monthly statements, written collection notices and telephonic follow-up procedures for certain accounts. EmCare and AMR write off amounts not collected through our internal collection efforts to our uncompensated care allowance, and send these receivables to third party collection agencies for further follow-up collection efforts. We record any subsequent collections through third party collection efforts as a recovery.

          As we discuss further in our "Revenue Recognition" policy below, we determine our allowances for contractual discounts and uncompensated care based on sophisticated information systems and financial models, including payor reimbursement schedules, historical write-off experience and other economic data. We record our patient-related accounts receivable net of estimated allowances for contractual discounts and uncompensated care in the period in which we perform services. We record gross fee-for-service revenue and related receivables based upon established fee schedule prices. We reduce our recorded revenue and receivables for estimated discounts to patients covered by contractual insurance arrangements, and reduce these further by our estimate of uncollectible accounts. Due to the complexity and uncertainty associated with these factors, we do not believe it is practical or meaningful to quantify the sensitivity of any particular assumption in isolation.

          Our provision and allowance for uncompensated care is based primarily on the historical collection and write-off activity of our approximately 13.3 million total annual weighted patient encounters and weighted transports. We extract this data from our billing systems regularly and use it to compare our accounts receivable balances to estimated ultimate collections. Our billing systems do not provide contractual allowances or uncompensated care reserves on outstanding patient accounts. Our allowance for uncompensated care is related principally to receivables we record for self-pay patients and is not recorded on specific accounts due to the volume and variability of individual patient receivable collections. Our allowance for uncompensated care is also related to co-pays, deductibles and certain hospital subsidies recorded in other payor classifications. While we do not specifically record the allowance for doubtful accounts to individual accounts owed or specific payor classifications, the portion of our allowance for uncompensated care associated with fee for service charges as of December 31, 2012 was equal to approximately 97% and 93% of outstanding self-pay receivables for EmCare and AMR, respectively, consistent with our collection history. The table below represents our self-pay aging on a gross basis; there are no significant allowances for contractual discounts associated with self-pay receivables. This aging has not been adjusted for transfers out of self-pay and into other payor classifications typically completed within the first 60 days after the date of service.

	June 30, 2013	December 31, 2012	December 31, 2011
	(dollars in thousands)
0-30	$535,622	$481,445	$338,865
31-60	228,552	218,248	174,480
61-90	187,282	172,435	144,949
91+	106,110	117,190	101,548

Total	$1,057,566	$989,318	$759,842

          We also have other receivables related to facility and community subsidies and contractual receivables for providing staffing to communities for special events. We review these other receivables periodically to determine our expected collections and whether any allowances may be necessary. We write the balance off after we have exhausted all collection efforts.

Equity Based Compensation

          Our stock-based compensation expense is estimated at the grant date based on an award's fair value as calculated by the Black-Scholes option-pricing model and is recognized as expense over the requisite service period. The Black-Scholes model requires various highly judgmental assumptions, including expected volatility and option life. If any of the assumptions used in the Black-Scholes model change significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period. In addition, we estimate the expected forfeiture rate and only recognize expense for those options expected to vest. We estimate the forfeiture rate based on our historical experience. To the extent our actual forfeiture rate is different from our estimate, stock-based compensation expense is adjusted accordingly. See Note 12 to our audited consolidated financial statements.

Common Stock Valuation

          In the absence of a public trading market for our common stock, our Board of Directors directed management to engage an independent third-party valuation specialist to assist in determining a reasonable estimate of the then-current fair value of our common stock for purposes of determining the fair value of our stock options on the date of grant. In determining the estimated fair value of our common stock, the methodologies, approaches and assumptions were consistent with the American Institute of Certified Public Accountants Practice Aid, "Valuation of Privately-Held Company Equity Securities Issued as Compensation". The estimated fair value of the common stock underlying our stock options has been valued on a semi-annual basis using an income approach and a market approach, which require numerous objective and subjective factors including:

  •
  the nature and history of our business;

  •
  our current and historical operating performance;

  •
  our expected future operating performance;

  •
  the financial performance of our business at each valuation date;

  •
  the lack of marketability of our common stock;

  •
  the market performance of comparable publicly traded companies;

  •
  industry information such as market size, growth and the impact of regulatory changes; and

  •
  macroeconomic conditions.

          The following table provides, by grant date, the number of stock options awarded during the period from April 1, 2012 through June 30, 2013, the exercise price for each set of grants, the associated estimated fair value of our common stock and the fair value of the option (not yet adjusted to reflect our anticipated stock split prior to completion of this offering):

Grant Date	Options Granted	Exercise Price	Fair Value of Underlying Stock	Fair Value of Option
April 1, 2012	20,310	$34.31	$34.31	$7.30
August 2, 2012	4,059	$50.31	$50.31	$13.98
November 5, 2012	3,373	$50.31	$50.31	$13.98
December 31, 2012	1,988	$50.31	$50.31	$13.98
January 1, 2013	30,802	$50.31	$50.31	$13.84
February 13, 2013	5,963	$50.31	$50.31	$13.84
March 4, 2013	6,654	$73.00	$73.00	$20.09
April 1, 2013	9,938	$50.31	$73.00	$30.84

          The options granted on April 1, 2013 were granted at an exercise price below the fair market value of the underlying common stock on the grant date, so the intrinsic value of each option on the grant date was $22.69. These options, which related to our acquisition of Guardian Healthcare Group, Inc. in December 2012, were granted as of April 1, 2013; the exercise price for these options was based on the fair market value of the underlying common stock in December 2012 at the time of such acquisition.

          The increase in the fair value of common stock from April 1, 2012 through April 1, 2013 is reflective of the Company exceeding its forecast throughout the year ended December 31, 2012 with a 6.2% increase in net revenue and a 17.2% increase in Adjusted EBITDA compared to the year ended December 31, 2011. Management also revised our future forecast based on these results and improving market conditions, which we believe also impacted the increase in the fair value of common stock during this period.

          We believe that the increase in the fair value of our common stock from April 1, 2013 to the initial public offering price is due in part to overall strong performance in the equity markets which has led to an increase in valuation multiples of other publicly traded companies within the markets in which we operate. The healthcare sector as a whole has traded up 12.8% over this time period, outperforming the broader market which is up 9.8%. Within healthcare, hospitals have outperformed the sector, up 19.3%, and more specifically, two of our closest comparables, Team Health and IPC, are up 21.7% and 27.0%, respectively. Additionally, we believe that this increase in valuation of comparable companies coupled with the increase in our Adjusted EBITDA, the impact of healthcare reform, as well as the interest savings that will result from the application of the proceeds of this offering will lead to an increase in our fair value.

          Since April 1, 2013, we also reported net revenue growth of 10.2% and Adjusted EBITDA growth of 10.2% during the first quarter of 2013 compared to the first quarter of 2012. We also experienced second quarter 2013 revenue growth of 12.3% and Adjusted EBITDA growth of 10.0%.

          Additionally, the net proceeds from this offering will be used to redeem in full the outstanding $450 million PIK Notes, which bear cash interest at a rate of 9.25%. This use of net proceeds will reduce our on-going interest expense by approximately $42 million per year. See "Use of Proceeds".

          The intrinsic value of all outstanding vested and unvested options as of June 30, 2013 based on an assumed initial public offering price of $             per share and the exercise price of the

outstanding options are as follows (not yet adjusted to reflect our anticipated stock split prior to completion of this offering):

  •
  946,420 vested options with an intrinsic value of approximately $              million; and

  •
  801,693 unvested options with an intrinsic value of approximately $              million.

Business Combinations

          Assets and liabilities of an acquired business are recorded at their fair values at the date of acquisition. The excess of the acquisition consideration over the estimated fair values is recorded as goodwill. All acquisition costs are expensed as incurred. While we use our best estimates and assumptions as a part of the acquisition consideration allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period any subsequent adjustments are recorded as expense.

Revenue Recognition

          Revenue is recognized at the time of service and is recorded net of provisions for contractual discounts and estimated uncompensated care. We estimate our provision for contractual discounts and uncompensated care based on payor reimbursement schedules, historical collections and write-off experience and other economic data. As a result of the estimates used in recording the provisions and the nature of healthcare collections, which may involve lengthy delays, there is a reasonable possibility that recorded estimates will change materially in the short-term.

          The majority of the patients we treat are for the provision of emergency care in the pre-hospital and hospital settings. Due to federal government regulations governing the provision of such care, we are obligated to provide emergency care regardless of the patient's ability to pay or whether or not the patient has insurance or other third-party coverage for the costs of the services rendered. While we attempt to obtain all relevant billing information at the time the patient is within our care, there are numerous patient encounters where such information is not available. In such cases, our billing operations will initially classify these patients as self-pay, with the applicable estimated allowance for uncompensated care, while they pursue collection of the account. Over the course of the first 30 to 60 days after we have treated these self-pay patients, our billing staff may identify the appropriate insurance or other third-party payor and re-assign the account from a self-pay payor classification to the appropriate payor. Depending on the final payor determination, the allowances for uncompensated care and contractual discounts will be adjusted accordingly. For accounts that remain classified as self-pay, our billing protocols and systems will generate bills and notifications generally for 90 to 120 days. If no collection or additional information is received from the patient, the account is written-off and sent to a collection agency. Our revenue recognition models, which are reviewed and updated on a monthly basis, consider these events in determining the collectability of our accounts receivable.

          The changes in the provisions for contractual discounts and estimated uncompensated care are primarily a result of changes in our gross fee-for-service rate schedules and gross accounts receivable balances. These gross fee schedules, including any changes to existing fee schedules, are generally negotiated with various contracting entities, including municipalities and facilities. Fee schedule increases are billed for all revenue sources and to all payors under that specific contract; however, reimbursement in the case of certain state and federal payors, including Medicare and Medicaid, will not change as a result of the change in gross fee schedules. In certain cases, this results in a higher level of contractual and uncompensated care provisions and allowances, requiring a higher percentage of contractual discount and uncompensated care provisions compared to gross charges.

          In addition, management analyzes the ultimate collectability of revenue and accounts receivable after certain stages of the collection cycle using a look-back analysis to determine the amount of receivables subsequently collected. Adjustments related to this analysis are recorded as a reduction or increase to the contractual discount or uncompensated care provisions each month, and therefore also increase or decrease our current period net revenue. These adjustments in the aggregate decreased the contractual discount and uncompensated care provisions (increased net revenue) by approximately $11 million for the Predecessor year ended December 31, 2010, $15 million for the Predecessor and Successor periods ended December 31, 2011, and $10 million for the Successor year ended December 31, 2012. For the six month periods ended June 30, 2012 and 2013, these adjustments in the aggregate decreased the contractual discount and uncompensated care provisions (increased net revenue) by approximately $5 million and $1 million, respectively.

          The evaluation of these factors, as well as the interpretation of governmental regulations and private insurance contract provisions, involves complex, subjective judgments. As a result of the inherent complexity of these calculations, our actual revenues and net income, and our accounts receivable, could vary significantly from the amounts reported.

Income Taxes

          Deferred income taxes reflect the impact of temporary differences between the reported amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. A valuation allowance is provided for deferred tax assets when management concludes it is more likely than not that some portion of the deferred tax assets will not be recognized. The respective tax authorities, in the normal course, audit previous tax filings. We have recorded reserves based upon management's best estimate of final outcomes, but such estimates may differ from the tax authorities ultimate outcomes.

Goodwill and Other Intangible Assets

          Due to the Merger, management recorded all assets and liabilities at their estimated fair value on the acquisition date. This has resulted in a significant amount of goodwill due to business combination accounting. Goodwill represents the excess of cost over the fair value of net assets acquired, including identifiable intangible assets. The estimate of fair value requires various assumptions including the use of projections of future cash flows and discount rates that reflect the risks associated with achieving the future cash flows. Changes in the underlying business could affect these estimates, which in turn could affect the fair value recorded.

          Goodwill is not amortized and is required to be tested annually for impairment, or more frequently if changes in circumstances, such as an adverse change to our business environment, cause us to believe that goodwill may be impaired. Goodwill is allocated at the reporting unit level. If the fair value of the reporting unit falls below the book value of the reporting unit at an impairment assessment date, an impairment charge would be recorded. Should our business environment or other factors change, our goodwill may become impaired and may result in material charges to our income statement. Our goodwill balance has been allocated to each identified reporting unit, which is defined as an operating segment or one level below the operating segment. We have determined that our operating segments meet the criteria to be classified as reporting units. At December 31, 2012, $1,555.9 million and $857.7 million of goodwill had been allocated to EmCare and AMR, respectively. Based on our most recent goodwill impairment analysis completed during the third and fourth quarters of 2012, we do not believe our reporting units are at risk of a goodwill impairment.

          Definite life intangible assets are subject to impairment reviews when evidence or triggering events suggest that an impairment may have occurred. Should such triggering events occur that cause us to review our definite life intangibles, management evaluates the carrying value in relation to the projection of future cash flows of the underlying assets. If deemed necessary, we would take a charge to earnings for the difference between the carrying value and the estimated fair value. Should factors affecting the value of our definite life intangibles change significantly, such as declining contract retention rates or reduced contractual cash flows, we may need to record an impairment charge that is significant to our financial statements.

Results of Operations

Basis of Presentation

          The following tables present, for the periods indicated, consolidated results of operations and amounts expressed as a percentage of net revenue. This information has been derived from our unaudited consolidated statements of operations for the Successor three-and six-month periods ended June 30, 2013 and 2012, our audited consolidated statements of operations for the Successor year ended December 31, 2012 as well as the Successor period from May 25, 2011 through December 31, 2011, the Predecessor period from January 1, 2011 through May 24, 2011 and the Predecessor year ended December 31, 2010. The full year 2011 and the year ended December 31, 2010 are also presented on a pro forma basis. As noted previously in "— Presentation", the pro forma results of operations will be discussed as supplemental information. Management believes that the discussion on the pro forma results is meaningful as it allows the results of operations for the year ended December 31, 2012 to be analyzed to a comparable period in 2011 and 2010. The Unaudited Pro Forma Combined Consolidated Statements of Operations reflect the consolidated results of operations of the Company as if the Merger had occurred on January 1, 2011 and 2010. The historical financial information has been adjusted to give effect to events that are (i) directly attributed to the Merger, (ii) factually supportable and (iii) with respect to the income statement, expected to have a continuing impact on the combined results. Such items include interest expense related to debt issued in conjunction with the Merger as well as additional amortization expense associated with the valuation of intangible assets. This unaudited pro forma information should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the Merger had actually occurred on that date, nor of the results that may be obtained in the future. See Note 1 to our consolidated financial statements included elsewhere in this prospectus.

 Consolidated Results of Operations and as a Percentage of Net Revenue
(dollars in thousands)

						As Reported
						Period from May 25 through December 31, 2011 (Successor)
	Quarter ended June 30,		Six months ended June 30,				Period from January 1 through May 24, 2011 (Predecessor)			Pro forma Year ended December 31, 2011
					Year ended December 31, 2012 (Successor)
	2013 (Successor)	2012 (Successor)	2013 (Successor)	2012 (Successor)				Pro forma adjustments
	(unaudited)
Net revenue	$899,255	$801,098	$1,787,579	$1,607,392	$3,300,121	$1,885,811	$1,221,790	$—		$3,107,601
Compensation and benefits	643,960	562,838	1,285,749	1,128,703	2,307,628	1,311,060	874,633	(12,431	)(a)	2,173,262
Operating expenses	102,308	96,807	202,758	204,388	421,424	259,639	156,740	—		416,379
Insurance expense	25,840	27,555	51,673	52,445	97,950	65,030	47,229	—		112,259
Selling, general and administrative expenses	23,790	20,136	45,788	39,129	78,540	44,355	29,241	1,274	(b)	74,870
Depreciation and amortization expense	34,622	30,762	69,377	61,252	123,751	71,312	28,467	17,534	(c)	117,313
Restructuring charges	3,032	2,744	3,669	8,723	14,086	6,483	—	—		6,483

Income from operations	$65,703	$60,256	$128,565	$112,752	$256,742	$127,932	$85,480	$(6,377)		$207,035
Interest income from restricted assets	266	258	632	545	625	1,950	1,124	—		3,074
Interest expense	(50,002)	(41,514)	(101,754)	(84,966)	(182,607)	(104,701)	(7,886)	(58,653	)(d)	(171,240)
Realized gain (loss) on investments	105	63	118	361	394	41	(9)	—		32
Interest and other (expense) income	(249)	241	(12,970)	403	1,422	(3,151)	(28,873)	33,062	(e)	1,038
Loss on early debt extinguishment	—	(5,172)	(122)	(5,172)	(8,307)	—	(10,069)	10,069	(f)	—
Equity in earnings of unconsolidated subsidiary	87	105	162	214	379	276	143	—		419
Net income attributable to noncontrolling interest	—	(130)	—	—	—	—	—	—		—
Income tax expense	(6,313)	(6,266)	(8,881)	(10,504)	(27,463)	(9,328)	(19,242)	12,794	(g)	(15,776)

Net income	$9,597	$7,841	$5,750	$13,633	$41,185	$13,019	$20,668	$(9,105)		$24,582

(a)
To eliminate accelerated stock-based compensation incurred in connection with the Merger.

(b)
To record additional management fee expense to reflect $5 million per year due to CD&R. The 2011 Predecessor period reported the proportional amount of $1 million per year due to Onex. This amount is partially offset by additional deferred rent amortization due to fresh start lease accounting.

(c)
To record additional amortization and depreciation due to the increased value of intangible and fixed assets.

(d)
To record additional interest expense associated with the issuance of our senior subordinated unsecured notes and borrowings under our new credit facilities. In conjunction with entering into our new credit facility, we increased our total outstanding debt by $2.0 billion.

(e)
To eliminate investment banking, legal, accounting and other advisory services transaction costs incurred with the Merger.

(f)
To eliminate the loss on early debt extinguishment including unamortized debt issuance costs associated with our credit facility that was discontinued in conjunction with the Merger.

(g)
To record the net tax adjustment for items (a) through (f).

Consolidated Results of Operations and as a Percentage of Net Revenue (continued)
(dollars in thousands)

						As Reported
	Quarter ended June 30,		Six months ended June 30,			Period from May 25 through December 31, 2011 (Successor)
							Period from January 1 through May 24, 2011 (Predecessor)	Pro forma Year ended December 31, 2011
					Year ended December 31, 2012 (Successor)
	2013 (Successor)	2012 (Successor)	2013 (Successor)	2012 (Successor)
	(unaudited)
Net revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Compensation and benefits	71.6	70.3	71.9	70.2	69.9	69.5	71.6	69.9
Operating expenses	11.4	12.1	11.3	12.7	12.8	13.8	12.8	13.4
Insurance expense	2.9	3.4	2.9	3.3	3.0	3.4	3.9	3.6
Selling, general and administrative expenses	2.6	2.5	2.6	2.4	2.4	2.4	2.4	2.4
Depreciation and amortization expense	3.9	3.8	3.9	3.8	3.7	3.8	2.3	3.8
Restructuring charges	0.3	0.3	0.2	0.5	0.4	0.3	—	0.2

Income from operations	7.3%	7.5%	7.2%	7.0%	7.8%	6.8%	7.0%	6.7%

	As Reported
	Period from May 25 through December 31, 2011 (Successor)	Period from January 1 through May 24, 2011 (Predecessor)	Pro forma adjustments		Pro forma Year ended December 31, 2011	As Reported Year ended December 31, 2010	Pro forma adjustments		Pro forma Year ended December 31, 2010
Net revenue	$1,885,811	$1,221,790	$—		$3,107,601	$2,859,322	$—		$2,859,322
Compensation and benefits	1,311,060	874,633	(12,431	)(a)	2,173,262	2,023,503	—		2,023,503
Operating expenses	259,639	156,740	—		416,379	359,262	—		359,262
Insurance expense	65,030	47,229	—		112,259	97,330	—		97,330
Selling, general and administrative expenses	44,355	29,241	1,274	(b)	74,870	67,912	3,259	(b)	71,171
Depreciation and amortization expense	71,312	28,467	17,534	(c)	117,313	65,332	51,747	(c)	117,079
Restructuring charges	6,483	—	—		6,483	—	—		—

Income from operations	$127,932	$85,480	$(6,377)		$207,035	$245,983	$(55,006)		$190,977
Interest income from restricted assets	1,950	1,124	—		3,074	3,105	—		3,105
Interest expense	(104,701)	(7,886)	(58,653	)(d)	(171,240)	(22,912)	(148,251	)(d)	(171,163)
Realized gain (loss) on investments	41	(9)	—		32	2,450	—		2,450
Interest and other (expense) income	(3,151)	(28,873)	33,062	(e)	1,038	968	—	(e)	968
Loss on early debt extinguishment	—	(10,069)	10,069	(f)	—	(19,091)	19,091	(f)	—
Equity in earnings of unconsolidated subsidiary	276	143	—		419	347	—		347
Income tax expense	(9,328)	(19,242)	12,794	(g)	(15,776)	(79,126)	68,723	(g)	(10,403)

Net income	$13,019	$20,668	$(9,105)		$24,582	$131,724	$(115,443)		$16,281

 Consolidated Results of Operations and as a Percentage of Net Revenue (continued)

	As Reported
	Period from May 25 through December 31, 2011 (Successor)	Period from January 1 through May 24, 2011 (Predecessor)	Pro forma Year ended December 31, 2011	As Reported Year ended December 31, 2010	Pro forma Year ended December 31, 2010
Net revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Compensation and benefits	69.5	71.6	69.9	70.8	70.8
Operating expenses	13.8	12.8	13.4	12.6	12.6
Insurance expense	3.4	3.9	3.6	3.4	3.4
Selling, general and administrative expenses	2.4	2.4	2.4	2.4	2.5
Depreciation and amortization expense	3.8	2.3	3.8	2.3	4.1
Restructuring charges	0.3	—	0.2	—	—

Income from operations	6.8%	7.0%	6.7%	8.6%	6.7%

EmCare
(dollars in thousands)

						As Reported
	Quarter ended June 30,		Six months ended June 30,			Period from May 25 through December 31, 2011 (Successor)
							Period from January 1 through May 24, 2011 (Predecessor)			Pro forma Year ended December 31, 2011 (Successor)
					Year ended December 31, 2012 (Successor)
	2013 (Successor)	2012 (Successor)	2013 (Successor)	2012 (Successor)				Pro forma adjustments
	(unaudited)
Net revenue	$569,117	$468,852	$1,124,053	$917,856	$1,915,148	$1,025,003	$642,059	$—		$1,667,062
Compensation and benefits	447,407	363,009	886,791	716,875	1,494,790	798,439	513,639	(5,470	)(a)	1,306,608
Operating expenses	22,915	18,483	45,898	35,816	74,498	35,360	21,038	—		56,398
Insurance expense	17,069	15,063	33,989	28,642	53,067	34,060	24,361	—		58,421
Selling, general and administrative expenses	12,300	9,662	23,038	18,319	36,255	19,984	12,900	568	(b)	33,452
Depreciation and amortization expense	16,218	14,158	32,989	27,920	55,719	33,086	9,411	10,205	(c)	52,702
Restructuring charges	4	8	252	8	1,519	542	—	—		542

Income from operations	$53,204	$48,469	$101,096	$90,276	$199,300	$103,532	$60,710	$(5,303)		$158,939

	As Reported
	Period from May 25 through December 31, 2011 (Successor)	Period from January 1 through May 24, 2011 (Predecessor)	Pro forma adjustments		Pro forma Year ended December 31, 2011	As Reported Year ended December 31, 2010 (Predecessor)	Pro forma adjustments		Pro forma Year ended December 31, 2010
Net revenue	$1,025,003	$642,059	$—		$1,667,062	$1,478,462	$—		$1,478,462
Compensation and benefits	798,439	513,639	(5,470)	(a)	1,306,608	1,164,389	—		1,164,389
Operating expenses	35,360	21,038	—		56,398	45,745	—		45,745
Insurance expense	34,060	24,361	—		58,421	52,540	—		52,540
Selling, general and administrative expenses	19,984	12,900	568	(b)	33,452	28,479	1,459	(b)	29,938
Depreciation and amortization expense	33,086	9,411	10,205	(c)	52,702	20,384	31,548	(c)	51,932
Restructuring charges	542	—	—		542	—	—		—

Income from operations	$103,532	$60,710	$(5,303)		$158,939	$166,925	$(33,007)		$133,918

 EmCare (continued)

						As Reported
	Quarter ended June 30,		Six months ended June 30,			Period from May 25 through December 31, 2011 (Successor)
							Period from January 1 through May 24, 2011 (Predecessor)	Pro forma Year ended December 31, 2011
					Year ended December 31, 2012 (Successor)
	2013 (Successor)	2012 (Successor)	2013 (Successor)	2012 (Successor)
	(unaudited)
Net revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Compensation and benefits	78.6	77.4	78.9	78.1	78.1	77.9	80.0	78.4
Operating expenses	4.0	3.9	4.1	3.9	3.9	3.4	3.3	3.4
Insurance expense	3.0	3.2	3.0	3.1	2.8	3.3	3.8	3.5
Selling, general and administrative expenses	2.2	2.1	2.0	2.0	1.9	1.9	2.0	2.0
Depreciation and amortization expense	2.8	3.0	2.9	3.0	2.9	3.2	1.5	3.2
Restructuring charges	0.0	0.0	0.0	0.0	0.1	0.1	—	0.0

Income from operations	9.3%	10.3%	9.0%	9.8%	10.4%	10.1%	9.5%	9.5%

	As Reported
	Period from May 25 through December 31, 2011 (Successor)	Period from January 1 through May 24, 2011 (Predecessor)	Pro forma Year ended December 31, 2011	As Reported Year ended December 31, 2010 (Predecessor)	Pro forma Year ended December 31, 2010
Net revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Compensation and benefits	77.9	80.0	78.4	78.8	78.8
Operating expenses	3.4	3.3	3.4	3.1	3.1
Insurance expense	3.3	3.8	3.5	3.6	3.6
Selling, general and administrative expenses	1.9	2.0	2.0	1.9	2.0
Depreciation and amortization expense	3.2	1.5	3.2	1.4	3.5
Restructuring charges	0.1	—	0.0	—	0.0

Income from operations	10.1%	9.5%	9.5%	11.3%	9.1%

AMR
(dollars in thousands)

					As Reported
	Quarter ended June 30,		Six months ended June 30,			Period from May 25 through December 31, 2011 (Successor)
							Period from January 1 through May 24, 2011 (Predecessor)			Pro forma Year ended December 31, 2011
					Year ended December 31, 2012 (Successor)
	2013 (Successor)	2012 (Successor)	2013 (Successor)	2012 (Successor)				Pro forma adjustments
	(unaudited)
Net revenue	$330,138	$332,246	$663,526	$689,536	$1,384,973	$860,808	$579,731	$—		$1,440,539
Compensation and benefits	196,553	199,829	398,958	411,828	812,838	512,621	360,994	(6,961	)(a)	866,654
Operating expenses	79,373	78,324	156,773	168,572	346,926	224,279	135,702	—		359,981
Insurance expense	8,771	12,492	17,684	23,803	44,883	30,970	22,868	—		53,838
Selling, general and administrative expenses	11,489	10,474	22,749	20,810	42,086	24,371	16,341	706	(b)	41,418
Depreciation and amortization expense	18,404	16,604	36,388	33,332	68,032	38,226	19,056	7,329	(c)	64,611
Restructuring charges	3,028	2,736	3,417	8,715	12,567	5,941	—	—		5,941

Income from operations	$12,520	$11,787	$27,557	$22,476	$57,641	$24,400	$24,770	$(1,074)		$48,096

	As Reported
	Period from May 25 through December 31, 2011 (Successor)	Period from January 1 through May 24, 2011 (Predecessor)	Pro forma adjustments		Pro forma Year ended December 31, 2011 (Predecessor)	As Reported Year ended December 31, 2010	Pro forma adjustments		Pro forma Year ended December 31, 2010
Net revenue	$860,808	$579,731	$—		$1,440,539	$1,380,860	$—		$1,380,860
Compensation and benefits	512,621	360,994	(6,961	)(a)	866,654	859,114	—		859,114
Operating expenses	224,279	135,702	—		359,981	313,517	—		313,517
Insurance expense	30,970	22,868	—		53,838	44,790	—		44,790
Selling, general and administrative expenses	24,371	16,341	706	(b)	41,418	39,433	1,800	(b)	41,233
Depreciation and amortization expense	38,226	19,056	7,329	(c)	64,611	44,948	20,199	(c)	65,147
Restructuring charges	5,941	—	—		5,941	—	—		—

Income from operations	$24,400	$24,770	$(1,074)		$48,096	$79,058	$(21,999)		$57,059

						Period from May 25 through December 31, 2011 (Successor)
	Quarter ended		Six months ended				Period from January 1 through May 24, 2011 (Predecessor)	Pro forma Year ended December 31, 2011
					Year ended December 31, 2012 (Successor)
	2013 (Successor)	2012 (Successor)	2013 (Successor)	2012 (Successor)
	(unaudited)
Net revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Compensation and benefits	59.5	60.1	60.1	59.7	58.7	59.6	62.3	60.2
Operating expenses	24.0	23.6	23.6	24.4	25.0	26.1	23.4	25.0
Insurance expense	2.7	3.8	2.7	3.5	3.2	3.6	3.9	3.7
Selling, general and administrative expenses	3.5	3.2	3.4	3.0	3.0	2.8	2.8	2.9
Depreciation and amortization expense	5.6	5.0	5.5	4.8	4.9	4.4	3.3	4.5
Restructuring charges	0.9	0.8	0.5	1.3	0.9	0.7	0.0	0.4

Income from operations	3.8%	3.5%	4.2%	3.3%	4.2%	2.8%	4.3%	3.3%

 AMR (continued)

	As Reported
	Period from May 25 through December 31, 2011 (Successor)	Period from January 1 through May 24, 2011 (Predecessor)	Pro forma Year ended December 31, 2011	As Reported Year ended December 31, 2010 (Predecessor)	Pro forma Year ended December 31, 2010
Net revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Compensation and benefits	59.6	62.3	60.2	62.2	62.2
Operating expenses	26.1	23.4	25.0	22.7	22.7
Insurance expense	3.6	3.9	3.7	3.2	3.2
Selling, general and administrative expenses	2.8	2.8	2.9	2.9	3.0
Depreciation and amortization expense	4.4	3.3	4.5	3.3	4.7
Restructuring charges	0.7	0.0	0.4	—	—

Income from operations	2.8%	4.3%	3.3%	5.7%	4.1%

The Successor Quarter ended June 30, 2013 compared to the Successor Quarter ended June 30, 2012

Consolidated

          Our results for the three months ended June 30, 2013 reflect an increase in net revenue of $98.2 million and an increase in net income of $1.8 million compared to the three months ended June 30, 2012. The increase in net income was attributable primarily to an increase in operating income and a decrease in loss on early debt extinguishment, offset partially by an increase in interest expense.

          Net revenue.    For the three months ended June 30, 2013, we generated net revenue of $899.3 million compared to net revenue of $801.1 million for the three months ended June 30, 2012, representing an increase of 12.3%. The increase was attributable primarily to increases in rates and volumes on existing contracts combined with increased volume from net new contracts and acquisitions, partially offset by the impact of markets exited.

          Adjusted EBITDA.    Adjusted EBITDA was $105.9 million, or 11.8% of net revenue, for the three months ended June 30, 2013 compared to $96.3 million, or 12.0% of net revenue, for the three months ended June 30, 2012.

          Depreciation and amortization.    Depreciation and amortization expense for the three months ended June 30, 2013 was $34.6 million, or 3.9% of net revenue, compared to $30.8 million, or 3.8% of net revenue, for the three months ended June 30, 2012. The increase was due primarily to additional amortization of contract values related to our recent acquisitions combined with technology and fleet-related additions.

          Restructuring charges.    Restructuring charges for the three months ended June 30, 2013 were $3.0 million compared to $2.7 million for the three months ended June 30, 2012, related to continuing efforts to re-align AMR's operations and the reorganization of EmCare's geographic regions.

          Interest expense.    Interest expense for the three months ended June 30, 2013 was $50.0 million compared to $41.5 million for the three months ended June 30, 2012. This increase was due to the issuance of $450 million of PIK Notes on October 1, 2012, offset partially by decreases due to voluntary prepayments of the Term Loan Facility made during 2012 and the repricing of the Term Loan Facility during the three months ended March 31, 2013.

          Interest and other (expense) income.    Interest and other (expense) income was $(0.2) million for the three months ended June 30, 2013 compared to $0.2 million for the three months ended June 30, 2012.

          Income tax expense.    Income tax expense was $6.3 million for the three months ended June 30, 2013 compared to $6.3 million for the three months ended June 30, 2012. Our effective tax rate was 39.9% for the three months ended June 30, 2013 and 44.3% for the three months ended June 30, 2012. The decrease in our effective tax rate for the three months ended June 30, 2013 compared to the three months ended June 30, 2012 was primarily a result of a reduction in our state effective tax rate. Our state effective tax rate is impacted by our state revenue mix, level of pre-tax book income and certain state taxes which have tax rates not based on pre-tax book income.

EmCare

          Net revenue.    Net revenue for the three months ended June 30, 2013 was $569.1 million, an increase of $100.2 million, or 21.4%, from $468.9 million for the three months ended June 30, 2012. Revenue excluding recent acquisitions increased $63.0 million, or 13.4%, during the three months ended June 30, 2013 compared to the three months ended June 30, 2012. This increase was due to an increase in patient encounters from net new hospital contracts and net revenue increases in existing contracts. Net new contracts added since March 31, 2011 accounted for a net revenue increase of $49.0 million for the three months ended June 30, 2013, of which $20.6 million came from net new contracts added in 2012, with the remaining increase in net revenue from those added in 2013. Net revenue under our "same store" contracts (contracts in existence for the entirety of both periods) increased $14.0 million, or 3.4%, for the three months ended June 30, 2013. The change was due to a 3.6% increase in revenue per weighted patient encounter offset partially by a 0.2% decrease in same store weighted patient encounters. Revenue from recent acquisitions was $37.3 million during the three months ended June 30, 2013 and included $27.6 million from our post-acute care services acquisitions.

          Compensation and benefits.    Compensation and benefits costs for the three months ended June 30, 2013 were $447.4 million, or 78.6% of net revenue, compared to $363.0 million, or 77.4% of net revenue, for the same period in 2012. Provider compensation costs increased $53.8 million from net new contract additions and acquisitions. Same store provider compensation costs were $21.4 million higher than the prior period due primarily to an 8.1% increase in provider compensation per weighted patient encounter due to recruiting challenges at a limited number of our contracts and a 0.2% decrease in same store weighted patient encounters. Non-provider compensation and total benefits costs increased by $9.2 million during the three months ended June 30, 2013 compared to the same period in 2012. The increase was due to our recent acquisitions and organic growth.

          Operating expenses.    Operating expenses for the three months ended June 30, 2013 were $22.9 million, or 4.0% of net revenue, compared to $18.5 million, or 3.9% of net revenue, for the three months ended June 30, 2012. Operating expenses increased $4.4 million due primarily to increased billing and collection fees from our recent acquisitions and organic growth.

          Insurance expense.    Professional liability insurance expense for the three months ended June 30, 2013 was $17.1 million, or 3.0% of net revenue, compared to $15.1 million, or 3.2% of net revenue, for the three months ended June 30, 2012. We recorded an increase of prior year insurance provisions of $1.1 million during the three months ended June 30, 2013 compared to a decrease of $0.2 million during the three months ended June 30, 2012.

          Selling, general and administrative.    Selling, general and administrative expense for the three months ended June 30, 2013 was $12.3 million, or 2.2% of net revenue, compared to $9.7 million, or 2.1% of net revenue, for the three months ended June 30, 2012.

          Depreciation and amortization.    Depreciation and amortization expense for the three months ended June 30, 2013 was $16.2 million, or 2.8% of net revenue, compared to $14.2 million, or 3.0% of net revenue, for the three months ended June 30, 2012. The $2.0 million increase was due primarily to additional amortization expense of contract values related to our recent acquisitions.

AMR

          Net revenue.    Net revenue for the three months ended June 30, 2013 was $330.1 million, a decrease of $2.1 million, or 0.6%, from $332.2 million for the same period in 2012. The decrease in net revenue was due primarily to a decrease of 2.2%, or $7.1 million, in weighted transport volume offset partially by an increase in net revenue per weighted transport of 1.6%, or $5.0 million. Weighted transports decreased 15,200 from the same quarter last year. The change was due to a decrease of 9,900 weighted transports from exited markets and a decrease in weighted transport volume in existing markets of 0.8%, or 5,500 weighted transports, offset by an increase of 200 weighted transports from our entry into new markets.

          Compensation and benefits.    Compensation and benefit costs for the three months ended June 30, 2013 were $196.6 million, or 59.5% of net revenue, compared to $199.8 million, or 60.1% of net revenue, for the same period last year. Ambulance crew wages per ambulance unit hour increased by approximately 0.2%, or $0.2 million, and ambulance unit hours decreased period over period by 0.7%, or $0.8 million, attributable primarily to the decrease in weighted transports. Non-crew compensation decreased period over period by $1.4 million due to net reductions in costs supporting AMR operating markets. Total benefits related costs decreased $1.1 million during the three months ended June 30, 2013 compared to the same period in 2012 due primarily to the impact from markets exited and lower health insurance costs.

          Operating expenses.    Operating expenses for the three months ended June 30, 2013 were $79.4 million, or 24.0% of net revenue, compared to $78.3 million, or 23.6% of net revenue, for the three months ended June 30, 2012. The change was due primarily to increased costs associated with our managed transportation business of $1.6 million, offset by decreased costs of $0.5 million associated with the net impact from markets entered and exited.

          Insurance expense.    Insurance expense for the three months ended June 30, 2013 was $8.8 million, or 2.7% of net revenue, compared to $12.5 million, or 3.8% of net revenue, for the same period in 2012. The 2013 period was positively impacted by our investment in power cots to reduce lifting injuries. We recorded a decrease of prior year insurance provisions of $0.3 million during the three months ended June 30, 2013 compared to an increase of $1.8 million during the three months ended June 30, 2012.

          Selling, general and administrative.    Selling, general and administrative expense for the three months ended June 30, 2013 was $11.5 million, or 3.5% of net revenue, compared to $10.5 million, or 3.2% of net revenue, for the three months ended June 30, 2012.

          Depreciation and amortization.    Depreciation and amortization expense for the three months ended June 30, 2013 was $18.4 million, or 5.6% of net revenue, compared to $16.6 million, or 5.0% of net revenue, for the same period in 2012. The increase was due primarily to technology and fleet-related additions.

Successor Six Months ended June 30, 2013 compared to the Successor Six Months ended June 30, 2012

Consolidated

          Our results for the six months ended June 30, 2013 reflect an increase in net revenue of $180.2 million and a decrease in net income of $7.9 million compared to the six months ended June 30, 2012. The decrease in net income was attributable primarily to increases in interest expense, interest and other (expense) income and depreciation and amortization expense offset partially by decreases in restructuring charges and loss on early debt extinguishment.

          Net revenue.    For the six months ended June 30, 2013, we generated net revenue of $1,787.6 million compared to net revenue of $1,607.4 million for the six months ended June 30, 2012, representing an increase of 11.2%. The increase was attributable primarily to increases in rates and volumes on existing contracts combined with increased volume from net new contracts and acquisitions.

          Adjusted EBITDA.    Adjusted EBITDA was $206.9 million, or 11.6% of net revenue, for the six months ended June 30, 2013 compared to $187.9 million, or 11.7% of net revenue, for the six months ended June 30, 2012.

          Depreciation and amortization.    Depreciation and amortization expense for the six months ended June 30, 2013 was $69.4 million, or 3.9% of net revenue, compared to $61.3 million, or 3.8% of net revenue, for the six months ended June 30, 2012. The increase was due primarily to additional amortization of contract values related to our recent acquisitions combined with technology and fleet-related additions.

          Restructuring charges.    Restructuring charges for the six months ended June 30, 2013 were $3.7 million compared to $8.7 million for the six months ended June 30, 2012, related to continuing efforts to re-align AMR's operations and the reorganization of EmCare's geographic regions.

          Interest expense.    Interest expense for the six months ended June 30, 2013 was $101.8 million compared to $85.0 million for the six months ended June 30, 2012. This increase was due to the issuance of $450 million of PIK Notes on October 1, 2012, offset partially by decreases due to voluntary prepayments of the Term Loan Facility made during 2012 and the repricing of the Term Loan Facility during the three months ended March 31, 2013.

          Interest and other (expense) income.    Interest and other (expense) income was $(13.0) million for the six months ended June 30, 2013 compared to $0.4 million for the six months ended June 30, 2012. We recorded $8.4 million of expense during the six months ended June 30, 2013 related to a settlement with a prior shareholder regarding its appraisal action over its holdings in EVHC prior to the Merger. See Note 9 to the unaudited consolidated financial statements included elsewhere in this prospectus. This expense is not deductible for tax purposes. We also recorded $5.0 million of debt issuance costs associated with amendments to the credit agreements governing our Term Loan Facility and ABL Facility.

          Income tax expense.    Income tax expense decreased by $1.6 million for the six months ended June 30, 2013 compared to the same period in 2012. Our effective tax rate was 61.4% for the six months ended June 30, 2013 and 43.9% for the six months ended June 30, 2013. The increase in our effective tax rate was primarily a result of a settlement with a prior shareholder regarding its appraisal action over its holdings in EVHC prior to the Merger, which is not deductible for tax purposes.

EmCare

          Net revenue.    Net revenue for the six months ended June 30, 2013 was $1,124.1 million, an increase of $206.2 million, or 22.5%, from $917.9 million for the six months ended June 30, 2012. Revenue excluding recent acquisitions increased $133.5 million, or 14.5%, during the six months ended June 30, 2013 compared to the six months ended June 30, 2012. The increase was due to an increase in patient encounters from net new hospital contracts and net revenue increases in existing contracts. Net new contracts added since December 31, 2011 accounted for a net revenue increase of $96.7 million for the six months ended June 30, 2013, of which $49.5 million came from net new contracts added in 2012, with the remaining increase in net revenue from those added in 2013. Net revenue under our "same store" contracts (contracts in existence for the entirety of both periods) increased $36.8 million, or 4.5%, for the six months ended June 30, 2013. The change was due to a 3.0% increase in same store weighted patient encounters and a 1.5% increase in revenue per weighted patient encounter. Revenue from recent acquisitions was $72.7 million during the three months ended June 30, 2013 and included $54.4 million from our post-acute care services acquisitions.

          Compensation and benefits.    Compensation and benefits costs for the six months ended June 30, 2013 were $886.8 million, or 78.9% of net revenue, compared to $716.9 million, or 78.1% of net revenue, for the same period in 2012. Provider compensation costs increased $104.2 million from net new contract additions and acquisitions. Same store provider compensation costs were $42.8 million higher than the prior period due to a 3.0% increase in same store weighted patient encounters and a 4.9% increase in provider compensation per weighted patient encounter. Non-provider compensation and total benefits costs increased by $22.9 million during the six months ended June 30, 2013 compared to the same period in 2012. The increase was due primarily to our recent acquisitions and organic growth.

          Operating expenses.    Operating expenses for the six months ended June 30, 2013 were $45.9 million, or 4.1% of net revenue, compared to $35.8 million, or 3.9% of net revenue, for the six months ended June 30, 2012. Operating expenses increased $10.1 million due primarily to increased billing and collection fees from our recent acquisitions and organic growth.

          Insurance expense.    Professional liability insurance expense for the six months ended June 30, 2013 was $34.0 million, or 3.0% of net revenue, compared to $28.6 million, or 3.1% of net revenue, for the six months ended June 30, 2012. We recorded an increase of prior year insurance provisions of $1.6 million during the six months ended June 30, 2013 compared to a decrease of $0.5 million during the six months ended June 30, 2012.

          Selling, general and administrative.    Selling, general and administrative expense for the six months ended June 30, 2013 was $23.0 million, or 2.0% of net revenue, compared to $18.3 million, or 2.0% of net revenue, for the six months ended June 30, 2012.

          Depreciation and amortization.    Depreciation and amortization expense for the six months ended June 30, 2013 was $33.0 million, or 2.9% of net revenue, compared to $27.9 million, or 3.0% of net revenue, for the six months ended June 30, 2012. The increase was due primarily to additional amortization of contract values related to our recent acquisitions.

AMR

          Net revenue.    Net revenue for the six months ended June 30, 2013 was $663.5 million, a decrease of $26.0 million, or 3.8%, from $689.5 million for the same period in 2012. The decrease in net revenue was due primarily to a decrease of 3.3%, or $22.6 million, in weighted transport volume and a decrease in net revenue per weighted transport of 0.5%, or $3.4 million. The decrease in net revenue per weighted transport of 0.5% was due primarily to the impact of managed transportation contracts exited. Weighted transports decreased 47,300 from the same period last year. The change was due to a decrease in weighted transport volume in existing markets of 2.0%, or 29,000 weighted transports, primarily from changes in AMR's Kaiser contract effective April 1, 2012, and a decrease of 19,800 weighted transports from exited markets, offset by an increase of 1,500 weighted transports from our entry into new markets.

          Compensation and benefits.    Compensation and benefit costs for the six months ended June 30, 2013 were $399.0 million, or 60.1% of net revenue, compared to $411.8 million, or 59.7% of net revenue, for the same period last year. Ambulance crew wages per ambulance unit hour increased by approximately 0.9%, or $2.0 million, and ambulance unit hours decreased period over period by 2.4%, or $5.5 million, attributable primarily to the decrease in weighted transports. Non-crew compensation decreased period over period by $5.9 million due to net reductions in costs supporting AMR operating markets. Total benefits related costs decreased $2.9 million during the six months ended June 30, 2013 compared to the same period in 2012 due primarily to markets exited and lower health insurance costs.

          Operating expenses.    Operating expenses for the six months ended June 30, 2013 were $156.8 million, or 23.6% of net revenue, compared to $168.6 million, or 24.4% of net revenue, for the six months ended June 30, 2012. The change was due primarily to decreased costs of $6.9 million associated with the net impact from markets entered and exited and $1.1 million associated with certain contract exits in our managed transportation business combined with a decrease of $3.7 million of external provider costs from changes in AMR's Kaiser contract.

          Insurance expense.    Insurance expense for the six months ended June 30, 2013 was $17.7 million, or 2.7% of net revenue, compared to $23.8 million, or 3.5% of net revenue, for the same period in 2012. The 2013 period was positively impacted by our investment in power cots to reduce lifting injuries. We recorded a decrease of prior year insurance provisions of $2.0 million during the six months ended June 30, 2013 compared to an increase of $1.7 million during the six months ended June 30, 2012.

          Selling, general and administrative.    Selling, general and administrative expense for the six months ended June 30, 2013 was $22.7 million, or 3.4% of net revenue, compared to $20.8 million, or 3.0% of net revenue, for the six months ended June 30, 2012.

          Depreciation and amortization.    Depreciation and amortization expense for the six months ended June 30, 2013 was $36.4 million, or 5.5% of net revenue, compared to $33.3 million, or 4.8% of net revenue, for the same period in 2012. The increase was due primarily to technology and fleet-related additions.

The Successor Year ended December 31, 2012

Consolidated

          Net income was $41.2 million, or 1.2% of net revenue, for the year ended December 31, 2012.

          Net revenue.    We generated net revenue of $3,300.1 million for the year ended December 31, 2012 and had increases in rates and volumes on existing contracts combined with increased volume from net new contracts and acquisitions.

          Adjusted EBITDA.    Adjusted EBITDA was $404.5 million, or 12.3% of net revenue, for the year ended December 31, 2012 and was positively impacted by our increased net revenue.

          Restructuring charges.    Restructuring charges of $14.1 million were recorded during the year ended December 31, 2012, related to continuing efforts to re-align AMR's operations and the reorganization of EmCare's geographic regions.

          Interest expense.    Interest expense for the year ended December 31, 2012 was $182.6 million, or 5.5% of net revenue, and relates primarily to the 2019 Notes and borrowings under the Senior Secured Credit Facilities that began in May 2011. In conjunction with entering the Senior Secured Credit Facility, we increased our total outstanding debt by $2.0 billion. In addition, on October 1, 2012, we issued $450 million of our PIK Notes. Cash interest accrues on the PIK Notes at a rate of 9.25%. PIK interest accrues on the PIK Notes at a rate of 10.0%.

          Interest and other (expense) income.    During the year ended December 31, 2012, $1.4 million of other income was recognized.

          Loss on early debt extinguishment.    During the year ended December 31, 2012, we made unscheduled payments totaling $250.0 million on our Term Loan Facility and wrote off $8.3 million of unamortized debt issuance costs.

          Income tax expense.    Our effective tax rate was 40.2% for the year ended December 31, 2012.

EmCare

          Net revenue.    EmCare generated net revenue of $1,915.1 million for the year ended December 31, 2012 and had increases in patient encounters from net new hospital contracts and net revenue increases in existing contracts.

          Compensation and benefits.    Compensation and benefits costs for the year ended December 31, 2012 were $1,494.8 million, or 78.1% of net revenue.

          Operating expenses.    Operating expenses for the year ended December 31, 2012 were $74.5 million, or 3.9% of net revenue.

          Insurance expense.    Professional liability insurance expense for the year ended December 31, 2012 was $53.1 million, or 2.8% of net revenue. We recorded a decrease of prior year insurance provisions of $4.6 million during the year ended December 31, 2012.

          Selling, general and administrative.    Selling, general and administrative expenses for the year ended December 31, 2012 were $36.3 million, or 1.9% of net revenue.

          Depreciation and amortization.    Depreciation and amortization expense for the year ended December 31, 2012 was $55.7 million, or 2.9% of net revenue.

          Restructuring charges.    Restructuring charges of $1.5 million were recorded during the year ended December 31, 2012 related to the reorganization of EmCare's geographic regions.

AMR

          Net revenue.    AMR generated net revenue of $1,385.0 million for the year ended December 31, 2012 and was impacted by lower weighted transport volume from market exits and lower net revenue per weighted transport. The decrease in net revenue per weighted transport was due primarily to the impact of markets entered and exited combined with acquisitions.

          Compensation and benefits.    Compensation and benefits costs for the year ended December 31, 2012 were $812.8 million, or 58.7% of net revenue.

          Operating expenses.    Operating expenses for the year ended December 31, 2012 were $346.9 million, or 25.0% of net revenue.

          Insurance expense.    Insurance expense for the year ended December 31, 2012 was $44.9 million, or 3.2% of net revenue. We recorded an increase of prior year insurance provisions of $2.1 million during the year ended December 31, 2012.

          Selling, general and administrative.    Selling, general and administrative expense for the year ended December 31, 2012 was $42.1 million, or 3.0% of net revenue.

          Depreciation and amortization.    Depreciation and amortization expense for the year ended December 31, 2012 was $68.0 million, or 4.9% of net revenue.

          Restructuring charges.    Restructuring charges of $12.6 million were recorded during the year ended December 31, 2012 related to continuing efforts to re-align AMR's operations.

The Successor Period from May 25, 2011 through December 31, 2011

Consolidated

          Net income was $13.0 million, or 0.7% of net revenue, for the Successor period from May 25, 2011 through December 31, 2011. The decrease in net income in the 2011 Successor period as a percentage of revenue was attributable primarily to an increase in interest expense, depreciation and amortization expense, and other fees associated with the Merger, partially offset by a decrease in income tax expense.

          Net revenue.    We generated net revenue of $1,885.8 million for the Successor period from May 25, 2011 through December 31, 2011.

          Adjusted EBITDA.    Adjusted EBITDA was $214.8 million, or 11.4% of net revenue, for the Successor period from May 25, 2011 through December 31, 2011.

          Restructuring charges.    Restructuring charges of $6.5 million were recorded during the Successor 2011 period related to the re-alignment of operation and billing functions of EmCare and AMR and reduction of administrative costs at EVHC.

          Interest expense.    Interest expense for the Successor period from May 25, 2011 through December 31, 2011 was $104.7 million, or 5.6% of net revenue, and primarily related to the 2019 Notes and borrowings under the Senior Secured Credit Facilities that began in May 2011. In conjunction with entering our new credit facility, we increased our total outstanding debt by $2.0 billion.

          Interest and other (expense) income.    During the Successor period from May 25, 2011 through December 31, 2011, $3.2 million of expense was recognized for investment banking, legal, accounting and other advisory services related to the Merger.

          Income tax expense.    Our effective tax rate was 42.3% for the Successor period from May 25, 2011 through December 31, 2011. The decrease in our effective tax rate was a result of certain Merger related costs that are not deductible for tax purposes combined with favorable impacts to the 2011 rate from the reduction of certain valuation allowances recognized in prior periods.

EmCare

          Net revenue.    Net revenue was $1,025.0 million for the Successor period from May 25, 2011 through December 31, 2011.

          Compensation and benefits.    Compensation and benefits costs were $798.4 million, or 77.9% of net revenue, for the Successor period from May 25, 2011 through December 31, 2011.

          Operating expenses.    Operating expenses were $35.4 million, or 3.4% of net revenue, for the Successor period from May 25, 2011 through December 31, 2011.

          Insurance expense.    Professional liability insurance expense was $34.1 million, or 3.3% of net revenue, for the Successor period from May 25, 2011 through December 31, 2011. We recorded an increase of prior year insurance provisions of $1.9 million during the 2011 Successor period.

          Selling, general and administrative.    Selling, general and administrative expenses were $20.0 million, or 1.9% of net revenue, for the Successor period from May 25, 2011 through December 31, 2011.

          Depreciation and amortization.    Depreciation and amortization expense was $33.1 million, or 3.2% of net revenue, for the Successor period from May 25, 2011 through December 31, 2011. The increase in depreciation and amortization expense as a percentage of net revenue was due primarily to additional amortization expense associated with intangible assets recorded as a result of the Merger transaction.

          Restructuring charges.    Restructuring charges of $0.5 million were recorded during the Successor 2011 period related to the re-alignment of operation and billing functions.

AMR

          Net revenue.    Net revenue was $860.8 million for the Successor period from May 25, 2011 through December 31, 2011.

          Compensation and benefits.    Compensation and benefits costs for the Successor period from May 25, 2011 through December 31, 2011 were $512.6 million, or 59.6% of net revenue.

          Operating expenses.    Operating expenses for the Successor period from May 25, 2011 through December 31, 2011 were $224.3 million, or 26.1% of net revenue.

          Insurance expense.    Insurance expense for the Successor period from May 25, 2011 through December 31, 2011 was $31.0 million, or 3.6% of net revenue. We recorded an increase of prior year insurance provisions of $3.7 million during the 2011 Successor period.

          Selling, general and administrative.    Selling, general and administrative expenses for the Successor period from May 25, 2011 through December 31, 2011 were $24.4 million, or 2.8% of net revenue.

          Depreciation and amortization.    Depreciation and amortization expense for the Successor period from May 25, 2011 through December 31, 2011 was $38.2 million, or 4.4% of net revenue. The increase in depreciation and amortization expense as a percentage of net revenue was due primarily to additional amortization expense associated with intangible assets recorded as a result of the Merger transaction.

          Restructuring charges.    Restructuring charges of $5.9 million were recorded during the Successor 2011 period related to the re-alignment of operation and billing functions.

The Predecessor Period from January 1, 2011 through May 24, 2011

Consolidated

          Net income was $20.7 million, or 1.7% of net revenue, for the Predecessor period from January 1, 2011 through May 24, 2011. During the Predecessor 2011 period, we recorded $29.8 million for fees associated with the Merger, which are included in interest and other (expense) income. An additional $12.4 million in stock compensation expense was recorded for stock options and restricted stock which automatically vested with the Merger and the associated payroll taxes; see Note 2 to our unaudited consolidated financial statements included elsewhere in this prospectus.

          Net revenue.    We generated net revenue of $1,221.8 million for the Predecessor period from January 1, 2011 through May 24, 2011.

          Adjusted EBITDA.    Adjusted EBITDA was $130.6 million, or 10.7% of net revenue, for the Predecessor period from January 1, 2011 through May 24, 2011.

          Interest expense.    Interest expense for the Predecessor period from January 1, 2011 through May 24, 2011 was $7.9 million, or 0.6% or net revenue.

          Interest and other (expense) income.    During the Predecessor period from January 1, 2011 through May 24, 2011, $28.9 million of expense was recognized for investment banking, legal, accounting and other advisory services related to the Merger.

          Loss on early debt extinguishment.    During the Predecessor period from January 1, 2011 through May 24, 2011, we recorded a loss on early debt extinguishment of $10.1 million which included unamortized debt issuance costs associated with our senior secured credit facility in place prior to the Merger.

          Income tax expense.    Our effective tax rate was 48.4% for the Predecessor period from January 1, 2011 through May 24, 2011. Our effective tax rate was impacted by certain Merger related costs that are not deductible for tax purposes.

EmCare

          Net revenue.    Net revenue was $642.1 million for the Predecessor period from January 1, 2011 through May 24, 2011.

          Compensation and benefits.    Compensation and benefits costs for the Predecessor period from January 1, 2011 through May 24, 2011 were $513.6 million, or 80.0% of net revenue. Stock-based compensation expense was $6.8 million during the 2011 Predecessor period which includes accelerated stock-based compensation expense associated with the Merger.

          Operating expenses.    Operating expenses for the Predecessor period from January 1, 2011 through May 24, 2011 were $21.0 million, or 3.3% of net revenue.

          Insurance expense.    Professional liability insurance expense for the Predecessor period from January 1, 2011 through May 24, 2011 was $24.4 million, or 3.8% of net revenue. We recorded an increase in prior year insurance provisions of $3.3 million during the 2011 Predecessor period.

          Selling, general and administrative.    Selling, general and administrative expenses for the Predecessor period from January 1, 2011 through May 24, 2011 were $12.9 million, or 2.0% of net revenue.

          Depreciation and amortization.    Depreciation and amortization expense for the Predecessor period from January 1, 2011 through May 24, 2011 was $9.4 million, or 1.5% of net revenue.

AMR

          Net revenue.    Net revenue was $579.7 million for the Predecessor period from January 1, 2011 through May 24, 2011.

          Compensation and benefits.    Compensation and benefits costs for the Predecessor period from January 1, 2011 through May 24, 2011 were $361.0 million, or 62.3% of net revenue. Stock-based compensation expense was $8.3 million during the 2011 Predecessor period which includes accelerated stock-based compensation expense associated with the Merger.

          Operating expenses.    Operating expenses for the Predecessor period from January 1, 2011 through May 24, 2011 were $135.7 million, or 23.4% of net revenue.

          Insurance expense.    Insurance expense for the Predecessor period from January 1, 2011 through May 24, 2011 was $22.9 million, or 3.9% of net revenue. We recorded an increase in prior year insurance provisions of $4.9 million during the 2011 Predecessor period.

          Selling, general and administrative.    Selling, general and administrative expenses for the Predecessor period from January 1, 2011 through May 24, 2011 were $16.3 million, or 2.8% of net revenue.

          Depreciation and amortization.    Depreciation and amortization expense for the Predecessor period from January 1, 2011 through May 24, 2011 was $19.1 million, or 3.3% of net revenue.

The Predecessor Year ended December 31, 2010

Consolidated

          Net income was $131.7 million, or 4.6% of revenue, for the year ended December 31, 2010.

          Net revenue.    We generated net revenue of $2,859.3 million for the year ended December 31, 2010.

          Adjusted EBITDA.    Adjusted EBITDA was $322.1 million, or 11.3% of net revenue, for the year ended December 31, 2010.

          Interest expense.    Interest expense was $22.9 million, or 0.8% of net revenue, for the year ended December 31, 2010.

          Interest and other (expense) income.    During the year ended December 31, 2010, we recognized $1.0 million of income.

          Loss on early debt extinguishment.    During the year ended December 31, 2010, we recorded a loss on early debt extinguishment of $19.1 million as we entered into a new credit facility and redeemed our senior subordinated notes.

          Income tax expense.    Our effective tax rate was 37.6% for the year ended December 31, 2010.

EmCare

          Net revenue.    Net revenue was $1,478.5 million for the year ended December 31, 2010.

          Compensation and benefits.    Compensation and benefits costs were $1,164.4 million, or 78.8% of net revenue, for the year ended December 31, 2010.

          Operating expenses.    Operating expenses were $45.7 million, or 3.1% of net revenue, for the year ended December 31, 2010.

          Insurance expense.    Professional liability insurance expense was $52.5 million, or 3.6% of net revenue, for the year ended December 31, 2010. We recorded an increase in prior year insurance provisions of $3.6 million during the year ended December 31, 2010.

          Selling, general and administrative.    Selling, general and administrative expenses were $28.5 million, or 1.9% of net revenue for the year ended December 31, 2010.

          Depreciation and amortization.    Depreciation and amortization expense was $20.4 million, or 1.4% of net revenue for the year ended December 31, 2010.

AMR

          Net revenue.    Net revenue was $1,380.9 million for the year ended December 31, 2010.

          Compensation and benefits.    Compensation and benefits costs were $859.1 million, or 62.2% of net revenue, for the year ended December 31, 2010.

          Operating expenses.    Operating expenses were $313.5 million, or 22.7% of net revenue, for the year ended December 31, 2010.

          Insurance expense.    Insurance expense was $44.8 million, or 3.2% of net revenue, for the year ended December 31, 2010. We recorded a decrease of prior year insurance provisions of $3.2 million during the year ended December 31, 2010.

          Selling, general and administrative.    Selling, general and administrative expense was $39.4 million, or 2.9% of net revenue, for the year ended December 31, 2010.

          Depreciation and amortization.    Depreciation and amortization expense was $44.9 million, or 3.3% of net revenue, for the year ended December 31, 2010.

Supplemental Analysis — Year ended December 31, 2012 Compared to Pro Forma 2011

Consolidated

          Net income was $41.2 million, or 1.2% of revenue, for the year ended December 31, 2012 compared to $24.6 million, or 0.8% of net revenue, for Pro Forma 2011. The increase in net income from 2011 to 2012 is the result of increased net revenue and operating income at EmCare and AMR.

          Net revenue.    For the year ended December 31, 2012, we generated net revenue of $3,300.1 million, an increase of $192.5 million, or 6.2%, from $3,107.6 million for Pro Forma 2011. The increase is attributable primarily to increases in rates and volumes on existing contracts combined with increased volume from net new contracts and acquisitions.

          Adjusted EBITDA.    Adjusted EBITDA was $404.5 million, or 12.3% of net revenue, for the year ended December 31, 2012 compared to $345.7 million, or 11.1% of net revenue, for Pro Forma 2011.

          Restructuring charges.    Restructuring charges of $14.1 million were recorded during the year ended December 31, 2012, related to continuing efforts to re-align AMR's operations, compared to charges of $6.5 million recorded during 2011 related to the re-alignment of operation and billing functions of EmCare and AMR, and to reduce administrative costs at EVHC.

          Interest expense.    Interest expense for the year ended December 31, 2012 was $182.6 million compared to $171.2 million for Pro Forma 2011.

          Interest and other (expense) income.    During the year ended December 31, 2012, $1.4 million was recognized as income compared to $1.0 million for Pro Forma 2011.

          Loss on early debt extinguishment.    During the year ended December 31, 2012, we made unscheduled payments totaling $250.0 million on our Term Loan Facility and wrote off $8.3 million of unamortized debt issuance costs.

          Income tax expense.    Income tax expense increased for the year ended December 31, 2012 compared to Pro Forma 2011. Our effective tax rate was 40.2% and 39.5% for the year ended December 31, 2012 and Pro Forma 2011, respectively.

EmCare

          Net revenue.    Net revenue for the year ended December 31, 2012 was $1,915.1 million, an increase of $248.0 million, or 14.9%, from $1,667.1 million for Pro Forma 2011. The increase was due primarily to an increase in patient encounters from net new hospital contracts and net revenue increases in existing contracts. Net new contracts since December 31, 2010 accounted for a net revenue increase of $165.4 million for the year ended December 31, 2012, of which $38.4 million came from net new contracts added in 2011 with the remaining increase in net revenue from those added in 2012. Net revenue under our "same store" contracts (contracts in existence for the entirety of both years) increased $82.7 million, or 6.3%, for the year ended December 31, 2012. The change is due to a 2.6% increase in revenue per weighted patient encounter and an increase in same store weighted patient encounters of 3.7% over the prior period.

          Compensation and benefits.    Compensation and benefits costs for the year ended December 31, 2012 were $1,494.8 million, or 78.1% of net revenue, compared to $1,306.6 million, or 78.4% of net revenue, for Pro Forma 2011. Provider compensation costs increased $116.1 million from net new contract additions. Same store provider compensation costs were $48.6 million higher than the prior period due primarily to a 3.7% increase in same store weighted patient encounters and a 1.9% increase in provider compensation per weighted patient encounter. Non-provider compensation and total benefits costs, increased by $23.5 million during the year ended December 31, 2012 compared to Pro Forma 2011. The increase is due to our recent acquisitions and organic growth.

          Operating expenses.    Operating expenses for the year ended December 31, 2012 were $74.5 million, or 3.9% of net revenue, compared to $56.4 million, or 3.4% of net revenue, for Pro Forma 2011. Operating expenses increased $18.1 million due primarily to increased billing and collection fees from our recent acquisitions and organic growth.

          Insurance expense.    Professional liability insurance expense for the year ended December 31, 2012 was $53.1 million, or 2.8% of net revenue, compared to $58.4 million, or 3.5% of net revenue, for Pro Forma 2011. We recorded a decrease of prior year insurance provisions of $4.6 million during the year ended December 31, 2012 compared to an increase of $5.2 million for Pro Forma 2011.

          Selling, general and administrative.    Selling, general and administrative expenses for the year ended December 31, 2012 were $36.3 million, or 1.9% of net revenue, compared to $33.5 million, or 2.0% of net revenue, for Pro Forma 2011. The increase of $2.8 million was due primarily to our recent acquisitions and organic growth.

          Depreciation and amortization.    Depreciation and amortization expense for the year ended December 31, 2012 was $55.7 million, or 2.9% of net revenue, compared to $52.7 million, or 3.2% of net revenue, for Pro Forma 2011. The increase of $3.0 million was due primarily to intangible asset amortization from our recent acquisitions.

AMR

          Net revenue.    Net revenue for the year ended December 31, 2012 was $1,385.0 million, a decrease of $55.5 million, or 3.9%, from $1,440.5 million for Pro Forma 2011. The decrease in net revenue was due primarily to a decrease of 3.4%, or $49.6 million, in weighted transport volume and a decrease in net revenue per weighted transport of 0.5%, or $5.9 million. The decrease in net revenue per weighted transport of 0.5% was due primarily to the impact of markets entered and exited combined with acquisitions, offset by an increase of 1.4% in net revenue per weighted transport as a result of revenues associated with our FEMA deployment in 2012. Weighted transports decreased 101,500 from the same period last year. The change was due to an increase of 50,400 weighted transports from acquisitions and an increase of 27,800 weighted transports from our entry into new markets, offset by a decrease of 131,500 weighted transports from exited markets, and a decrease in weighted transport volume in existing markets of 1.8%, or 48,200 weighted transports. Emergent transport volume in existing markets increased 3.4% offset by a 10.6% decrease in non-emergent volume from changes in certain regional and national contracts.

          Compensation and benefits.    Compensation and benefit costs for the year ended December 31, 2012 were $812.8 million, or 58.7% of net revenue, compared to $866.7 million, or 60.2% of net revenue, for Pro Forma 2011. Ambulance crew wages per ambulance unit hour decreased by approximately 2.4%, or $11.2 million, and ambulance unit hours decreased period over period by 3.7%, or $18.0 million, attributable primarily to markets exited combined with the reduction in volume in existing markets. Non-crew compensation decreased period over period by $13.2 million due to net reductions in costs supporting AMR operating markets. Total benefits related costs decreased $9.5 million during the year ended December 31, 2012 compared to Pro Forma 2011 due primarily to the impact from markets exited combined with decreased costs associated with our health insurance plans.

          Operating expenses.    Operating expenses for the year ended December 31, 2012 were $346.9 million, or 25.0% of net revenue, compared to $360.0 million, or 25.0% of net revenue, for Pro Forma 2011. The change is due primarily to decreased costs of $20.7 million associated with the net impact from markets entered and exited combined with recent acquisitions, a decrease of $17.3 million in operating costs associated with certain contract exits in our managed transportation business, offset by increased external provider costs of $20.1 million related to our FEMA deployment, increased fuel costs of $3.8 million, and an increase in other operating expenses of $1.0 million.

          Insurance expense.    Insurance expense for the year ended December 31, 2012 was $44.9 million, or 3.2% of net revenue, compared to $53.8 million, or 3.7% of net revenue, for Pro Forma 2011. We recorded an increase of prior year insurance provisions of $2.1 million during the year ended December 31, 2012 compared to an increase of $8.6 million for Pro Forma 2011.

          Selling, general and administrative.    Selling, general and administrative expense for the year ended December 31, 2012 was $42.1 million, or 3.0% of net revenue, compared to $41.4 million, or 2.9% of net revenue, for Pro Forma 2011.

          Depreciation and amortization.    Depreciation and amortization expense for the year ended December 31, 2012 was $68.0 million, or 4.9% of net revenue, compared to $64.6 million, or 4.5% of net revenue, for Pro Forma 2011. The increase is related to capital expenditures that occurred in late 2011 primarily for our deployment of power cots in the majority of our ambulances.

Supplemental Analysis — Pro Forma 2011 compared to Pro Forma 2010

Consolidated

          Our results for Pro Forma 2011 reflect an increase in net revenue of $248.3 million and an increase in net income of $8.3 million compared to Pro Forma 2010.

          Net revenue.    For Pro Forma 2011, we generated net revenue of $3,107.6 million compared to net revenue of $2,859.3 million for Pro Forma 2010, representing an increase of 8.7%. The increase is attributable primarily to increases in rates and volumes on existing contracts combined with increased volume from net new contracts and acquisitions.

          Adjusted EBITDA.    Adjusted EBITDA was $345.7 million, or 11.1% of net revenue, for Pro Forma 2011 compared to $322.9 million, or 11.3% of net revenue, for Pro Forma 2010.

          Restructuring charges.    Restructuring charges of $6.5 million were recorded during the year ended December 31, 2011 related to the re-alignment of operation and billing functions of EmCare and AMR, and to reduce administrative costs at EVHC.

          Interest expense.    Interest expense for Pro Forma 2011 was $171.2 million compared to $171.2 million for Pro Forma 2010.

          Interest and other (expense) income.    For Pro Forma 2011, $1.0 million of income was recognized compared to $1.0 million of income recognized during the year ended December 31, 2010.

          Income tax expense.    Income tax expense increased by $5.4 million for Pro Forma 2011 compared to the same period in 2010. Our effective tax rate was 39.5% for Pro Forma 2011 and 39.5% for Pro Forma 2010.

EmCare

          Net revenue.    Net revenue for Pro Forma 2011 was $1,667.1 million, an increase of $188.6 million, or 12.8%, from $1,478.5 million for Pro Forma 2010. The increase was due primarily to an increase in patient encounters from net new hospital contracts and net revenue increases in existing contracts. Net new contracts since December 31, 2009 accounted for a net revenue increase of $131.1 million for the year ended December 31, 2011, of which $80.5 million came from net new contracts added in 2010 with the remaining increase in net revenue from those added in 2011. Net revenue under our "same store" contracts (contracts in existence for the entirety of both years) increased $57.5 million, or 5.1%, for the year ended December 31, 2011. The change is due to a 1.9% increase in revenue per weighted patient encounter and an increase in same store weighted patient encounters of 3.2% over the prior period.

          Compensation and benefits.    Compensation and benefits costs for the year ended December 31, 2011 were $1,306.61 million, or 78.4% of net revenue, compared to $1,164.4 million, or 78.8% of net revenue, for the same period in 2010. Provider compensation costs increased $94.5 million from net new contract additions. Same store provider compensation costs were $34.4 million higher than the prior period due primarily to a 3.2% increase in same store weighted patient encounters and a 1.4% increase in provider compensation per weighted patient encounter. Non-provider compensation and total benefits costs, increased by $13.4 million during the year ended December 31, 2011 compared to the same period in 2010. The increase was due to acquisitions and organic growth. Stock-based compensation expense was $3.0 million for Pro Forma 2011 compared to $2.9 million during the same period last year. As disclosed in filings since the Merger, the impact from stock-based compensation is not included in our definition of Adjusted EBITDA.

          Operating expenses.    Operating expenses for Pro Forma 2011 were $56.4 million, or 3.4% of net revenue, compared to $45.7 million, or 3.1% of net revenue, for the same period in 2010. Operating expenses increased $10.7 million due primarily to increased billing and collection fees from acquisitions and organic growth.

          Insurance expense.    Professional liability insurance expense for Pro Forma 2011 was $58.4 million, or 3.5% of net revenue, compared to $52.5 million, or 3.6% of net revenue, for the same period in 2010. We recorded an increase of prior year insurance provisions of $5.2 million during 2011 compared to an increase of $3.6 million during the same period in 2010.

          Selling, general and administrative.    Selling, general and administrative expense for the year ended December 31, 2011 was $33.5 million, or 2.0% of net revenue, compared to $29.9 million, or 2.0% of net revenue, for the same period in 2010.

          Depreciation and amortization.    Depreciation and amortization expense for Pro Forma 2011 was $52.7 million, or 3.2% of net revenue, compared to $51.9 million, or 3.5% of net revenue, for the same period in 2010.

AMR

          Net revenue.    Net revenue for the year ended December 31, 2011 was $1,440.5 million, an increase of $59.7 million, or 4.3%, from $1,380.9 million for the same period in 2010. The increase in net revenue was due primarily to an increase of 1.5%, or $20.5 million, in weighted transport volume and an increase in net revenue per weighted transport of 2.8%, or $39.2 million. The increase in net revenue per weighted transport of 2.8% was due to a 2.4% increase from growth in our managed transportation business and a 0.4% increase resulting primarily from rate increases in several markets combined with a higher mix of emergency versus non-emergency transports. AMR's managed transportation business represented 7.2% of AMR's net revenue for the year ended December 31, 2011 compared to 5.0% for the year ended December 31, 2010 due to the addition of contracts in Nebraska, Idaho, and South Carolina. Weighted transports increased 43,100 from the same period last year. The change was due to an increase in weighted transport volume in existing markets of 0.4%, or 11,900 weighted transports, an increase of 62,000 weighted transports from acquisitions, and an increase of 25,200 weighted transports from our entry into new markets, offset by a decrease of 56,000 weighted transports from the exit of certain contracts and markets.

          Compensation and benefits.    Compensation and benefit costs for Pro Forma 2011 were $866.7 million, or 60.2% of net revenue, compared to $859.1 million, or 62.2% of net revenue, for Pro Forma 2010. Ambulance crew wages per ambulance unit hour increased by approximately 0.5%, or $2.5 million, attributable primarily to annual wage rate increases, partially offset by the impact from our recent acquisitions, entry into new markets and certain exited markets. Ambulance unit hours increased period over period by 1.1%, or $5.1 million, due primarily to our recent acquisitions and entry into new markets, partially offset by certain exited markets. Non-crew compensation decreased period over period by $1.8 million due primarily to changes in staffing and incentive compensation.

          Stock-based compensation expense was $3.7 million for Pro Forma 2011 compared to $3.8 million during the same period last year. As disclosed in filings since the Merger, the impact from stock-based compensation is not included in our definition of Adjusted EBITDA.

          Operating expenses.    Operating expenses for Pro Forma 2011 were $360.0 million, or 25.0% of net revenue, compared to $313.5 million, or 22.7% of net revenue, for the year ended December 31, 2010. The change is due primarily to increased costs of $31.3 million associated with our recent acquisitions and new markets entered, increased costs associated with our existing managed transportation business of $12.5 million, increased fuel costs of $6.7 million, offset by a decrease of $7.0 million associated with certain markets recently exited.

          Insurance expense.    Insurance expense for Pro Forma 2011 was $53.8 million, or 3.7% of net revenue, compared to $44.8 million, or 3.2% of net revenue, for the year ended December 31, 2010. We recorded an increase of prior year insurance provisions of $8.6 million during the year ended December 31, 2011 compared to a decrease of $3.2 million during the year ended December 31, 2010.

          Selling, general and administrative.    Selling, general and administrative expense for the year ended December 31, 2011 was $41.4 million, or 2.9% of net revenue, compared to $41.2 million, or 3.0% of net revenue, for Pro Forma 2010.

          Depreciation and amortization.    Depreciation and amortization expense for Pro Forma 2011 was $64.6 million, or 4.5% of net revenue, compared to $65.1 million, or 4.7% of net revenue, for the same period in 2010.

Liquidity and Capital Resources

          Our primary source of liquidity is cash flow provided by the operating activities of our subsidiaries. EVHC and its subsidiaries also have the ability to use the ABL Facility, described below, to supplement cash flows provided by our operating activities if we decide to do so for strategic or operating reasons. Our liquidity needs are primarily to service long-term debt and to fund working capital requirements, capital expenditures related to the acquisition of vehicles and medical equipment, technology-related assets and insurance-related deposits. See the discussion in "Risk Factors" for circumstances that could affect our sources of liquidity.

          Concurrent with the completion of the Merger on May 25, 2011, EVHC issued $950 million of the 2019 Notes and entered into the $1.8 billion Senior Secured Credit Facilities, which are further described in Note 8 to our consolidated financial statements included elsewhere in this prospectus, and consist of the $1.44 billion Term Loan Facility, and the $450 million ABL Facility.

          During the second quarter of 2012, EVHC's captive insurance subsidiary purchased and currently holds $15.0 million of the 2019 Notes through an open market transaction.

          The ABL Facility provides for up to $450 million of senior secured first priority borrowings, subject to a borrowing base of $446 million as of June 30, 2013. The ABL Facility is available to fund working capital and for general corporate purposes. As of June 30, 2013, we had available borrowing capacity of $291 million and $124 million of letters of credit issued under the ABL Facility.

          We believe that our cash and cash equivalents, cash provided by our operating activities and amounts available under our credit facility will be adequate to meet the liquidity requirements of our business through at least the next 12 months.

          While the ABL Facility generally does not contain financial maintenance covenants, a springing fixed charge coverage ratio of not less than 1.0 to 1.0 will be tested if our excess availability (as defined in the credit agreement governing the ABL Facility) falls below specified thresholds at any time. If we require additional financing to meet cyclical increases in working capital needs, to fund acquisitions or unanticipated capital expenditures, we may need to access the financial markets.

          On October 1, 2012, we issued $450 million of the PIK Notes which we intend to redeem with a portion of the net proceeds of this offering.

          The indenture governing the 2019 Notes and the credit agreements governing the ABL Facility and the Term Loan Facility contain significant covenants, including prohibitions on our ability to incur certain additional indebtedness and to make certain investments and to pay dividends. See "Description of Certain Indebtedness".

          We may from time to time repurchase or otherwise retire or extend our debt and/or take other steps to reduce our debt or otherwise improve our financial position. These actions may include open market debt repurchases, negotiated repurchases, other retirements of outstanding debt and/or opportunistic refinancing of debt. The amount of debt that may be repurchased or otherwise retired or refinanced, if any, will depend on market conditions, trading levels of our debt, our cash position, compliance with debt covenants and other considerations. Our affiliates may also purchase our debt from time to time, through open market purchases or other transactions. In such cases, our debt may not be retired, in which case we would continue to pay interest in accordance with the terms of the debt, and we would continue to reflect the debt as outstanding in our consolidated financial statements.

          On February 7, 2013, EVHC entered into a First Amendment (the "Term Loan Amendment") to the credit agreement dated as of May 25, 2011 governing the Term Loan Facility. Under the Term Loan Amendment, EVHC incurred an additional $150 million in incremental borrowings under the Term Loan Facility, the proceeds of which were used to pay down our ABL Facility. In addition, the rate at which the loans under the credit agreement governing the Term Loan Facility bear interest was amended to equal (i) the higher of (x) LIBOR and (y) 1.00%, plus, in each case, 3.00% (with a step-down to 2.75% in the event that EVHC meets a consolidated first lien net leverage ratio of 2.50:1.00), or (ii) the alternate base rate, which will be the highest of (w) the corporate base rate established by the administrative agent from time to time, (x) 0.50% in excess of the overnight federal funds rate, (y) the one-month LIBOR (adjusted for maximum reserves) plus 1.00% and (z) 2.00%, plus, in each case, 2.00% (with a step-down to 1.75% in the event that EVHC meets a consolidated first lien net leverage ratio of 2.50:1.00).

          On February 27, 2013, EVHC entered into a First Amendment to the credit agreement governing the ABL Facility, under which EVHC increased its commitments under the ABL Facility to $450 million. In addition, the rate at which the loans under the credit agreement governing the ABL Facility bear interest was amended to equal (i) LIBOR plus, (x) 2.00% in the event that average daily excess availability is less than or equal to 33% of availability, (y) 1.75% in the event that average daily excess availability is greater than 33% but less than or equal to 66% of availability and (z) 1.50% in the event that average daily excess availability is greater than 66% of availability, or (ii) the alternate base rate, which will be the highest of (x) the corporate base rate established by the administrative agent from time to time, (y) 0.50% in excess of the overnight federal funds rate and (z) the one-month LIBOR (adjusted for maximum reserves) plus 1.00% plus, in each case, (A) 1.00% in the event that average daily excess availability is less than or equal to 33% of availability, (B) 0.75% in the event that average daily excess availability is greater than 33% but less than or equal to 66% of availability and (C) 0.50% in the event that average daily excess availability is greater than 66% of availability.

Cash Flow

          The table below summarizes cash flow information derived from our statements of cash flows for the periods indicated (amounts in thousands):

	Successor				Predecessor
	Six months ended June 30,			Period from May 25 through December 31, 2011	Period from January 1 through May 24, 2011
			Year ended December 31, 2012			Year ended December 31, 2010
	2013	2012
	(unaudited)
Net cash provided by (used in):
Operating activities	$(6,097)	$63,131	$216,435	$114,821	$67,975	$185,544
Investing activities	(27,747)	81,044	(154,043)	(2,965,976)	(89,459)	(158,865)
Financing activities	$13,044	$(154,000)	$(138,583)	$2,698,630	$20,671	$(72,206)

Operating Activities

          Net cash used in operating activities was $6.1 million for the six months ended June 30, 2013 compared to net cash provided by operating activities of $63.1 million for the same period in 2012. The decrease in operating cash flows was affected primarily by cash flows from operating assets and liabilities. Accounts payable and accrued liabilities decreased cash flows from operations $9.9 million during the six months ended June 30, 2013 compared to an increase of $26.2 million during the six months ended June 30, 2012. The change was due primarily to the timing of payroll related liabilities, interest payments on the PIK Notes, and $24.5 million of payments related to AMR contract terminations and FEMA external providers paid in early 2013, which were accrued in 2012. Operating cash flows for the six months ended June 30, 2013 also included a payment of $13.7 million to a prior shareholder in settlement of its appraisal action over its holdings in EVHC prior to the Merger. Accounts receivable increased $55.0 million and $42.8 million during the six months ended June 30, 2013 and 2012, respectively. Days sales outstanding ("DSO") increased 2 days during the six months ended June 30, 2013. AMR's DSO decreased 4 days during this period. EmCare's DSO increased 6 days during this period primarily as a result of accounts receivable held by CMS pending provider enrollments at a significant number of new contract starts. We have agreed with CMS to make some modifications to our enrollment processes and expect collections to begin in late third quarter and early fourth quarter of 2013 on our outstanding receivables.

          Net cash provided by operating activities was $216.4 million for the year ended December 31, 2012 compared to $114.8 million and $68.0 million for the 2011 Successor and Predecessor periods, respectively. The lower cash provided by operating activities in the 2011 Successor and Predecessor periods when compared to the year ended December 31, 2012 was due primarily to the 2011 periods including seven months and five months of operations, respectively, compared to twelve months for the year ended December 31, 2012. In addition, the increase in operating cash flows was affected by an increase in net income from growth in our same store markets and net new contracts, offset by decreases in cash flows from operating assets and liabilities. Accounts payable and accrued liabilities increased cash flows from operations by $65.8 million during 2012 compared to increases of $7.0 million and $25.3 million for the 2011 Successor and Predecessor periods, respectively. The change is due primarily to the timing of payroll related payments, incentive compensation and interest payments during the year ended December 31, 2012 compared to the 2011 periods. Accounts receivable increased $81.9 million for the year ended December 31, 2012 compared to $4.7 million and $10.1 million for the 2011 Successor and Predecessor periods, respectively. DSO increased 4 days during the year ended December 31, 2012. While AMR's DSO was unchanged when compared to December 31, 2011, EmCare's DSO increased 8 days during the year ended December 31, 2012. EmCare's DSO increased during 2012 primarily as a result of certain accounts receivable held by CMS, as described in the preceding paragraph.

          We regularly analyze DSO, which is calculated by taking our net revenue for the quarter divided by the number of days in the quarter. The result is divided into net accounts receivable at the end of the period. DSO provides us with a gauge to measure receivables, revenue and collection activities.

          The following table outlines our DSO by segment and in total excluding the impact of acquisitions completed within the specific quarter and the impact of the FEMA deployment at AMR in 2012:

	Q2 2013	Q1 2013	Q4 2012	Q3 2012	Q2 2012	Q1 2012	Q4 2011	Q4 2010	Q4 2009
EmCare	71	68	65	64	61	59	57	54	60
AMR	64	66	68	71	69	69	68	69	68
Company	68	67	66	67	65	63	62	61	64

          Net cash provided by operating activities was $114.8 million and $68.0 million for the 2011 Successor and Predecessor periods, respectively, compared to $185.5 million for the year ended December 31, 2010. The lower cash provided by operating activities in the 2011 Successor and Predecessor periods when compared to the year ended December 31, 2010 was due primarily to the 2011 periods including seven months and five months of operations, respectively, compared to twelve months for the year ended December 31, 2010. The decrease in operating cash flows was also affected by a decrease in net income from additional interest expense and fees associated with the Merger, offset by increases in cash flows from operating assets and liabilities. Accounts payable and accrued liabilities increased cash flows from operations by $7.0 million and $25.3 million for the 2011 Successor and Predecessor periods, respectively, compared to a decrease of $3.1 million during 2010. The change is due primarily to the timing of payroll related payments; incentive compensation and interest payments during the 2011 periods compared to the year ended December 31, 2010. Accounts receivable increased $4.7 million and $10.1 million for the 2011 Successor and Predecessor periods, respectively, compared to an increase of $22.2 million during the year ended December 31, 2010. DSO increased 1 day during the year ended December 31, 2011.

Investing Activities

          Net cash used in investing activities was $27.7 million for the six months ended June 30, 2013 compared to net cash provided by investing activities of $81.0 million for the same period in 2012. The decrease was due primarily to a return of insurance collateral of approximately $100 million during the six months ended June 30, 2012.

          Net cash used in investing activities was $154.0 million for the year ended December 31, 2012 compared to $2,966.0 million and $89.5 million for the 2011 Successor and Predecessor periods, respectively. The decrease is primarily due to the purchase of EVHC by the CD&R Affiliates for $2.8 billion in 2011 combined with a decrease in insurance collateral of $91.9 million during the year ended December 31, 2012 compared to decreases of $9.9 million and $23.0 million during the 2011 Successor and Predecessor periods, respectively. Acquisitions of businesses totaled $193.0 million during the year ended December 31, 2012 compared to $84.4 million and $94.9 million for the 2011 Successor and Predecessor periods, respectively.

          Net cash used in investing activities was $2,966.0 million and $89.5 million for the 2011 Successor and Predecessor periods, respectively compared to $158.9 million for the year ended December 31, 2010. The increase is primarily due to the purchase of EVHC by the CD&R Affiliates for $2.8 billion in 2011 combined with increases in acquisition activity. Acquisitions of businesses totaled $84.4 million and $94.9 million for the 2011 Successor and Predecessor periods, respectively, compared to $119.9 million during the year ended December 31, 2010.

Financing Activities

          Net cash provided by financing activities was $13.0 million for the six months ended June 30, 2013 compared to net cash used in financing activities of $154.0 million for the same period in 2012. During the six months ended June 30, 2013, we paid a net amount of $97.5 million under our ABL Facility which decreased the balance to $27.5 million from $125.0 million as of December 31, 2012. We also increased our borrowings under our Term Loan Facility by $150 million, the proceeds of which were used to pay down our ABL Facility. We paid $5.0 million in costs incurred to refinance the Term Loan Facility and ABL Facility. Financing cash flows for the six months ended June 30, 2013 also included a payment of $38.3 million to a prior shareholder in settlement of its appraisal action over its holdings in EVHC prior to the Merger.

          Net cash used in financing activities was $138.6 million for the year ended December 31, 2012 compared to net cash provided by financing activities of $2,698.6 million and $20.7 million for the 2011 Successor and Predecessor periods, respectively. We entered into new Senior Secured Credit Facilities in connection with the Merger which resulted in new borrowings of $2,390.0 million during the 2011 Successor period. During the 2011 Successor period, we also received $887.1 million in proceeds from the CD&R Affiliates' equity investment in EVHC. These sources of cash from financing activities were partially offset by $117.8 million in debt issuance costs, $31.9 million in equity issuance costs, and repayment of the Predecessor term loan of $415.0 million related to the Merger. At December 31, 2012, $125 million was outstanding under our ABL Facility.

          Net cash provided by financing activities was $2,698.6 million and $20.7 million for the 2011 Successor and Predecessor periods, respectively compared to net cash used in financing activities of $72.2 million for the year ended December 31, 2010. We entered into new Senior Secured Credit Facilities in connection with the Merger which resulted in new borrowings of $2,390.0 million during the 2011 Successor period. During the 2011 Successor period, we also received $887.1 million in proceeds from the CD&R Affiliates' equity investment in EVHC. These sources of cash from financing activities were partially offset by $117.8 million in debt issuance costs, $31.9 million in equity issuance costs, and repayment of the Predecessor term loan of $415.0 million related to the Merger. At December 31, 2011, there were no amounts outstanding under our revolving credit facility.

Indebtedness

          On October 1, 2012, the Company issued $450 million aggregate principal amount of the PIK Notes. We intend to redeem in full the PIK Notes with a portion of the net proceeds of this offering.

          The Company is required to pay interest on the PIK Notes entirely in cash (such interest, "Cash Interest"), unless certain conditions are satisfied, in which case the Company will be entitled to pay interest by increasing the principal amount of the outstanding PIK Notes or issuing new notes (in each case, a "PIK Interest"). Cash Interest accrues at a rate per annum equal to 9.250%. PIK Interest accrues on the PIK Notes at a rate per annum equal to 10.000%. Interest on the PIK Notes is payable on April 1 and October 1 of each year. The PIK Notes mature on October 1, 2017.

          We may redeem the PIK Notes, in whole or in part, at any time prior to October 1, 2013, at a redemption price equal to 100% of the principal amount thereof plus a "make-whole" premium plus accrued and unpaid interest, if any, to the redemption date. We may redeem the PIK Notes, in whole or in part, at any time, (i) on and after October 1, 2013 and prior to October 1, 2014 at a price equal to 102% of the principal amount of the PIK Notes, (ii) on or after October 1, 2014 and prior to October 1, 2015, at a price equal to 104% of the principal amount of the PIK Notes, (iii) on or after October 1, 2015 and prior to October 1, 2016, at a price equal to 102% of the principal amount of the PIK Notes and (iv) on or after October 1, 2016, at a price equal to 100% of the principal amount of the PIK Notes, in each case, plus accrued and unpaid interest, if any, to the redemption date.

          If the Company has not previously exercised its right to redeem all of the PIK Notes in accordance with the terms of the indenture governing the PIK Notes, then, in connection with a qualified equity issuance (which would include this offering), we must use the proceeds to purchase the PIK Notes at a price equal to (i) if prior to October 1, 2013, 102% of their principal amount or (ii) if on October 1, 2013 or thereafter, the percentage applicable to optional redemptions described in the preceding paragraph, in each case, plus accrued and unpaid interest, if any, to the date of purchase.

          On May 25, 2011, EVHC issued $950 million of 2019 Notes and entered into $1.8 billion of Senior Secured Credit Facilities. The 2019 Notes have a fixed interest rate of 8.125%, payable semi-annually with the principal due at maturity in 2019.

          The Senior Secured Credit Facilities consist of the Term Loan Facility and the ABL Facility.

          Loans under the Term Loan Facility bear interest at EVHC's election at a rate equal to (i) the higher of (x) LIBOR and (y) 1.00%, plus, in each case, 3.00% (with a step-down to 2.75% in the event that EVHC meets a consolidated first lien net leverage ratio of 2.50:1.00), or (ii) the alternate base rate, which will be the highest of (w) the corporate base rate established by the administrative agent from time to time, (x) 0.50% in excess of the overnight federal funds rate, (y) the one-month LIBOR rate (adjusted for maximum reserves) plus 1.00% and (z) 2.00%, plus, in each case, 2.00% (with a step-down to 1.75% in the event that EVHC meets a consolidated first lien net leverage ratio of 2.50:1.00).

          Loans under the ABL Facility bear interest at EVHC's election at a rate equal to (i) LIBOR plus, (x) 2.00% in the event that average daily excess availability is less than or equal to 33% of availability, (y) 1.75% in the event that average daily excess availability is greater than 33% but less than or equal to 66% of availability and (z) 1.50% in the event that average daily excess availability is greater than 66% of availability, or (ii) the alternate base rate, which will be the highest of (x) the corporate base rate established by the administrative agent from time to time, (y) 0.50% in excess of the overnight federal funds rate and (z) the one-month LIBOR rate (adjusted for maximum reserves) plus 1.00% plus, in each case, (A) 1.00% in the event that average daily excess availability is less than or equal to 33% of availability, (B) 0.75% in the event that average daily excess availability is greater than 33% but less than or equal to 66% of availability and (C) 0.50% in the event that average daily excess availability is greater than 66% of availability. The ABL Facility bears a commitment fee that ranges from 0.375% to 0.250%, payable quarterly in arrears, based on the utilization of the ABL Facility. The ABL Facility also bears customary letter of credit fees.

          As of June 30, 2013, letters of credit outstanding which impact the available credit under the ABL Facility were $127 million and the maximum available under the ABL Facility was $291 million. EVHC had $28 million of borrowings under the ABL Facility as of June 30, 2013.

          For further information on the terms of the ABL Facility, the Term Loan Facility and the 2019 Notes, see "Description of Certain Indebtedness".

Off-Balance Sheet Arrangements

          We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Accordingly, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Tabular Disclosure of Contractual Obligations and Other Commitments

          The following table reflects a summary of obligations and commitments outstanding as of December 31, 2012, including borrowings under the Senior Secured Credit Facilities.

	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years	Total
	(in thousands)
Contractual obligations (Payments Due by Period):
Term Loan Facility(1)	$11,870	$23,742	$23,742	$1,106,962	$1,166,316
ABL Facility	—	—	125,000	—	125,000
2019 Notes	—	—	—	935,000	935,000
PIK Notes	—	—	450,000	—	450,000
Capital lease obligations	334	384	432	—	1,150
Other long-term debt	78	160	191	18	447
Interest on debt(2)	177,918	353,945	348,410	136,437	1,016,710
Operating lease obligations	31,305	44,628	34,048	36,296	146,277
Other contractual obligations(3)	37,288	34,870	19,107	29,134	120,399

Subtotal	258,793	457,729	1,000,930	2,243,847	3,961,299

Other commitments (Amount of Commitment Expiration Per Period):
Guarantees of surety bonds	—	—	—	43,337	43,337
Letters of credit(4)	—	—	23,590	106,623	130,213

Subtotal	—	—	23,590	149,960	173,550

Total obligations and commitments	$258,793	$457,729	$1,024,520	$2,393,807	$4,134,849

(1)
Excludes interest on the Term Loan Facility.

(2)
Interest on our floating rate debt was calculated for all years using the effective rate as of December 31, 2012 of 5.25%. See the discussion in "— Quantitative and Qualitative Disclosures About Market Risk" for situations that could result in changes to interest costs on our variable interest rate debt.

(3)
Includes CD&R management fees, dispatch and responder fees, contingent consideration related to acquisitions and other purchase obligations of goods and services.

(4)
Letters of credit are collateralized by our ABL Facility.

Quantitative and Qualitative Disclosures About Market Risk

          Our primary exposure to market risk consists of changes in interest rates on certain of our borrowings and changes in fuel prices. While we have from time to time entered into transactions to mitigate our exposure to both changes in interest rates and fuel prices, we do not use these instruments for speculative or trading purposes.

          We manage our exposure to changes in market interest rates and fuel prices and, as appropriate, use highly effective derivative instruments to manage well-defined risk exposures. As of June 30, 2013, we were party to a series of fuel hedge transactions with a major financial institution under one master agreement. Each of the transactions effectively fixes the cost of diesel fuel at prices ranging from $3.63 to $4.02 per gallon. We purchase the diesel fuel at the market rate and periodically settle with our counterparty for the difference between the national average price for the period published by the Department of Energy and the agreed upon fixed price. The transactions fix the price for a total of 4.3 million gallons and are spread over periods from July 2013 through December 2014.

          As of December 31, 2012, we were party to a series of fuel hedge transactions with a major financial institution under one master agreement. Each of the transactions effectively fixes the cost of diesel fuel at prices ranging from $3.62 to $4.06 per gallon. We purchase the diesel fuel at the market rate and periodically settle with our counterparty for the difference between the national average price for the period published by the Department of Energy and the agreed upon fixed price. These transactions fix the price for a total of 6.0 million gallons and are spread over periods from January 2013 through December 2014. From June 2012 through May 2013, AMR consumed approximately 10.6 million gallons of fuel.

          In October 2011, we entered into interest rate swap agreements which will mature on August 31, 2015. The agreement is with major financial institutions and effectively converts a notional amount of $400 million in variable rate debt to fixed rate debt with an effective rate of 4.49%. We will continue to make interest payments based on the variable rate associated with the debt (based on LIBOR, but not less than 1.0%) and will periodically settle with our counterparties for the difference between the rate paid and the fixed rate.

          As of June 30, 2013, we had $2,706.4 million of debt, excluding capital leases, of which $1,304.5 million was variable rate debt under our senior secured credit facility and the balance was fixed rate debt. An increase or decrease in interest rates of 1.0%, above our LIBOR floor of 1.0%, will impact our interest costs by $13.0 million annually.

          As of December 31, 2012, we had $2,658.9 million of outstanding debt, excluding capital leases, of which $1,160.6 million was variable rate debt under our Senior Secured Credit Facilities and the balance was fixed rate debt. An increase or decrease in interest rates of 1.0%, above our LIBOR floor of 1.5%, will impact our interest costs by $12 million annually.

BUSINESS

Company Overview

          We are a leading provider of physician-led, outsourced medical services in the United States with more than 20,000 affiliated clinicians. We offer a broad range of clinically-based and coordinated care solutions across the patient continuum. We believe that our capabilities offer a powerful value proposition to healthcare facilities, communities and payors by helping to improve the quality of care and lower overall healthcare costs. We market our services on a stand-alone, multi-service and integrated basis, primarily under our EmCare and AMR brands. EmCare, with 40 years of operating history and nearly 8,000 affiliated physicians and other clinicians, is a leading provider of integrated facility-based physician services, including emergency, anesthesiology, hospitalist/inpatient care, radiology, tele-radiology and surgery. EmCare also offers physician-led care management solutions outside the hospital. AMR, with more than 55 years of operating history and more than 12,000 paramedics and emergency medical technicians, is a leading provider and manager of community-based medical transportation services, including emergency ("911"), non-emergency, managed transportation, fixed-wing air ambulance and disaster response.

          Since becoming a private company in May 2011, our management has implemented a number of value-enhancing initiatives to expand our service offerings, increase our market presence and position us for future growth. Some of these initiatives include:

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  Optimizing our contract portfolio and prioritizing markets at EmCare and AMR;

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  Developing further EmCare's integrated service offerings, resulting in a meaningful acceleration of new contract growth;

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  Re-aligning AMR's business model and strategy by improving productivity, clinical outcomes and the use of technology, leading to operating margin improvements and revenue growth opportunities; and

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  Leveraging the core competencies of EmCare and AMR to extend our clinical capabilities into various settings outside the hospital.

          In 2012, we expanded EmCare's physician-led services outside the hospital through the formation of Evolution Health. Evolution Health provides comprehensive care management solutions through a suite of physician-led services, including transitional care teams, direct patient care and care coordination by clinicians outside the acute-care setting, as well as tele-monitoring and tele-medicine. Evolution Health serves patients who require comprehensive care across various settings, many of whom suffer from advanced illnesses and chronic diseases. Our Evolution Health solutions leverage many of the competencies of EmCare and AMR, including clinical resource management, patient flow coordination, evidence-based clinical protocols, community-based clinical and medical transportation services, patient monitoring and clinician recruitment.

          The following table presents an overview of our core services, key types of customers, results of operations and contracts. References in this prospectus to number of contracts, clinicians and employees are as of December 31, 2012, unless otherwise noted.

	EmCare	AMR
Core Services:	Facility-based physician services -Emergency Department -Anesthesiology -Hospitalist/inpatient care -Radiology/tele-radiology -Surgery Physician-led care management solutions outside the hospital	Emergency "911" medical transportation services Non-emergency medical transportation services Managed transportation services Fixed-wing air ambulance services Disaster response Event medical services

Key Customers:	Healthcare facilities	Communities
	Payors	Government agencies
	Attending medical staff	Healthcare facilities
	Independent physician groups	Payors

Net Revenue (2012):	$1.9 billion (58% of total net revenue)	$1.4 billion (42% of total net revenue)
Adjusted EBITDA (2012):	$260.7 million (64% of total Adjusted EBITDA)	$144.0 million (36% of total Adjusted EBITDA)

Number of Contracts:	604 facility contracts	169 "911" contracts
3,619 non-emergency transport arrangements

Patient Volume (2012):	10.5 million weighted patient encounters	2.8 million weighted transports

Industry Trends

          We believe that we are well-positioned to benefit from trends currently affecting the healthcare services markets in which we compete, including:

          Continued Healthcare Services Outsourcing.    Due to the growing complexity of the healthcare delivery system, healthcare facilities and communities are increasingly turning to leading outsourced medical services providers that offer comprehensive solutions. Healthcare facilities continue to outsource as a result of increasing cost pressures, difficulty in recruiting physicians and the need to improve operational efficiency. For example, approximately 65% of the nearly 5,000 hospitals in the United States that operate EDs currently outsource their physician staffing and management, compared to approximately 55% in 2000, based on internal surveys. Communities also increasingly outsource medical transportation services due to cost pressures, service issues and the challenge of meeting peak emergency demands in a cost-effective manner while delivering optimal clinical outcomes. Of the top 200 communities in the United States, 48% currently utilize private outsourced emergency "911" medical transportation services, compared to 34% in 1999. We believe that large, national providers of outsourced medical services will continue to benefit from these outsourcing trends and gain market share by demonstrating the ability to improve productivity, lower costs and enhance quality of care.

          Focus on Cost Containment.    As rising healthcare costs have further strained federal, state and local budgets, healthcare facilities, communities and payors have come under significant pressure to reduce costs and improve the quality of care. Opportunities to reduce healthcare costs include improving patient flow coordination, decreasing the length of hospital stays, reducing readmission rates, identifying more cost-efficient clinical settings and providing more efficient community-based and facility-based medical transportation services. In addition, there is increasing focus on the subset of patients that account for a disproportionate share of national healthcare costs. Chronically-ill, high-cost patients are responsible for over 80% of healthcare spending in the United States, and the most expensive 10% of patients account for over 60% of U.S. healthcare costs. We believe that efficient management of care across the patient continuum, particularly for patients with complex and chronic conditions, represents a significant opportunity to reduce overall healthcare costs and improve quality and outcomes.

          Shift Towards Coordinated Care and Measured Clinical Outcomes.    In the current healthcare environment, we believe the hospital-centric delivery system requires improved care coordination and communication among healthcare providers. We believe that improved collaboration and access to information across the patient continuum will facilitate the ability of healthcare providers to analyze patient data and identify more effective treatment protocols that ultimately improve outcomes and reduce costs. As the number of patients with complex and chronic conditions increases, innovative services that promote coordinated, cost-effective and high-quality care across different settings will be essential. In addition, we believe the ability to integrate evidence-based clinical protocols into patient-specific care is becoming increasingly important for patients, healthcare providers, healthcare facilities, communities and payors.

          Opportunities Created by Healthcare Legislation.    We anticipate that recent healthcare legislation will create opportunities for outsourced medical services providers. The PPACA is designed to provide healthcare coverage to previously uninsured individuals through the expansion of state Medicaid programs and the creation of federal and state healthcare exchanges. ED and ambulance providers typically encounter a significant proportion of patients who have no or limited healthcare insurance; for example, our self-payors (primarily uninsured patients) represented 18.3% of our total patient volume in 2012. Due to expected coverage expansion, we anticipate increased overall utilization of, and reimbursement for, outsourced medical services. We believe the impact of the PPACA and evolving value-based payment models will add further stress to conventional healthcare delivery systems and increase the need to coordinate and collaborate across the patient continuum. In addition, recent legislation establishing the PQRS extends payment incentives for physicians who successfully report certain clinical measures. We expect that increased accountability for clinical quality and patient coordination will be a catalyst for healthcare facilities, communities and payors to align with leading providers of outsourced medical services.

          Utilization of Technology.    Technology has emerged as a vital tool for healthcare providers to optimize the delivery of care. We believe that technology investments as a means to monitor clinical outcomes, improve clinician productivity, contain costs and comply with regulatory reporting and government reimbursement requirements will be an important differentiator among outsourced providers. In addition, we believe the ability to access patient data at the point-of-care across multiple settings will be a critical component in delivering high-quality, coordinated care. We believe that large, outsourced medical services providers that continue to dedicate resources and invest capital toward technology-enabled capabilities will be best-positioned to provide high-quality and cost-effective care.

Competitive Strengths

          We believe the following competitive strengths position us to capitalize on the favorable healthcare services industry trends:

          Leading Player in Large and Highly Fragmented Markets.    In 2012, we had a total of 13.3 million weighted patient encounters and weighted transports across approximately 2,100 communities. We are one of the largest outsourced providers in our markets, though we estimate that EmCare has only 8% share of the total ED services market, AMR has only 7% share of the total ambulance market, and our other services have no more than 4% share of their respective total markets. Due to our scale and scope, we are able to offer our customers integrated services and national contracting capabilities, while demonstrating differentiated clinical outcomes across our businesses. We have developed strong brand recognition and competitive advantages in clinician recruitment as a result of our market position, clinical best practices and clinician leadership development programs. We believe that our scale and scope, when combined with our capabilities and comprehensive service offerings across the patient continuum, enable us to enter strategic business partnerships with multi-state hospital systems and communities, differentiating us from local and regional competitors. In addition, we believe that our track record of consistently meeting or exceeding our customers' service expectations allows us to continue to compete effectively in the bidding process for new contracts. Given our market positions and the highly fragmented markets in which we provide our services, we believe there continue to be significant opportunities to grow market share by obtaining new contracts and through targeted acquisitions.

          Strong and Consistent Revenue Growth from Diversified Sources.    We have a history of delivering strong revenue growth through a combination of new contracts, same-contract revenue growth and acquisitions. We believe that our significant new contract revenue growth has been driven by our differentiated service offerings and ability to deliver efficient, high-quality care. Further, new contract growth has been accelerating since 2011 as a result of our integrated service offerings and the success of each of EmCare and AMR in cross-selling services to their respective customers. For example, in 2012, EmCare entered into more new contracts with healthcare facilities than any year in our history, with facilities already utilizing one or more of our services accounting for approximately 37% of EmCare's new contracts. Our new contract pipeline remains robust across each of our businesses. We believe that same-contract revenue growth is supported by consistent underlying market volume trends and stable pricing due to the emergency nature of many of our services. Market volumes have been driven primarily by the non-discretionary nature of our services, aging demographics and primary care physician shortages that drive additional patients to emergency rooms. Furthermore, we expect that the PPACA will increase patient volumes and provide reimbursement opportunities with respect to previously uninsured patients. To supplement our same-contract and new contract organic growth, we have a proven track record of executing strategic acquisitions to expand our service lines and market presence.

          Differentiated Service Model Well-Positioned for Growth.    We provide a broad set of clinically-based solutions designed to enable healthcare providers, hospital systems, communities and payors to realize economic and clinical benefits. EmCare is differentiated by providing integrated physician and clinician resource management across multiple service lines, utilizing comprehensive evidence-based clinical protocols and employing a data-driven process to more effectively recruit and retain physicians. AMR is differentiated by its clinical expertise, logistics management, dispatch and communication center expertise and disaster response on a local and national level. Evolution Health, which draws upon the competencies of EmCare and AMR, partners with payors, hospitals and hospitalist physicians to provide physician-led coordinated care teams in multiple settings. The quality and cost-effectiveness of care delivered by these care teams is enhanced by our medical command center for remote tele-medicine, our community-based paramedics for in-home patient monitoring and our transportation services for transferring patients between medical settings. Through the coordination of care among our service lines, we believe that we can deliver a differentiated offering of comprehensive care solutions across the patient continuum.

          Ability to Attract and Retain High Quality Physicians and Other Clinicians.    Through our differentiated recruiting databases and processes, we are able to identify and target high quality clinicians, many with a local market connection, to optimally match the needs of our facility-based and community-based customers. We offer physicians and other clinicians substantial flexibility in terms of geographic location, scheduling work hours, benefit packages and opportunities for career development. We also offer clinicians the ability to provide care across the patient continuum, including in pre-hospital, hospital and post-hospital environments. We believe that our national presence and operating infrastructure enable us to provide attractive opportunities for our clinicians to enhance their skills through extensive clinical and leadership development programs. At EmCare, we have established what we believe is a highly effective medical director leadership development program. At AMR, we believe we have developed the largest paramedic and emergency medical technician training program in the country. We believe that our differentiated recruiting, training and development programs strengthen our customer and provider relationships, enhance our strong contract and clinician retention rates and allow us to efficiently recruit clinicians to support our robust new contract pipeline across each of our businesses.

          Significant Recurring Revenue with Strong and Stable Cash Flow.    We believe that our business model and the contractual nature of our businesses drive a meaningful amount of recurring revenue. We believe that our ability to consistently deliver high levels of customer service to improve our customers' key metrics is illustrated by our long-term customer relationships. The ten largest customers at EmCare and AMR have an average tenure of 15 and 31 years, respectively. During 2012, approximately 86% of our net revenue was generated under exclusive contracts that historically have yielded high retention rates. We believe that our recurring revenue, when combined with our attractive operating margins and relatively low capital expenditure and working capital requirements, has resulted in strong and predictable cash flows. We believe that our geographic, customer, facility and service line diversification further supports the stability of our business model and cash flows.

          Efficient Cost Structure and Disciplined Approach to Sustainable Growth.    We have a strong track record of achieving profitable growth, increasing operating margins and identifying cost reduction opportunities. From 2008 to 2012, our revenue grew at a CAGR of 8.2%. Over the same time period, our Adjusted EBITDA CAGR was 13.2%, with Adjusted EBITDA margins increasing 210 basis points, which we believe was driven primarily by our disciplined approach to obtaining new business as well as continued efficiency and productivity improvements. We have improved our AMR operations by investing in enhanced deployment technology and processes, re-aligning our support costs and exiting certain underperforming contracts, resulting in improved operating margins. At EmCare, we have implemented initiatives to improve physician productivity, including more efficient scheduling around peak and off-peak hours, use of mid-level providers and re-aligning physician compensation programs, each of which resulted in improved hospital metrics. We believe there are significant additional opportunities to improve productivity and reduce operating costs.

          Scalable Technologies and Systems.    As the healthcare industry evolves towards value-based care, we believe that our technology investments and underlying technology infrastructure will facilitate improved productivity and patient outcomes. Our recent proprietary technology investments include: (i) real-time patient reporting systems at EmCare to enhance tracking of key patient metrics and improve information flow to our hospital customers, (ii) ePCR at AMR to enhance clinical data collection and improve billing system automation and (iii) innovative medical command center at Evolution Health, which provides for clinical intervention with patients through remote access to physicians and other clinicians and tele-medicine solutions. We believe that our existing technology infrastructure and continued technology investments will enhance our value proposition and further differentiate us from our competitors.

          Strong and Experienced Management Team with Demonstrated Track Record of Performance.    We have a strong and innovative senior management team who established a track record of success while working together at our company for more than a decade. We are led by William Sanger, our Chief Executive Officer, who has 37 years of industry experience. Randel Owen, our Executive Vice President, Chief Operating Officer and Chief Financial Officer, has 30 years of industry experience. Todd Zimmerman, EmCare's Chief Executive Officer and one of our Executive Vice Presidents, has 22 years of industry experience. Edward Van Horne, the President of AMR, has 23 years of industry experience. Our management team has recently implemented a number of value-enhancing initiatives which have resulted in strong organic revenue growth and improved operating margins.

Business Strategy

          We intend to enhance our leading market positions by implementing the following key elements of our business strategy:

          Capitalize on Organic Growth Opportunities.    Our scale and scope, leading market positions and long operating history combined with our value-enhancing initiatives since 2011, provide us with competitive advantages to continue to grow our business. We intend to gain market share from local, regional and national competitors as well as through continued outsourcing of clinical services by healthcare facilities, communities and payors. We believe that EmCare is well-positioned to continue to generate significant organic growth due to its integrated service offerings, differentiated, data-driven processes to recruit and retain physicians, scalable technology and sophisticated risk management programs. We believe these factors have driven EmCare's strong track record in obtaining new contracts and retaining existing customers. At AMR, we believe market share gains will be driven by our strong clinical expertise, high-quality service, strong brand recognition and advanced information technology capabilities. In particular, our proprietary clinical database of patient transports, including detailed tracking of mortality rates and resuscitation metrics, provides analytical support to AMR's differentiated clinical results and has been a key factor in obtaining new contracts. We anticipate driving significant organic growth in Evolution Health by adding new contracts to meet the demand for physician-led care management solutions outside the hospital.

          Grow Complementary and Integrated Service Lines.    Our continued focus on cross-selling and offering integrated services across the patient continuum has helped hospital systems,

communities and payors to realize economic benefits and clinical value for patients. We continue to enter complementary service lines at both EmCare and AMR that are designed to leverage our core competencies. At EmCare, we continue to expand and integrate our ED, anesthesiology, hospitalist, post-hospital, radiology, tele-radiology and surgery services. Our ability to cross-sell EmCare services is enhanced by our national and regional contracts that provide preferred access to certain healthcare facilities throughout the United States. In addition, our Complete Care package, which is an integrated offering of ED and hospitalist services in primarily rural communities, has been one of our most successful recent initiatives at adding new customers. These factors, among others, have increased the percentage of healthcare facilities utilizing multiple EmCare service lines from 11% in 2009 to 19% in 2012. At AMR, we have expanded service lines, such as our managed transportation operations, fixed-wing air transportation services and community paramedic programs, with both new and existing customers. We expect Evolution Health to be a catalyst for cross-selling our services across all of our businesses and not just within a particular segment or service line.

          Supplement Organic Growth with Selective Acquisitions.    The markets in which we compete are highly fragmented, with only a few national providers. We believe we have a successful track record of completing and integrating selective acquisitions in both our EmCare and AMR segments that have enhanced our presence in existing markets, facilitated our entry into new geographies and expanded the scope of our services. For the five-year period from 2007 through 2011, we successfully completed and integrated 24 acquisitions that were funded primarily through operating cash flows. In 2012, we acquired five companies for total consideration of more than $190 million. We combined two of these acquired entities in 2012 to create our Evolution Health business. We believe there are substantial opportunities for additional acquisitions across our businesses. We will continue to follow a disciplined strategy in exploring future acquisitions by analyzing the strategic rationale, financial impact and organic growth profile of each potential opportunity.

          Enhance Operational Efficiencies and Productivity.    We believe there continue to be significant opportunities to build upon our success in improving our productivity and profitability. At AMR, we expect to benefit from additional investments in technology aimed at improving deployment of our resources. We also expect to benefit from enhancing our ePCR billing and clinical data collection capabilities. In addition, we believe there are opportunities in areas such as optimization of field operations and fleet management. At EmCare, we continue to focus on initiatives to improve productivity. These include more efficient scheduling, continued use of mid-level providers, enhancing our leadership training programs and improving and re-aligning compensation programs. Furthermore, in both segments, we will continue to utilize risk mitigation programs for loss prevention and early intervention including continued use of clinical "fail-safes" and technology and equipment in ambulances to reduce vehicular incidents and lifting injuries. We believe that our significant investments in scalable technology systems will facilitate additional cost reductions and efficiencies. Opportunities include improved efficiencies in the deployment of our ambulance resources, enhancing our risk-mitigation program, improving billing/collection cycle times and reducing costs with the implementation of electronic medical record systems at our client facilities.

          Expand our Evolution Health Business.    We believe that our strong market positions in integrated facility-based physician services and community-based medical transportation services uniquely position us to provide physician-led care management solutions outside the hospital. We offer an attractive value proposition through our business model which helps payors reduce their cost of care, promote the most appropriate care in the most appropriate setting, identify member health risks, enable self-care and independence at home, and reduce hospital lengths of stay and readmissions. For hospitals, we believe our business model can improve patient flow coordination, decrease lengths of stay and reduce readmission rates. We are implementing our strategy by first utilizing analytics to identify eligible patients and then employing multiple techniques and physician-led services to manage the quality and cost of patient care, including transitional care teams, direct patient care and care coordination by clinicians outside the acute-care setting, tele-monitoring and tele-medicine.

Company History

          EmCare was founded in Dallas, Texas in 1972 and initially grew by providing ED staffing and related management services to larger hospitals in the Texas marketplace. EmCare then expanded its presence nationally, primarily through a series of acquisitions in the 1990s. Over its 40 years of operating history, EmCare has become a leading provider of integrated facility-based physician services to healthcare facilities in the United States. EmCare has recently further expanded the company's comprehensive care management solutions outside the hospital through Evolution Health.

          AMR was founded in 1992 through the consolidation of several well-established regional ambulance companies and has grown organically and through acquisitions. In February 1997, AMR merged with another leading ambulance company and became a leading provider and manager of community-based medical transportation services.

          In January 2005, an investor group led by Onex, including members of management, purchased our operating subsidiaries, EmCare and AMR which became indirect wholly owned subsidiaries of EVHC.

          The Company was founded in 2011 in connection with the Merger. In May 2011, in connection with the Merger, substantially all of the outstanding shares of common stock of the Company were purchased by the CD&R Affiliates, and EVHC became an indirect wholly owned subsidiary of the Company.

          In 2012, we founded Evolution Health through the combination of two acquired businesses, a provider of primary care physician healthcare services to patients at their place of residence with operations in Texas, and a post-acute care services provider with operations in Indiana, Ohio, Oklahoma and Texas. We have subsequently expanded Evolution Health's service offerings and sought to integrate its services with our other lines of business.

          In June 2013, we changed our name from CDRT Holding Corporation to Envision Healthcare Holdings, Inc., and our indirect wholly owned subsidiary, Emergency Medical Services Corporation, changed its name to Envision Healthcare Corporation.

Industry Overview

          We operate in the facility-based physician services and community-based medical transportation markets, two large and growing segments of the healthcare market that are supported by favorable demographics, including the growth and aging of the population. Our services are offered on a stand-alone basis or as part of an integrated services program combining two or more services.

Emergency Department ("ED")

          We provide outsourced ED physician services to hospitals and other facilities. Facility-based ED physician services providers such as EmCare are primarily focused on improving the patient experience and enhancing the quality of care at their customers' healthcare facilities through broader physician access, physician retention and training programs, better management tools and risk mitigation expertise. In addition, we believe leading facility-based outsourced physician services providers are well-positioned to improve operational efficiency, reducing wait times and increasing the productivity in a hospital ED.

          We believe the physician reimbursement component of the ED services market represents annual expenditures of nearly $18 billion. The market for outsourced ED staffing and related management services is highly fragmented, with more than 1,000 national, regional and local providers handling an estimated 130 million patient visits in 2010. There are nearly 5,000 hospitals in the United States that operate EDs, of which approximately 65% outsource their ED physician staffing and management. We believe we are one of only five national providers and the largest provider based on number of ED contracts.

          Between 2000 and 2010, the total number of patient visits to hospital EDs increased from approximately 108 million to approximately 130 million per annum, an increase of 20%. We believe that a portion of the historical and expected growth of ED visits is driven by the shortage of primary care physicians in the United States, which causes many patients to utilize the ED as their primary source for healthcare. This trend, combined with a decline in the number of hospital EDs, has resulted in a substantial increase in the average number of patient visits per hospital ED during this period. In addition, the PPACA is designed to provide healthcare coverage to previously uninsured individuals through the expansion of state Medicaid programs and the creation of federal and state healthcare exchanges, which we anticipate will increase overall utilization and reimbursement for ED services. We believe increased volumes through EDs and cost pressures facing hospitals have resulted and will result in an increased focus by facilities on improving the operating efficiency of their EDs, a core competency of EmCare.

Anesthesiology Services

          We provide anesthesiology services to hospitals, free-standing ambulatory surgery centers and physician offices. These services are performed by anesthesiologists and certified registered nurse anesthetists. Anesthesiologists are a key part of the effective management and productivity of surgery departments and free-standing ambulatory surgery centers. These clinicians can have a significant impact on surgeon satisfaction, which is crucial to the financial viability of the surgery department in hospitals and free-standing ambulatory surgery centers. The anesthesiology market is estimated to have annual expenditures of approximately $19 billion and is currently serviced primarily by hospitals, which self-operate their programs, and by local outsourced providers.

Hospitalist Services

          We provide inpatient service physicians, or hospitalists, for patients who are admitted to hospitals and either have no primary care physician or the attending physician requests that our hospitalist manage the patient. This program benefits hospitals by optimizing the average length of stay for patients and can improve patient flow and care coordination through effective working relationships with EDs. Inpatient service physicians are also an integral part of the post-discharge coordination of patient care by directing how care outside the hospital setting should be established and coordinated. Certain studies indicate better patient outcomes and lower costs with these hospitalist programs. The market for this healthcare specialty, with estimated annual expenditures of approximately $18 billion, is expected to continue to grow as hospitals face additional cost pressures and added focus on improving patient outcomes. This market is currently serviced primarily by regional and local outsourced providers.

Physician-Led Care Management Solutions Outside the Hospital

          In 2012, we expanded EmCare's physician-led services outside the hospital through the formation of Evolution Health. Evolution Health provides comprehensive care management solutions through a suite of physician-led services, including transitional care teams, direct patient care and care coordination by clinicians outside the acute-care setting, as well as tele-monitoring and tele-medicine. Evolution Health serves patients who require comprehensive care across various settings, many of whom suffer from advanced illnesses and chronic diseases. We believe that leading providers of care management solutions outside the hospital can offer an attractive value proposition through our business model which helps payors reduce their cost of care, promote the most appropriate care in the most appropriate setting, identify member health risks, enable self-care and independence at home, and reduce hospital lengths of stay and readmissions. For hospitals, we believe leading providers can improve patient flow coordination, decrease lengths of stay and reduce readmission rates. We believe the addressable market for care management solutions outside the hospital represents annual expenditures of approximately $64 billion.

Radiology/Tele-radiology Services

          We provide radiology, including tele-radiology, services to hospitals. The industry for these services comprises a number of smaller local and regional groups, which are at a disadvantage compared to national providers having the ability to recruit, train and leverage existing capital and infrastructure support. Tele-radiology, the process whereby digital radiologic images are sent from one point to another, has become a fast-growing healthcare service. This technology allows hospitals to have access to full-time radiology support, even when access to full-time radiologists on-site may be limited. The market for radiology and tele-radiology services has estimated annual expenditures of approximately $11 billion and is currently serviced primarily by hospitals, which self-operate their programs, and by local outsourced providers.

Surgery Services

          We offer management, oversight and surgeon staffing for trauma surgery services. This service gives hospitals the opportunity to raise their trauma designation by providing expanded coverage and management for surgery services. While the market for this service is still emerging, we estimate annual expenditures of approximately $2 billion.

Ambulance Services

          Ambulance services encompass both "911" emergency response and non-emergency transport services, including critical care transfers, wheelchair transports and other inter-facility transports. Emergency response services include the dispatch of ambulances equipped with life support equipment and staffed with paramedics and/or EMTs to provide immediate medical care to injured or ill patients. Non-emergency services utilize paramedics, EMTs and/or nurses to transport patients between healthcare facilities or between facilities and patient residences.

          "911" emergency response services are provided primarily under exclusive long-term contracts with communities and government agencies which by law are generally required to provide such services. These contracts typically specify maximum fees a provider may charge and set forth minimum requirements, such as response times, staffing levels, types of vehicles and equipment, quality assurance and insurance coverage. The rates that a provider is permitted to charge for services under a contract for "911" emergency ambulance services and the amount of the subsidy, if any, the provider receives from a community or government agency depend in large part on the nature of the services it provides, the payor mix and the performance requirements.

          Non-emergency services generally are provided pursuant to non-exclusive contracts with healthcare facilities and payors. Usage tends to be controlled by the facility discharge planners, nurses and physicians who are responsible for requesting transport services. Non-emergency services are provided primarily by private ambulance companies.

          We believe that the ambulance services market, including both emergency and non-emergency transports, represents annual expenditures of approximately $17 billion. The ambulance services market is highly fragmented, with more than 15,000 private, public and not-for-profit service providers accounting for an estimated 41 million ambulance transports in 2012. There are a limited number of regional ambulance providers, and we are the largest national ambulance provider based on net revenue.

Managed Transportation

          We provide managed transportation administration services to insurers, government entities and healthcare providers. Through partnerships with external transportation providers, our services include managing ambulance, wheelchair and other types of transportation to provide a cost-effective solution for those we serve. We believe the managed transportation market represents annual expenditures of approximately $2 billion.

Fixed-Wing Air Transport Services

          We also provide fixed-wing air ambulance transport services, including the specialized medical care required by patients during the transports. Our services focus on patients who require longer travel distances to retain the appropriate care, both in emergency and non-emergency situations. Additionally, we offer international repatriation services for emergency medical needs. We believe the medical air transportation market represents annual expenditures of approximately $3 billion.

Business Segments and Services

          We operate our business and market our services under our two business segments: EmCare and AMR. We provide integrated facility-based physician services in 44 states and the District of Columbia and provide and manage medical transportation services in 40 states and the District of Columbia.

          The following is a detailed business description for our two business segments.

EmCare

          EmCare is a leading provider of integrated facility-based physician services to healthcare facilities in the United States. EmCare has contracts covering 604 clinical departments with hospitals and independent physician groups to provide emergency, anesthesiology, hospitalist/inpatient care, radiology, tele-radiology and surgery services as well as other administrative services. During 2012, EmCare had approximately 10.5 million weighted patient encounters in 44 states and the District of Columbia. As of December 31, 2012, EmCare had an 8% share of the total ED services market and a 12% share of the outsourced ED services market, the largest share among outsourced providers based on number of contracts. EmCare's share of the combined markets for anesthesiology, hospitalist, radiology and surgery services was approximately 1% as of such date.

          We recruit and hire or subcontract with physicians and other healthcare professionals, who then provide services to patients in the facilities with whom we contract. EmCare bills and collects from each patient or the patient's insurance provider for the medical services performed. We also have practice support agreements with independent physician groups and hospitals pursuant to which we provide management services such as billing and collection, recruiting, risk management and certain other administrative services.

          As derived from our annual audited consolidated financial statements, EmCare's net revenue, income from operations and total identifiable assets were as follows for each of the periods indicated (amounts in thousands). The increase in total identifiable assets in 2011 primarily relates to the goodwill and other intangible assets recorded in connection with the Merger.

	As of and for the year ended December 31,
	2012	2011	2010
Net revenue	$1,915,148	$1,667,062	$1,478,462
Income from operations	199,300	164,242	166,925
Total identifiable assets	2,468,605	2,459,724	678,901

          See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further information on EmCare's financial results.

Hospital-Based Services

          We provide a full range of hospital-based physician staffing and related management services for EDs, anesthesiology, hospitalist/inpatient care, radiology, tele-radiology and surgery programs, which include:

          Contract Management.    We utilize an integrated approach to contract management that involves physicians, non-clinical business experts and operational and quality assurance specialists. An on-site medical director is responsible for the day-to-day oversight of the relationship, including clinical quality, and works closely with the facility's management in developing strategic initiatives and objectives. A quality manager develops site-specific quality improvement programs, and a practice improvement staff focuses on chart documentation, operational improvement and physician utilization patterns. The regional-based management staff provides support for these efforts and ensures that each customer's expectations are identified, that service plans are developed and executed to meet those expectations, and that our and the customer's financial objectives are achieved.

          Staffing.    We provide a full range of staffing services to meet the unique needs of each healthcare facility. Our dedicated clinical teams include qualified physicians and other healthcare professionals responsible for the delivery of high-quality, cost-effective care. These teams also rely on managerial personnel, many of whom have clinical experience, who oversee the administration and operations of the clinical area. Ensuring that each contract is staffed with the appropriate mix of qualified physicians and other medical professionals and that coverage is provided without any service deficiencies is critical to the success of the contract.

          Recruiting.    Many healthcare facilities lack the dedicated resources and expertise necessary to identify and attract specialized physicians. We have committed significant resources to the development of proprietary recruiting support systems, such as EmSource, a proprietary national physician database, and EmForce, a recruiting management and tracking program, that we utilize in our recruiting programs across the country. Our marketing and recruiting staff continuously updates our database of more than 900,000 physicians with relevant data and contact information to allow us to match potential physician candidates to specific openings based upon personal preferences. This targeted recruiting method increases the success and efficiency of our recruiters, and we believe significantly increases our physician retention rates. We actively recruit physicians through various media options including social media, telemarketing, direct mail, conventions, journal advertising and our internet site.

          Scheduling.    Our scheduling departments schedule, or assist our medical directors in scheduling, physicians and other healthcare professionals in accordance with the coverage model at each facility. We provide 24-hour service to ensure that unscheduled situations such as physician illness and personal emergencies, do not result in a disruption of coverage.

          Operational Improvement Assessments.    We implement process improvement programs for our hospital customers that are directed toward enhancement of operating and triage systems, and improvement of critical operational metrics, including turnaround times, "left without being treated", and throughput times. Through an initial assessment, we establish baseline values, which are used to develop and implement process improvement programs, and then we monitor the success of the initiatives. We also design and implement customized patient satisfaction programs for our hospital customers. These programs are delivered to the clinical and non-clinical members of the hospital ED as well as other areas of a healthcare facility where outsourced services are being provided.

          Practice Support Services.    We provide a substantial portion of our services to healthcare facilities through our affiliate physician groups. However, in some situations facilities and physicians are interested in receiving stand-alone management services such as billing and collection, scheduling, recruitment and risk management, and at times we unbundle our services to meet these needs. Pursuant to these practice support agreements, which generally will have a term of one to three years, we provide these services to independent physician groups and healthcare facilities. During 2012, we had 10 practice support agreements which generated $31 million in net revenue.

          Practice Improvement.    We provide ongoing support to our affiliated physicians through targeted leadership development programs, risk management review and support and comprehensive documentation review and training for our affiliated physicians. We review certain statistical indicators that allow us to provide specific training to individual physicians, and we tailor training for broader groups of physicians as we see trends developing in these areas.

Non-Hospital Based Services

          Physician-Led Care Management Solutions.    We provide physician-led care management solutions to patients outside the hospital. We provide comprehensive care management solutions through a suite of physician-led techniques and services, including transitional care teams, direct patient care and care coordination by clinicians outside the acute-care setting, tele-monitoring and tele-medicine. We market these services to payors and healthcare systems.

Risk Management

          We utilize our risk management function, senior medical leadership and on-site medical directors to conduct aggressive risk management and quality assurance programs. We take a proactive role in promoting early reporting, evaluation and resolution of incidents that may evolve into claims. Our risk management function is designed to mitigate risk associated with the delivery of care and to prevent or minimize costs associated with medical professional liability claims and includes:

          Incident Reporting Systems.    We have established a comprehensive support system for medical professionals. Our Risk Management Hotline provides each physician with the ability to discuss medical issues with a peer, an attorney or a risk management specialist.

          Tracking and Trending Claims.    We utilize an extensive claims database developed from our experience in the ED setting to identify claim trends and risk factors so that we can better target our risk management initiatives. Periodically, we target the medical conditions associated with our most frequent professional liability claims, and provide detailed education to assist our affiliated medical professionals in treating these medical conditions.

          Professional Risk Assessment.    We conduct risk assessments of our medical professionals. Typically, a risk assessment includes a thorough review of professional liability claims against the professional, assessment of issues raised by hospital risk management and identification of areas where additional education may be advantageous for the professional.

          Hospital Risk Assessment.    We conduct risk assessments of potential hospital customers in conjunction with our sales and contracting process. As part of the risk assessment, we conduct a detailed analysis of the hospital's operations affecting the services of our affiliated medical professionals, including the triage procedures, on-call coverage, transfer procedures, nursing staffing and related matters in order to address risk factors contractually during negotiations with potential customer hospitals.

          Clinical Fail-Safe Programs.    We review and identify key risk areas which we believe may result in increased incidence of patient injuries and resulting claims against us and our affiliated medical professionals. We have developed "fail-safe" clinical tools and make them available to our affiliated physicians for use in conjunction with their practice. These "fail-safe" tools assist physicians in identifying common patient attributes and complaints that may identify the patient as being at high risk for certain conditions (e.g., a heart attack).

          Professional Liability Claims Committee.    Each professional liability claim brought against an EmCare affiliated medical professional or EmCare affiliated company is reviewed by EmCare's Claims Committee, consisting of physicians, attorneys and company executives, before any resolution of the claim. The Claims Committee periodically instructs EmCare's risk management personnel to undertake an analysis of particular physicians or hospital locations associated with a given claim.

Billing and Collections

          We receive payment for patient services from:

  •
  federal and state governments, primarily under the Medicare and Medicaid programs;

  •
  health maintenance organizations ("HMOs"), preferred provider organizations and private insurers;

  •
  hospitals in the form of subsidies;

  •
  fees for management services provided; and

  •
  individual patients.

          The table below presents EmCare's payor mix as a percentage of cash collections in the period as an approximation of net revenue recorded:

	Percentage of EmCare cash collections
	Quarter ended June 30,		Six months ended June 30,
					Year ended December 31,
		2012	2013	2012
	2013				2012	2011	2010
Medicare	17.2%	14.1%	17.3%	14.2%	14.0%	14.3%	15.5%
Medicaid	3.7	4.0	3.7	3.9	3.7	4.4	5.0
Commercial insurance/managed care	58.5	59.6	59.2	59.6	60.3	57.1	52.5
Self-pay	3.1	3.4	3.1	3.3	3.3	2.8	2.6
Fees/other	2.3	2.8	2.3	2.8	2.7	3.1	3.6
Subsidies	15.2	16.1	14.4	16.2	16.0	18.3	20.8

Total net revenue	100%	100%	100%	100%	100.0%	100.0%	100.0%

          Subsidies as a percentage of net revenue have decreased due to changes in the mix of contracts and the addition of our Evolution Health business in 2012. ED subsidies for the three and six months ended June 30, 2013 were 7.9% and 7.8%, respectively, of EmCare cash collections. Nearly half of these ED subsidies are related to lower volume, primarily rural, facilities.

          See "Business — Regulatory Matters — Medicare, Medicaid and Other Government Reimbursement Programs" for additional information on reimbursement from Medicare, Medicaid and other government-sponsored programs.

          We code and bill for most of our ED and hospitalist physician services through our wholly owned subsidiary, Reimbursement Technologies, Inc. We utilize state-of-the-art document imaging and paperless workflow processes to expedite the billing cycle and improve compliance and customer service. Coding and billing for our anesthesiology and radiology services is provided by a combination of internal and external billing companies. Certain ED services are also billed by external billing companies.

          We do substantially all of the billing for our affiliated physicians, and we have extensive experience in processing claims to third party payors. We employ a billing staff of approximately 700 employees who are trained in third party coverage and reimbursement procedures. Our integrated billing and collection system uses proprietary software to prepare the submission of claims to Medicare, Medicaid and certain other third party payors based on the payor's reimbursement requirements and has the capability to electronically submit most claims to the third party payors' systems. We forward uncollected accounts electronically to 15 outside collection agencies automatically, based on established parameters. Each of these collection agencies have on-site employees working at our in-house billing company to assist in providing patients with quality customer service.

          Reimbursement for our EmCare physician services has historically been stable. In addition, in many of our hospital contracts, we have had the ability to obtain or increase subsidies to offset any reimbursement or payor mix changes. Further, we typically have visibility into payor mix prior to entering into new contracts, and our payor mix has been stable over time, which allows us to more effectively manage exposure to each payor category.

Contracts

          We have contracts with (i) hospital customers to provide professional staffing and related management services, (ii) healthcare facilities and independent physician groups to provide management services and (iii) affiliated physician groups and medical professionals to provide management services and various benefits. We also contract with large health systems as a national preferred provider of facility-based services.

          We deliver services to our hospital customers and their patients through two principal types of contractual arrangements. EmCare or a subsidiary most frequently contracts directly with the hospital to provide physician staffing and management services. In some instances, a physician-owned professional corporation contracts with the hospital to provide physician staffing and management services, and the professional corporation, in turn, contracts with us for a wide range of management and administrative services including billing, scheduling support, accounting and other services. The professional corporation pays our management fee out of the fees it collects from patients, third party payors and, in some cases, the hospital customer. Our physicians and other healthcare professionals who provide services under these hospital contracts do so pursuant to independent contractor or employment agreements with us, or pursuant to arrangements with the professional corporation that has a management agreement with us. We refer to all of these physicians as our affiliated physicians, and these physicians and other individuals as our healthcare professionals.

          Hospital and Practice Support Contracts.    Generally, agreements with hospitals are awarded on a competitive basis, and have an initial term of three years with one-year automatic renewals and termination by either party on specified notice.

          Our contracts with hospitals provide for one of three payment models:

  •
  we bill patients and third party payors directly for physician fees,

  •
  we bill patients and third party payors directly for physician fees, with the hospital paying us an additional pre-arranged fee for our services, or

  •
  we bill the hospitals directly for the services of the physicians.

          In all cases, the hospitals are responsible for billing and collecting for non-physician-related services as well as for providing the capital for medical equipment and supplies associated with the services we provide.

          We have established long-term relationships with some of the largest healthcare service providers in the country. As of December 31, 2012, EmCare had contracts covering 604 clinical departments, with the top 10 contracts representing only 9.4% of EmCare net revenue. One customer, Hospital Corporation of America, comprised 15% of EmCare's total net revenue. No other customer (including all facility contracts under a single hospital system) comprised more than 10% of consolidated total net revenue. We have maintained our relationships with these customers for an average of 15 years.

          Affiliated Physician Group Contracts.    In most states, we contract directly with our hospital customers to provide physician staffing and related management services. We, in turn, contract with a professional corporation that is wholly owned by one or more physicians, which we refer to as an affiliated physician group, or with independent contractor physicians. It is these physicians who provide the medical professional services. We then provide comprehensive management services to the physicians. We typically provide professional liability and workers compensation coverage to our affiliated physicians.

          Certain states have laws that prohibit or restrict unlicensed persons or business entities from practicing medicine. The laws vary in scope and application from state to state. Some of these states may prohibit us from contracting directly with hospitals or physicians to provide professional medical services. In those states, the affiliated physician groups contract with the hospital, as well as all medical professionals. We provide management services to the affiliated physician groups.

          Medical Professional Contracts.    We contract with healthcare professionals as either independent contractors or employees to provide services to our customers. The healthcare professionals generally are paid an hourly rate for each hour of coverage, a variable rate based upon productivity or other objective criteria or a combination of both a fixed hourly rate and a variable rate component. We typically arrange for professional liability and workers compensation coverage for our healthcare professionals.

          The contracts with healthcare professionals typically have one-year terms with automatic renewal clauses for additional one-year terms. The contracts can be terminated with cause for various reasons, and usually contain provisions allowing for termination without cause by either party upon 90 days' notice. Agreements with physicians generally contain a non-compete or non-solicitation provision and, in the case of medical directors, a non-compete provision. The enforceability of these provisions varies from state to state.

Management Information Systems

          We have invested in scalable information systems and proprietary software packages designed to allow us to grow efficiently and to deliver and implement our "best practice"

procedures nationally, while retaining local and regional flexibility. We have developed and implemented several proprietary applications that we believe provide us with a competitive advantage in our operations.

Intellectual Property

          We have registered the trademark EmCare and the EmCare logo in the United States. Generally, registered trademarks have perpetual life, provided that they are renewed on a timely basis and continue to be used properly as trademarks. We have also developed proprietary technology that we protect through contractual provisions and confidentiality procedures and agreements. Other than the EVHC and EmCare trademarks and the EmTrac, EmComp and EmBillz software, we do not believe our business is dependent to a material degree on patents, copyrights, trademarks or trade secrets. Other than licenses to commercially available software, we do not believe that any of our licenses to third party intellectual property are material to our business taken as a whole.

Sales and Marketing

          Contracts for outsourced facility-based services are obtained through strategic marketing programs and responses to RFPs. EmCare's business development team includes Practice Development representatives located throughout the United States who are responsible for developing sales and acquisition opportunities for the operating group in his or her territory. A significant portion of the compensation program for these sales professionals is commission-based, based on the profitability of the contracts they sell. Leads are generated through regular marketing efforts by our business development group, our website, journal advertising, conventions and a lead referral program. Each Practice Development representative is responsible for working with the regional chief executive officer to structure and provide customer proposals for new prospects in their respective regions.

          A healthcare facility RFP generally will include demographic information of the facility department, a list of services to be performed, the length of the contract, the minimum qualifications of bidders, billing information, selection criteria and the format to be followed in the bid. Prior to responding to an RFP, EmCare's senior management ensures that the proposal is consistent with certain financial parameters. Senior management evaluates all aspects of each proposal, including financial projections, staffing model, resource requirements and competition, to determine how to best achieve our business objectives and the customer goals.

Competition

          The market for outsourced ED staffing and related management services is highly fragmented, with more than 1,000 national, regional and local providers handling an estimated 130 million patient visits in 2010. There are nearly 5,000 hospitals in the United States that operate EDs, of which approximately 65% outsource their ED physician staffing and management. Of these hospitals that outsource, we believe approximately 48% contract with a local provider, 19% contract with a regional provider and 33% contract with a national provider based on estimated net revenue.

          Team Health is our largest competitor and has the second largest share of the ED services market with an approximately 6% share based on number of contracts. Other national providers of outsourced ED services are Hospital Physician Partners, Schumacher Group and California Emergency Physicians.

          The markets for anesthesiology, inpatient and radiology services are also highly fragmented. For anesthesiology services, we have a 1% – 2% share of the market with an additional 2% market share split between Team Health, Sheridan Healthcare, Premier Anesthesia, North American

Partners in Anesthesia and NorthStar Anesthesia. For inpatient services, Cogent HMG, Apogee and MEDNAX, Inc. are the market leaders, each with a 3% share. Other national providers are Team Health and IPC. For radiology services, four other national providers each has a market share similar to ours at 1%.

Insurance

          Professional Liability Program.    From January 1, 2002 through the present, our professional liability insurance program provided "claims-made" insurance coverage with a limit of $1 million per loss event and a $3 million annual per provider aggregate, for all medical professionals whom we have agreed to cover under our professional liability insurance program. In addition, from time to time, we contract with insurance providers outside of our insurance program, customarily when the third party provider can provide economically more favorable terms to our insurance program for a specific specialist practice, or if it is a legacy provider from acquisitions. Our subsidiaries and affiliated corporate entities are provided with coverage of $1 million per loss event and share a $10 million annual corporate aggregate.

          From 2002 through the present, most of our professional liability insurance coverage was provided by CCC. The CCC policies have a retroactive date of January 1, 2001, thereby covering all claims occurring during the 2001 calendar year but reported in each of the following calendar years.

          Captive Insurance Arrangement.    Our captive insurance company EMCA is a wholly owned subsidiary of EmCare, formed under the Companies Law of the Cayman Islands. EMCA reinsures CCC for all losses associated with the CCC insurance policies under the professional liability insurance program, and provides collateral for the reinsurance arrangement through a trust agreement and through letters of credit.

Employees and Independent Contractors

          The following is the breakdown of our active affiliated physicians, independent contractors and employees by job classification as of December 31, 2012.

Job Classification	Full-time	Part-time	Total
Physicians	2,492	3,372	5,864
Physician assistants	524	410	934
Nurse practitioners	689	501	1,190
Non-clinical employees	1,780	385	2,165

Total	5,485	4,668	10,153

          We believe that our relations with our employees and independent contractors are good. None of EmCare's physicians, physician assistants, nurse practitioners or non-clinical employees are subject to any collective bargaining agreement.

          We offer our physicians substantial flexibility in terms of type of facility, scheduling of work hours, benefit packages, opportunities for relocation and career development. This flexibility, combined with fewer administrative burdens, improves physician retention rates and stabilizes our contract base.

AMR

          AMR has developed the largest network of ambulance services and a leading position in other medical transportation services in the United States. AMR and our predecessor companies have been providing services to some communities for more than 50 years. As of December 31, 2012, we had a 7% share of the total ambulance services market and a 15% share of the outsourced ambulance market. During 2012, AMR treated and transported approximately 2.8 million patients in 40 states and the District of Columbia utilizing nearly 4,400 vehicles that operated out of more than 200 sites. AMR has more than 3,700 contracts with communities, government agencies, healthcare providers and insurers to provide ambulance transport services. AMR's broad geographic footprint enables us to contract on a national and regional basis with insurance companies, healthcare facilities and government agencies.

          During 2012, approximately 58% of AMR's net revenue was generated from emergency "911" ambulance services. These services include treating and stabilizing patients, transporting the patient to a hospital or other healthcare facility and providing attendant medical care en route. Non-emergency ambulance services, including critical care transfers, wheelchair transports and other interfacility transports, accounted for 26% of AMR's net revenue for the same period. The remaining balance of net revenue for 2012 was generated from managed transportation services, fixed-wing air ambulance services and the provision of training, dispatch and other services to communities and public safety agencies including services provided to FEMA.

          AMR has a national contract with FEMA to provide ambulance and para-transit services, as well as rotary and fixed-wing air ambulance transportation services to supplement federal and military responses to disasters, acts of terrorism and other public health emergencies in the full 48 contiguous states.

          As derived from our annual audited consolidated financial statements, AMR's net revenue, income from operations and total identifiable assets were as follows for each of the periods indicated (amounts in thousands). The increase in total identifiable assets in 2011 primarily relates to the goodwill and other intangible assets recorded in connection with the Merger.

	As of and for the year ended December 31,
	2012	2011	2010
Net revenue	$1,384,973	$1,440,539	$1,380,860
Income from operations	57,641	49,170	79,058
Total identifiable assets	1,544,908	1,318,772	784,454

          See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further information on AMR's financial results.

          We provide substantially all of our medical transportation services under our AMR brand name. We operate under other names when required to do so by local statute or contractual agreement.

Services

          We provide a full range of emergency and non-emergency ambulance transport and related services, which include:

          911 Response Services.    We provide emergency response services primarily under long-term exclusive contracts with communities and hospitals. Our contracts typically stipulate that we must respond to "911" calls in the designated area within a specified response time. We utilize two types of ambulance units: Advanced Life Support ("ALS") units and Basic Life Support ("BLS") units. ALS units, which are staffed by two paramedics or one paramedic and an EMT, are equipped with high-acuity life support equipment such as cardiac monitors, defibrillators and oxygen delivery systems, and carry pharmaceutical and medical supplies. BLS units are generally staffed by two EMTs and are outfitted with medical supplies and equipment necessary to administer first aid and basic medical treatment. The decision to dispatch an ALS or BLS unit is determined by our contractual requirements, as well as by the nature of the patient's medical situation.

          Under certain of our "911" emergency response contracts, we are the first responder to an emergency scene. However, under most of our "911" contracts, the local fire department is the first responder. In these situations, the fire department typically begins stabilization of the patient. Upon our arrival, we continue stabilization through the provision of attendant medical care and transport the patient to the closest appropriate healthcare facility. In certain communities where the fire department historically has been responsible for both first response and emergency services, we seek to develop public/private partnerships with fire departments to provide the emergency transport service. These partnerships emphasize collaboration with the fire departments and afford us the opportunity to provide "911" emergency services in communities that, for a variety of reasons, may not otherwise have outsourced this service to a private provider. In most instances, the provision of emergency services under our partnerships closely resembles that of our most common "911" contracts described above. The public/private partnerships lower our costs by reducing the number of full-time paramedics we would otherwise require. We estimate that the "911" contracts that encompass these public/private partnerships represented approximately 11% of AMR's net revenue for 2012.

          Non-Emergency Medical Transportation Services.    We provide transportation to patients requiring ambulance or wheelchair transport with varying degrees of medical care needs between healthcare facilities or between healthcare facilities and their homes. Unlike emergency response services, which typically are provided by communities or private providers under exclusive or semi-exclusive contracts, non-emergency transportation usually involves multiple contract providers at a given facility, with one or more of the competitors designated as the "preferred" provider. Non-emergency transport business generally is awarded by a healthcare facility, such as a hospital or nursing home, or a healthcare payor, such as an HMO, managed care organization or insurance company.

          Non-emergency medical transportation services include: (i) inter-facility critical care transport, (ii) wheelchair and stretcher-car transports and (iii) other inter-facility transports.

  •
  Critical care transports are provided to medically unstable patients, such as cardiac patients and neonatal patients who require critical care while being transported between healthcare facilities. Critical care services differ from ALS services in that the ambulance may be equipped with additional medical equipment and may be staffed by one of our critical care nurses, respiratory therapists, or specially trained critical care paramedics, medical specialists or by an employee of a healthcare facility to attend to a patient's specific medical needs.

  •
  Wheelchair and stretcher-car transports are non-medical transportation provided to handicapped and certain non-ambulatory persons in some service areas. In providing this service, we use vans that contain hydraulic wheelchair lifts or ramps operated by drivers who generally are trained in cardiopulmonary resuscitation.

  •
  Other inter-facility transports, requiring advanced or basic levels of medical supervision during transfer, may be provided when a home-bound patient requires examination or treatment at a healthcare facility or when a hospital inpatient requires tests or treatments, such as MRI testing, CAT scans, dialysis or radiation therapy, available at another facility. We use ALS or BLS ambulance units to provide general ambulance services depending on the patient's needs.

          Other Services.    In addition to our "911" emergency and non-emergency ambulance services, we provide the following services:

  •
  Managed Transportation Services.  Managed care organizations, state agencies and insurance companies contract with us to manage a variety of their medical transportation-related needs, including call-taking and scheduling, management of a network of transportation providers and billing and reporting through our internally developed systems.

  •
  Dispatch Services.  Our dispatch centers manage our own calls and, in certain communities, also manage dispatch centers for public safety agencies, such as police and fire departments, air medical transport programs and others.

  •
  Event Medical Services.  We provide medical stand-by support for concerts, athletic events, parades, conventions, international conferences and VIP appearances in conjunction with local and federal law enforcement and fire protection agencies. We have contracts to provide stand-by support for numerous sports franchises, various NASCAR events, Hollywood production studios and other specialty events.

  •
  Paramedic Training.  We own and operate National College of Technical Instruction ("NCTI"), the largest paramedic training college in the United States, operating more accredited programs than any other school, with nearly 1,100 graduates in 2012.

  •
  Fixed-wing Air Ambulance Services.  We own Air Ambulance Specialists, Inc., a company that arranges fixed-wing air ambulance transportation services.

  •
  OnSite and Offshore EMS Services.  Includes mobile healthcare and patient monitoring at home post discharge for readmission prevention and health/safety solutions for the oil and gas industry.

Medical Personnel and Quality Assurance

          Approximately 76% of our 16,500 employees have daily contact with patients, including approximately 5,500 paramedics, 6,900 EMTs and 200 nurses. Paramedics and EMTs must be state-certified and locally credentialed to transport patients and perform emergency care services. Certification as an EMT typically requires completion of approximately 150 hours of training in a program designated by the U.S. Department of Transportation, such as those offered at our training institute, NCTI. Paramedic training involves over 1,000 hours of didactic and clinical education focused on advanced levels of care. In addition, specialized courses may be completed to target specific patient populations (such as pediatrics, geriatrics, trauma, burns, etc).

          In most communities, the local physician medical director (often in conjunction with a physician advisory board) develops medical protocols to be followed by paramedics and EMTs in a service area. In addition, real-time instructions are conveyed on a case-by-case basis through direct communications between the ambulance crew and hospital emergency physicians. This consultation allows for more comprehensive evaluation and treatment of difficult cases. Like physicians, both paramedics and EMTs must complete continuing education programs and, in some cases, state supervised refresher training and/or examinations to maintain their certifications.

          AMR has a strong commitment to provide high-quality pre- and post-hospital emergency medical care. Our focus on patient care is based on the published medical literature, participation with leading academic medical centers throughout the country, affiliation with international efforts to improve clinical care in emergency medical services ("EMS"), and our innovative approach known as AMR Medicine. In each individual location in which we provide services, a physician associated with a hospital we serve monitors adherence to medical protocol and conducts periodic audits of the care provided. In addition, we hold retrospective care audits with our employees to evaluate compliance with medical and performance standards. Our participation and leadership in national EMS organizations underscores the importance of our philosophy on patient care.

          Of note, our commitment to quality is also reflected in the fact that a number of our operations across the country are accredited by the Commission on Accreditation of Ambulance Services ("CAAS"), representing 13% of the total CAAS accredited centers. CAAS is a joint program between the American Ambulance Association and the American College of Emergency Physicians. The accreditation process is voluntary and evaluates numerous qualitative factors in the delivery of services. We believe communities and managed care providers increasingly consider accreditation as one of the criteria in awarding contracts.

Billing and Collections

          Our internal patient billing services offices located across the United States invoice and collect for our services. We receive payment from the following sources:

  •
  federal and state governments, primarily under the Medicare and Medicaid programs;

  •
  HMOs and private insurers;

  •
  individual patients;

  •
  fees for stand-by and event driven coverage, including from our national contract with FEMA; and

  •
  community subsidies.

          The table below presents AMR's payor mix as a percentage of cash collections in the period as an approximation of net revenue recorded:

	Percentage of AMR cash collections
	Quarter ended June 30,		Six months ended June 30,		Year ended December 31,
	2013	2012	2013	2012	2012	2011	2010
Medicare	31.9%	29.1%	33.0%	29.0%	28.6%	27.8%	28.6%
Medicaid	7.2	6.4	7.5	6.4	6.3	6.5	6.3
Commercial insurance/managed care	40.7	43.6	39.9	42.6	41.4	43.0	44.8
Self-pay	6.5	7.2	6.6	7.3	6.9	6.9	6.0
Fees/other	11.1	11.2	10.5	12.3	14.3	13.5	11.7
Subsidies	2.6	2.5	2.5	2.4	2.5	2.3	2.6

Total net revenue	100%	100%	100%	100%	100.0%	100.0%	100.0%

          See "— Regulatory Matters — Medicare, Medicaid and Other Government Reimbursement Programs" for additional information on reimbursement from Medicare, Medicaid and other government-sponsored programs.

          We have substantial experience in processing claims to third party payors and employ a billing staff trained in third party coverage and reimbursement procedures. Our integrated billing and collection systems allow us to prepare the submission of claims to Medicare, Medicaid and certain other third party payors based on the payor's reimbursement requirements, and have the capability to electronically submit claims to the extent third party payors' systems permit. These systems also provide for tracking of accounts receivable and status of pending payments.

          Companies in the ambulance services industry maintain significant provisions for doubtful accounts, or uncompensated care, compared to companies in other industries. Collection of complete and accurate patient billing information during an emergency service call is sometimes difficult, and incomplete information hinders post-service collection efforts. In addition, we cannot evaluate the creditworthiness of patients requiring emergency medical transportation services. Our provision for uncompensated care generally is higher for transports resulting from emergency ambulance calls than for non-emergency ambulance requests. See "Risk Factors — Risks Related to Healthcare Regulation — Changes in the rates or methods of third party reimbursements, including due to political discord in the budgeting process outside our control, may adversely affect our revenue and operations".

          State licensing requirements, as well as contracts with communities and healthcare facilities, typically require us to provide ambulance services without regard to a patient's insurance coverage or ability to pay. As a result, we often receive partial or no compensation for services provided to patients who are not covered by Medicare, Medicaid or private insurance. The anticipated level of uncompensated care and uncollectible accounts is considered in negotiating a government-paid subsidy to provide for uncompensated care, and permitted billing rates under contracts with a community or government agency.

          As a "911" emergency response provider, we are uniquely positioned for stable pricing as changes in reimbursement from Medicare or other payors can typically be offset by requesting increases in the rates we are permitted to charge for "911" services from the communities we serve. Communities and municipalities set these emergency allowable rates for commercial payors and, with limited exceptions, do not pay for services out of the tax base. These communities often permit us to increase rates for ambulance services from patients and their third party payors in order to ensure the maintenance of required community-wide "911" emergency response services. While these rate increases do not result in higher payments from Medicare and certain other public or private payors, overall they increase our net revenue.

          See "— Regulatory Matters — Medicare, Medicaid and Other Government Reimbursement Programs" for additional information on reimbursement from Medicare, Medicaid and other government-sponsored programs.

Contracts

          Emergency Transport.    As of December 31, 2012, we had 169 contracts with communities and government agencies to provide "911" emergency response services. Contracts with communities to provide emergency transport services are typically exclusive, three to five years in length and generally are obtained through a competitive bidding process. In some instances where we are the existing provider, communities elect to renegotiate existing contracts rather than initiate new bidding processes. Our "911" contracts often contain options for earned extensions or evergreen provisions. In the year ended December 31, 2012, our top ten "911" contracts accounted for approximately $320 million, or 23% of AMR's net revenue. We have served these ten customers on a continual basis for an average of 31 years.

          Our "911" emergency response arrangements typically specify maximum fees we may charge and set forth minimum requirements, such as response times, staffing levels, types of vehicles and equipment, quality assurance and insurance coverage. Communities and government agencies may also require us to provide a performance bond or other assurances of financial responsibility. The rates we are permitted to charge for services under a contract for emergency ambulance services and the amount of the subsidy, if any, we receive from a community or government agency depend in large part on the nature of the services we provide, payor mix and performance requirements.

          Non-Emergency Transport.    We have more than 3,600 arrangements to provide non-emergency ambulance services with hospitals, nursing homes and other healthcare facilities that require a stable and reliable source of medical transportation for their patients. These contracts typically designate us as the preferred ambulance service provider of non-emergency ambulance services to those facilities and permit us to charge a base fee, mileage reimbursement, and additional fees for the use of particular medical equipment and supplies. We have historically provided a portion of our non-emergency transports to facilities and organizations in competitive markets without specific contracts.

          Non-emergency transports often are provided to managed care or insurance plan members who are stabilized at the closest available hospital and are then moved to facilities within their health plan's network. We believe the increased prevalence of managed care benefits larger ambulance service providers, which can service a higher percentage of a managed care provider's members. This allows the managed care provider to reduce its number of vendors, thus reducing administrative costs and allowing it to negotiate more favorable rates with healthcare facilities. Our scale and broad geographic footprint enable us to contract on a national and regional basis with managed care and insurance companies. We have contracts with large healthcare networks and insurers including Kaiser, Aetna, Healthnet, Cigna and SummaCare.

          We believe that communities, government agencies, healthcare facilities, managed care companies and insurers consider the quality of care, historical response time performance and total cost to be among the most important factors in awarding and renewing contracts.

Dispatch and Communications

          Dispatch centers control the deployment and dispatch of ambulances in response to calls through the use of sophisticated communications equipment 24 hours a day, seven days a week. In many operating sites, we communicate with our vehicles over dedicated radio frequencies licensed by the Federal Communications Commission. In certain service areas with a large volume of calls, we analyze data on traffic patterns, demographics, usage frequency and similar factors with the aid of System Status Management ("SSM") technology to help determine optimal ambulance deployment and selection. In addition to dispatching our own ambulances, we also provide dispatching service for 48 communities where we are not an ambulance service provider. Our dispatch centers are staffed by EMTs and other experienced personnel who use local medical protocols to analyze and triage a medical situation and determine the best mode of transport.

          Emergency Transport.    Depending on the emergency medical dispatch system used in a designated service area, the public authority that receives "911" emergency medical calls either dispatches our ambulances directly from the public control center or communicates information regarding the location and type of medical emergency to our control center which, in turn, dispatches ambulances to the scene. While the ambulance is en-route to the scene, the ambulance crew receives information concerning the patient's condition prior to the ambulance's arrival at the scene. Our communication systems allow the ambulance crew to communicate directly with the destination hospital to alert hospital medical personnel of the arrival of the patient and the patient's condition and to receive instructions directly from emergency room personnel on specific pre-hospital medical treatment. These systems also facilitate close and direct coordination with other emergency service providers, such as the appropriate police and fire departments, which also may be responding to a call.

          Non-Emergency Transport.    Requests for non-emergency transports typically are made by physicians, nurses, case managers and hospital discharge coordinators who are interested primarily in prompt ambulance arrival at the requested pick-up time. We also offer on-line, web-enabled transportation ordering to certain facilities. We use our Millennium software to track and manage requests for transportation services for large healthcare facilities and managed care companies.

Management Information Systems

          We support our operations with integrated information systems and standardized procedures that enable us to efficiently manage the billing and collections processes and financial support functions. Our technology solutions provide information for operations personnel, including real-time operating statistics, tracking of strategic plan initiatives, electronic purchasing and inventory management solutions.

          We have three management information systems that we believe have significantly enhanced our operations: our e-PCR technology, an electronic patient care record-keeping system, our Millennium call-taking system, a call-taking application that tracks and manages requests for transportation services for large healthcare facilities and managed care companies and our SSM ambulance positioning system, a technology which enables us to use historical data on fleet usage patterns to predict where our medical transportation services are likely to be required.

Intellectual Property

          We have registered the trademarks American Medical Response and the AMR logo and certain other trademarks and service marks in the United States. Generally, registered trademarks have perpetual life, provided that they are renewed on a timely basis and continue to be used properly as trademarks. We have registered the copyrights in our ePCR software and certain other copyrightable works. Copyright protection begins upon the creation of the copyrightable work and endures for the life of the author plus 70 years or, for a work made for hire that is unpublished, 120 years. We have also developed proprietary technology that we protect through contractual provisions and confidentiality procedures and agreements. Other than the American Medical Response and AMR trademarks and the ePCR, Millennium and SSM systems, we do not believe our business is dependent to a material degree on patents, copyrights, trademarks or trade secrets. Other than licenses to commercially available software, we do not believe that any of our licenses to third party intellectual property are material to our business taken as a whole.

Sales and Marketing

          Our sales and marketing team is focused on contract retention as well as generating new sales. Many new sales opportunities occur through referrals from our existing client base. These team members are frequently former paramedics or EMTs who began their careers in the emergency transportation industry and are therefore well-qualified to understand the needs of our customers.

          We respond to RFP that generally include demographic information of the community or facilities, response time parameters, vehicle and equipment requirements, the length of the contract, the minimum qualifications of bidders, billing information, selection criteria and the format to be followed in the bid. Prior to responding to an RFP, AMR's management team ensures that the proposal is in line with appropriate financial and service parameters. Management evaluates all aspects of each proposal, including financial projections, staffing models, resource requirements and competition, to determine how to best achieve our business objectives and customer goals.

          Over the last several years, AMR has developed a proprietary clinical database of patient transports, including detailed tracking of mortality rates and resuscitation metrics, which provides analytical support to AMR's differentiated clinical results. The inclusion of this data as part of our RFP submissions to support our clinical outcomes, as well as a recent initiative to improve and centralize our RFP writing process, has resulted in an increase in AMR's win rate for new "911" emergency services outsourcing contracts from municipalities.

Risk Management

          We train and educate all new employees on our safety programs including, among others, emergency vehicle operations, various medical protocols, use of equipment and patient focused care and advocacy. Our safety training also involves continuing education programs and a monthly safety awareness campaign. We also work directly with manufacturers to design equipment modifications that enhance both patient and clinician safety.

          Our safety and risk management team develops and executes strategic planning initiatives focused on mitigating the factors that drive losses in our operations. We aggressively investigate and respond to incidents. Operations supervisors submit documentation of any incidents resulting in a claim to the third party administrator handling the claim. We have a dedicated liability unit with our third party administrator which actively engages with our staff to gain valuable information for closure of claims. Information from the claims database is an important resource for identifying trends and developing future safety initiatives.

          We utilize an on-board monitoring system, Road Safety, which measures operator performance against our safe driving standards. Our operations using Road Safety have experienced improved driving behaviors within 90 days of installation. Road Safety has been implemented in a significant number of our vehicles in emergency response markets. During 2011 we equipped our vehicles with power stretchers, which we believe reduced the number of lifting injuries to our employees in 2012 and going forward.

Competition

          Our predominant competitors are fire departments and other local government providers. Based on the population of the top 200 cities, we estimate fire departments and other local government providers are approximately 52% of the ambulance transport services market. Firefighters have traditionally acted as the first responders during emergencies, and in many communities provide emergency medical care and transport as well. In many communities we have established public/private partnerships, in which we integrate our transport services with the first responder services of the local fire department. We believe these public/private partnerships provide a model for us to collaborate with fire departments to increase the number of communities we serve. Based on the population of the top 200 cities, we estimate approximately 48% of communities currently outsource ambulance services. Of these communities that outsource, we believe approximately 69% contract with a local or regional provider, 10% contract with a hospital-based provider and 21% contract with a national provider.

          Competition in the ambulance transport market is based primarily on:

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  pricing;

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  the ability to improve customer service, such as on-time performance and efficient call intake;

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  the ability to provide comprehensive clinical care;

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  the ability to recruit, train and motivate employees, particularly ambulance crews who have direct contact with patients and healthcare personnel; and

  •
  billing and reimbursement expertise.

          Our largest competitor, Rural/Metro Corporation, generates ambulance transport revenue less than half of AMR's net revenue. Other larger private provider competitors include Falck, a Danish corporation which has increased its U.S. presence in the Northeast and Florida, Acadian Ambulance Service in Louisiana, Paramedics Plus in Texas, Oklahoma, Indiana, Florida and California, and small, locally owned operators that principally serve the inter-facility transport market.

Insurance

          Workers Compensation, Auto and General Liability.    We have retained liability for the first $1 million to $3 million of the loss under these programs since September 1, 2001, managed either through ACE American Insurance Co., through an insurance subsidiary of American International Group, Inc., through CNA or through our Cayman-based captive insurance subsidiary, EMCA. Generally, our umbrella policies covering claims that exceed our deductible levels have an annual cap of approximately $100 million.

          Professional Liability.    Since April 15, 2001, we have a self-insured retention for our professional liability coverage, which covers the first $2 million for the policy year ending April 15, 2002, covers the first $5 to $5.5 million for policy periods from April 15, 2002 through April 1, 2010, and covers the first $3 million after April 1, 2010 and through the present. We have umbrella policies with third party insurers covering claims exceeding these retention levels with an aggregate cap of $10 million to $20 million for each separate policy period.

Environmental Matters

          We are subject to federal, state and local laws and regulations relating to the presence of hazardous materials, pollution and the protection of the environment. Such regulations include those governing emissions to air, discharges to water, storage, treatment and disposal of wastes, including medical waste, remediation of contaminated sites, and protection of worker health and safety. Non-compliance with these requirements may result in significant fines or penalties or limitations on our operations or claims for remediation costs, as well as alleged personal injury or property damages. We believe our current operations are in substantial compliance with all applicable environmental, health and safety requirements and that we maintain all material permits required to operate our business.

          Certain environmental laws impose strict, and under certain circumstances joint and several, liability for investigation and remediation of the release of regulated substances into the environment. Such liability can be imposed on current or former owners or operators of contaminated sites, or on persons who dispose or arrange for disposal of wastes at a contaminated site. Releases have occurred at a few of the facilities we lease as a result of historical practices of the owners or former operators. Based on available information, we do not believe that any known compliance obligations, releases or investigations under environmental laws or regulations will have a material adverse effect on our business, financial position and results of operations. However, there can be no guarantee that these releases or newly discovered information, more stringent enforcement of or changes in environmental requirements, or our inability to enforce available indemnification agreements will not result in significant costs.

Employees

          The following is the breakdown of our employees by job classification as of December 31, 2012.

Job Classification	Full-time	Part-time	Total
Paramedics	3,667	1,812	5,479
Emergency medical technicians	4,216	2,679	6,895
Nurses	103	101	204
Support personnel	3,397	572	3,969

Total	11,383	5,164	16,547

          Approximately 45% of AMR's employees are represented by 38 collective bargaining agreements. A total of 21 collective bargaining agreements, representing approximately 5,653 employees, are currently under negotiation or will be subject to renegotiation in 2013. While we believe we maintain a good working relationship with our employees, we have experienced some union work actions. We do not expect these actions to have a material adverse effect on our ability to provide service to our patients and communities.

Regulatory Matters

          As a participant in the healthcare industry, our operations and relationships with healthcare providers such as hospitals, other healthcare facilities and healthcare professionals are subject to extensive and increasing regulation by numerous federal and state government entities as well as local government agencies. Specifically, but without limitation, we are subject to the following laws and regulations.

Medicare, Medicaid and Other Government Reimbursement Programs

          We derive a significant portion of our revenue from services rendered to beneficiaries of Medicare, Medicaid and other government-sponsored healthcare programs. For 2012, we received approximately 20% of our net revenue from Medicare and 5% from Medicaid. To participate in these programs, we must comply with stringent and often complex enrollment and reimbursement requirements from the federal and state governments. We are subject to governmental reviews and audits of our bills and claims for reimbursement. Retroactive adjustments to amounts previously reimbursed from these programs can and do occur on a regular basis as a result of these reviews and audits. In addition, these programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations, all of which may materially increase or decrease the payments we receive for our services as well as affect the cost of providing services. In recent years, Congress has consistently attempted to curb federal spending on such programs.

          Reimbursement to us typically is conditioned on our providing the correct procedure and diagnosis codes and properly documenting both the service itself and the medical necessity for the service. Incorrect or incomplete documentation and billing information, or the incorrect selection of codes for the level of service provided, could result in non-payment for services rendered or lead to allegations of billing fraud. Moreover, third party payors may disallow, in whole or in part, requests for reimbursement based on determinations that certain amounts are not reimbursable, they were for services provided that were not medically necessary, there was a lack of sufficient supporting documentation, or for a number of other reasons. Retroactive adjustments, recoupments or refund demands may change amounts realized from third party payors. Additional factors that could complicate our billing include:

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  disputes between payors as to which party is responsible for payment;

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  the difficulty of adherence to specific compliance requirements, diagnosis coding and various other procedures mandated by the government; and

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  failure to obtain proper physician credentialing and documentation in order to bill governmental payors.

          Due to the nature of our business and our participation in the Medicare and Medicaid reimbursement programs, we are involved from time to time in regulatory reviews, audits or investigations by government agencies of matters such as compliance with billing regulations and rules. We may be required to repay these agencies if a determination is made that we were incorrectly reimbursed, or we may lose eligibility for certain programs in the event of certain types of non-compliance. Delays and uncertainties in the reimbursement process adversely affect our level of accounts receivable, increase the overall cost of collection, and may adversely affect our working capital and cause us to incur additional borrowing costs. Unfavorable resolutions of pending or future regulatory reviews or investigations, either individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

          We establish an allowance for discounts applicable to Medicare, Medicaid and other third party payors and for doubtful accounts, or uncompensated care, based on credit risk applicable to certain types of payors, historical trends, and other relevant information. We review our allowance for doubtful accounts, or uncompensated care, on an ongoing basis and may increase or decrease such allowance from time to time, including in those instances when we determine that the level of effort and cost of collection of certain accounts receivable is unacceptable.

          We believe that regulatory trends in cost containment will continue. We cannot assure you that we will be able to offset reduced operating margins through rate increases to specific payors, cost reductions, increased volume, the introduction of additional procedures or otherwise.

          Medicare Physician Fee Schedule.    Medicare pays for all physician services based upon the Physician Fee Schedule which contains a list of uniform rates. The payment rates under the Physician Fee Schedule are determined based on: (i) national uniform relative value units for the services provided, (ii) a geographic adjustment factor and (iii) a conversion factor. Payment rates under the Physician Fee Schedule are updated annually. The initial element in each year's update calculation is the Medicare Economic Index ("MEI"), which is a government index of practice cost inflation. The update is then adjusted up or down from the MEI based on a target-setting formula system called the SGR. The SGR is a target rate of growth in spending for physician services which is intended to control the growth of Medicare expenditures for physicians' services. The Fee Schedule update is adjusted to reflect the comparison of actual expenditures to target expenditures. Because one of the factors for calculating the SGR system is linked to the U.S. gross domestic product, the SGR formula may result in a negative payment update if growth in Medicare beneficiaries' use of services exceeds GDP growth. Since 2002, the SGR formula has resulted in negative payment updates under the Physician Fee Schedule which required Congress to take legislative action to reverse the scheduled payment cuts. For 2012, CMS projected a rate reduction of 27.4% under the statutory formula. The American Taxpayer Relief Act, enacted January 2, 2013 postponed the reductions through December 31, 2013. Medicare reimbursement to physicians could be reduced approximately 25% after December 31, 2013 unless Congress takes further action.

          Medicare Reassignment.    The Medicare program prohibits the reassignment of Medicare payments due to a physician or other healthcare provider to any other person or entity unless the billing arrangement between that physician or other healthcare provider and the other person or entity falls within an enumerated exception to the Medicare reassignment prohibition. Historically, there was no exception that allowed us to directly receive Medicare payments related to the services of independent contractor physicians. However, the Medicare Modernization Act amended the Medicare reassignment statute as of December 8, 2003 and now permits our independent contractor physicians to reassign their Medicare receivables to us under certain circumstances. In 2004, CMS promulgated regulations implementing this statutory change. The regulations impose two additional program integrity safeguard requirements on reassignments made under the independent contractor exception. These require that both the entity receiving payment and the physician be jointly and severally responsible for any Medicare overpayment to that entity, and the physician have unrestricted access to claims submitted by an entity for services provided by the physician. We have taken steps to ensure all reassignments by independent contractor physicians comply with these regulatory requirements.

          Rules Applicable to Midlevel Practitioners.    EmCare utilizes physician assistants and nurse practitioners, sometimes referred to collectively as "midlevel practitioners", to provide care under the supervision of our physicians. State and federal laws require that such supervision be performed and documented using specific procedures. For example, in some states some or all of the midlevel practitioner's chart entries must be countersigned. Under applicable Medicare rules, in certain cases, a midlevel practitioner's services are reimbursed at a rate equal to 85% of the physician fee schedule amount. However, when a midlevel practitioner assists a physician who is directly and personally involved in the patient's care, we often bill for the services of the physician at the full physician fee schedule rates and do not bill separately for the midlevel practitioner's services. We believe our billing and documentation practices related to our use of midlevel practitioners comply with applicable state and federal laws, but we cannot assure you that enforcement authorities will not find that our practices violate such laws.
          The SNF Prospective Payment System.    Under the Medicare prospective payment system applicable to skilled nursing facilities ("SNFs"), the SNFs are financially responsible for some ancillary services, including certain ambulance transports ("PPS transports") rendered to certain of their Medicare patients. Ambulance companies must bill the SNF, rather than Medicare, for PPS transports, but may bill Medicare for other covered transports provided to the SNF's Medicare patients. Ambulance companies are responsible for obtaining sufficient information from the SNF to determine which transports are PPS transports and which ones may be billed to Medicare. The OIG has issued two industry-wide audit reports indicating that, in many cases, SNFs do not provide, or ambulance companies and other ancillary service providers do not obtain, sufficient information to make this determination accurately. As a result, the OIG asserts that some PPS transports that should have been billed by ambulance providers to SNFs have been improperly billed to Medicare. The OIG has recommended that Medicare recoup the amounts paid to ancillary service providers, including ambulance companies, for such services. Although we believe AMR currently has procedures in place to correctly identify and bill for PPS transports, we cannot assure you that AMR will not be subject to such recoupments and other possible penalties.

          Paramedic Intercepts.    Medicare regulations permit ambulance transport providers to subcontract with other organizations for paramedic services. Generally, only the transport provider may bill Medicare, and the paramedic services subcontractor must receive any payment to which it is entitled from that provider. Based on these rules, in some jurisdictions we have established "paramedic intercept" arrangements in which we may provide paramedic services to a municipal or volunteer transport provider. Although we believe AMR currently has procedures in place to assure that we do not bill Medicare directly for paramedic intercept services we provide, we cannot assure you that enforcement agencies will not find that we have failed to comply with these requirements.

          Patient Signatures.    Medicare regulations require that providers obtain the signature of the patient or, if the patient is unable to provide a signature, the signature of a representative as defined in the regulations, prior to submitting a claim for payment from Medicare. Historically, until January 1, 2008, an exception existed for situations where it is not reasonably possible to obtain a patient or representative signature, provided that the reason for the exception is clearly documented and certain additional documentation was completed. This exception was historically interpreted as applying to both emergency and non-emergency transports. Effective January 1, 2008, these regulations were revised and reinterpreted by CMS to limit this exception to emergency transports, provided the ambulance company obtained the signature of a representative of the receiving facility, or other specified documentation from that facility as proof of transport and maintains certain other documentation. Following this change, until a subsequent change became effective on January 1, 2009, if we were unable to obtain the signature of a Medicare non-emergency patient or a qualified representative, we could not bill Medicare for the transport and were required to seek payment directly from the patient. These revised requirements exacerbated the difficulty ambulance providers historically had in complying with the patient signature requirements. Effective January 1, 2009, Medicare again revised the signature requirements to expand the exception to non-emergency patients for whom it is not reasonably possible to obtain a patient or representative signature, provided the specified requirements are met. Even with these changes, the requirement to obtain patient signatures or comply with the requirements for meeting the exception could adversely impact our cash flow because of the delays that may occur in meeting such requirements, or our inability to bill Medicare when we are unable to do so. Further, although we believe AMR currently has procedures in place to assure that these signature requirements are met, we cannot assure you that enforcement agencies will not find that we have failed to comply with these requirements.

          Physician Certification Statements.    Under applicable Medicare rules, ambulance providers are required to obtain a certification of medical necessity from the ordering physician in order to bill Medicare for repetitive non-emergency transports provided to patients with chronic conditions, such as end-stage renal disease. For certain other non-emergency transports, ambulance providers are required to attempt to obtain a certification of medical necessity from a physician or certain other practitioners. In the event the provider is not able to obtain such certification within 21 days, it may submit a claim for the transport if it can document reasonable attempts to obtain the certification. Acceptable documentation includes any U.S. postal document (e.g., signed return receipt or Postal Service Proof of Service Form) showing that the ordering practitioner was sent a request for the certification. Although we believe AMR currently has procedures in place to assure we are in compliance with these requirements, we cannot assure you that enforcement agencies will not find that we have failed to comply.

          Ambulance Services Fee Schedule.    In February 2002, the Health Care Financing Administration, now renamed CMS, issued the Ambulance Fee Schedule that revised Medicare policy on the coverage of ambulance transport services, effective April 1, 2002. The Ambulance Fee Schedule was the result of a mandate under the BBA to establish a national fee schedule for payment of ambulance transport services that would control increases in expenditures under Part B of the Medicare program, establish definitions for ambulance transport services that link payments to the type of services furnished, consider appropriate regional and operational differences and consider adjustments to account for inflation, among other provisions.

          The Ambulance Fee Schedule categorizes seven levels of ground ambulance services, ranging from BLS to specialty care transport, and two categories of air ambulance services. Ground providers are paid based on a base rate conversion factor multiplied by the number of relative value units assigned to each level of transport, plus an additional amount for each mile of patient transport. The base rate conversion factor for services to Medicare patients is adjusted each year for inflation. Additional adjustments to the base rate conversion factor are included to recognize differences in relative practice costs among geographic areas, and higher transportation costs that may be incurred by ambulance providers in rural areas with low population density. The Ambulance Fee Schedule requires ambulance providers to accept assignment on Medicare claims, which means a provider must accept Medicare's allowed reimbursement rate as full payment. Medicare typically reimburses 80% of that rate and the remaining 20% is collectible from a secondary insurance or the patient.

          A significant portion of our ambulance transport revenue is derived from Medicare payments. The BBA modified Medicare reimbursement rates for emergency transportation with the introduction of a national fee schedule. The BBA provided for a phase-in of the national fee schedule by blending the new national fee schedule rates with ambulance service suppliers' pre-existing "reasonable charge" reimbursement rates. The BBA provided for this phase-in period to begin on April 1, 2002, and full transition to the national fee schedule rates became effective on January 1,

2006. In some regions, the national fee schedule would have resulted in a decrease in Medicare reimbursement rates of approximately 25% by the end of the phase-in period.

          Partially in response to the dramatic decrease in rates dictated by the BBA in such regions, the Medicare Prescription Drug Improvement and Modernization Act of 2003 ("Medicare Modernization Act") made temporary modifications to the amounts payable under the Ambulance Fee Schedule in order to mitigate decreases in reimbursement in some regions caused by the Ambulance Fee Schedule. The Medicare Modernization Act established regional fee schedules based on historic costs in each region. Effective July 1, 2004, in those regions where the regional fee schedule exceeded the national Ambulance Fee Schedule, the regional fee schedule was blended with the national Ambulance Fee Schedule on a temporary basis, until January 1, 2010. In addition to the regional fee schedule change, the Medicare Modernization Act included other provisions for additional reimbursement for ambulance transport services provided to Medicare patients. As partial relief, effective July 1, 2008, the Medicare Improvement for Patients and Providers Act of 2008 provided a temporary mitigation that provided for a 2% to 3% increase in rates which was in effect through December 31, 2009 and was subsequently extended to December 31, 2013 pursuant to legislative enactments, including, most recently, The American Taxpayer Relief Act, enacted January 2, 2013. We have been able to substantially mitigate the phase-in reductions of the BBA through additional fee and subsidy increases.

          We estimate that the impact of the ambulance service rate decreases under the national fee schedule mandated under the BBA, as modified by the phase-in provisions of the Medicare Modernization Act, resulted in a decrease in AMR's net revenue of approximately $18 million in 2010, an increase of less than $1 million in 2011, and an increase of $6 million in 2012. Based upon the current Medicare transport mix and barring further legislative action, we expect a potential increase in AMR's net revenue of approximately $3 million during 2013. We cannot predict whether Congress may make further refinements and technical corrections to the law or pass a new cost containment statute in a manner and in a form that could adversely impact our business.

          Local Ambulance Rate Regulation.    State or local government regulations or administrative policies regulate rate structures in some states in which we provide ambulance transport services. For example, in certain service areas in which we are the exclusive provider of ambulance transport services, the community sets the rates for emergency ambulance services pursuant to an ordinance or master contract and may also establish the rates for general ambulance services that we are permitted to charge. We may be unable to receive ambulance service rate increases on a timely basis where rates are regulated or to establish or maintain satisfactory rate structures where rates are not regulated.

          Coordination of Benefits Rules.    When our services are covered by multiple third party payors, such as a primary and a secondary payor, financial responsibility must be allocated among the multiple payors in a process known as coordination of benefits ("COB"). The rules governing COB are complex, particularly when one of the payors is Medicare or another government program. Under these rules, in some cases Medicare or other government payors can be billed as a "secondary payor" only after recourse to a primary payor (e.g., a liability insurer) has been exhausted. In some instances, multiple payors may reimburse us an amount which, in the aggregate, exceeds the amount to which we are entitled. In such cases, we are obligated to process a refund. If we improperly bill Medicare or other government payors as the primary payor when that program should be billed as the secondary payor, or if we fail to process a refund when required, we may be subject to civil or criminal penalties. Although we believe we currently have procedures in place to assure that we comply with applicable COB rules, and that we process refunds when we receive overpayments, we cannot assure you that payors or enforcement agencies will not find that we have violated these requirements.

          Consequences of Non-compliance.    In the event any of our billing and collection practices, including but not limited to those described above, violate applicable laws such as those described below, we could be subject to refund demands and recoupments. If our violations are deemed to be willful, knowing or reckless, we may be subject to civil and criminal penalties under the False Claims Act or other statutes, including exclusion from federal and state healthcare programs. To the extent that the complexity associated with billing for our services causes delays in our cash collections, we assume the financial risk of increased carrying costs associated with the aging of our accounts receivable as well as increased potential for bad debts which could have a material adverse effect on our revenue, provision for uncompensated care and cash flow.

Federal False Claims Act

          Both federal and state government agencies have continued civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies, and their executives and managers. Although there are a number of civil and criminal statutes that can be applied to healthcare providers, a significant number of these investigations involve the federal False Claims Act. These investigations can be initiated not only by the government but also by a private party asserting direct knowledge of fraud. These "qui tam" whistleblower lawsuits may be initiated against any person or entity alleging such person or entity has knowingly or recklessly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or has made a false statement or used a false record to get a claim approved. As part of the PPACA, statutory provisions were added which allow improper retention of an overpayment for 60 days or more to be a basis for a false claim act allegation, even if the claim was originally submitted appropriately. Penalties for False Claims Act violations include fines ranging from $5,500 to $11,000 for each false claim, plus up to three times the amount of damages sustained by the federal government. A False Claims Act violation may provide the basis for exclusion from the federally-funded healthcare programs. In addition, some states have adopted similar insurance fraud, whistleblower and false claims provisions.

          The government and some courts have taken the position that claims presented in violation of the various statutes, including the federal Anti-Kickback Statute and the Stark Law, described below, can be considered a violation of the federal False Claims Act based on the contention that a provider impliedly certifies compliance with all applicable laws, regulations and other rules when submitting claims for reimbursement. The PPACA includes a provision codifying this view as to the Anti-Kickback Statute by stating that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

Federal Anti-Kickback Statute

          We are subject to the federal Anti-Kickback Statute. The Anti-Kickback Statute is broadly worded and prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, (i) the referral of a person covered by Medicare, Medicaid or other governmental programs, (ii) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid or other governmental programs or (iii) the purchasing, leasing or ordering or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under Medicare, Medicaid or other governmental programs. Certain federal courts have held that the Anti-Kickback Statute can be violated if "one purpose" of a payment is to induce referrals. As part of the PPACA, Congress amended the intent requirement of the federal anti-kickback and criminal healthcare fraud statutes; a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it, making it easier for the government to prove that a defendant had the requisite state of mind or "scienter" required for a violation. Violations of the Anti-Kickback Statute can result in exclusion from Medicare, Medicaid or other governmental programs as well as civil and criminal penalties, including fines of $50,000 per violation and three times the amount of the unlawful remuneration. Imposition of any of these remedies could have a material adverse effect on our business, financial condition and results of operations. In addition to a few statutory exceptions, the OIG has published safe harbor regulations that outline categories of activities that are deemed protected from prosecution under the Anti-Kickback Statute provided all applicable criteria are met. The failure of a financial relationship to meet all of the applicable safe harbor criteria does not necessarily mean that the particular arrangement violates the Anti-Kickback Statute. In order to obtain additional clarification on arrangements that may not be subject to a statutory exception or may not satisfy the criteria of a safe harbor, Congress established a process under HIPAA in which parties can seek an advisory opinion from the OIG.

          We and others in the healthcare community have taken advantage of the advisory opinion process, and a number of advisory opinions have addressed issues that pertain to our various operations, such as discounted ambulance services being provided to SNFs, patient co-payment responsibilities, compensation methodologies under a management services arrangement, and ambulance restocking arrangements. In a number of these advisory opinions, the government concluded that such arrangements could be problematic if the requisite intent were present. Although advisory opinions are binding only on HHS and the requesting party or parties, when new advisory opinions are issued, regardless of the requestor, we review them and their application to our operations as part of our ongoing corporate compliance program and endeavor to make appropriate changes where we perceive the need to do so. See "— Corporate Compliance Program and Corporate Integrity Obligations".

          Health facilities such as hospitals and nursing homes refer two categories of ambulance transports to us and other ambulance companies: (i) transports for which the facility must pay the ambulance company and (ii) transports which the ambulance company can bill directly to Medicare or other public or private payors. In Advisory Opinion 99-2, which we requested, the OIG addressed the issue of whether substantial contractual discounts provided to nursing homes on the transports for which the nursing homes are financially responsible may violate the Anti-Kickback Statute when the ambulance company also receives referrals of Medicare and other government-funded transports. The OIG opined that such discounts implicate the Anti-Kickback Statute if even one purpose of the discounts is to induce the referral of the transports paid for by Medicare and other federal programs. The OIG further indicated that a violation may exist even if there is no contractual obligation on the part of the facility to refer federally funded patients, and even if similar discounts are provided by other ambulance companies in the same marketplace. Following our receipt of this Advisory Opinion in March of 1999, we took steps to bring our contracts with health facilities into compliance with the OIG's views. In 2006, we entered into a settlement with the DOJ and a Corporate Integrity Agreement ("CIA") to settle allegations that certain of our hospital and nursing home contracts in effect in Texas in periods prior to 2002 contained discounts in violation of the federal Anti-Kickback Statute. The term of that CIA has expired, we have filed a final report, and this CIA was released in February 2012.

          The OIG has also addressed potential violations of the Anti-Kickback Statute (as well as other risk areas) in its Compliance Program Guidance for Ambulance Suppliers. In addition to discount arrangements with health facilities, the OIG notes that arrangements between local governmental agencies that control "911" patient referrals and ambulance companies which receive such referrals may violate the Anti-Kickback Statute if the ambulance companies provide inappropriate remuneration in exchange for such referrals. Although we believe we have structured our arrangements with local agencies in a manner which complies with the Anti-Kickback Statute, we cannot assure you that enforcement agencies will not find that some of those arrangements violate that statute.

Fee-Splitting; Corporate Practice of Medicine

          EmCare employs or contracts with physicians or physician-owned professional corporations to deliver services to our hospital customers and their patients. We frequently enter into management services contracts with these physicians and professional corporations pursuant to which we provide them with billing, scheduling and a wide range of other services, and they pay us for those services out of the fees they collect from patients and third party payors. These activities are subject to various state laws that prohibit the practice of medicine by lay entities or persons and are intended to prevent unlicensed persons from interfering with or influencing the physician's professional judgment. In addition, various state laws also generally prohibit the sharing of professional services income with nonprofessional or business interests. Activities other than those directly related to the delivery of healthcare may be considered an element of the practice of medicine in many states. Under the corporate practice of medicine restrictions of certain states, decisions and activities such as scheduling, contracting, setting rates and the hiring and management of non-clinical personnel may implicate the restrictions on the corporate practice of medicine. In such states, we maintain long-term management contracts with affiliated physician groups, which employ or contract with physicians to provide physician services. We believe that we are in material compliance with applicable state laws relating to the corporate practice of medicine and fee-splitting. However, regulatory authorities or other parties, including our affiliated physicians, may assert that, despite these arrangements, we are engaged in the corporate practice of medicine or that our contractual arrangements with affiliated physician groups constitute unlawful fee-splitting. In this event, we could be subject to adverse judicial or administrative interpretations, to civil or criminal penalties, our contracts could be found legally invalid and unenforceable or we could be required to restructure our contractual arrangements with our affiliated physician groups.

Federal Stark Law

          We are also subject to the federal self-referral prohibitions, commonly known as the "Stark Law". Where applicable, this law prohibits a physician from referring Medicare patients to an entity providing "designated health services" if the physician or a member of such physician's immediate family has a "financial relationship" with the entity, unless an exception applies. The penalties for violating the Stark Law include the denial of payment for services ordered in violation of the statute, mandatory refunds of any sums paid for such services, civil penalties of up to $15,000 for each violation and twice the dollar value of each such service and possible exclusion from future participation in the federally-funded healthcare programs. A person who engages in a scheme to circumvent the Stark Law's prohibitions may be fined up to $100,000 for each applicable arrangement or scheme. Although we believe that we have structured our agreements with physicians so as to not violate the Stark Law and related regulations, a determination of liability under the Stark Law could have an adverse effect on our business, financial condition and results of operations.

Other Federal Healthcare Fraud and Abuse Laws

          We are also subject to other federal healthcare fraud and abuse laws. Under HIPAA, there are two additional federal crimes that could have an impact on our business: "Healthcare Fraud" and "False Statements Relating to Healthcare Matters". The Healthcare Fraud statute prohibits knowingly and recklessly executing a scheme or artifice to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government-sponsored programs. The False Statements Relating to Healthcare Matters statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact by any trick, scheme or device or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment. This statute could be used by the government to assert criminal liability if a healthcare provider knowingly fails to refund an overpayment.

          Another statute, commonly referred to as the Civil Monetary Penalties Law, imposes civil administrative sanctions for, among other violations, inappropriate billing of services to federally funded healthcare programs, inappropriately reducing hospital care lengths of stay for such patients, and employing or contracting with individuals or entities who are excluded from participation in federally funded healthcare programs.

          Although we intend and endeavor to conduct our business in compliance with all applicable fraud and abuse laws, we cannot assure you that our arrangements or business practices will not be subject to government scrutiny or be found to violate applicable fraud and abuse laws.

Administrative Simplification Provisions of HIPAA

          Among other directives, the Administrative Simplification Provisions of HIPAA required the federal HHS to adopt standards to protect the privacy and security of certain health-related information. The HIPAA privacy regulations contain detailed requirements concerning the use and disclosure of certain individually identifiable PHI by "HIPAA covered entities", which include entities like AMR and EmCare.

          In addition to the privacy requirements, HIPAA covered entities must implement certain administrative, physical and technical security standards to protect the integrity, confidentiality and availability of certain electronic PHI received, maintained or transmitted. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.

          The American Recovery and Reinvestment Act, enacted on February 18, 2009, included HITECH, which modified the HIPAA legislation significantly. Pursuant to HITECH, certain provisions of the HIPAA privacy and security regulations become directly applicable to "HIPAA business associates", which include EmCare when we are working on behalf of our affiliated medical groups. A final rule implementing HITECH was published in the Federal Register on January 25, 2013. That rule, which will be enforced by HHS beginning on September 23, 2013, enhances the protection of PHI and steps up penalties for violations of HIPAA.

          Violations of the HIPAA privacy and security standards, as amended by HITECH, may result in civil and criminal penalties. The civil penalties range from $100 to $50,000 per violation, with a cap of $1.5 million per year for violations of the same standard during the same calendar year. However, a single breach incident can result in violations of multiple standards. We must also comply with the "breach notification" regulations, which implement certain provisions of HITECH. Under these regulations, in addition to reasonable remediation, covered entities must promptly notify affected individuals in the case of a breach of "unsecured PHI" as defined by HHS guidance, which may compromise the privacy, security or integrity of the PHI. In addition, notification must be provided to the HHS Secretary and the media in cases where a breach affects more than 500 individuals. Breaches affecting fewer than 500 individuals must be reported to the HHS Secretary on an annual basis. The regulations also require business associates of covered entities to notify the covered entity of breaches by the business associate.

          Under HITECH, State Attorneys General now have the right to prosecute HIPAA violations committed against residents of their states. In addition, HITECH mandates that the Secretary of HHS conduct periodic compliance audits of HIPAA covered entities and their business associates. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator. In light of HITECH, we expect increased federal and state HIPAA privacy and security enforcement efforts.

          Many states in which we operate also have laws that protect the privacy and security of confidential, personal information. These laws may be similar to or even more protective than the federal provisions. Not only may some of these state laws impose fines and penalties upon violators, but some may afford private rights of action to individuals who believe their personal information has been misused.

          HIPAA also required HHS to adopt national standards establishing electronic transaction standards that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. On January 16, 2009, HHS released the final rule mandating that everyone covered by HIPAA must implement ICD-10 for medical coding on October 1, 2013. In the final rule released August 24, 2012, CMS delayed ICD-10 compliance for one year, moving the date from October 1, 2013 to October 1, 2014. We believe we have complied with these mandates.

Fair Debt Collection Practices Act

          Some of our operations may be subject to compliance with certain provisions of the Fair Debt Collection Practices Act and comparable statutes in many states. Under the Fair Debt Collection Practices Act, a third party collection company is restricted in the methods it uses to contact consumer debtors and elicit payments with respect to placed accounts. Requirements under state collection agency statutes vary, with most requiring compliance similar to that required under the Fair Debt Collection Practices Act. We believe we are in substantial compliance with the Fair Debt Collection Practices Act and comparable state statutes where applicable.

State Fraud and Abuse Provisions

          We are subject to state fraud and abuse statutes and regulations. Most of the states in which we operate have adopted a form of anti-kickback law, almost all of those states also have adopted self-referral laws and some have adopted separate false claims or insurance fraud provisions. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by any third party payor, including commercial insurers, not just those reimbursed by a federally-funded healthcare program. A determination of liability under such laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

          Although we intend and endeavor to conduct our business in compliance with all applicable fraud and abuse laws, we cannot assure you that our arrangements or business practices will not be subject to government scrutiny or be found to violate applicable fraud and abuse laws.

Licensing, Certification, Accreditation and Related Laws and Guidelines

          In certain jurisdictions, changes in our ownership structure require pre- or post-notification to governmental licensing and certification agencies. Relevant laws and regulations may also require reapplication and approval to maintain or renew our operating authorities or require formal application and approval to continue providing services under certain government contracts. See "Risk Factors — Risks Related to Healthcare Regulation — Changes in our ownership structure and operations require us to comply with numerous notification and reapplication requirements in order to maintain our licensure, certification or other authority to operate, and failure to do so, or an allegation that we have failed to do so, can result in payment delays, forfeiture of payment or civil and criminal penalties".

          We and our affiliated physicians are subject to various federal, state and local licensing and certification laws and regulations and accreditation standards and other laws, relating to, among other things, the adequacy of medical care, equipment, personnel and operating policies and procedures. We are also subject to periodic inspection by governmental and other authorities to assure continued compliance with the various standards necessary for licensing and accreditations. Failure to comply with these laws and regulations could result in our services being found to be non-reimbursable or prior payments being subject to recoupments, and can give rise to civil or criminal penalties. We have taken steps we believe were required to retain or obtain all requisite licensure and operating authorities. While we have made reasonable efforts to substantially comply with federal, state and local licensing and certification laws and regulations and standards as we interpret them, we cannot assure you that agencies that administer these programs will not find that we have failed to comply in some material respects.

          Because we perform services at hospitals and other types of healthcare facilities, we and our affiliated physicians may be subject to laws which are applicable to those entities. For example, our operations are impacted by the Emergency Medical Treatment and Active Labor Act of 1986 ("EMTALA"), which prohibits "patient dumping" by requiring hospitals and hospital EDs and others to assess and stabilize any patient presenting to the hospital's EDs or urgent care center requesting care for an emergency medical condition, regardless of the patient's ability to pay. Many states in which we operate have similar state law provisions concerning patient dumping. Violations of EMTALA can result in civil penalties and exclusion of the offending physician from the Medicare and Medicaid programs.

          In addition to EMTALA and its state law equivalents, significant aspects of our operations are affected by state and federal statutes and regulations governing workplace health and safety, dispensing of controlled substances and the disposal of medical waste. Changes in ethical guidelines and operating standards of professional and trade associations and private accreditation commissions such as the American Medical Association and the Joint Commission on Accreditation of Healthcare Organizations may also affect our operations. We believe our operations as currently conducted are in substantial compliance with these laws and guidelines.

          EmCare's professional liability insurance program, under which insurance is provided for most of our affiliated medical professionals and professional and corporate entities, is reinsured through our wholly owned subsidiary, EMCA. The activities associated with the business of insurance, and the companies involved in such activities, are closely regulated. Failure to comply with applicable laws and regulations can result in civil and criminal fines and penalties and loss of licensure.

          While we have made reasonable efforts to substantially comply with these laws and regulations, and utilize licensed insurance professionals where necessary or appropriate, we cannot assure you that we will not be found to have violated these laws and regulations in some material respects.

Antitrust Laws

          Antitrust laws such as the Sherman Act and state counterparts prohibit anticompetitive conduct by separate competitors, such as price fixing or the division of markets. Our physician contracts include contracts with individual physicians and with physicians organized as separate legal professional entities (e.g., professional medical corporations). Antitrust laws may deem each such physician/entity to be separate, both from EmCare and from each other and, accordingly, each such physician/practice is subject to antitrust laws that prohibit anti-competitive conduct between or among separate legal entities or individuals. Although we believe we have structured our physician contracts to substantially comply with these laws, we cannot assure you that antitrust regulatory agencies or a court would not find us to be non-compliant.

Corporate Compliance Program and Corporate Integrity Obligations

          We have developed a corporate compliance program in an effort to monitor compliance with federal and state laws and regulations applicable to healthcare entities, to ensure that we maintain high standards of conduct in the operation of our business and to implement policies and procedures so that employees act in compliance with all applicable laws, regulations and our policies. Our program also attempts to monitor compliance with our Corporate Compliance Plan, which details our standards for: (i) business ethics, (ii) compliance with applicable federal, state and local laws and (iii) business conduct. We have an Ethics and Compliance Department whose focus is to prevent, detect and mitigate regulatory risks. We attempt to accomplish this mission through:

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  providing guidance, education and proper controls based on the regulatory risks associated with our business model and strategic plan,

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  conducting internal audits and reviews to identify any improper practices that may be occurring,

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  resolving regulatory matters and

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  enhancing the ethical culture and leadership of the organization.

          The OIG has issued a series of Compliance Program Guidance documents in which the OIG has set out the elements of an effective compliance program. We believe our compliance program has been structured appropriately in light of this guidance. The primary compliance program components recommended by the OIG, all of which we have attempted to implement, include:

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  formal policies and written procedures,

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  designation of a Compliance Officer,

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  education and training programs,

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  internal monitoring and reviews,

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  responding appropriately to detected misconduct,

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  open lines of communication and

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  discipline and accountability.

In addition, our Board of Directors reviews our corporate compliance program on an annual basis. The Board of Directors made a determination that the program was effective for 2012.

          Our corporate compliance program is based on the overall goal of promoting a culture that encourages employees to conduct activities with integrity, dignity and care for those we serve, and in compliance with all applicable laws and policies. Notwithstanding the foregoing, we audit compliance with our compliance program on a sample basis. Although such an approach reflects a reasonable and accepted approach in the industry, we cannot assure you that our program will detect and rectify all compliance issues in all markets and for all time periods.

          As do other healthcare companies which operate effective compliance programs, from time to time we identify practices that may have resulted in Medicare or Medicaid overpayments or other regulatory issues. For example, we have previously identified situations in which we may have inadvertently utilized incorrect billing codes for some of the services we have billed to government programs such as Medicare or Medicaid, or billed for services which may not meet medical necessity guidelines. In such cases, if appropriate, it is our practice to disclose the issue to the affected government programs and to refund any resulting overpayments. The government usually accepts such disclosures and repayments without taking further enforcement action, and we generally expect that to be the case with respect to our past and future disclosures and repayments. However, it is possible that such disclosures or repayments will result in allegations by the government that we have violated the False Claims Act or other laws, leading to investigations and possibly civil or criminal enforcement actions. A provision passed as part of healthcare reform legislation requires that any overpayments be refunded within sixty days of discovery. Failure to refund overpayments on a timely basis could result in civil monetary penalties or provide a basis for a false claims act allegation.

          When the U.S. Government settles a case involving allegations of billing misconduct with a healthcare provider, it typically requires the provider to enter into a CIA with the OIG for a set period of years. As a condition to settlement of government investigations, certain of our operations were and are subject to two separate CIAs with the OIG. The first CIA relates to the settlement of an investigation into alleged violations of the Anti-Kickback Statute in Texas and covers the period of September 2005 through September 2011. We have completed our obligations under that CIA, including our final report, and this CIA was released in February 2012. The second CIA relates to the settlement of an investigation into alleged AMR conduct arising in its New York City operations and covers the period of May 2011 through May 2016. As part of these CIAs, AMR is required to establish and maintain a compliance program that includes the following elements: (i) a compliance officer and committee, (ii) written standards including a code of conduct and policies and procedures, (iii) general and specific training and education, (iv) claims review by an independent review organization, (v) disclosure program for reporting of compliance issues or questions, (vi) screening and removal processes for ineligible persons, (vii) notification of government investigations or legal proceedings, (viii) establishment of safeguards applicable to our contracting processes and (ix) reporting of overpayments and other "reportable events". In May 2013, we entered into an agreement to divest substantially all of the assets underlying AMR's services in New York, although the obligations of our compliance program will remain in effect for ongoing AMR operations following the expected divestiture.

          If we fail or if we are accused of failing to comply with the terms of our existing CIAs, we may be subject to additional litigation or other government actions, including being excluded from participating in the Medicare program and other federal healthcare programs. If we enter into any settlements with the U.S. Government in the future we may be required to enter into additional CIAs.

          See "Risk Factors — Risks Related to Healthcare Regulation" for additional information related to regulatory matters.

Properties

          We lease approximately 73,000 square feet in an office building at 6200 S. Syracuse Way, Greenwood Village, Colorado for the Company, EVHC, EmCare and AMR corporate headquarters and which also serves as one of AMR's billing offices. Our leases for our business segments are described below.

EmCare

          We lease approximately 144,000 square feet in an office building at 13737 Noel Road, Dallas, Texas, for certain of EmCare's key support functions and regional operations. Our primary lease expires in 2024. We also lease 37 facilities to house administrative, billing and other support functions for other regional operations. We believe our present facilities are sufficient to meet our current and projected needs and that suitable space is readily available should our need for space increase. Our leases expire at various dates through 2019.

          We lease approximately 117,000 square feet in a business park located at 1000 River Road, Conshohocken, Pennsylvania, for certain key billing and support functions. We believe our present facilities are sufficient to meet our current and projected needs, and that suitable space is readily available should our need for space increase. Our primary lease expires in 2019 with the right to renew for two additional terms of five years each.

AMR

          We lease approximately 560 administrative facilities and other facilities used principally for ambulance basing, garaging and maintenance in those areas in which we provide ambulance services. We own 19 facilities used principally for administrative services and stationing for our ambulances. We believe our present facilities are sufficient to meet our current and projected needs, and that suitable space is readily available should our need for space increase. Our leases expire at various dates through 2025.

Legal Proceedings

          We are subject to litigation arising in the ordinary course of our business, including litigation principally relating to professional liability, auto accident and workers compensation claims. There can be no assurance that our insurance coverage will be adequate to cover all liabilities occurring out of such claims. In the opinion of management, we are not engaged in any legal proceedings that we expect will have a material adverse effect on our business, financial condition, cash flows or results of our operations other than as set forth below.

          From time to time, in the ordinary course of business and like others in the industry, we receive requests for information from government agencies in connection with their regulatory or investigational authority. Such requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. We review such requests and notices and take appropriate action. We have been subject to certain requests for information and investigations in the past and could be subject to such requests for information and investigations in the future.

          We are subject to the Medicare and Medicaid fraud and abuse laws, which prohibit, among other things, any false claims, or any bribe, kickback, rebate or other remuneration, in cash or in kind, in return for the referral of Medicare and Medicaid patients. Violation of these prohibitions may result in civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. We have implemented policies and procedures that management believes will assure that we are in substantial compliance with these laws, but we cannot assure you that the government or a court will not find that some of our business practices violate these laws.

          During the first quarter of fiscal 2004, we were advised by the DOJ that it was investigating certain business practices at AMR including whether discounts in violation of the federal Anti-Kickback Statute were provided by AMR in exchange for referrals involving Medicare eligible patients. Specifically, the government alleged that certain of our hospital and nursing home contracts in effect in Texas in periods prior to 2002 contained discounts in violation of the federal Anti-Kickback Statute. We negotiated a settlement with the government pursuant to which we paid $9 million and obtained a release from the U.S. Government of all claims related to such conduct alleged to have occurred in Texas in periods prior to 2002. In connection with the settlement, we entered into a CIA which was effective for a period of five years beginning September 12, 2006, and which was released in February 2012.

          In December 2006, AMR received a subpoena from the DOJ. The subpoena requested copies of documents for the period from January 2000 through the present. The subpoena required AMR to produce a broad range of documents relating to the operations of certain AMR affiliates in New York. We produced documents responsive to the subpoena. The government identified claims for reimbursement that the government believes lack support for the level billed, and invited us to respond to the identified areas of concern. We reviewed the information provided by the government and provided our response. On May 20, 2011, AMR entered into a settlement agreement with the DOJ and a CIA with the OIG in connection with this matter. Under the terms of the settlement, AMR paid $2.7 million to the federal government. In connection with the settlement, we entered into a CIA for a five-year period beginning May 20, 2011. Pursuant to this CIA, we are required to maintain a compliance program, which includes, among other elements, the appointment of a compliance officer and committee, training of employees nationwide, safeguards for its billing operations as they relate to services provided in New York, including specific training for operations and billing personnel providing services in New York, review by an independent review organization and reporting of certain reportable events. We entered into the settlement in order to avoid the uncertainties of litigation, and have not admitted any wrongdoing. In May 2013, we entered into an agreement to divest substantially all of the assets underlying AMR's services in New York, although the obligations of our compliance program will remain in effect for ongoing AMR operations following the expected divestiture. The divestiture was completed on July 1, 2013.

          In July 2011, AMR received a subpoena from the Civil Division of the USAO seeking certain documents concerning AMR's provision of ambulance services within the City of Riverside, California. The USAO indicated that it, together with the OIG was investigating whether AMR violated the federal False Claims Act and/or the federal Anti-Kickback Statute in connection with AMR's provision of ambulance transport services within the City of Riverside. The California Attorney General's Office conducted a parallel state investigation for possible violations of the California False Claims Act. In December 2012, we were notified that both investigations were concluded and that the agencies had closed the matter. There were no findings made against AMR, and the closure of the matter did not require any payments from AMR.

          Four different lawsuits purporting to be class actions have been filed against AMR and certain subsidiaries in California alleging violations of California wage and hour laws. On April 16, 2008, Lori Bartoni commenced a suit in the Superior Court for the State of California, County of Alameda; on July 8, 2008, Vaughn Banta filed suit in the Superior Court of the State of California, County of Los Angeles; on January 22, 2009, Laura Karapetian filed suit in the Superior Court of the State of California, County of Los Angeles; and on March 11, 2010, Melanie Aguilar filed suit in Superior Court of the State of California, County of Los Angeles. The Banta, Aguilar and Karapetian cases have been coordinated in the Superior Court for the State of California, County of Los Angeles. At the present time, courts have not certified classes in any of these cases. Plaintiffs allege principally that the AMR entities failed to pay overtime charges pursuant to California law, and failed to provide required meal breaks, rest breaks or pay premium compensation for missed breaks. Plaintiffs are seeking to certify the classes and are seeking lost wages, punitive damages, attorneys' fees and other sanctions permitted under California law for violations of wage hour laws. We are unable at this time to estimate the amount of potential damages, if any.

          All of the eleven purported class actions relating to the transactions contemplated by the Agreement and Plan of Merger, dated as of February 13, 2011, among EVHC, Intermediate Corporation and Sub, or the Merger Agreement, which were filed in state court in Delaware and federal and state courts in Colorado against various combinations of EVHC, the members of EVHC's board of directors, and other parties have now been voluntarily dismissed or settled. Seven of the eleven actions were filed in the Delaware Court of Chancery beginning on February 22, 2011, and were consolidated into one action entitled In re Emergency Medical Services Corporation Shareholder Litigation, Consolidated C.A. No. 6248-VCS. That consolidated class action was voluntarily dismissed without prejudice by the plaintiffs on September 26, 2011. Two actions, entitled Scott A. Halliday v. Emergency Medical Services Corporation, et al., Case No. 2011CV316 (filed on February 15, 2011), and Alma C. Howell v. William Sanger, et al., Case No. 2011CV488 (filed on March 1, 2011), were filed in the District Court, Arapahoe County, Colorado. Those two actions were voluntarily dismissed without prejudice by the plaintiffs on September 16, 2011 and

October 24, 2011, respectively. Two other actions, entitled Michael Wooten v. Emergency Medical Services Corporation, et al., Case No. 11-CV-00412 (filed on February 17, 2011), and Neal Greenberg v. Emergency Medical Services Corporation, et al., Case No. 11-CV-00496 (filed on February 28, 2011), were filed in the U.S. District Court for the District of Colorado and were also consolidated. On March 23, 2012, the U.S. District Court issued a final order of judgment approving the impending settlement that we had previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2011, and we incurred no material charges in connection with the settlement. That order approved the settlement as set forth in a Stipulation of Settlement among the parties, dated as of November 28, 2011, and released all of the plaintiffs' and the class's claims against the defendants.

          In addition to the foregoing shareholder class actions, Merion Capital, L.P. ("Merion"), a former stockholder of EVHC, filed an action in the Delaware Court of Chancery on June 20, 2011 seeking to exercise its right to appraisal of its holdings in EVHC prior to the Merger. Merion was the holder of 599,000 shares of class A common stock in EVHC prior to the Merger. During the six months ended June 30, 2013, the Company expensed $8.4 million of legal settlement costs and $1.9 million of interest. On April 15, 2013, the Company paid $52.1 million in a settlement of Merion's appraisal action, in which Merion agreed to release its claims against the Company. $13.7 million of this payment is included in cash flows from operations and $38.3 million is included in cash flows from financing activities on the statements of cash flows for the three and six months ended June 30, 2013.

          On August 7, 2012, EmCare received a subpoena from the OIG. The subpoena requests copies of documents for the period from January 1, 2007 through the present and appears to primarily be focused on EmCare's contracts for services at hospitals that are affiliated with HMA. The Company intends to cooperate with the government during its investigation and, as such, is in the process of gathering responsive documents, formulating a written response to the subpoena and is seeking to engage in a meaningful dialogue with the relevant government representatives. At this time, the Company is unable to determine the potential impact, if any, that will result from this investigation.

          On February 5, 2013, Air Ambulance Specialists, Inc. ("AASI") received a subpoena from the Federal Aviation Administration relating to its operations as an indirect air carrier and its relationships with Part 135 direct air carriers. We intend to cooperate with the government during its investigation and, as such, are in the process of gathering responsive documents, formulating a written response to the subpoena and seeking to engage in a meaningful dialogue with the relevant government representatives. At this time, we are unable to determine the potential impact, if any, that will result from this investigation.

          On February 14, 2013, EmCare received a subpoena from the OIG requesting documents and other information relating to EmCare's relationship with CHS. At this time, we are unable to determine the potential impact, if any, that will result from this investigation.

          We are involved in other litigation arising in the ordinary course of business. Management believes the outcome of these legal proceedings will not have a material adverse effect on our business, financial condition, cash flows or results of operations.

MANAGEMENT

          The following table sets forth certain information concerning our executive officers and directors. The respective age of each individual in the table below is as of June 30, 2013.

Name	Age	Position
William A. Sanger	62	Director, President and Chief Executive Officer
Randel G. Owen	54	Director, Executive Vice President, Chief Operating Officer and Chief Financial Officer
Todd G. Zimmerman	48	President and Chief Executive Officer of EmCare and Executive Vice President
Edward Van Horne	43	President of AMR
Dighton C. Packard, M.D.	65	Chief Medical Officer
Steve G. Murphy	58	Senior Vice President of Government and National Services
Kimberly Norman	48	Senior Vice President of Human Resources
Steve W. Ratton, Jr.	51	Executive Vice President, Chief Strategy Officer and Treasurer
R. Jason Standifird	40	Senior Vice President, Chief Accounting Officer, Controller and Chief Financial Officer of EmCare
Craig A. Wilson	44	Senior Vice President, General Counsel and Secretary
Ronald A. Williams	63	Director and Chairman
Richard J. Schnall	43	Director
Kenneth A. Giuriceo	39	Director
Carol J. Burt	55	Director
Leonard M. Riggs, Jr., M.D.	70	Director
Michael L. Smith	64	Director

          William A. Sanger has been a director, the President and the Chief Executive Officer of the Company since May 2011. In addition, he has been the Chief Executive Officer of EVHC and its predecessor since February 2005, and the President of EVHC since 2008. He has also assumed the duties of president of AMR on an interim basis since January 2013. Mr. Sanger was appointed President of EmCare in 2001 and Chief Executive Officer of EmCare and AMR in June 2002. Mr. Sanger served as President and Chief Executive Officer of Cancer Treatment Centers of America, Inc. from 1997 to 2001. Mr. Sanger is also a co-founder of BIDON Companies where he has been a Managing Partner since 1999. From 1994 to 1997, Mr. Sanger was co-founder and Executive Vice President of PhyMatrix Corp., then a publicly traded diversified health services company. In addition, Mr. Sanger was President and Chief Executive Officer of various other healthcare entities, including JFK Health Care System. Mr. Sanger serves as the Chairman of the board of directors of Vidacare Corporation, a medical device company, and is also a director of Carestream Health, Inc. ("Carestream"). Mr. Sanger has more than 30 years of experience in the healthcare industry, and we believe his experience both as an entrepreneur and a seasoned public company executive, including eight years of experience in different capacities with EmCare and

AMR, make him uniquely qualified to serve in his role. Mr. Sanger has an M.B.A. from the Kellogg School of Management at Northwestern University.

          Randel G. Owen has been a director since August 2011, the Chief Financial Officer and Executive Vice President since May 2011 and the Chief Operating Officer since September 2012, all of the Company. He has served as Chief Financial Officer since February 2005 and as Executive Vice President since December 2005 of EVHC and its predecessor. In addition, Mr. Owen was appointed Executive Vice President and Chief Financial Officer of AMR in March 2003. He joined EmCare in July 1999 and served as Executive Vice President and Chief Financial Officer from June 2001 to March 2003. Mr. Owen is also a director of First Cash Financial Services, Inc. Before joining EmCare, Mr. Owen was Vice President of Group Financial Operations for PhyCor, Inc., a medical clinic operator, in Nashville, Tennessee from 1995 to 1999. Mr. Owen has more than 25 years of financial experience in the healthcare industry, and we believe his extensive financial background, financial reporting expertise, and knowledge of operations to be valuable contributions to the Board of Directors. Mr. Owen received an accounting degree from Abilene Christian University.

          Todd G. Zimmerman has been Executive Vice President of the Company since May 2011 and of EVHC and its predecessor since December 2005, the President of EmCare since April 2010 and the Chief Executive Officer of EmCare since February 2013. Prior to this role, he served as General Counsel of EVHC and its predecessor from February 2005 through March 2010. Mr. Zimmerman was appointed General Counsel and Executive Vice President of EmCare in July 2002 and of AMR in May 2004. Mr. Zimmerman joined EmCare in October 1997 in connection with EmCare's acquisition of Spectrum Emergency Care, Inc., an ED and outsourced physician services company, where he served as Corporate Counsel. Prior to joining Spectrum in 1997, Mr. Zimmerman worked in the private practice of law for seven years, providing legal advice and support to various large corporations. Mr. Zimmerman received his B.S. in Business Administration from St. Louis University and his J.D. from the University of Virginia School of Law.

          Edward Van Horne has been President of AMR since June 2013. Prior to his current position, he served as the Chief Executive Officer for AMR's South Region from January 2007 to June 2013, encompassing the southern and southeastern United States. Mr. Van Horne also served in management positions with AMR as a market General Manager and Vice President of Business Development from November 2002 through December 2006. Mr. Van Horne holds a B.S. from Rochester Institute of Technology and an M.B.A. from the University of Phoenix and started his career in ambulance services in 1990.

          Dighton C. Packard, M.D. has been Chief Medical Officer of the Company since May 2011, of EVHC and its predecessor since April 2005 and of EmCare since 1990. Dr. Packard is also the Chairman of the Department of Emergency Medicine at Baylor University Medical Center in Dallas, Texas, and a member of the Board of Trustees for Baylor University Medical Center. Dr. Packard has practiced emergency medicine for more than 30 years. He received his B.S. from Baylor University at Waco and his M.D. from the University of Texas Medical School at San Antonio.

          Steve G. Murphy has been Senior Vice President of Government and National Services of the Company since May 2011, of EVHC and its predecessor since December 2005 and of AMR since 2003. Prior to joining AMR in 1989, Mr. Murphy was National Vice President of Government Relations for CareLine Inc. and MedTrans, Inc., President and Chief Operating Officer of Pruner Health Services, Inc. and Chief Administrative Officer for Pruner's Napa Ambulance Service, Inc. Mr. Murphy has been active in EMS and the ambulance industry for more than 30 years. He holds a Registered Nursing Degree and has been certified as a Certified Emergency Nurse and Mobile Intensive Care Nurse.

          Kimberly Norman has been Senior Vice President of Human Resources of the Company since May 2011 and of EVHC and its predecessor since December 2005. Ms. Norman joined MedTrans, Inc. in June 1991 and joined AMR in 1997, when it merged with MedTrans. She has held various human resource positions for AMR, including Benefits Specialist, Manager of Human Resources and Employee Development, and Regional and National Vice President of Human Resources. Ms. Norman received her B.B.M. from the University of Phoenix and a Human Resource Management Certification from San Diego State University.

          Steve W. Ratton, Jr. has been Executive Vice President and Chief Strategy Officer of the Company since June 2013. He has also been Treasurer of the Company since May 2011 and of EVHC and its predecessor since February 2005. He previously served as the Senior Vice President of Mergers and Acquisitions of the Company from May 2011 to June 2013 and of EVHC and its predecessor from December 2005 to June 2013. Mr. Ratton joined EmCare in April 2003 as Executive Vice President and Chief Financial Officer. Prior to joining EmCare, Mr. Ratton served as Treasurer for Radiologix, Inc. from September 2001 to April 2003. Mr. Ratton was Vice President of Finance for Matrix Rehabilitation, Inc. from August 2000 to September 2001, and Director of Finance for PhyCor, Inc. from April 1998 to August 2000. Mr. Ratton has more than 20 years of experience in the healthcare industry, in both hospital and physician settings. Mr. Ratton has an accounting degree from the University of Texas at El Paso.

          R. Jason Standifird was appointed as EmCare's Chief Financial Officer in June 2013, in addition to serving as the Company's Senior Vice President, Chief Accounting Officer and Controller since May 2011. In September 2012, he was appointed as Senior Vice President of Finance of EVHC and has served as its Chief Accounting Officer since February 2009. In addition, he has served as the Controller of EVHC and its predecessor since February 2005. Mr. Standifird joined AMR in 2003 as its Controller, and is a Certified Public Accountant. Prior to joining AMR, Mr. Standifird was a manager with PricewaterhouseCoopers in their Assurance and Business Advisory Services division. Mr. Standifird has a B.S. degree from Boston College in Accounting and Finance.

          Craig A. Wilson has been Senior Vice President, General Counsel and Secretary of the Company since May 2011. He has also served as General Counsel of EVHC since April 2010 and Secretary of EVHC since August 2011. Mr. Wilson previously served as Assistant Secretary from April 2010 to August 2011 and Corporate Counsel of EVHC and its predecessor from February 2005 through March 2010. Mr. Wilson was Corporate Counsel of EmCare from March 2000 through February 2005. Prior to joining EmCare in 2000, Mr. Wilson worked in the private practice of law for seven years. Mr. Wilson received his B.S. in Business Administration and Political Science from William Jewell College and his J.D. from Northwestern University School of Law.

          Ronald A. Williams became a director of the Company in May 2011. Mr. Williams has been an operating advisor to Clayton, Dubilier & Rice Fund VIII, L.P. since April 2011. Previously, Mr. Williams was most recently Chairman of Aetna Inc. After joining Aetna in 2001, he became President in 2002. He served as CEO from February 2006 to November 2010 and Chairman of the Board from October 2006 to April 2011. Mr. Williams is a member of the President's Management Advisory Board, assembled by President Obama to help bring the best of business practices to the management and operation of the federal government. Mr. Williams serves on the board of directors of American Express Company, The Boeing Company and Johnson & Johnson, as well as the Boards of the Peterson Institute for International Economics, Save the Children and National Academy Foundation. Prior to joining Aetna, Mr. Williams was Group President of the Large Group Division at WellPoint Health Networks Inc. and President of the company's Blue Cross of California subsidiary. Mr. Williams is a graduate of Roosevelt University and holds an M.S. in Management from the Sloan School of Management at the Massachusetts Institute of Technology. As Chairman, Mr. Williams brings to our Board of Directors his extensive management, operations and business experience leading in a rapidly changing and highly regulated industry and his focus on innovation through information technology, as well as his leadership, financial and core business skills.

          Richard J. Schnall became a director of the Company in May 2011. Mr. Schnall has been a financial partner at CD&R since 2001 and has been with the firm since 1996. Prior to joining CD&R, he worked in the Investment Banking division of Donaldson, Lufkin & Jenrette, Inc. and Smith Barney & Co. Mr. Schnall is currently a director of U.S. Foods and David's Bridal, Inc., and formerly served on the Boards of Directors of AssuraMed, Inc., Sally Beauty Holdings, Inc. and Diversey, Inc. Mr. Schnall is a graduate of the Wharton School of Business at the University of Pennsylvania and holds an M.B.A. from Harvard Business School. We believe that Mr. Schnall's executive and financial experience well qualifies him to serve on our Board of Directors.

          Kenneth A. Giuriceo became a director of the Company in May 2011. Mr. Giuriceo has been a financial partner at CD&R since 2007. Prior to joining CD&R in 2003, Mr. Giuriceo worked in the principal investment area of Goldman, Sachs & Co. from 2002 to December 2003. Mr. Giuriceo is currently a member of the board of directors of The ServiceMaster Company and David's Bridal, Inc. and formerly served on the board of directors of Sally Beauty Holdings, Inc. We believe that Mr. Giuriceo's executive and financial experience well qualifies him to serve on our Board of Directors.

          Carol J. Burt became a director of the Company in August 2011. Ms. Burt has been principal of Burt-Hilliard Investments, a private investment and consulting service to the healthcare industry, since January 2008. Ms. Burt was formerly an executive officer of WellPoint, Inc., where she served from 1997 to 2007, most recently as WellPoint's Senior Vice President, Corporate Finance and Development, from 2005 until 2007. Ms. Burt was a member of the executive team that built WellPoint from a single state Blue plan to one of the country's leading health benefits companies with revenues of $61 billion. In her time at WellPoint, Ms. Burt was responsible for, among other things, corporate strategy, mergers and acquisitions, finance, treasury, and real estate management. In addition, WellPoint's financial services and international insurance business units reported to her. Ms. Burt also serves as a director of Vanguard Health Systems, Inc., an operator of integrated healthcare delivery networks, as well as WellCare Health Plans, Inc., a provider of managed care services to government-sponsored healthcare programs. Previously, Ms. Burt served as Senior Vice President and Treasurer of American Medical Response and spent 16 years with Chase Securities (now J.P. Morgan), most recently as founder and head of the Health Care Investment Banking Group. We believe that Ms. Burt's strategic, operational and financial experience in the managed care and healthcare services industries are valuable assets to our Board of Directors.

          Leonard M. Riggs, Jr., M.D. became a director of the Company in August 2011 and was previously a director of EVHC from July 2010 to May 2011. He is a private investor and serves as an Operating Partner of CIC Partners, a private equity firm based in Dallas, Texas. Dr. Riggs was a founder of EmCare, Inc., and also served as its Chairman and Chief Executive Officer until 2001. Dr. Riggs has served on numerous boards and is a former president of the American College of Emergency Physicians. We believe Dr. Riggs's experience as a prominent physician with executive experience in outsourced healthcare services enables him to provide a unique and valuable perspective as a member of our Board of Directors.

          Michael L. Smith became a director of the Company in August 2011 and previously was a director of EVHC and its predecessor from July 2005 to May 2011. Mr. Smith is a private investor who continues to serve on the boards of leading healthcare companies. He is a founding partner of Cardinal Equity Fund and Cardinal Equity Partners. From 2001 until his retirement in January 2005, Mr. Smith served as Executive Vice President and Chief Financial and Accounting Officer of Anthem, Inc. and its subsidiaries, Anthem Blue Cross and Blue Shield, which together form one of the leading health insurance groups in the United States. Mr. Smith brings a deep knowledge of public companies in the healthcare industry from his past experience as an executive and his continuing experience as a director. From 1996 to 1998 he served as Chief Operating Officer and Chief Financial Officer of American Health Network Inc., then a subsidiary of Anthem. Mr. Smith was Chairman, President and Chief Executive Officer of Mayflower Group, Inc., a transportation company, from 1989 to 1995, and held various other management positions with that company from 1974 to 1989. Mr. Smith also serves as a director of Kite Realty Group Trust, a retail property REIT, Vectren Corporation, a gas and electric power utility, and is the Chairman of the Board of HH Gregg, Inc., a national home appliance and electronics retailer. Mr. Smith previously served as a director of Calumet Specialty Products, LP, a refiner of specialty petroleum products, from 2006 to 2009, Intermune Inc., a biopharmaceutical company, and Brightpoint, Inc., a distributor of wireless communication products and services. Mr. Smith also serves as a member of the Board of Trustees of DePauw University, The Lumina Foundation, and member (past Chairman) of the Indiana Commission for Higher Education. We believe that Mr. Smith's healthcare industry and public company experience well qualifies him to serve on our Board of Directors.

Corporate Governance

Board Composition and Director Independence

          Our Board of Directors is currently composed of eight members. Upon completion of this offering, our amended and restated certificate of incorporation will provide for a classified Board of Directors, with members of each class serving staggered three-year terms. Upon completion of this offering, we will have two directors in Class I (expected to be             and             ), three directors in Class II (expected to be             ,             and             ) and three directors in Class III (expected to be             ,              and             ). Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. See "Description of Capital Stock — Anti-Takeover Effects of our Certificate of Incorporation and By-Laws — Classified Board of Directors". In addition, under the stockholders agreement that we intend to enter into with the CD&R Affiliates prior to completion of this offering (the "stockholders agreement"), the CD&R Affiliates will have the right to designate nominees for our Board of Directors, whom we refer to as CD&R Designees, subject to the maintenance of specified ownership requirements. See "Certain Relationships and Related Party Transactions — Stockholders Agreement".

          Under our amended and restated certificate of incorporation, our Board of Directors will consist of such number of directors as may be determined from time to time by resolution of the Board of Directors, but in no event may the number of directors be less than one. Any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of our directors then in office, even if less than a quorum, or by a sole remaining director, subject to our stockholders agreement with respect to the director designation rights of the CD&R Affiliates. Each director will hold office until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal.

          Our Board of Directors is led by our non-executive Chairman, Mr. Williams, a CD&R Designee. The stockholders agreement will provide that a CD&R Designee will serve as our Chairman of the Board of Directors as long as the CD&R Affiliates own at least 30% of the outstanding shares of our common stock.

          Our Board of Directors has determined that Ms. Burt, Dr. Riggs and Mr. Smith are independent as defined in the federal securities laws and the NYSE rules.

          With respect to any vacancy of a CD&R-designated director, the CD&R Affiliates will have the right to designate a new director for election by a majority of the remaining directors then in office.

Controlled Company

          After the completion of this offering, the CD&R Affiliates will control a majority of the voting power of our outstanding common stock. The CD&R Affiliates will collectively own approximately         % of our common stock (or         % if the underwriters exercise in full their option to purchase additional shares) after the completion of this offering. As a result, we are a "controlled company"

within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain NYSE corporate governance standards, including:

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  the requirement that a majority of the Board of Directors consist of independent directors;

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  the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

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  the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

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  the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

          Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors, our nominating and corporate governance committee and compensation committee will not consist entirely of independent directors and such committees may not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements.

          The "controlled company" exception does not modify the independence requirements for the audit committee, and we intend to comply with the audit committee requirements of Rule 10A-3 under the Exchange Act and the NYSE rules. Pursuant to such rules, we are required to have at least one independent director on our audit committee during the 90-day period beginning on the date of effectiveness of the registration statement filed with the SEC in connection with this offering. After such 90-day period and until one year from the date of effectiveness of the registration statement, we are required to have a majority of independent directors on our audit committee. Thereafter, our audit committee is required to be comprised entirely of independent directors.

Committees of the Board of Directors

          Our Board of Directors maintains an audit committee, a compensation committee, a compliance committee, an executive committee and a finance committee. Upon the completion of this offering, our Board of Directors will also maintain a nominating and corporate governance committee.

  Audit Committee

          The audit committee has responsibility for, among other things, assisting our Board of Directors in overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting, and the performance of our internal audit function and independent registered public accounting firm. Our audit committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. Our audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The members of our audit committee are Ms. Burt, Mr. Smith and Mr. Giuriceo. After the completion of this offering, we expect to add another independent member to our audit committee at which time we expect that Mr. Giuriceo will resign as a member of the audit committee. Our Board of Directors has designated Mr. Smith and Ms. Burt as "audit committee financial experts", and each of the three audit committee members, Ms. Burt and Messrs. Giuriceo and Smith, has been determined to be "financially literate" under the NYSE rules.

  Compensation Committee

          The compensation committee has responsibility for reviewing and approving the compensation and benefits of our employees, directors and consultants; administering our employee benefits plans; reviewing, authorizing and ratifying incentive arrangements; and authorizing employment and related agreements. The members of our compensation committee are Dr. Riggs and Messrs. Schnall and Williams, of whom Dr. Riggs is "independent" as such term is defined by NYSE corporate governance standards.

  Nominating and Corporate Governance Committee

          Our nominating and corporate governance committee will be responsible, among its other duties and responsibilities, for identifying and recommending candidates to the Board of Directors for election to our Board of Directors, reviewing the composition of the Board of Directors and its committees, developing and recommending to the Board of Directors corporate governance guidelines that are applicable to us, and overseeing Board of Directors evaluations. Upon completion of this offering, the members of our nominating and corporate governance committee are expected to be             ,              and             .

  Compliance Committee

          The compliance committee has responsibility for ensuring proper communication of compliance issues to the Board of Directors and its committees; reviewing significant compliance risk areas and management's efforts to monitor, control and report such risk exposures; monitoring the effectiveness of our ethics and compliance department; and reviewing and approving compliance related policies and proceedings. The members of our compliance committee are Dr. Riggs and Messrs. Owen, Sanger, Smith and Williams.

  Executive Committee

          The executive committee has responsibility for assisting the Board of Directors with its responsibility and, except as may be limited by law, our amended and restated certificate of incorporation or amended and restated by-laws, to exercise the powers and authority of the Board of Directors while the Board of Directors is not in session. The members of our executive committee are Messrs. Williams, Sanger and Schnall.

  Finance Committee

          The finance committee has responsibility for assisting the Board of Directors in satisfying its responsibilities relating to our financing strategy, financial policies and financial condition. The members of our finance committee are Ms. Burt and Messrs. Owen, Giuriceo, Sanger and Schnall.

Code of Business Conduct and Ethics and Code of Ethics for the Chief Executive Officer and Senior Financial Officers

          Prior to the completion of this offering, we expect that the Board of Directors will adopt a "Code of Business Conduct and Ethics" that will apply to all of the Company's officers, employees and directors, and a "Code of Ethics for the Chief Executive Officer and Senior Financial Officers" that will apply to our Chief Executive Officer, Chief Financial Officer, corporate officers with financial and accounting responsibilities, including the Controller/Chief Accounting Officer, Treasurer and any other person performing similar tasks or functions.

          We will promptly disclose any substantive changes in or waiver of, together with reasons for any waiver of, either of these codes granted to our executive officers, including our principal executive officer, principal financial officer, principal accounting officer/controller, or persons performing similar functions, and our directors by posting such information in the "Corporate Governance" section of our website at www.evhc.net.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

          This compensation discussion and analysis provides information about the material elements of compensation that are paid or awarded to, or earned by, our "named executive officers", who consist of our principal executive officer, principal financial officer, and our three other most highly compensated executive officers, for fiscal year 2012 as follows:

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  William A. Sanger, President and Chief Executive Officer,

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  Randel G. Owen, Executive Vice President, Chief Operating Officer and Chief Financial Officer,

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  Todd G. Zimmerman, President and Chief Executive Officer of EmCare and Executive Vice President of the Company,

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  Mark Bruning, Former President of AMR (as of January 2013), and

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  Dighton C. Packard, M.D., Chief Medical Officer of the Company.

          Share and option information has not yet been adjusted to reflect our anticipated stock split prior to completion of this offering.

Compensation Overview and Philosophy

          The executive compensation programs were designed with the objectives of (i) attracting and retaining highly motivated, qualified and experienced executives, (ii) focusing the attention of the named executive officers on the operational and financial performance of the Company and (iii) encouraging the named executive officers to meet long-term performance objectives and increase stockholder value.

Role of the Compensation Committee

          The role of our Compensation Committee is to assist our Board of Directors in the discharge of its responsibilities relating to our executive compensation program. Our Compensation Committee is responsible for establishing, administering and monitoring our policies governing the compensation for our executive officers, including determining base salaries and cash incentive awards. Unless otherwise indicated, references to the "Compensation Committee" mean EVHC's Compensation Committee prior to this offering, and the Company's Compensation Committee after this offering.

          Historically, the Compensation Committee used an annual cash incentive program, which it developed in consultation with management and outside consultants, as a tool for gauging the compensation of the named executive officers. This program also remained in effect in 2012, but was modified in May 2012 by the Compensation Committee to set structure, targets, and payout levels for 2012 cash bonuses. This annual cash incentive program, and other executive compensation programs were designed to effectively attract, retain, and motivate top quality executives who have the ability to significantly influence our long-term financial success, and who are responsible for effectively managing our operations in a way that maximizes stockholder value. The compensation programs for named executive officers seek to achieve a balance between compensation levels and our annual and long-term budgets, strategic plans, business objectives, and stockholder expectations. This annual incentive program sets forth core practices that have defined the overriding objectives for prior fiscal years' executive compensation programs and the role of the various compensation elements in meeting those objectives. These core practices were as follows:

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  To ensure that all elements of executive compensation and benefits, and of the compensation process, were controlled by the Compensation Committee;

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  To ensure that total executive compensation levels were reasonably linked to our performance, which may require the Compensation Committee to look beyond financial performance measures to the executives' achievement of our other strategic goals;

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  To provide for compensation arrangements that were comparable to similar organizations and jobs, with realization of compensation linked to the executives' contributions toward achieving our goals;

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  To require that all elements of the compensation program were reviewed and approved annually by the Compensation Committee, and to require that processes and programs were reviewed regularly for compliance with relevant laws and regulations;

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  To design compensation arrangements so that they could be easily explained to, and understood by, individuals with a basic business background; and

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  To consider various programs and vehicles available for compensation, including cash and equity.

          Four of our named executive officers were considered for bonus compensation under this annual cash incentive program in fiscal year 2012: William A. Sanger, President and Chief Executive Officer; Randel G. Owen, the Executive Vice President, Chief Operating Officer and Chief Financial Officer; Todd G. Zimmerman, the Executive Vice President and President and Chief Executive Officer of EmCare; and Mark Bruning, the President of AMR for the entirety of 2012. All aspects of compensation for these executive officers in fiscal year 2012 were determined by the Compensation Committee.

          Senior level employees and officers other than Messrs. Sanger, Owen, Zimmerman and Bruning participated in incentive plans that were available to a significant number of employees of the Company and its subsidiaries or otherwise tailored to incentivize performance in their areas of responsibility. Although some of those individuals were "named executive officers" of the Company under the SEC rules based on their position and level of compensation in some fiscal years, in which case their compensation was disclosed in our proxy materials for those years, their individual targets and performance measures were set by Mr. Sanger, to whom they typically reported, rather than directly by the Compensation Committee.

Elements of Our Executive Compensation Program

          During 2012, the compensation program for our named executive officers consisted mainly of base salary and short-term cash incentives for services performed in 2012 (a substantial portion of which were paid at the end of 2012). Other than one separate grant of options to purchase common stock in the Company to Dr. Packard, we did not grant equity awards. See "— Determination of 2012 Compensation of Named Executive Officers — Long-Term Incentives". During 2012, our named executive officers also participated in various benefit plans made available to most of our employees, and received certain other perquisites and benefits as detailed below.

Base Salary

          We pay each of our named executive officers a base salary in cash on a bi-weekly basis. The amount of the salary is reviewed annually. We seek to provide base salary in an amount sufficient to attract and retain individuals with the qualities necessary to ensure our short-term and long-term financial success. Base salary for each named executive officer is based upon appropriate competitive reference points, job responsibilities and such executive's ability to contribute to our success. We targeted salaries to be in a market competitive range in light of the information we have gathered about our peer companies and comparable market data as reported by published executive compensation surveys identified by the Compensation Committee, while recognizing individual differences in scope of responsibilities, qualifications, experience and leadership abilities. We also recognize the value of adjusting salaries as needed to maintain competitiveness vis-à-vis our peers without overemphasizing the use of automatic formulas.

Short-Term Incentives

          A portion of the named executive officers' targeted annual cash compensation was performance-based, in the form of an annual cash incentive program contingent, in the case of each of Messrs. Sanger, Owen, Zimmerman and Bruning, upon meeting Adjusted EBITDA targets set by the Compensation Committee. Dr. Packard's annual cash incentive for fiscal year 2012 was contingent upon meeting annual objectives pursuant to the Management and Exempt Incentive Plan (the "MEIP") in addition to bonuses associated with his clinical functions. The primary purpose of these annual cash incentive programs was to focus the attention of the named executive officers on our operational and financial performance, as applied particularly to their areas of expertise and influence.

Long-Term Incentives

          In May 2011, our Board of Directors adopted the Stock Incentive Plan, pursuant to which the Compensation Committee of the Company may grant equity incentive awards to our employees from time to time. To date, only options to purchase common stock of the Company have been granted to employees under the Stock Incentive Plan.

Other Compensation Elements

          We offer perquisites to our named executive officers in the form of auto allowances, certain automotive maintenance and operation expenses, personal travel privileges, as well as reimbursement of certain supplemental insurance expenses. We believe that our perquisites further motivate our senior employees and fall within an expense range that is reasonable in light of such executives' position and tenure.

          Other than those perquisites, we do not have any other compensation elements, other than standard benefits that are available to most of our employees, such as 401(k) matching, subsidized medical, dental and vision insurance and life and disability insurance. From time to time, our Board of Directors and Compensation Committee may consider offering additional programs.

Determination of 2012 Compensation of Named Executive Officers

          The following sections describe the determination of the various elements of our compensation program for the named executive officers, including objectives, market positioning, structure, operation and other information specific to 2012 payments, awards and compensation adjustments.

Base Salary

          Base salary for each named executive officer in 2012 was established at a level that we believed to be sufficient to attract and retain individuals with the qualities necessary for our long-term financial success. Salaries were generally positioned to be in a market-competitive range, recognizing that the compensation of Dr. Packard, whose aggregate compensation is unique due to his dual corporate and clinical functions, is therefore not readily comparable to any peer group. However, as discussed further herein, we believe that Dr. Packard's aggregate cash compensation is at or above the median of our other named executive officers, and reflects the fair market value of his position as one of our senior executives.

          The Compensation Committee (and prior to this offering, EVHC's Compensation Committee) reviews the base salaries of Messrs. Sanger, Owen and Zimmerman annually in accordance with the provisions of the executive officers' employment agreements. Salary adjustments take into account market data in the context of an executive's role, responsibilities, experience, tenure, individual performance and contribution to our financial results.

          From time to time, the Compensation Committee has also engaged Towers Watson for compensation review purposes and taken Towers Watson's advice into consideration when making compensation decisions for Messrs. Sanger, Owen and Zimmerman. In November 2012, Towers Watson conducted an executive compensation review for us to analyze peer group executive compensation and market pricing for a number of senior management positions, including the named executive officers. The 2012 peer group was as follows: Amedisys, Amerigroup, Brookdale Senior Living, Centene, Health Management Associates, HealthSouth, Kindred Healthcare, Lifepoint Hospitals, Magellan Health Services, MEDNAX, Molina Healthcare, Omnicare, Select Medical Holdings, Team Health Holdings, Vanguard Health Systems and Wellcare Health Plans.

          According to the Towers Watson review, Messrs. Sanger's, Owen's, Zimmerman's, and Bruning's base salaries were 10%, 5%, 12% and 3%, respectively, above the 50th percentile of the peer group. As described further in this section, Dr. Packard's base salary combines both corporate and clinical functions. For purposes of the Towers Watson analysis, Dr. Packard was deemed a 75% full-time employee and was determined to have a base salary of 14% above the 50th percentile of the peer group, as adjusted for the 75% full-time employee status. While the Compensation Committee used the results of the review as one factor in determining compensation packages, the Compensation Committee did not adjust the compensation of any of the named executive officers following this process. The Compensation Committee also reviewed salaries and provided ordinary course merit increases of 3% to Messrs. Owen, Zimmerman and Bruning in July 2012 at approximately the same time as a large portion of our management employees. In addition, in its November 2012 meeting, the Compensation Committee determined it would provide ordinary course merit increases to named executive officers for implementation on January 1 annually (if applicable for the year) in lieu of a mid-year implementation, and awarded such increases to each of the named executive officers effective January 1, 2013.

          Mr. Sanger's base salary was set in March 2008. Mr. Sanger's annual base salary is $1,073,894. Since then, his base salary has remained unchanged other than merit increases in certain years to a large number of management employees approximating 3.0% to 4.0%.

          Effective with respect to the period beginning on the closing date of the Merger, the base salary of Mr. Owen was increased to $505,000, and in September 2012, we increased Mr. Owen's annual salary to $600,000 in connection with his appointment as our Chief Operating Officer and, on January 1, 2013, to $618,000 in connection with the merit increase described in this section.

          Mr. Zimmerman's annual base salary was increased in connection with his appointment as President of EmCare, and through 2012, his base salary has remained unchanged other than the Company's merit increases in certain years. In addition, Mr. Zimmerman's annual base salary increased in February 2013 (retroactively to January 1, 2013) to $650,000 in connection with his appointment as the Chief Executive Officer of EmCare.

          Mr. Bruning's annual base salary was increased in connection with his promotion to Executive Vice President of AMR in 2008, and upon his promotion to President of AMR in 2009 by action of

Mr. Sanger prior to Mr. Bruning being subject to the overview of the Compensation Committee. Mr. Bruning also received a merit increase of 3.0% in 2011 by action of the Compensation Committee, but his compensation remained unchanged in 2012. Mr. Bruning received both a one-time severance payment and a severance payment on regularly scheduled payroll dates for 24 months in connection with the termination of his employment with AMR in January 2013, as further described in "— Potential Payments Upon Termination or Change-in-Control — Individual Termination/Change-in-Control Arrangements".

          Dr. Packard is paid $850,638 annually for his combined clinical, corporate and medical director duties. This amount includes compensation paid to Dr. Packard for treating patients, payable on a monthly basis, which amounted to $74,974 in 2012. These amounts are all paid by our contractual affiliates in Texas rather than by us directly.

Short-Term Incentives for the Chief Executive Officer, Chief Operating Officer / Chief Financial Officer, President of EmCare and President of AMR

          The named executive officers' employment agreements provide that each executive will be able to participate in a short-term incentive plan, under which payment is based upon performance targets to be established each year by our Board of Directors or the Compensation Committee.

          In May 2012, the Compensation Committee established our fiscal year 2012 performance targets. These targets were based on the Compensation Committee's requirement that our 2012 Adjusted EBITDA achieve a specified percentage increase over the 2011 Adjusted EBITDA target before bonuses were awarded to the applicable named executive officers. We defined Adjusted EBITDA consistently with the Adjusted EBITDA measure used in EVHC's prior periodic filings with the SEC, which is net income before equity in earnings of unconsolidated subsidiary, income tax expense, loss on early debt extinguishment, interest and other (expense) income, realized gain (loss) on investments, interest expense, and depreciation and amortization. Under the terms of our annual cash incentive program for named executive officers, awards are based on an incentive "pool" created by the difference between our current year Adjusted EBITDA and our Adjusted EBITDA for the prior year, provided that our current year Adjusted EBITDA reached a pre-determined threshold. The pool was funded by adding $1.114 million plus 8% of EVHC's 2012 Adjusted EBITDA in excess of the predetermined threshold amount, and then distributing that pool ratably to each participant by a weighted formula consisting of the product of (i) each participant's base compensation at the end of the fiscal year, (ii) his individual bonus percentage target (which was 125% for Mr. Sanger and 75% for the other participants) and (iii) in the cases of Messrs. Zimmerman and Bruning, multiplied further by 0.2. In December 2012, following a review of preliminary results for fiscal year 2012, we, upon consultation with members of the Compensation Committee, determined that a portion of executive cash bonuses (including for the named executive officers) could be paid in December 2012 with respect to fiscal year 2012 services performed. Formal action to ratify these bonus payments was taken by the Compensation Committee at its March 2013 meeting.

          In March 2013, following the audit and release of our year-end consolidated financial statements for 2012, the Compensation Committee determined that the threshold level of Adjusted EBITDA had been achieved for 2012. A portion of this cash bonus was paid in December 2012 and the remainder was paid in March 2013.

          Under the terms of the annual cash incentive program for our named executive officers, the performance measures are not individualized for each of Messrs. Sanger and Owen, but rather align the annual bonus compensation of these named executive officers as a group with the performance of the Company and its subsidiaries as a whole. There was no individualized performance review process for Messrs. Sanger and Owen in the granting of bonus awards for services provided in the previous fiscal years; however, the Compensation Committee had the discretion to consider individual performance when determining bonus awards and targets. Because the bonuses were based on meeting EVHC financial targets and did not provide for upward or downward adjustment based on individual performance, there was no guarantee that any of these named executive officers would receive a bonus, and there was also no minimum or predetermined aggregate dollar amount that these named executive officers could receive. In 2011, the Compensation Committee set a maximum limit on the cash incentive program pursuant to which, in any year, no participant could receive in excess of 200% of his base salary as in effect on December 31 of such year.

          Bonus awards for Mr. Zimmerman, while determined pursuant to this annual cash incentive program, are partially based on individualized performance measures unique to the performance of the EmCare segment. Mr. Zimmerman had three individualized performance goals for 2012, all of which had to be achieved completely to the satisfaction of the Committee, and upon the recommendation of Mr. Sanger, in order for Mr. Zimmerman to receive payment for his individual performance component. These performance goals were to: (1) create an integrated operational program encompassing certain of EmCare's service offerings, with 25% of affected client hospitals implementing the program, (2) create a process to increase EmCare provider recruitment and retention rates at a specified percentage increase in the fiscal year and (3) complete an EVHC executive assessment program tailored to enhance our most senior officers' managerial performance. Mr. Zimmerman completed all of the goals to the Committee's satisfaction. A portion of Mr. Zimmerman's bonus for 2012 also reflected a discretionary adjustment by the Compensation Committee outside of the financial metrics of the cash incentive program.

          The Compensation Committee has historically believed that Adjusted EBITDA is the appropriate measure to align the interests of management with the interests of the Company, in part because the Compensation Committee recognizes the prevalence of Adjusted EBITDA as a measure of our financial performance among outside financial analysts and investors and in part because it represents what we have historically believed to be the best measure of our profitability. On July 17, 2013, the Compensation Committee formally recommended that, in connection with this offering, our Board of Directors approve the Envision Healthcare Holdings, Inc. Senior Executive Bonus Plan, which will use Adjusted EBITDA as its performance measure. See "— Changes to the Executive Compensation Program in Connection with the Initial Public Offering — Senior Executive Bonus Plan".

Short-Term Incentives for Dr. Packard

          Under the MEIP, which is currently available to approximately 1,600 employees of the Company and its subsidiaries, participants are eligible to receive a percentage of their target bonus if we and, as applicable, the participant's business segment or operations unit, meets a predetermined Adjusted EBITDA threshold for the fiscal year established by the Compensation Committee. The Compensation Committee typically approves the MEIP threshold in an amount approximately commensurate with our earnings targets for the applicable fiscal year. Accordingly, each participant's potential bonus is adjusted up or down on a sliding percentage scale depending on whether the Adjusted EBITDA meets or exceeds the MEIP threshold, in addition to certain other factors based on the participants' department targets and fulfillment of individual and strategic goals. Historically, in order to achieve 100% or more of an executive's target bonus, we would need to exceed the fiscal year Adjusted EBITDA targets.

          Dr. Packard participates in the MEIP and Mr. Sanger, as the executive officer to whom Dr. Packard reports, sets Dr. Packard's target objectives on an annual basis in accordance with the MEIP, and these target objectives are generally linked to our strategic plan. Awards under the MEIP are generally paid in cash in a lump sum during the fiscal year following the year in which performance was measured. Under the MEIP, Dr. Packard has no minimum guaranteed bonus, and any bonus he receives under the MEIP is contingent upon EVHC reaching a predetermined Adjusted EBITDA threshold. He has a target MEIP bonus of 50%, and a maximum cap of 150%, of his base salary under the MEIP.

          Mr. Sanger reviewed the achievement of the 2012 goals, which included EmCare risk management, clinical improvement, and physician education initiatives, and determined that Dr. Packard met the goals at an achievement rate of 50%. In December 2012, following a review of preliminary results for fiscal year 2012, we, upon consultation with members of the Compensation Committee, determined that a portion of executive cash bonuses (including for the named executive officers) could be paid in December 2012 with respect to fiscal year 2012 services performed. Formal action to ratify these bonus payments was taken by the Compensation Committee at its March 2013 meeting. Accordingly, Dr. Packard was paid a portion of the MEIP bonus in December 2012 and was paid the remainder in March 2013, in the same manner as the other named executive officers, upon determination that the remainder of the MEIP for fiscal 2012 could be paid.

          In March 2012, we had determined that the annual MEIP threshold level of Adjusted EBITDA had not been achieved for 2011. However, Dr. Packard was eligible for, and received, a partial 2011 bonus based on the fulfillment of non-Adjusted EBITDA objectives in 2012. Dr. Packard's position entails goals designed to further physician leadership skills within EmCare, encompassing the enhancement of physician education, clinical practices and claims management processes, which are distinct from operational performance. EVHC granted a partial bonus to Dr. Packard following Mr. Sanger's review of Dr. Packard's performance regarding these objectives.

          In addition, Dr. Packard is eligible for discretionary and other bonuses under his employment agreement with an affiliate of EmCare to provide clinical services, which amounted to $40,000 in 2012. Under the terms of his clinical incentive program, an EmCare clinical affiliate creates an incentive pool by funding a predetermined dollar amount for each hour of service provided by the physician group at the facility in which Dr. Packard provides clinical services. Dr. Packard receives a pro rata share of that pool, which is determined by dividing (a) the sum of (i) the "relative value units", a clinical revenue measure, generated by Dr. Packard at the facility, plus (ii) a set percentage of the relative value units generated by any mid-level provider supervised by Dr. Packard at the facility, by (b) the total number of relative value units generated by the physicians and mid-level providers providing services at the facility.

Long-Term Incentives

          On May 23, 2011, our Board of Directors adopted the Stock Incentive Plan, which provides for stock purchases, and grants of other equity awards including stock options, restricted stock, and restricted stock units, to our officers and other key employees. To date, only options to purchase the Company's common stock have been granted to employees under the Stock Incentive Plan.

          In connection with or following the Merger, there were 1,976,612 new options to purchase common stock of the Company granted as a result of options rolled over by executives and other key employees in the Merger and other options granted to the executives, a director and other key employees. As of December 31, 2012, Mr. Sanger held 825,832 options, Mr. Owen held 241,442 options, Mr. Zimmerman held 139,190 options, Mr. Bruning held 90,566 options, and Dr. Packard held 43,222 options. As noted above, in connection with the Merger in 2011, certain members of our management entered into rollover agreements with the Company, pursuant to which they agreed to roll over then existing options to purchase EVHC common stock into options to purchase common stock of the Company. Pursuant to the rollover agreements, our named executive officers, William A. Sanger, Randel G. Owen, Todd G. Zimmerman, Mark Bruning and Dighton C. Packard, each agreed to receive, in lieu of cash, a portion of the value of their EVHC options at the closing of the Merger in the form of fully vested rollover options of the Company, which is referred to in this registration statement as the "Rollover", to which the Company matched and applied a multiplier to each officer's Rollover investment. The options that were received by the named executive officers in respect of the Rollover are vested and fully exercisable. In addition, each of Messrs. Owen, Zimmerman and Bruning and Dr. Packard received grants of position options of the Company, based solely on the officers' level of seniority in EVHC. The matching options and position options that were granted vest in five equal installments, with the first two installments having vested through December 31, 2012, and the remaining installments vesting on December 31st of the three subsequent calendar years subject to the continued employment of the named executive officer holding such options.

          The Compensation Committee of the Company granted Dr. Packard 1,953 options in March 2012 to purchase common stock of the Company. The grant is subject to a two-year vesting period and additional performance measures requiring Dr. Packard to implement certain clinical leadership development programs during the vesting period. The Compensation Committee of the Company also granted 5,963 options in February 2013 to Mr. Zimmerman over a three-year vesting period. No other equity awards have been granted to the named executive officers in 2012 and to date in 2013.

          Under the Stock Incentive Plan, an executive's unvested stock options are canceled upon the termination of his or her employment, except for terminations due to death or disability. Upon death or disability, unvested stock options vest and remain exercisable for the period specified below. In the case of a termination for "cause" (as defined in the Stock Incentive Plan), the executive's unvested and vested stock options (other than options granted in the Rollover) are canceled as of the effective date of the termination. Following a termination of the executive's employment other than for "cause", vested options (other than options granted in the Rollover) are canceled unless the executive exercises them within 90 days (180 days if the termination was due to death, disability, or retirement) or, if sooner, prior to the options' normal termination date.

          If the Company experiences a "change in control" (as defined in the Stock Incentive Plan), options will generally accelerate and be canceled in exchange for a cash payment equal to the change in control price per share minus the exercise price of the applicable option, unless our Board of Directors elects to allow alternative awards in lieu of acceleration and payment.

          On October 1, 2012, the Company issued $450 million of PIK Notes due 2017. In connection with the transaction, the net proceeds from the offering were used to pay a special cash dividend to the Company stockholders, and cash payments to holders of stock options from the Rollover, including each of the named executive officers as follows: William A. Sanger — $5,566,845; Randel G. Owen — $2,319,502; Todd G. Zimmerman — $1,159,751; Mark Bruning — $492,080; and Dighton C. Packard, M.D. — $345,075. In connection with these payments, the Board of Directors of the Company made corresponding adjustments to the exercise price of options (other than the Rollover Options) to purchase common stock of the Company granted from $64.00 to $34.31.

Other Compensation Elements

          We provide officers and other employees with certain benefits to protect an employee and his or her immediate family in the event of illness, disability or death. The named executive officers are eligible for health and welfare benefits available to all our eligible employees during active employment on the same terms and conditions, as well as basic life insurance and accidental death coverage. Mr. Sanger also receives full reimbursement from EVHC for his health plan.

          We do not have a pension plan for employees or executives. Substantially all salaried employees, including the named executive officers, are eligible to participate in our 401(k) savings plans. We maintain four defined contribution plans for eligible employees. Employees were allowed to contribute to these plans a maximum of 40% of their compensation up to a maximum of $17,000 ($22,500 for employees aged 50 and over) in 2012. In general, we match the contribution up to a maximum of 3% on the first 6% of the employee's salary per year, depending on the plan, which we fund currently.

          In addition to the health and welfare benefits generally available to all salaried, full-time employees, we also provide each of Messrs. Sanger, Owen, Zimmerman and Bruning with an annual auto allowance of $14,400, and certain related operating and auto insurance expenses, all as further described in the footnotes to the Summary Compensation Table. In addition, we provide Messrs. Sanger and Owen with supplemental life insurance beyond the level of coverage offered generally to employees. These auto expenses and supplemental life insurance provisions are pursuant to contractual negotiations between us and these named executive officers.

          A letter agreement with Mr. Sanger, dated May 25, 2011, also provides that we will bear the cost of up to 25 hours of personal use of a corporate aircraft by Mr. Sanger per calendar year.

Summary Compensation Table for Fiscal Years 2010, 2011 and 2012

          The following table sets forth the compensation of the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers during fiscal year 2012 who were serving as our executive officers at the end of fiscal year 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(i)	(j)
William A. Sanger	2010	958,706	—	2,535,300	806,544	58,017	4,358,567
President and Chief	2011	990,285	—	—	9,017,984	153,592	10,161,860
Executive Officer	2012	1,023,637	2,090,762	—	—	5,824,043	8,938,442
Randel G. Owen	2010	440,356	—	1,056,375	336,060	24,863	1,857,654
Executive Vice President,	2011	487,926	—	—	2,893,263	40,543	3,421,732
Chief Operating Officer and	2012	537,844	721,910	—	—	2,362,478	3,622,232
Chief Financial Officer
Todd G. Zimmerman	2010	512,953	—	1,408,500	448,080	57,566	2,427,099
President of EmCare and	2011	575,005	—	—	1,484,227	76,987	2,136,219
Executive Vice President	2012	594,363	716,172	—	—	1,206,624	2,517,159
of the Company(4)
Mark Bruning(5)	2010	406,377	26,250	704,250	224,040	17,577	1,378,494
President of AMR	2011	472,619	—	—	740,534	30,621	1,243,774
	2012	520,950	166,727	—	—	580,609	1,268,286
Dighton C. Packard, M.D.	2011	848,950	90,629	—	413,305	15,118	1,368,001
Chief Medical Officer	2012	850,638	146,286	—	31,361	478,828	1,507,112
of the Company(6)

(1)
Represents aggregate grant date fair value under ASC Section 718 of all restricted stock awards granted during a specified year. See Note 12 to our audited consolidated financial statements included elsewhere in this prospectus, for the assumptions made in determining these values. All of these restricted stock awards were cancelled in the Merger, and there were no forfeitures of restricted stock awards by our named executive officers in 2012.

(2)
Represents aggregate grant date fair value under ASC Section 718 of all option awards granted during a specified year. See Note 12 to our audited consolidated financial statements included elsewhere in this prospectus, for the assumptions made in determining these values. There were no forfeitures of options by our named executive officers in 2012. Further information regarding these awards is disclosed in the "Grants of Plan-Based Awards Table" in the Proxy Statements, or, for 2011 and 2012, in the Form 10-K, for the specified years. All unexercised options, whether vested or unvested, outstanding immediately prior to the effective time of the Merger were either (i) cancelled and the holder received, with respect to each such option, an amount in cash equal to the excess of $64.00 per share over the exercise price per share subject to the option or (ii) converted into options to acquire common stock of the Company which preserve the current terms with some enhancements.

(3)
For Mr. Sanger, amount includes (a) an annual auto allowance, (b) a 401(k) match, (c) supplemental individual insurance expenses of $35,062 for 2012, (d) personal use of our plane valued at $198,808 for 2012, (e) a cash payment of $5,566,845 from the net proceeds from the PIK Notes, and (f) other expenses including auto maintenance and fuel expenses permitted pursuant to the terms of Mr. Sanger's employment agreement.

For Mr. Owen, the amount includes (a) an annual auto allowance, (b) a 401(k) match, (c) supplemental individual insurance expenses, (d) a cash payment of $2,319,502 from the net proceeds from the PIK Notes, and (e) other expenses, including auto maintenance and fuel expenses permitted pursuant to the terms of Mr. Owen's employment agreement.

For Mr. Zimmerman, the amount includes (a) an annual auto allowance, (b) a 401(k) match, (c) insurance expenses, as permitted pursuant to the terms of Mr. Zimmerman's employment agreement, (d) auto maintenance and fuel expenses permitted pursuant to the terms of Mr. Zimmerman's employment agreement, (e) for 2011 and 2012, cost of a lease of a corporate car in Dallas, Texas that Mr. Zimmerman used while based partially in Dallas in 2011, (f) a cash payment of $1,159,751 from the net proceeds from the PIK Notes, and (g) for 2011, $34,637 for a lease of an apartment in Dallas, Texas that Mr. Zimmerman used while based partially in Dallas, which we are no longer leasing.

For Mr. Bruning, the amount includes (a) an annual auto allowance, (b) a 401(k) match, (c) a cash payment of $547,632 from the net proceeds from the PIK Notes, and (d) insurance expenses, as permitted pursuant to the terms of Mr. Bruning's employment agreement.

For Dr. Packard, amount includes a 401(k) match, insurance expenses, and a cash payment of $463,877 from the net proceeds from the PIK Notes.

(4)
Mr. Zimmerman served as EVHC's General Counsel until he was appointed President of EmCare effective April 1, 2010 and Chief Executive Officer of EmCare in 2013.

(5)
Mr. Bruning ceased to be an employee in January 2013.

(6)
Dr. Packard's compensation information is provided only with respect to 2011 and 2012, since Dr. Packard was not deemed a named executive officer in 2010. Of Dr. Packard's bonus for 2012, $40,000 was from his clinical services to a contractual affiliate, and the remainder was through the MEIP.

Grant of Plan-Based Awards at End of Fiscal Year 2012

          The following table summarizes cash-based and equity-based awards for each of the named executive officers that we granted during fiscal year 2012. For a description of the named executive officers' other outstanding awards, see "— Outstanding Equity Awards at End of Fiscal Year 2012" below.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ Per Share)	Grant Date Fair Value of Stock and Option Awards ($)
Dighton Packard	March 23, 2012	1,953	34.31	14,251

Employment Agreements and Severance Arrangements

          We entered into employment agreements with Messrs. Sanger, Owen and Zimmerman, each effective February 10, 2005, and with Dr. Packard on April 19, 2005. We entered into a Separation Agreement with Mr. Bruning in January 2013, which terminated the Employment Agreement we entered into with him on February 15, 2008. The employment agreements for all named executive officers were amended effective January 1, 2009 to add language to ensure compliance with Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the "Code").

          Mr. Sanger's employment agreement has a five-year term, and was amended as of March 12, 2009 to provide that, following the expiration of his current employment term on February 10, 2010, his employment term will renew automatically for two additional three-year extensions (unless terminated prior to the expiration of the current employment term or the first renewal term in accordance with the provisions of Mr. Sanger's employment agreement). A letter agreement with Mr. Sanger, dated May 25, 2011, provides him with 25 hours of personal travel on a corporate aircraft, with us bearing the full cost of such personal travel.

          Mr. Owen's and Mr. Zimmerman's employment agreements were also amended as of March 12, 2009 and March 16, 2009, respectively, to provide for the immediate commencement of a new two-year term, with further two-year extensions until terminated in accordance with the terms of the agreements.

          In connection with Mr. Zimmerman's appointment as President of our EmCare segment on April 1, 2010, we modified the terms of Mr. Zimmerman's employment agreement. Under the terms of the revised agreement, Mr. Zimmerman's salary annual base compensation was increased to $550,000. While Mr. Zimmerman's base salary has increased as a result of subsequent ordinary merit increases and with his appointment as Chief Executive Officer of EmCare, as described in "— Determination of 2012 Compensation of Named Executive Officers — Base Salary", such increases have not been reflected in a formal amendment to his Employment Agreement.

          On May 18, 2010, EVHC's board of directors approved an amendment to Mr. Owen's Employment Agreement, and his annual base compensation was increased to $450,000. On May 25, 2011, Mr. Owen's employment agreement was amended to increase his base salary to $505,000. While Mr. Owen's base salary has increased as a result of subsequent ordinary merit increases and with his appointment as our Chief Operating Officer, as described in "— Determination of 2012 Compensation of Named Executive Officers — Base Salary", such increases have not been reflected in a formal amendment to his Employment Agreement.

          Mr. Bruning's employment agreement was terminated effective January 14, 2013, although Mr. Bruning remained employed with AMR for the entirety of 2012. Effective upon Mr. Bruning's departure from his position as President of AMR, Mr. Bruning entered into a Separation Agreement, pursuant to which Mr. Bruning will receive two years of his existing base salary in the total amount of $1,055,750, as well as a lump sum payment of $131,969. Under the terms of his Separation Agreement, Mr. Bruning remained eligible to exercise his previously granted options to purchase common stock of the Company that were vested and exercisable as of January 14, 2013, under the standard terms of the Stock Incentive Plan and Mr. Bruning's option agreements, and any unvested options outstanding at such time were cancelled. In addition, Mr. Bruning will continue to be eligible to receive any bonus payment owed under EVHC's bonus plans for services rendered in fiscal year 2012, a portion of which was paid in December 2012, and the remainder of which will be paid in March 2013, and certain standard benefits customarily offered to senior executives, such as eligibility for subsidized coverage under EVHC's and AMR's medical, dental and vision plans for 18 months from the date of his departure.

          Each named executive officer has the right to terminate his agreement on 90 days' notice, in which event he will be subject to the non-compete provisions described below, provided he receives specified severance benefits as set forth below.

          The Compensation Committee customarily reviews salaries of Messrs. Sanger, Owen and Zimmerman on an annual basis. EVHC also reviews the salaries of Dr. Packard on a periodic basis, which it also did for Mr. Bruning until his departure from AMR.

          The employment agreements include provisions for the payment of an annual base salary as well as the payment of a bonus based upon the achievement of performance criteria established by our Board of Directors or, in the case of Dr. Packard, by our Chief Executive Officer. The base salary of Mr. Sanger is subject to annual review and adjustment and the base salaries of Messrs. Owen and Zimmerman are subject to annual review.

          If we terminate a named executive officer's employment without cause or any of them resigns after a change of control for one of several specified reasons, we have agreed to continue the executive's base salary and provide his benefits for a period of 24 months from the date of termination. These agreements contain non-competition and non-solicitation provisions pursuant to which the executive agrees not to compete with AMR or EmCare or solicit or recruit our employees for the 24-month period (and in some cases the 12-month period) from the date of termination.

          Dr. Packard's employment agreement has a one-year term, and renews automatically for successive one-year terms unless either party gives notice at least 90 days prior to the expiration of the then current term. Dr. Packard's base salary is subject to a $100,000 increase if he reduces his clinical activities and increases the time he provides services to us. Dr. Packard also has an employment agreement with a physician group contractually affiliated with EmCare. See "— Determination of 2012 Compensation of Named Executive Officers — Short-Term Incentives for Dr. Packard".

Outstanding Equity Awards at End of Fiscal Year 2012

          The following table sets forth information concerning the number of unexercised Company stock options and equity plan awards for each of the named executive officers as of December 31, 2012.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)
William A. Sanger	180,833	—	6.67	February 10, 2015(2)
	37,500	—	29.65	March 12, 2019(2)
	45,000	—	56.34	May 18, 2020(2)
	225,000	337,499	34.31	May 25, 2021(3)
Randel G. Owen	23,474	—	6.67	February 10, 2015(2)
	18,750	—	29.65	March 12, 2019(2)
	18,750	—	56.34	May 18, 2020(2)
	72,187	108,281	34.31	May 25, 2021(3)
Todd G. Zimmerman	39,117	—	6.67	February 10, 2015(2)
	7,494	—	29.65	March 12, 2019(2)
	37,030	55,549	34.31	May 25, 2021(3)
Mark E. Bruning(5)	22,500	—	30.10	February 7, 2018(2)(4)
	9,375	—	29.65	March 12, 2019(2)
	12,500	—	56.34	May 18, 2020(2)
	18,476	27,715	34.31	May 25, 2021(3)
Dighton C. Packard	17,442	—	6.67	May 1, 2015(2)
	10,312	15,468	34.31	May 25, 2021(3)
	781	1,172	34.31	March 12, 2022(6)

(1)
Other than options granted in the Rollover, the exercise price of options to purchase Company common stock that were outstanding on October 1, 2012 were adjusted to $34.31 in connection with the offering of PIK Notes. See "— Determination of 2012 Compensation of Named Executive Officers — Long-Term Incentives".

(2)
These options to purchase Company common stock were granted in the Rollover through the conversion of pre-existing options to purchase EVHC common stock. Prior to the Rollover, the options with an expiration date in 2015 vested ratably on the first four anniversaries of the applicable 2005 grant date, provided, that the exercisability of one-half of the options was conditioned upon meeting a specified performance target, which was met in February 2009. Therefore, all of these options were vested and exercisable as of the date of the Merger. The options with an expiration date of February 7, 2018, March 12, 2019 and May 18, 2020 granted to Mr. Bruning vested concurrently with the Merger. The options could have also expired earlier, in connection with termination of employment or certain corporate events.

(3)
See "— Determination of 2012 Compensation of Named Executive Officers — Long-Term Incentives" for a description of these options, which were granted in connection with or following the Merger, but not the Rollover.

(4)
The options could have also expired prior to their expiration date, February 7, 2018, in connection with termination of employment or certain corporate events.

(5)
Under the terms of his Separation Agreement, effective January 14, 2013, Mr. Bruning remained eligible to exercise his vested and exercisable options as of January 14, 2013, and any unvested options outstanding at such time were cancelled. Following the termination of his employment, Mr. Bruning exercised all of his vested and exercisable options for shares of common stock which the Company purchased from Mr. Bruning at the then fair market value of the shares in accordance with the terms of the Stock Incentive Plan.

(6)
40% of Dr. Packard's grant vested on June 1, 2012. The remainder vests 30% on June 1, 2013 and 2014, respectively, subject to achievement of performance measures.

Nonqualified Deferred Compensation

          In June 2010, we implemented a Deferred Compensation Plan. The Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees at a level of Vice President or above, and is entirely voluntary to participants. We do not have any other defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

          The following table sets forth certain information with respect to nonqualified deferred compensation under the Deferred Compensation Plan for the year ended December 31, 2012.

Name	Aggregate Balance at Beginning of Last Fiscal Year	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Balance at Last Fiscal Year End ($)
Randel G. Owen	—	4,228	1,238	309	5,775
Todd G. Zimmerman	—	45,832	1,238	2,577	49,647
Mark Bruning	—	66,160	—	1	66,161
Dighton C. Packard	58,127	108,525	1,238	5,743	173,633

(1)
Amounts in this column include base salary and bonus that was deferred and are also included in "Salary" and/or "Bonus" in the Summary Compensation Table.

(2)
The aggregate earnings represent the market value change of the Deferred Compensation Plan during fiscal year 2012. Because the earnings are not preferential or above-market, they are not included in the Summary Compensation Table.

Potential Payments Upon Termination or Change-in-Control

          The information below describes and quantifies certain compensation that would have become payable to the named executive officers under plans in existence at the end of fiscal year 2012 and the executives' respective employment agreements if the named executive officers' employment had been terminated on December 31, 2012, given the named executive officer's compensation and service levels as of such date and, where applicable, based on the fair market value of the Company's common stock on that date. These benefits are in addition to benefits available generally to salaried employees, such as distributions under our 401(k) savings plans, disability benefits and accrued vacation benefits.

          Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the executive's age. None of the named executives were eligible to receive immediate Company retirement benefits as of December 31, 2012.

Name	Severance (Salary) ($)	Severance (Bonus) ($)(1)	Acceleration of Vesting of Time-Based Option Awards ($)(2)	Acceleration of Vesting of Performance- Based Option Awards ($)	Acceleration of Vesting of Performance- Based Restricted Stock Awards ($)	Other Benefits ($)(3)
William A. Sanger	2,085,230	291,969	—	—	—	70,124
Randel G. Owen	1,200,000	97,797	—	—	—	34,755
Todd G. Zimmerman	1,210,766	265,511	—	—	—	31,239
Mark E. Bruning(4)	1,055,750	34,408	—	—	—	16,591
Dighton C. Packard	300,656	5,314	—	—	—	7,452

(1)
The executives are entitled to a pro rata percentage of their bonus at termination, where the numerator is the full number of months of the bonus period served and the denominator is 12. This calculation reflects that the majority of each named executive officer's 2012 bonus was paid in December 2012 prior to December 31, 2012. Further, for purposes of this calculation, we have assumed that the executive was terminated at December 31, 2012 which was the end of the 2012 bonus period. This bonus payment could vary significantly in future years, as there is no minimum or maximum bonus set for the named executive officers.

(2)
These numbers represent the value of the executive's unvested options governed by time-based measures that would have automatically vested upon a change-in-control or upon termination without cause at December 31, 2012. The value assumes exercise of all such shares at $50.31 (the estimated per share valuation of the Company at December 31, 2012) minus the value of the same number of shares multiplied by the exercise price of such shares set forth above in the table entitled "Outstanding Equity Awards at End of Fiscal Year 2012". A third party valuation firm reviews our valuation per share in the first half of each fiscal year, and as such, this valuation is not necessarily indicative of the current 2013 valuation.

(3)
Upon termination, the executive is entitled to medical, dental and group life insurance for a period of 24 months.

(4)
Mr. Bruning's severance (salary) would be payable only upon a termination without cause and not upon a change-in-control.

Individual Termination/Change-in-Control Arrangements

          The following is a summary of the termination and change-in-control provisions of the employment agreements of our named executive officers during fiscal year 2012 unless specifically noted. Such provisions were not the result of a wealth accumulation analysis applied by the Company, but rather the result of negotiations with each such named executive officer.

          William A. Sanger.    If we terminate Mr. Sanger's employment without cause, we shall pay him his base salary for a period of 24 months following such termination and shall provide him with a lump sum cash payment equivalent to the value of medical, dental and term life insurance for such period. Additionally, if the performance targets for that year have been met, Mr. Sanger will be entitled to a pro rata portion of his bonus, and all time-governed options owned by Mr. Sanger shall immediately vest and become exercisable. Mr. Sanger may terminate his employment under certain circumstances following a change-in-control of the Company. Upon such termination, Mr. Sanger will be entitled to the same severance benefits as if he had been terminated by us without cause. Mr. Sanger has agreed that for the term of his employment and a period of 24 months thereafter, he will not engage in certain competitive activities with respect to us. Mr. Sanger may also terminate his employment for any reason upon 90 days' written notice to us. We may waive such notice, in whole or in part, upon immediate payment to Mr. Sanger of his base salary for such portion of the notice period that is waived. Upon such termination, we may elect to pay Mr. Sanger his base salary for a period of 24 months following such termination as consideration for his agreement not to compete for that period of time. Such payment upon termination will be paid on regularly scheduled payroll dates and is not payable in a lump sum.

          Randel G. Owen.    Either Mr. Owen or we may terminate without cause by providing the other with 90 days' prior written notice. If termination is by Mr. Owen, we may waive such notice, in whole or in part, upon immediate payment to Mr. Owen of his base salary for such portion of the notice period that is waived. Upon such termination, we may elect to pay Mr. Owen his base salary for a period of 24 months following such termination as consideration for his agreement not to compete for that period of time. If Mr. Owen is terminated by us without cause or if he chooses to terminate in the event of a material breach by the Company which continues for more than thirty days following notice to us of such breach, he will be entitled to receive all salary earned up to the date of termination and his base salary for a period of 24 months following such termination and we shall continue to provide him with medical, dental and term life insurance for such period. Such payment upon termination will be paid on regularly scheduled payroll dates and is not payable in a lump sum. Additionally, if the performance targets for that year have been met, Mr. Owen will be entitled to a pro rata portion of his bonus. If Mr. Owen elects to terminate his employment following a change-in-control of the Company he will be entitled to the severance payments, medical, dental and term life insurance benefits described above.

          Todd G. Zimmerman.    We or Mr. Zimmerman may terminate his employment without cause by providing the other with 90 days' prior written notice. If termination is by Mr. Zimmerman, we may waive such notice, in whole or in part, upon immediate payment to Mr. Zimmerman of his base salary for such portion of the notice period that is waived. Upon such termination, we may elect to pay Mr. Zimmerman his base salary for a period of 24 months following such termination as consideration for his agreement not to compete for that period of time. If Mr. Zimmerman is terminated by us without cause or if he chooses to terminate in the event of a material breach by us which continues for more than thirty days following notice to the Company of such breach, he will be entitled to receive all salary earned up to the date of termination and his base salary for a period of 24 months following such termination and we shall continue to provide him with medical, dental and term life insurance for such period. Such payment upon termination will be paid on regularly scheduled payroll dates and is not payable in a lump sum. Additionally, if the performance targets for that year have been met, Mr. Zimmerman will be entitled to a pro rata portion of his bonus. If Mr. Zimmerman elects to terminate his employment following a change-in-control of the Company he will be entitled to the severance payments, medical, dental and term life insurance benefits described above. If Mr. Zimmerman does not receive severance benefits upon termination of his employment with us, his obligation not to engage in certain competitive activities shall only be for 12 months following termination.

          Mark E. Bruning.    Mr. Bruning entered into a Separation Agreement with AMR, and his previous employment agreement was terminated as of January 13, 2013. Under the terms of his employment agreement AMR or Mr. Bruning were able to terminate his employment without cause by providing the other with 90 days' prior written notice under the Employment Agreement. If Mr. Bruning were terminated by AMR without cause, he would have been entitled to receive all salary earned up to the date of termination and his base salary for a period of 24 months following such termination, to be paid on regularly scheduled payroll dates which is consistent with his Separation Agreement. Under the terms of his Separation Agreement, Mr. Bruning also received a portion payable in a lump sum. He also agreed to a release of claims against AMR, the Company and their affiliates and certain restrictive covenants. Pursuant to his Separation Agreement,

Mr. Bruning remained eligible to exercise his vested and exercisable options existing as of January 14, 2013, and any unvested options outstanding at such time were cancelled. Following the termination of his employment, Mr. Bruning exercised all of his vested and exercisable options for shares of common stock which the Company purchased from Mr. Bruning at the then fair market value of the shares in accordance with the terms of the Stock Incentive Plan.

          Dighton C. Packard, M.D.    If Dr. Packard's employment is terminated by us for cause, we shall have no obligation to make any further payment or to provide any benefit to Dr. Packard, other than such payments and benefits which have accrued and not yet been paid on the date of termination. If Dr. Packard is terminated by us without cause upon 90 days' prior written notice, he shall be entitled to receive all salary earned up to the date of termination and his base salary for a period of 12 months following such termination plus a pro rata portion of his performance bonus and we shall continue to provide him with medical, dental and term life insurance for such period. Dr. Packard agrees that during the term of his employment and for a period of 24 months thereafter, he will not engage in certain competitive activities with us. These provisions relate solely to Dr. Packard's corporate functions; his agreements with our contractual affiliates to provide clinical services do not entitle him to severance and change-in-control payments.

Changes to the Executive Compensation Program in Connection with the Initial Public Offering

          The following is a summary of the long- and short-term incentive plans we intend for our Board of Directors to adopt and our stockholders to approve in connection with this offering. The following description of the material terms and conditions of these plans is qualified by reference to the full text of the respective plans, which are filed as exhibits to this registration statement.

Omnibus Incentive Plan

          Background.    As described above (see "—Compensation Discussion and Analysis—Long-Term Incentives"), since the Merger we have provided our officers and other employees with long-term equity incentives under the Stock Incentive Plan. Prior to the completion of this offering, we intend for our Board of Directors to adopt and our stockholders to approve the Envision Healthcare Holdings, Inc. 2013 Omnibus Incentive Plan (the "Omnibus Incentive Plan") pursuant to which we will make grants of incentive compensation to our directors, officers and other employees after the adoption of the Omnibus Incentive Plan. When we adopt the Omnibus Incentive Plan, the Stock Incentive Plan will terminate and we will make no more awards thereunder. However, awards previously granted under the Stock Incentive Plan will be unaffected by the termination of the Stock Incentive Plan. The following are the material terms of the Omnibus Incentive Plan.

          Administration.    Our Board of Directors has the authority to interpret the terms and conditions of the Omnibus Incentive Plan, to determine eligibility for and terms of awards for participants and to make all other determinations necessary or advisable for the administration of the Omnibus Incentive Plan. The Board of Directors will delegate its authority to the Compensation Committee (which is referred to below as the "Administrator"). To the extent consistent with applicable law, the Administrator may further delegate the ability to grant awards to our Chief Executive Officer or other of our officers. In addition, subcommittees may be established to the extent necessary to comply with Section 162(m) of the Code, or Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

          Eligible Award Recipients.    Our directors, officers, other of our employees and consultants and employees and consultants of entities under management services agreements with EmCare or any of its subsidiaries are eligible to receive awards under the Omnibus Incentive Plan.

          Awards.    Awards under the Omnibus Incentive Plan may be made in the form of stock options, which may be either incentive stock options or non-qualified stock options; stock purchase rights; restricted stock; restricted stock units; performance shares; performance units; stock appreciation rights ("SARs"); dividend equivalents; deferred share units; and other stock-based awards.

          Shares Subject to the Omnibus Incentive Plan.    Subject to adjustment as described below, a total of             shares of our common stock will be available for issuance under the Omnibus Incentive Plan. This figure represents approximately 10% of our outstanding common stock on a fully diluted basis immediately after giving effect to this offering. As of                          , 2013, there were             shares subject to outstanding awards under the Stock Incentive Plan. Shares issued under the Omnibus Incentive Plan may be authorized but unissued shares or shares reacquired by us. During any period that Section 162(m) of the Code is applicable to us, (1) the maximum number of stock options, SARs or other awards based solely on the increase in the value of common stock that a participant may receive in any year is                          ; (2) a participant may receive a maximum of                          performance shares, shares of performance-based restricted stock and restricted stock units in any year; and (3) the maximum dollar value that may be earned in connection with the grant of performance units during any year may not exceed $                          .

          Any shares covered by an award, or portion of an award, granted under the Omnibus Incentive Plan that terminates, is forfeited, is repurchased, expires or lapses for any reason will again be available for the grant of awards under the Omnibus Incentive Plan. Additionally, any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligations pursuant to any award under the Omnibus Incentive Plan will again be available for issuance. The Omnibus Incentive Plan permits us to issue replacement awards to employees of companies acquired by us, but those replacement awards would not count against the share maximum listed above, and any forfeited replacement awards would not be eligible to be available for future grant.

          Terms and Conditions of Options and Stock Appreciation Rights.    An "incentive stock option" is an option that meets the requirements of Section 422 of the Code, and a "non-qualified stock option" is an option that does not meet those requirements. An SAR is the right of a participant to a payment, in cash, shares of common stock or a combination of cash and shares equal to the amount by which the market value of a share of common stock exceeds the exercise price of the SAR. An option or SAR granted under the Omnibus Incentive Plan will be exercisable only to the extent that it is vested on the date of exercise. No option or SAR may be exercisable more than ten years from the grant date. The Administrator may include in the option agreement the period during which an option may be exercised following termination of employment or service. SARs may be granted to participants in tandem with options or separately. Tandem SARs will generally have substantially similar terms and conditions as the options with which they are granted.

          The exercise price per share under each non-qualified option and SAR granted under the Omnibus Incentive Plan may not be less than 100% of the fair market value of our common stock on the option grant date. For so long as our common stock is listed on the NYSE, the fair market value of the common stock will be equal to the closing price of our common stock on the exchange on which it is listed on the option grant date. If no sales of common stock were reported on the option grant date, the fair market value will be deemed equal to the closing price on the exchange on which it is listed for the last preceding date on which sales of our common stock were reported. If our common stock is not listed on any stock exchange or traded in the over-the-counter market, fair market value will be as determined in good faith by the Administrator in a manner consistent with Section 409A of the Code. The Omnibus Incentive Plan prohibits repricing of options and SARs without shareholder approval.

          Terms and Conditions of Restricted Stock and Restricted Stock Units.    Restricted stock is an award of common stock on which certain restrictions are imposed over specified periods that subject the shares to a substantial risk of forfeiture. A restricted stock unit is a unit, equivalent in value to a share of common stock, credited by means of a bookkeeping entry in our books to a participant's account, which is settled in stock or cash upon or after vesting. Subject to the provisions of the Omnibus Incentive Plan, our Administrator will determine the terms and conditions of each award of restricted stock or restricted stock units, including the restricted period for all or a portion of the award, and the restrictions applicable to the award. Restricted stock and restricted stock units granted under the Omnibus Incentive Plan will vest based on a period of service specified by our Administrator or the occurrence of events specified by our Administrator.

          Terms and Conditions of Performance Shares and Performance Units.    A performance share is a right to receive a specified number of shares of common stock after the date of grant subject to the achievement of predetermined performance conditions. A performance unit is a unit, equivalent in value to a share of common stock, that represents the right to receive a share of common stock or the equivalent cash value of a share of common stock if predetermined performance conditions are achieved. Vested performance units may be settled in cash, stock or a combination of cash and stock, at the discretion of the Administrator. Performance shares and performance units will vest based on the achievement of pre-determined performance goals established by the Administrator, and such other conditions, restrictions and contingencies as the Administrator may determine. The performance goals under the Omnibus Incentive Plan consist of the following:              . At any time when Section 162(m) of the Code is not applicable to the Company and the Omnibus Incentive Plan and for persons whose compensation is not subject to Section 162(m) of the Code, performance goals may be based on such other criteria as may be determined by the Administrator.

          Terms and Conditions of Deferred Share Units.    A deferred share unit is a unit credited to a participant's account in our books that represents the right to receive a share of common stock or the equivalent cash value of a share of common stock upon a predetermined settlement date. Deferred share units may be granted by the Administrator independent of other awards or compensation. Unless the Administrator determines otherwise, deferred share units would be fully vested when granted.

          Other Stock-Based Awards.    The Administrator may make other equity-based or equity-related awards not otherwise described by the terms of the Omnibus Incentive Plan, including formula grants to our non-employee directors under our director compensation program.

          Dividend Equivalents.    A dividend equivalent is the right to receive payments in cash or in stock, based on dividends with respect to shares of stock. Dividend equivalents may be granted to participants in tandem with another award or as freestanding awards.

          Termination of Employment.    Except as otherwise determined by the Administrator, in the event a participant's employment terminates for any reason other than "cause" (as defined in the Omnibus Incentive Plan), all unvested awards will be forfeited and all options and SARs that are vested and exercisable will remain exercisable until the 180th day following the date of the participant's termination of employment, in the case of death, disability or retirement at normal retirement age, or until the three month anniversary of the date of termination in the case of any other termination (or the expiration of the award's term, whichever is earlier). In the event of a participant's termination for cause, all unvested or unpaid awards, including all options and SARs, whether vested or unvested, will immediately be forfeited and canceled.

          Other Forfeiture Provisions.    A participant will be required to forfeit and disgorge any awards granted or vested and all gains earned or accrued due to the exercise of stock options or SARs or the sale of any Company common stock to the extent required by applicable law, including Section 304 of the Sarbanes-Oxley Act of 2002 and Section 10D of the Securities Exchange Act of 1934, as amended, or pursuant to such policies as to forfeiture and recoupment as may be adopted by the Administrator, the Board of Directors or the Company and communicated to participants.

          Change in Capitalization or Other Corporate Event.    The number or amount of shares of stock, other property or cash covered by outstanding awards, the number and type of shares of stock that have been authorized for issuance under the Omnibus Incentive Plan, the exercise or purchase price of each outstanding award, and the other terms and conditions of outstanding awards, will be subject to adjustment by the Administrator in the event of any stock dividend, extraordinary dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation or dissolution of the Company or other similar transaction affecting our common stock. Any such adjustment would not be considered repricing for purposes of the prohibition on repricing described above.

          Effect of a Change in Control.    Upon a future change in control of us, all outstanding awards would fully vest and be cancelled for the same per share payment made to the shareholders in the change in control (less, in the case of options and SARs, the applicable exercise or base price). The Administrator has the ability to prescribe different treatment of awards in the award agreements. In addition, no awards that become vested as a result of a change in control of us will be cancelled if our Board of Directors determines that those previously vested awards be assumed and/or replaced in the change in control with substitute awards having the same or better terms and conditions.

Grants in Connection with this Offering

          Option awards with an aggregate exercise price of $1,100,000 are expected to be granted under the Omnibus Incentive Plan to certain of our employees (but not to any named executive officers) on the date this registration statement becomes effective, with each such option having an exercise price equal to the initial public offering price per share of our common stock.

Senior Executive Bonus Plan

          In connection with this offering, we intend for our Board of Directors to adopt and for our stockholders to approve the Envision Healthcare Holdings, Inc. Senior Executive Bonus Plan (the "Bonus Plan") and expect to submit the Bonus Plan for shareholder approval prior to the effectiveness of this offering. The material terms of the Bonus Plan are described below.

          Purpose.    The Bonus Plan is designed to retain and motivate selected executives who are designated as participants by the Compensation Committee. The Bonus Plan is designed to meet the requirements of the performance-based compensation exemption for purposes of Section 162(m) of the Code, to the extent applicable.

          Eligible Employees.    Our Chief Executive Officer, Chief Operating Officer/Chief Financial Officer, the Presidents of each of our operating divisions and any other executive selected by the Compensation Committee are eligible to participate in the Bonus Plan.

          Maximum Award; Discretion.    The maximum amount payable to all of our executive officers under the Bonus Plan is 4% of Adjusted EBITDA for the applicable fiscal year. Subject to this aggregate maximum limit, our Compensation Committee has discretion to determine the annual incentive awards under the Bonus Plan, but it may not increase any employee's individual award above the individual percentage allocated to the employee in respect of a fiscal year. In determining the amount of the annual incentive payments, the Committee will consider performance criteria related to each employee's individual performance, the performance of each employee's business unit, and the overall performance of the Company, as determined by the Committee.

          Payment.    Payment of awards will be made in cash as soon as practicable after our Compensation Committee certifies Adjusted EBITDA for the applicable performance period. Awards are paid no later than March 15 of the year following the last fiscal year in a performance period. Generally, a participant must be employed by the Company on the date of payment in order to receive an award.

          Forfeiture.    The awards are subject to any clawback policies the Company may adopt.

Amended and Restated Employment Agreements

          In connection with this offering, we intend to enter into an amended and restated employment agreement with each of our named executive officers in order to consolidate his employment agreement and any amendments thereto into one agreement and eliminate outdated provisions. Each such amended and restated employment agreement would supersede and replace the named executive officer's prior employment agreement and any amendments thereto. For each named executive officer, the amended and restated employment agreement is not expected to give the named executive officer any new entitlements or rights or otherwise contain any materially different terms or conditions than are collectively contained in his prior employment agreement and any amendments thereto.

Director Compensation for Fiscal Year 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Ronald A. Williams	500,000	—	—	500,000
Richard J. Schnall	—	—	—	—
Kenneth A. Giuriceo	—	—	—	—
Carol J. Burt	37,500	112,500	—	150,000
Leonard M. Riggs, Jr., M.D.	80,000	80,000	—	160,000
Michael L. Smith	100,000	60,000	—	160,000

(1)
Represents aggregate grant date fair value under ASC Section 718 of all restricted stock unit awards granted in 2012. See Note 12 to our audited consolidated financial statements included elsewhere in this prospectus, for the assumptions made in determining these values. There were no forfeitures of restricted stock unit awards by our directors in 2012.

(2)
Represents aggregate grant date fair value under ASC Section 718 of all option awards granted during a specified year. See Note 12 to our audited consolidated financial statements included elsewhere in this prospectus, for the assumptions made in determining these values. There were no forfeitures of options by our directors in 2012.

          The members of our Board of Directors are Messrs. Schnall, Giuriceo, Williams, Smith, Owen and Sanger, Ms. Burt and Dr. Riggs. Mr. Williams is paid an annual fee of $500,000, which is payable in quarterly installments, for his services as the non-executive Chairman of the Board of Directors of the Company and EVHC. In addition, Mr. Williams received a grant of options in September 2011 to purchase shares of the Company's common stock under the Stock Incentive Plan, which will vest in five equal installments, with the first two installments having vested on December 31, 2011 and December 31, 2012, respectively, and the remaining installments vesting on December 31st of the three subsequent calendar years, subject to the continued provision of services by Mr. Williams to the Company. Mr. Williams also has an investment in the CD&R Advisor Co-Investor fund.

          In 2012, Ms. Burt was paid an annual fee of $150,000 for her service as a member of our Board of Directors. In 2012, Dr. Riggs was paid an annual fee of $150,000 for his service as a member of our Board of Directors plus an additional $10,000 per year for acting as the Chairman of our Compliance Committee. In 2012, Mr. Smith was paid an annual fee of $150,000 for his service as a member of our Board of Directors plus an additional $10,000 per year for acting as the Chairman of our audit committee. For 2012, all of these directors chose to receive part or all of their director fees as restricted stock units covering shares of the Company's common stock, and deferred receipt thereof in accordance with Section 409A of the Code.

          In addition, in 2012, EVHC reimbursed Ms. Burt, Dr. Riggs and Mr. Smith for first-class air travel expenses or $3,500 per hour for private aircraft expenses incurred in connection with travel to EVHC board meetings. Reimbursement for private aircraft expenses was capped at $75,000 per year per director.

          We do not pay any additional remuneration to any of our other directors who are either our officers or principals or employees of the CD&R Affiliates. However, all such directors are reimbursed for reasonable travel and lodging expenses incurred to attend meetings of our Board of Directors or a committee thereof.

          We will enter into new indemnification agreements with each of our directors. Under those agreements, we will agree to indemnify each of these individuals against claims arising out of events or occurrences related to that individual's service as our agent or the agent of any of our subsidiaries to the fullest extent legally permitted.

Changes to the Director Compensation Program in Connection with the Initial Public Offering

          We intend that, in connection with the completion of this offering, our Board of Directors will adopt a director compensation program for our non-employee directors, other than our directors who are principals or employees of the CD&R Affiliates, with the following features, which shall apply upon completion of this offering.

          Under this intended program, each of our non-employee directors will receive an annual cash retainer of $90,000 paid in equal installments at each quarterly board meeting and an annual award of restricted stock units with a fair market value equal to $100,000 on the date of grant. The restricted stock units will be granted on the day of the Company's annual meeting and will vest either in full on the first anniversary of the grant date or in full on the annual meeting date next following the grant date. Restricted stock units will be paid upon vesting, or, at the director's election, on termination of board service pursuant to the deferral terms of the restricted stock unit agreement. Non-employee directors may also elect to convert all or a portion of their cash retainers into deferred stock units to be paid on termination of board service pursuant to the deferral terms of a deferred stock unit agreement. Dividend equivalents will be credited on restricted stock units and deferred stock units and will be subject to the same vesting and payment terms as the restricted stock units and deferred stock units to which the dividend equivalents relate. Restricted stock units and deferred stock units will be granted under the Omnibus Incentive Plan.

          Additionally, under this intended program, a non-employee director appointed to serve as the chair of the Audit Committee or Compliance Committee will receive an additional annual cash retainer of $18,000, and a non-employee director appointed to serve as a member of the Audit Committee or Compliance Committee (other than the chair) will receive an additional annual cash retainer of $15,000. Non-employee directors appointed to serve as the chair of the Compensation Committee, Executive Committee or Finance Committee will receive an additional annual cash retainer of $13,000 and any non-employee director appointed to serve as a member of the Compensation Committee, Executive Committee or Finance Committee (other than the chair) will receive an additional annual cash retainer of $10,000. A non-employee director appointed to serve as the chair of the Nominating and Corporate Governance Committee will receive an annual cash retainer of $10,000, and a non-employee director appointed to serve as a member of the Nominating and Corporate Governance Committee (other than the chair) will receive an annual cash retainer of $8,000. Our directors will not receive additional fees for attending any board or committee meetings.

          Non-employee directors and our directors who are principals or employees of the CD&R Affiliates will be entitled to reimbursement by the Company for reasonable expenses incurred while traveling to and from board and committee meetings as well as travel for other business related to their service on the Board of Directors or its committees, subject to any maximum reimbursement obligations as may be established by the Board of Directors from time to time.

          We also intend that the Board of Directors will adopt stock ownership guidelines for its independent directors pursuant to which directors will be expected to own Company common stock (including through ownership of vested stock units) with a value equal to approximately four times the annual cash board retainer amount, with a five-year period for attainment.

Compensation Committee Interlocks and Insider Participation

          The Compensation Committee was comprised of the following three non-employee directors in 2012: Leonard M. Riggs, Jr., M.D, Richard J. Schnall and Ronald A. Williams. There are no members of the Compensation Committee who serve as an officer or employee of the Company or any of its subsidiaries. In addition, no executive officer of the Company serves as a director or as a member of the compensation committee of a company (i) whose executive officer served as a director or as a member of the Compensation Committee of the Company and (ii) which employs a director of the Company.

Compensation Risk Assessment

          The Compensation Committee assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the Compensation Committee concluded that the Company's compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company. We believe we have allocated our compensation among base salary, short-term incentives and long-term equity in such a way as to not encourage excessive risk taking.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information as of June 30, 2013, with respect to the ownership of our common stock by:

  •
  each person known to own beneficially more than 5% of our common stock;

  •
  each director;

  •
  each of the named executive officers; and

  •
  all directors and executive officers as a group.

          The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of the determination date, which in the case of the following table is August 29, 2013. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

          The percentage of beneficial ownership prior to this offering is based on 14,202,463 shares of our common stock outstanding as of June 30, 2013. The percentage of beneficial ownership following this offering is based on             shares of common stock outstanding after the closing of this offering. The numbers of shares on the following table have not yet been adjusted to reflect our anticipated stock split prior to completion of this offering.

          Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

	Shares Beneficially Owned Prior to the Offering and After the Offering (Assuming No Exercise of the Underwriters' Option)
					Shares Beneficially Owned After the Offering (Assuming the Underwriters' Option Is Exercised in Full)
		Percentage Before the Offering	Percentage After the Offering
Name of Beneficial Owner	Number				Number	Percentage
CD&R Affiliates(1)(6)	13,860,168	97.6%		%	13,860,168		%
William A. Sanger(2)(3)(4)	488,332	3.3			488,332
Randel G. Owen(2)(3)(4)	183,161	1.3			183,161
Todd G. Zimmerman(2)(4)	83,642	*			83,642
Dighton C. Packard(2)(4)	28,535	*			28,535
Richard J. Schnall(3)(5)(6)	—	—	—		—	—
Kenneth A. Giuriceo(3)(5)(6)	—	—	—		—	—
Ronald A. Williams(3)(5)(6)	28,125	*			28,125
Carol J. Burt(2)(3)(7)	5,489	*			5,489
Leonard Riggs, Jr., M.D.(2)(3)(7)	18,192	*			18,192
Michael L. Smith(2)(3)(7)	5,832	*			5,832
All executive officers and directors, as a group (15 persons)(1)(8)	891,374	6.0			891,374

*
Less than 1%

(1)
Represents shares of the Company's common stock held by the CD&R Affiliates as follows: (i) 7,031,250 shares of the Company's common stock held by Clayton, Dubilier & Rice Fund VIII, L.P.; (ii) 6,793,319 shares of the Company's common stock held by CD&R EMS Co-Investor, L.P.; (iii) 26,536 shares of the Company's common stock held by CD&R Advisor Fund VIII Co-Investor, L.P.; and (iv) 9,063 shares of the Company's common stock held by CD&R Friends and Family Fund VIII, L.P. CD&R Associates VIII, Ltd., as the general partner of each of the CD&R Affiliates, CD&R Associates VIII, L.P., as the sole stockholder of CD&R Associates VIII, Ltd., and CD&R Investment Associates VIII, Ltd., as the general partner of CD&R Associates VIII, L.P., may each be deemed to beneficially own the shares of the Company's common stock held by the CD&R Affiliates. CD&R Investment Associates VIII, Ltd. is managed by a two-person board of directors. Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Investment Associates VIII, Ltd., may be deemed to share beneficial ownership of the shares of the Company's common stock shown as beneficially owned by the CD&R Affiliates. Such persons expressly disclaim such beneficial ownership. Investment and voting decisions with respect to shares held by each of the CD&R Affiliates are made by an investment committee of limited partners of CD&R Associates VIII, L.P., currently consisting of more than ten individuals (the "Investment Committee"). All members of the Investment Committee expressly disclaim beneficial ownership of the shares shown as beneficially owned by the CD&R Affiliates. Each of CD&R Associates VIII, Ltd., CD&R Associates VIII, L.P. and CD&R Investment Associates VIII, Ltd. expressly disclaims beneficial ownership of the shares of the Company's common stock held by the CD&R Affiliates.

(2)
The business address for these persons is c/o Envision Healthcare Holdings, Inc., 6200 S. Syracuse Way, Suite 200, Greenwood Village, CO 80111.

(3)
Member of our Board of Directors.

(4)
Named executive officers. Represents shares of common stock and options to purchase shares of common stock which are currently exercisable or which will become exercisable within 60 days of the determination date.

(5)
Does not include 13,860,168 shares of the Company's common stock held by the CD&R Affiliates. Messrs. Schnall, Giuriceo and Williams are directors of EVHC, Messrs. Schnall and Giuriceo are financial partners of CD&R and Mr. Williams is an operating advisor to CD&R Fund VIII. They each expressly disclaim beneficial ownership of the shares of the Company's common stock held by the CD&R Affiliates.

(6)
The address for the CD&R Affiliates, CD&R Associates VIII, L.P., CD&R Associates VIII, Ltd. and CD&R Investment Associates VIII, Ltd. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The business address for Clayton, Dubilier & Rice, LLC is 375 Park Avenue, 18th Floor, New York, New York 10152.

(7)
Represents shares of common stock and shares of common stock underlying restricted stock units.

(8)
Includes 203,867 shares of the Company's common stock that were issued subsequent to the Merger and 679,267 options to purchase shares of the Company's common stock which are currently exercisable or which will become exercisable within 60 days of the determination date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Person Transactions

          Prior to the completion of this offering, we expect that our Board of Directors will approve policies and procedures with respect to the review and approval of certain transactions between us and a "Related Person" (a "Related Person Transaction"), which we refer to as our "Related Person Transaction Policy". Pursuant to the terms of the Related Person Transaction Policy, any Related Person Transaction is required to be reported to the legal department, which will then determine whether it should be submitted to our audit committee for consideration. The audit committee must then review and decide whether to approve any Related Person Transaction.

          For the purposes of the Related Person Transaction Policy, a "Related Person Transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.

          A "Related Person", as defined in the Related Person Transaction Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of ten percent or more.

Stockholders Agreement

          In connection with this offering, we expect to enter into a stockholders agreement with the CD&R Affiliates. This agreement will grant the CD&R Affiliates the right to designate for nomination for election a number of CD&R Designees equal to: (i) at least a majority of the total number of directors comprising our Board of Directors at such time as long as the CD&R Affiliates own at least 50% of the outstanding shares of our common stock; (ii) at least 40% of the total number of directors comprising our Board of Directors at such time as long as the CD&R Affiliates own at least 40% but less than 50% of the outstanding shares of our common stock; (iii) at least 30% of the total number of directors comprising our Board of Directors at such time as long as the CD&R Affiliates own at least 30% but less than 40% of the outstanding shares of our common stock; (iv) at least 20% of the total number of directors comprising our Board of Directors at such time as long as the CD&R Affiliates own at least 20% but less than 30% of the outstanding shares of our common stock; and (v) at least 5% of the total number of directors comprising our Board of Directors at such time as long as the CD&R Affiliates own at least 5% but less than 20% of the outstanding shares of our common stock. For purposes of calculating the number of CD&R Designees that the CD&R Affiliates are entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded to the nearest whole number and the calculation would be made on a pro forma basis after taking into account any increase in the size of our Board of Directors.

          With respect to any vacancy of a CD&R-designated director, the CD&R Affiliates will have the right to designate a new director for election by a majority of the remaining directors then in office.

          The stockholders agreement will provide that a CD&R Designee will serve as the Chairman of our Board of Directors as long as the CD&R Affiliates own at least 30% of the outstanding shares of our common stock.

          The stockholders agreement will also grant to the CD&R Affiliates certain other rights, including specified information and access rights.

Consulting Agreement

          In connection with the closing of the Merger, the Company and EVHC entered into a consulting agreement (the "Consulting Agreement") with CD&R, pursuant to which CD&R provides us with financial, investment banking, management, advisory and other services. Pursuant to the Consulting Agreement, the Company, or one or more of its subsidiaries, pays CD&R an annual fee of $4.5 million for such services, plus expenses. Also, the Company, or one or more of its subsidiaries, will pay to CD&R a fee equal to 1.0% of the transaction value of certain types of transactions completed by the Company or one or more of its subsidiaries, plus expenses, or such lesser amount as CD&R and the Company may agree. Pursuant to the Consulting Agreement, we paid CD&R $4.5 million during 2012 and $2.7 million during 2011. In addition, CD&R received a fee of $40.0 million, plus expenses of $2.6 million, for certain financial, investment banking, management advisory and other services for the Company performed by CD&R prior to the closing of the Merger. We will pay CD&R a fee of $20 million to terminate the consulting agreement in connection with the consummation of this offering.

Registration Rights Agreement

          In connection with the closing of the Merger, the Company and the CD&R Affiliates entered into a registration rights agreement (the "Registration Rights Agreement"), which grants the CD&R Affiliates specified demand and piggyback registration rights with respect to the Company's common stock. If we determine to register our common stock under the Securities Act, holders of our stock, including the CD&R Affiliates, have the right to require us to use our reasonable best efforts to include in our registration statement shares of our common stock held by them, subject to certain limitations. Under the Registration Rights Agreement, we are required to use reasonable best efforts to effect the registration under the Securities Act of our common stock as requested by the holders of our securities, at our own expense. The Registration Rights Agreement also provides for us to indemnify holders of our securities in connection with the registration of our common stock.

Indemnification Agreements

          In connection with the closing of the Merger, the Company and EVHC entered into separate indemnification agreements (i) with CD&R and the CD&R Affiliates, referred to collectively as the CD&R Entities, and (ii) with each of Richard J. Schnall, Ronald A. Williams, William A. Sanger and Kenneth A. Giuriceo as the directors of the Company and EVHC.

          Under the indemnification agreement with the CD&R Entities, the Company and EVHC, subject to certain limitations, jointly and severally agreed to indemnify the CD&R Entities and certain of their affiliates against certain liabilities arising out of performance of the Consulting Agreement and certain other claims and liabilities. Under the indemnification agreements with their directors, the Company and EVHC, subject to certain limitations, jointly and severally agreed to indemnify their directors against certain liabilities arising out of service as a director of the Company and its subsidiaries.

          Our executive employment agreements include indemnification provisions. Under those agreements, we agree to indemnify each of these individuals against claims arising out of events or occurrences related to that individual's service as our agent or the agent of any of our subsidiaries to the fullest extent legally permitted.

          Prior to the offering, we will enter into new indemnification agreements with each of our directors. Under those agreements, we will agree to indemnify each of these individuals against claims arising out of events or occurrences related to that individual's service as our agent or the agent of any of our subsidiaries to the fullest extent legally permitted.

Transactions with CD&R Affiliates

          We utilize the services of companies that are affiliated with CD&R from time to time in the ordinary course of business. We are currently party to one agreement with a CD&R affiliate that exceeds $120,000 annually, as described below.

          On November 25, 2008, we entered into a corporate account agreement with The Hertz Corporation ("Hertz") pursuant to which we have agreed to spend a minimum total amount of $460,000 per year for the rental of cars from Hertz and its subsidiaries and licensees. In the years ended December 31, 2012 and 2011, we spent approximately $545,508 and $722,000, respectively, under this contract. Hertz agreed to provide corporate rates or discounts to us and our employees on such rentals, subject to certain limitations. The agreement had an initial one-year term, and renews automatically until terminated by either party. Investment funds associated with CD&R had been affiliated with Hertz Global Holdings.

Management Fee Agreement with Onex Partners Manager LP

          EVHC was party to a management agreement dated February 10, 2005 with Onex Partners Manager LP ("Onex Manager"), a wholly owned subsidiary of Onex. In exchange for an annual management fee of $1.0 million, Onex Manager provided EVHC with consulting and management advisory services for corporate finance and strategic planning and such other management areas to which the parties agreed. EVHC also reimbursed Onex Manager for out-of-pocket expenses incurred in connection with the provision of services pursuant to the agreement, and EVHC reimbursed Onex Manager for out-of-pocket expenses incurred in connection with the acquisition of AMR and EmCare. Pursuant to this management agreement, EVHC paid Onex Manager $1.0 million in the year ended December 31, 2010. Upon the consummation of the Merger, this management agreement was terminated.

Relationship with Law Firm

          Steven B. Epstein, who was one of EVHC's directors and was a member of certain committees prior to the consummation of the Merger, including the compliance committee of the Board of Directors, is a founding member and the senior healthcare law partner in the Washington, D.C. firm of Epstein, Becker & Green, P.C. ("EBG"). EBG provided healthcare-related legal services to Onex in connection with its acquisition of AMR and EmCare. Furthermore, as part of its legal services, EBG had been retained to provide legal representation to EVHC on various matters, including in connection with a DOJ subpoena relating to the operations of certain AMR affiliates in New York. EVHC paid EBG $1,817,456 for legal services rendered in the year ended December 31, 2010.

Transaction with Onex-Controlled Entity

          AMR, on behalf of itself and certain of its subsidiaries, entered into an agreement in 2006 with Skilled Healthcare LLC ("Skilled"), an operator of 79 SNFs and 22 assisted living facility business affiliates in six states. Pursuant to this agreement, AMR became a preferred provider of medical transportation services for Skilled. AMR had total gross revenue of approximately $1,280,000 under this agreement for the year ended December 31, 2010. Affiliates of Onex, which owned more than a majority of the equity of EVHC prior to the consummation of the Merger, owned more than a majority of the equity of Skilled Healthcare Group, Inc., or Skilled Healthcare Group, Skilled's parent company.

          In 2010, EmCare acquired software and related services from Carestream, a medical imaging company, for a total cost, including applicable discounts, of $479,380 pursuant to a sale and license agreement. EmCare has continued to acquire additional services from Carestream for related maintenance and project management services in the ordinary course of business since that time. Affiliates of Onex Corporation, which owned a majority of the equity of Carestream at the time of the original transaction in 2010, also owned a majority of the equity of EVHC until the Merger. William A. Sanger, our Chief Executive Officer and director, and our director Michael L. Smith serve as directors of both Carestream and EVHC and did so in 2010, and Robert Le Blanc, a director of EVHC prior to the Merger, is also a director of Carestream. Our directors own, in the aggregate, less than 10% of the equity of Carestream.

Other

          Matthew Sanger, the son of the Company's President and CEO, William A. Sanger, was formerly an employee of the Company's Mergers & Acquisitions Department. In the year ended December 31, 2010, Matthew Sanger earned a combined base salary and bonus of approximately $144,000.

DESCRIPTION OF CAPITAL STOCK

General

          Upon the closing of this offering, our authorized capital stock will consist of                   shares of common stock, par value $0.01 per share and                   shares of undesignated preferred stock, par value $0.01 per share. Upon the closing of this offering, there will be                   shares of our common stock issued and outstanding, not including                   shares of our common stock issuable upon exercise of outstanding stock options.

          In connection with this offering, we will amend and restate our certificate of incorporation and by-laws. The following descriptions of our capital stock, amended and restated certificate of incorporation and amended and restated by-laws are intended as summaries only and are qualified in their entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws, which will become effective upon the completion of this offering and will be filed as exhibits to the registration statement, of which this prospectus forms a part, and to the applicable provisions of the DGCL.

Common Stock

          Holders of common stock will be entitled:

  •
  to cast one vote for each share held of record on all matters submitted to a vote of the stockholders;

  •
  to receive, on a pro rata basis, dividends and distributions, if any, that the Board of Directors may declare out of legally available funds, subject to preferences that may be applicable to preferred stock, if any, then outstanding; and

  •
  upon our liquidation, dissolution or winding up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

          Any dividends declared on the common stock will not be cumulative. Our ability to pay dividends on our common stock is subject to our subsidiaries' ability to pay dividends to us, which is in turn subject to the restrictions set forth in the Senior Secured Credit Facilities and the indenture governing the 2019 Notes. See "Dividend Policy".

          The holders of our common stock will not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The common stock will not be subject to future calls or assessments by us. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future, as described below.

          Before the date of this prospectus, there has been no public market for our common stock.

          As of June 30, 2013, we had 14,202,463 shares of common stock outstanding and 65 holders of record of common stock. The number of shares has not yet been adjusted to reflect our anticipated stock split prior to the completion of this offering.

Preferred Stock

          Under our amended and restated certificate of incorporation, our Board of Directors will have the authority, without further action by our stockholders, to issue up to                   shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series.

Upon completion of the offering, no shares of our authorized preferred stock will be outstanding. Because the Board of Directors will have the power to establish the preferences and rights of the shares of any additional series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of our common stock, which could adversely affect the holders of the common stock and could delay, discourage or prevent a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.

Annual Stockholders Meeting

          Our amended and restated by-laws will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our Board of Directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Voting

          The affirmative vote of a plurality of the shares of our common stock present, in person or by proxy, at the meeting and entitled to vote on the election of directors will decide the election of any directors, and the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the meeting and entitled to vote at any annual or special meeting of stockholders will decide all other matters voted on by stockholders, unless the question is one upon which, by express provision of law, under our amended and restated certificate of incorporation, or under our amended and restated by-laws, a different vote is required, in which case such provision will control.

Anti-Takeover Effects of our Certificate of Incorporation and By-Laws

          The provisions of our amended and restated certificate of incorporation and amended and restated by-laws summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which could result in an improvement of their terms.

Authorized but Unissued Shares of Capital Stock

          Common Stock.    The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our Board of Directors in opposing a hostile takeover bid.

          Preferred Stock.    Under our amended and restated certificate of incorporation, our Board of Directors will have the authority, without further action by our stockholders, to issue up to                   shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock.

          Classified Board of Directors.    Upon completion of this offering, in accordance with the terms of our amended and restated certificate of incorporation, our Board of Directors will be divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Under our amended and restated certificate of incorporation, our Board of Directors will consist of such number of directors as may be determined from time to time by resolution of the Board of Directors, but in no event may the number of directors be less than one. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our amended and restated certificate of incorporation will also provide that any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may be filled only by the affirmative vote of a majority of our directors then in office, even if less than a quorum, or by a sole remaining director, subject to our stockholders agreement with respect to the director designation rights of the CD&R Affiliates. Any director elected to fill a vacancy will hold office until such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation or removal. Our classified Board of Directors could have the effect of delaying or discouraging an acquisition of us or a change in our management.

          Special Meetings of Stockholders.    Our amended and restated certificate of incorporation will provide that a special meeting of stockholders may be called only by the Chairman of our Board of Directors or by a resolution adopted by a majority of our Board of Directors. Special meetings may also be called by our corporate secretary at the request of the holders of at least 50% of the outstanding shares of our common stock until the CD&R Affiliates cease to own at least 50% of the outstanding shares of our common stock. Thereafter, stockholders will not be permitted to call a special meeting of stockholders.

          No Stockholder Action by Written Consent.    Our amended and restated certificate of incorporation will provide that stockholder action may be taken only at an annual meeting or special meeting of stockholders, provided that stockholder action may be taken by written consent in lieu of a meeting until the CD&R Affiliates cease to own at least 50% of the outstanding shares of our common stock.

          Removal of Directors.    Our amended and restated certificate of incorporation will provide that directors may be removed with or without cause at any time upon the affirmative vote of holders of at least a majority of the outstanding shares of common stock then entitled to vote at an election of directors until the CD&R Affiliates cease to own at least 50% of the outstanding shares of our common stock. Thereafter, our amended and restated certificate of incorporation will provide that directors may be removed only for cause upon the affirmative vote of holders of at least a majority of the outstanding shares of common stock then entitled to vote at an election of directors.

          Stockholder Advance Notice Procedure.    Our amended and restated by-laws will establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The amended and restated by-laws will provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our corporate secretary a written notice of the stockholder's intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company. To be timely, the stockholder's notice must be delivered to our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or more than 70 days after the first anniversary date of the preceding year's annual meeting, a stockholder's notice must be delivered to our corporate secretary (x) not less than 90 days nor more than 120 days prior to the meeting or (y) no later than the close of business on the 10th day following the day on which a public announcement of the date of the meeting is first made by us.

          Amendments to Certificate of Incorporation and By-Laws.    Our amended and restated certificate of incorporation will provide that our amended and restated certificate of incorporation may be amended by both the affirmative vote of a majority of our Board of Directors and the affirmative vote of the holders of a majority of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders; provided that, at any time when the CD&R Affiliates own less than 50% of the outstanding shares of our common stock, specified provisions of our amended and restated certificate of incorporation may not be amended, altered or repealed unless the amendment is approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders, including the provisions governing:

  •
  liability and indemnification of directors;

  •
  corporate opportunities;

  •
  elimination of stockholder action by written consent if the CD&R Affiliates cease to own at least 50% of the outstanding shares of our common stock;

  •
  prohibition on the rights of stockholders to call a special meeting if the CD&R Affiliates cease to own at least 50% of the outstanding shares of our common stock;

  •
  removal of directors for cause if the CD&R Affiliates cease to own at least 50% of our outstanding common stock;

  •
  classified Board of Directors; and

  •
  required approval of the holders of at least 66 2/3% of the outstanding shares of our common stock to amend our amended and restated by-laws and certain provisions of our amended and restated certificate of incorporation if the CD&R Affiliates cease to own at least 50% of the outstanding shares of our common stock.

          In addition, our amended and restated certificate of incorporation and amended and restated by-laws will provide that our amended and restated by-laws may be amended, altered or repealed, or new by-laws may be adopted, by the affirmative vote of a majority of the Board of Directors, or by the affirmative vote of the holders of (x) as long as the CD&R Affiliates own at least 50% of the outstanding shares of our common stock, at least a majority, and (y) thereafter, at least 66 2/3%, of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders.

          These provisions make it more difficult for any person to remove or amend any provisions in our amended and restated certificate of incorporation and amended and restated by-laws that may have an anti-takeover effect.

          Section 203 of the Delaware General Corporation Law.    In our amended and restated certificate of incorporation, we will elect not to be governed by Section 203 of the DGCL, as permitted under and pursuant to subsection (b)(3) of Section 203. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's outstanding voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203.

Limitations on Liability and Indemnification

          Our amended and restated certificate of incorporation will contain provisions permitted under DGCL relating to the liability of directors. These provisions will eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

  •
  any breach of the director's duty of loyalty;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

  •
  Section 174 of the DGCL (unlawful dividends); or

  •
  any transaction from which the director derives an improper personal benefit.

          The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.

          Our amended and restated by-laws will require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our Board of Directors. Our amended and restated by-laws will provide that we are required to indemnify our directors and executive officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, have had no reasonable cause to believe his or her conduct was unlawful.

          Prior to the offering, we will enter into an indemnification agreement with each of our directors. The indemnification agreement will provide our directors with contractual rights to the indemnification and expense advancement rights provided under our amended and restated by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

Corporate Opportunities

          Our amended and restated certificate of incorporation will provide that we, on our behalf and on behalf of our subsidiaries, renounce any interest or expectancy in, or in being offered an opportunity to participate in, corporate opportunities, that are from time to time presented to the CD&R Affiliates or any of their respective officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries (other than us and our subsidiaries), even if the opportunity is one that we or our subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Neither the CD&R Affiliates nor their respective officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries will generally be liable to us or any of our subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues or acquires such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us or our subsidiaries unless, in the case of any such person who is a director or officer of the Company, such corporate opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Company. Stockholders will be deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Choice of Forum

          Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed to the Company or the Company's stockholders by any of the Company's directors, officers, employees or agents, (iii) any action asserting a claim against the Company arising under the DGCL or (iv) any action asserting a claim against the Company that is governed by the internal affairs doctrine. We may consent in writing to alternative forums. By becoming a stockholder of the Company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum.

Market Listing

          We have applied to list the common stock on the NYSE under the symbol "EVHC".

Transfer Agent and Registrar

          Upon the completion of this offering, the transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company.

SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE

          Immediately prior to this offering, there was no public market for our common stock. Some shares of our common stock will not be available for sale for a certain period of time after this offering because they are subject to contractual and legal restrictions on resale, some of which are described below. Sales of substantial amounts of common stock in the public market after these restrictions lapse, or the perception that these sales could occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Sales of Restricted Securities

          After this offering,                      shares of our common stock will be outstanding. Of these shares, all of the shares sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates", as that term is defined in Rule 144 under the Securities Act. The remaining                       shares of our common stock that will be outstanding after this offering are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration. Subject to the lock-up agreements described below, shares held by our affiliates that are not restricted securities or that have been owned for more than one year may be sold subject to compliance with Rule 144 of the Securities Act without regard to the prescribed one-year holding period under Rule 144.

Lock-up Agreements

          We, the CD&R Affiliates, our executive officers and directors will sign lock-up agreements under which, subject to certain exceptions, they will agree not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days, subject to possible extension under certain circumstances, after the date of this prospectus, except with the prior written consent of any two of the Lock-Up Release Parties. These agreements do not apply to any existing employee benefit plans. These agreements are described below under "Underwriting".

Rule 144

          In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without registration, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

          In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates, who have met the six-month holding period for beneficial ownership of

"restricted shares" of our common stock, are entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately                      shares immediately after this offering; and

  •
  the average reported weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the date of filing a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

          Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market.

Rule 701

          Any of our employees, officers or directors who acquired shares under a written compensatory plan or contract may be entitled to sell them in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares. However, all shares issued under Rule 701 are subject to lock-up agreements and will only become eligible for sale when the 180-day lock-up agreements expire.

Equity Incentive Plans

          Prior to the filing of this registration statement, we had one employee share based plan: the Stock Incentive Plan. We expect to adopt a new omnibus equity plan prior to the completion of this offering to enable us to better align our compensation programs with those typical of companies with publicly traded securities.

          As of                          , 2013 we had outstanding                      options to purchase shares of common stock, of which                      options to purchase shares of common stock were vested. Following this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register all of the shares of common stock issuable upon exercise of outstanding options as well as all shares of our common stock reserved for future issuance under our equity plans. Please see "Executive Compensation — Determination of 2012 Compensation of Named Executive Officers — Long-Term Incentives" for additional information regarding these plans. Shares of our common stock issued under the S-8 registration statement will be available for sale in the public market, subject to the Rule 144 provisions applicable to affiliates, and subject to any vesting restrictions and lock-up agreements applicable to these shares.

Registration Rights Agreement

          The CD&R Affiliates will have the right to require us to register shares of common stock for resale in some circumstances. See "Certain Relationships and Related Party Transactions — Registration Rights Agreement".

DESCRIPTION OF CERTAIN INDEBTEDNESS

ABL Facility

          EVHC entered into a credit agreement dated May 25, 2011 that was amended on February 27, 2013 (the "ABL Credit Agreement") for the ABL Facility with Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the other financial institutions and lenders from time to time party thereto.

General

          EVHC is and, at the option of EVHC, any of EVHC's domestic wholly owned subsidiaries may be, a borrower (collectively, the "Borrower") under the ABL Facility. The ABL Facility provides for an asset-based revolving credit facility in the amount of up to $450 million, subject to borrowing base availability, and includes letter of credit and swingline sub-facilities. Amounts are available under the ABL Facility in U.S. dollars. In addition, subject to certain terms and conditions, the Borrower is entitled to request additional revolving credit commitments or term loans under the ABL Facility, which shares in the borrowing base up to an amount such that the aggregate amount of ABL commitments does not exceed $650 million.

          The final maturity date of the ABL Facility is May 25, 2016. In addition, however, the ABL Credit Agreement provides the right for individual lenders to extend the maturity date of their commitments and loans upon the request of the Borrower and without the consent of any other lender.

          The "borrowing base" is defined in the ABL Credit Agreement as, at any time, the sum of (i) 85% of the eligible accounts receivable of each Borrower and each guarantor (the "A/R Amount"); plus (ii) the lesser of (x) 50% of the lower of cost and fair market value of the eligible inventory of the Borrower and each guarantor and (y) 5% of the A/R Amount; plus (iii) the lesser of (x) accounts receivable of the Borrower and each guarantor aged 180 – 360 days that are otherwise eligible accounts receivable and (y) 5% of the A/R Amount; minus (iv) such availability reserves as the administrative agent, in its permitted discretion, deems appropriate at such time; minus (v) the outstanding principal amount of any future term loans (if any) incurred pursuant to the ABL Credit Agreement. As of June 30, 2013, the borrowing base was $446 million.

          The ABL Facility is available to fund working capital and for general corporate purposes. As of June 30, 2013, there was $28 million outstanding under the ABL Facility. As of June 30, 2013, EVHC had available borrowing capacity of $291 million and $127 million of letters of credit issued under the ABL Facility.

Interest Rates and Fees

          The revolving credit loans under the ABL Credit Agreement bear interest at the Borrower's election at a rate equal to (i) LIBOR, plus (x) 2.00% in the event that average daily excess availability is less than or equal to 33% of availability, (y) 1.75% in the event that average daily excess availability is greater than 33% but less than or equal to 66% of availability and (z) 1.50% in the event that average daily excess availability is greater than 66% of availability, or (ii) the alternate base rate, which will be the highest of (x) the corporate base rate established by the administrative agent from time to time, (y) 0.50% in excess of the overnight federal funds rate and (z) the one-month LIBOR rate (adjusted for maximum reserves) plus 1.00% plus, in each case, (A) 1.00% in the event that average daily excess availability is less than or equal to 33% of availability, (B) 0.75% in the event that average daily excess availability is greater than 33% but less than or equal to 66% of availability and (C) 0.50% in the event that average daily excess availability is greater than 66% of availability. The ABL Facility bears a commitment fee that ranges from 0.375%

to 0.250%, payable quarterly in arrears, based on the utilization of the ABL Facility, and customary letter of credit fees.

Prepayments

          If, at any time, the aggregate amount of outstanding revolving credit loans, swingline borrowings, unreimbursed drawings under letters of credit and the undrawn amount of outstanding letters of credit exceeds the lesser of (x) the then applicable borrowing base and (y) the then total effective commitments under the ABL Facility, prepayments of the revolving credit loans (and after giving effect to such prepayment the cash collateralization of letters of credit) will be required in an amount equal to such excess. The application of proceeds from mandatory prepayments shall not reduce the aggregate amount of loan commitments under the ABL Facility and amounts prepaid may be reborrowed, subject to availability and then effective commitments under the ABL Facility.

          After the occurrence and the continuance of a Dominion Event (as defined in the ABL Credit Agreement) to the date specified availability shall have been in excess of such thresholds in the definition of Dominion Event and no specified event of default has existed or been continuing for 21 consecutive calendar days, all amounts deposited in the core concentration account controlled by the administrative agent will be applied on a daily basis to the outstanding loan balances under the ABL Facility and certain other secured obligations then due and owing.

          Voluntary reductions of the unutilized portion of the ABL commitments and prepayments of borrowings under the ABL Facility are permitted at any time, subject to minimum principal amount requirements, without premium or penalty, subject to reimbursement of the lenders' redeployment costs actually incurred in the case of a prepayment of adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Guarantee; Security

          All obligations under the ABL Facility are guaranteed by Intermediate Corporation and each direct and indirect wholly owned material U.S. restricted subsidiary of the Borrower, other than certain excluded subsidiaries. All obligations of each borrower and each guarantor are secured by the following:

  •
  a perfected security interest in all present and after-acquired accounts receivable, inventory, other current assets and certain service contracts supporting eligible receivables and all proceeds thereof, including cash, cash equivalents, deposit accounts, securities accounts, investment accounts, instruments, chattel paper, general intangibles (excluding, for the avoidance of doubt, trademarks, trade names and other intellectual property), letters of credit, insurance proceeds and investment property in each case arising from any such accounts receivable, inventory and other current assets and all books and records and related data processing software relating to, or arising from, any of the foregoing, subject to customary exceptions (the "ABL Priority Collateral"), which security interest is senior to the security interest in the foregoing assets securing the Term Loan Facility (as described under "— Term Loan Facility" below); and

  •
  a perfected security interest in the Term Loan Priority Collateral (as described under "— Term Loan Facility" below), which security interest is junior to the security interest in the Term Loan Priority Collateral securing the Term Loan Facility.

          The ABL Facility generally does not require the security interest in deposit accounts owned by the Borrower and its subsidiaries to be perfected, except for certain collection accounts into which certain accounts receivable are paid, if any, and certain "concentration" accounts into which cash is swept on a regular basis once collected.

Covenants, Representations and Warranties

          The ABL Facility contains customary representations and warranties and customary affirmative and negative covenants. The negative covenants contain limitations on the following: incurrence of additional indebtedness or issuance of certain preferred shares; payment of dividends on, redemption or repurchase of stock or making of other distributions in respect of our capital stock; making investments; repurchase, prepayment or redemption of subordinated indebtedness; agreeing to payment restrictions affecting the ability of our restricted subsidiaries to pay dividends to us or make other intercompany transfers; incurrence of additional liens; transfer or sale of assets; consolidation, merger, sale or other disposition of all or substantially all of our assets; entering into certain transactions with our affiliates; designation of any of our subsidiaries as unrestricted subsidiaries; and making of negative pledges. The negative covenants are subject to the customary exceptions and also permit the payment of dividends and distributions, investments, permitted acquisitions, payments or redemptions of junior indebtedness, asset sales and mergers, consolidations and sales of all or substantially all assets involving subsidiaries upon satisfaction of a "payment condition". The payment condition is deemed satisfied upon 30-day average excess availability exceeding agreed upon thresholds and, in certain cases, the absence of specified events of default or known events of default and pro forma compliance with a fixed charge coverage ratio of 1.0 to 1.0.

          There are no financial covenants included in the ABL Credit Agreement, other than a springing minimum fixed charge coverage ratio of at least 1.0 to 1.0, which is tested only when specified availability is less than the greater of (A) $40 million (less an amount equal to the gross proceeds of significant asset sales (if any), but in no case less than $35 million) and (B) 12.5% of the lesser of (x) the then applicable borrowing base and (y) the then total effective commitments under the ABL Facility, and continuing until such time as specified availability has been in excess of such threshold for a period of 30 consecutive calendar days.

Events of Default

          Events of default under the ABL Credit Agreement are limited to nonpayment of principal when due, nonpayment of interest, fees or other amounts, inaccuracy of representations or warranties in any material respect, violation of other covenants, cross-default to other material debt, certain bankruptcy or insolvency events, certain ERISA events, certain material judgments, actual or asserted invalidity of material guarantees or security interests, asserted invalidity or contest of the validity of any intercreditor agreement, and a change of control, in each case subject to customary threshold, notice and grace period provisions.

Term Loan Facility

          EVHC entered into a credit agreement dated May 25, 2011 that was amended on February 7, 2013 (the "Term Loan Credit Agreement") with Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the other financial institutions and lenders from time to time party thereto, providing for the senior secured Term Loan Facility.

General

          The Borrower under the Term Loan Facility is EVHC. The Term Loan Facility consists of a senior secured term loan credit facility in the amount of up to $1,590 million. The final maturity date of the Term Loan Facility is May 25, 2018. In addition, however, the Term Loan Credit Agreement provides the right for individual lenders to extend the maturity date of their loans upon the request of the Borrower and without the consent of any other lender.

          Subject to specified conditions, without the consent of the then existing lenders (but subject to the receipt of commitments), the Term Loan Facility may be expanded (or a new term loan facility or revolving credit facility added) by up to (i) $250.0 million plus (ii) an additional amount as will not cause the net first lien leverage ratio after giving effect to the incurrence of such additional amount to exceed 4.0:1.0 (calculated by treating any junior lien or unsecured debt incurred in reliance on this clause (ii) as if it were secured on a first lien basis).

          As of June 30, 2013, EVHC had $1,305 million of borrowings under the Term Loan Facility. During the year ended December 31, 2012, EVHC voluntarily prepaid $250 million of principal borrowings under the Term Loan Facility.

Interest Rates and Fees

          The loans under the Term Loan Credit Agreement initially bear interest at a rate equal to (i) the higher of (x) LIBOR and (y) 1.00%, plus, in each case, 3.00% (with a step-down to 2.75% in the event that the Company meets a consolidated first lien net leverage ratio of 2.50:1.00), or (ii) the alternate base rate, which will be the highest of (w) the corporate base rate established by the administrative agent from time to time, (x) 0.50% in excess of the overnight federal funds rate, (y) the one-month LIBOR rate (adjusted for maximum reserves) plus 1.00% and (z) 2.00%, plus, in each case, 2.00% (with a step-down to 1.75% in the event that the Company meets a consolidated first lien net leverage ratio of 2.50:1.00). The loans under the Term Loan Credit Agreement are subject to a LIBOR "floor" of 1.050% and a base rate "floor" of 2.050%.

Prepayments

          The Term Loan Facility is subject to mandatory prepayment and reduction in an amount equal to (a) commencing with the fiscal year of the Borrower ending on or about December 31, 2012, 50% of excess cash flow (as defined in the Term Loan Credit Agreement), with a reduction to zero based upon achievement of a consolidated net leverage ratio of less than 5.75:1.00, (b) 100% of the net cash proceeds received from the incurrence of indebtedness by the Borrower or any of its subsidiaries (other than indebtedness permitted under the Term Loan Facility) and (c) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including certain insurance and condemnation proceeds) in excess of a certain amount and subject to the right of the Borrower to reinvest such proceeds within a specified period of time, and certain other exceptions.

          Voluntary prepayments of borrowings under the Term Loan Facility are permitted at any time, subject to minimum principal amount requirements, subject to reimbursement of the lenders' redeployment costs actually incurred in the case of a prepayment of adjusted LIBOR borrowings other than on the last day of the relevant interest period. Since the date of the Merger, EVHC has voluntarily prepaid $250 million of principal borrowings under the Term Loan Facility.

Guarantee; Security

          All obligations under the Term Loan Facility are guaranteed by Intermediate Corporation and each direct and indirect wholly owned material U.S. restricted subsidiary of the Borrower, other than certain excluded subsidiaries. All obligations of the Borrower and each guarantor are secured by the following:

  •
  a perfected security interest in substantially all tangible and intangible assets of the Borrower and each guarantor, including the capital stock of the Borrower and the capital stock of each U.S. subsidiary of each borrower and each guarantor, and 65% of each series of capital stock of any non-U.S. subsidiary held directly by the Borrower or any guarantor, subject to customary exceptions (the "Term Loan Priority Collateral"), which security interest is senior to the security interest (other than with respect to ABL Priority Collateral) in the foregoing assets securing the ABL Facility; and

  •
  a perfected security interest in the ABL Priority Collateral, which security interest is junior to the security interest in the ABL Priority Collateral securing the ABL Facility.

Covenants, Representations and Warranties

          The Term Loan Facility contains customary representations and warranties and customary affirmative and negative covenants. The negative covenants contain limitations on the following: the incurrence of additional indebtedness; payment of dividends on, redemption or repurchase of stock or making of other distributions in respect of our capital stock; making investments; repurchase, prepayment or redemption of junior indebtedness; agreeing to payment restrictions affecting the ability of our restricted subsidiaries to pay dividends to us or make other intercompany transfers; incurrence of additional liens; transfer or sale of assets; consolidation, merger, sale or other disposition of all or substantially all of our assets; entering into certain transactions with affiliates; designation any of our subsidiaries as unrestricted subsidiaries; agreement to payment restrictions affecting our restricted subsidiaries; and making of negative pledges. The negative covenants are subject to customary exceptions.

          There are no financial covenants included in the Term Loan Credit Agreement.

Events of Default

          Events of default under the Term Loan Credit Agreement are limited to nonpayment of principal when due, nonpayment of interest, fees or other amounts, inaccuracy of representations or warranties in any material respect, violation of other covenants, cross default to other material debt, certain bankruptcy or insolvency events, certain ERISA events, certain material judgments, actual or asserted invalidity of material guarantees or security interests, asserted invalidity or contest of the validity of any intercreditor agreement, and a change of control, in each case subject to customary thresholds, notice and grace period provisions.

2019 Notes

          Sub issued $950 million aggregate principal amount of the 8.125% senior 2019 Notes due 2019 pursuant to the Indenture, dated as of May 25, 2011 (as amended and supplemented, the "2019 Notes Indenture"), between Sub and Wilmington Trust FSB, as Trustee (the "Trustee"), and the First Supplemental Indenture dated as of May 25, 2011, between Sub and the Trustee. Following the completion of the acquisition of EVHC and related transactions on May 25, 2011, EVHC and each guarantor entered the Second Supplemental Indenture, dated as of May 25, 2011, with the Trustee, pursuant to which (i) EVHC became a party to the 2019 Notes Indenture and assumed the obligations of Sub under the 2019 Notes and (ii) each guarantor became a party to the 2019 Notes Indenture and provided an unconditional guarantee of the obligations of EVHC under the 2019 Notes.

          The 2019 Notes bear interest at a rate of 8.125% per annum. Interest on the 2019 Notes is payable on June 1 and December 1 of each year. The 2019 Notes mature on June 1, 2019.

          As of June 30, 2013, EVHC had outstanding approximately $950 million aggregate principal amount of the 2019 Notes. During the second quarter of 2012, EVHC's captive insurance subsidiary, EMCA, purchased and currently holds $15.0 million of the 2019 Notes through an open market transaction.

Ranking; Guarantee

          The 2019 Notes are unsecured senior indebtedness of EVHC and are effectively subordinated to all of EVHC's secured indebtedness, to the extent of the value of the assets securing such indebtedness. The 2019 Notes Indenture provides that the guarantee of each subsidiary is an unsecured senior obligation of that subsidiary and the 2019 Notes will, subject to certain exceptions, be guaranteed by each of EVHC's current and future domestic subsidiaries that guarantee EVHC's obligations under the Senior Secured Credit Facilities.

Optional Redemption

          EVHC may redeem the 2019 Notes, in whole or in part, at any time prior to June 1, 2014, at a price equal to 100.000% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the applicable make-whole premium. EVHC may redeem the 2019 Notes, in whole or in part, at any time (i) on and after June 1, 2014 and prior to June 1, 2015, at a price equal to 106.094% of the principal amount of the 2019 Notes, (ii) on or after June 1, 2015 and prior to June 1, 2016, at a price equal to 104.063% of the principal amount of the 2019 Notes, (iii) on or after June 1, 2016 and prior to June 1, 2017, at a price equal to 102.031% of the principal amount of the 2019 Notes, and (iv) on or after June 1, 2017, at a price equal to 100.000% of the principal amount of the 2019 Notes, in each case, plus accrued and unpaid interest, if any, to the redemption date. In addition, at any time prior to June 1, 2014, EVHC may redeem up to 35% of the aggregate principal amount of the 2019 Notes with the proceeds of certain equity offerings at a redemption price of 108.125%, plus accrued and unpaid interest, if any, to the applicable redemption date.

Covenants

          The 2019 Notes Indenture contains covenants that, among other things, limit EVHC's ability and the ability of its restricted subsidiaries to: incur additional indebtedness or issue certain preferred shares; pay dividends on, redeem or repurchase stock or make other distributions in respect of our capital stock; make investments; repurchase, prepay or redeem Subordinated Indebtedness; agree to payment restrictions affecting the ability of our restricted subsidiaries to pay dividends to us or make other intercompany transfers; incur additional liens; transfer or sell assets; consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; enter into certain transactions with our affiliates; and designate any of our subsidiaries as unrestricted subsidiaries. Upon the occurrence of certain events constituting a change of control, EVHC is required to make an offer to repurchase all of the 2019 Notes (unless otherwise redeemed) at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. If EVHC sells assets under certain circumstances, it must use the proceeds to make an offer to purchase the 2019 Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Events of Default

          Events of default under the 2019 Notes Indenture are limited to: the nonpayment of principal or interest when due, failure to comply with the merger covenant therein, failure to comply with obligation to make a change of control offer (other than a failure to purchase the 2019 Notes), failure to comply with its other agreements contained in the 2019 Notes or the 2019 Notes Indenture, the failure of any subsidiary guarantor with its obligations under its guarantee, failure to pay any indebtedness for borrowed money after final maturity or cross acceleration of material debt, bankruptcy event of default, judgment default or a failure of any guarantee of a significant subsidiary to be in full force and effect.

U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

          The following is a discussion of certain U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (as defined below) that purchase our common stock pursuant to this offering and hold such common stock as a "capital asset" within the meaning of the Code. This discussion is based on the Code, U.S. Treasury regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Non-U.S. Holders in light of their particular circumstances or to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Non-U.S. Holders that generally mark their securities to market for U.S. federal income tax purposes, foreign governments, international organizations, tax-exempt entities, certain former citizens or residents of the United States, or Non-U.S. Holders that hold our common stock as part of a straddle, hedge, conversion or other integrated transaction). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal gift, unearned income Medicare contribution or alternative minimum tax considerations.

          As used in this discussion, the term "Non-U.S. Holder" means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is:

  •
  an individual who is neither a citizen nor a resident of the United States;

  •
  a corporation that is not created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate that is not subject to U.S. federal income tax on income from non-U.S. sources which is not effectively connected with the conduct of a trade or business within the United States; or

  •
  a trust unless (i) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

          If an entity treated as a partnership for U.S. federal income tax purposes invests in our common stock, the U.S. federal income tax considerations relating to such investment will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax adviser regarding the U.S. federal tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of our common stock.

          PERSONS CONSIDERING AN INVESTMENT IN OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Distributions on Common Stock

          If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock or rights to acquire our common stock) in respect of a share of our common stock, the distribution will generally be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder's tax basis in such share of our common stock, and then as capital gain. Distributions treated as dividends on our common stock that are paid to or for the account of a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable tax treaty and the Non-U.S. Holder provides the documentation (generally, IRS Form W-8BEN) required to claim benefits under such tax treaty to the applicable withholding agent.

          If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder, such dividend generally will not be subject to the 30% U.S. federal withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. holder (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

          The foregoing discussion is subject to the discussion below under "— FATCA Withholding" and "— Information Reporting and Backup Withholding".

Sale, Exchange or Other Disposition of Common Stock

          A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange or other disposition of our common stock unless:

  (i)
  such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. holder (except as provided by an applicable tax treaty) and, if it is treated as a corporation for U.S. federal income tax purposes, may also be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty);

  (ii)
  such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale, exchange or disposition and certain other conditions are met (except as provided by an applicable tax treaty); or

  (iii)
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of (x) the five-year period ending on the date of such sale, exchange or disposition and (y) such Non-U.S. Holder's holding period with respect to such common stock, and certain other conditions are met.

          Generally, a corporation is a "United States real property holding corporation" if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We do not believe that we are, and we do not presently anticipate that we will become, a United States real property holding corporation.

          The foregoing discussion is subject to the discussion below under "— FATCA Withholding" and "— Information Reporting and Backup Withholding".

FATCA Withholding

          Under the Foreign Account Tax Compliance Act provisions of the Code and related Treasury guidance ("FATCA"), a withholding tax of 30% will be imposed in certain circumstances on payments of (a) dividends on our common stock on or after July 1, 2014, and (b) gross proceeds from the sale or other disposition of our common stock on or after January 1, 2017. In the case of payments made to a "foreign financial institution" (generally including an investment fund), as a beneficial owner or as an intermediary, the tax generally will be imposed, subject to certain exceptions, unless such institution (i) enters into (or is otherwise subject to) and complies with an agreement with the U.S. Government (a "FATCA Agreement") or (ii) is required by and complies with applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an "IGA"), in either case to, among other things, collect and provide to the U.S. or other relevant tax authorities certain information regarding U.S. account holders of such institution. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification that it does not have any "substantial" U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity) or that identifies its "substantial" U.S. owners. If our common stock is held through a foreign financial institution that enters into (or is otherwise subject to) a FATCA Agreement, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold such tax on payments of dividends and proceeds described above made to (x) a person (including an individual) that fails to comply with certain information requests or (y) a foreign financial institution that has not entered into (and is not otherwise subject to) a FATCA Agreement and is not required to comply with FATCA pursuant to applicable foreign law enacted in connection with an IGA. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to the ownership and disposition of our common stock.

Information Reporting and Backup Withholding

          Amounts treated as payments of dividends on our common stock paid to a Non-U.S. Holder and the amount of any tax withheld from such payments must be reported annually to the IRS and to such Non-U.S. Holder.

          The information reporting and backup withholding rules that apply to payments of dividends to certain U.S. persons generally will not apply to payments of dividends on our common stock to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN) or otherwise establishes an exemption.

          Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN) or otherwise establishes an exemption. Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN) or otherwise establishes an exemption.

          Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability if the required information is furnished by such Non-U.S. Holder on a timely basis to the IRS.

U.S. Federal Estate Tax

          Shares of our common stock owned or treated as owned by an individual Non-U.S. Holder at the time of his or her death will be included in his or her gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

          We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
UBS Securities LLC

Total

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          The underwriters have an option to buy up to an additional                          shares from the Company to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for                          days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase                          additional shares.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

          Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          At the request of the Company, the underwriters are reserving up to 5% of the shares of common stock for sale at the initial public offering price to directors, officers, employees and affiliated clinicians of the Company through a directed share program. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase these reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

          We, the CD&R Affiliates, our executive officers and directors will sign lock-up agreements under which, subject to certain exceptions, they will agree not to sell, transfer or dispose of or hedge, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days, subject to possible extension under certain circumstances, after the date of this prospectus, except with the prior written consent of any two of Goldman, Sachs & Co., Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. These agreements do not apply to any existing employee benefit plans. See "Shares of Common Stock Eligible for Future Sale" for a discussion of certain transfer restrictions.

          The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 180-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

          Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

          We have applied to list the common stock on the NYSE under the symbol "EVHC".

          In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares may be made to the public in that Relevant Member State other than:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100, or, if the Relevant Member State has implemented the relevant portion of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives;

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

          Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

          The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

          The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law") and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

          No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia ("Corporations Act")) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission ("ASIC"). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

          (a)     you confirm and warrant that you are either:

                (i)  a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

               (ii)  a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

              (iii)  a person associated with the Company under section 708(12) of the Corporations Act; or

              (iv)  a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the

  Corporations Act any offer made to you under this document is void and incapable of acceptance; and

          (b)     you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

          The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

          We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $             . The underwriters have agreed to reimburse us an amount of $1.25 million for certain expenses of the offering.

          We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. Affiliates of each of the underwriters, other than Goldman Sachs & Co. and Credit Suisse Securities (USA) LLC, are lenders and/or agents under each of our ABL Credit Agreement and our Term Loan Credit Agreement. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Barclays Capital Inc. and Deutsche Bank Securities Inc. were initial purchasers of the PIK Notes.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

          Pursuant to an engagement agreement, we retained Solebury Capital LLC ("Solebury"), a FINRA member, to provide certain financial consulting services in connection with this offering. We agreed to pay Solebury, only upon successful completion of this offering, a fee of $1.25 million and, at our sole discretion, an additional potential incentive fee of $125,000. In determining whether we elect to award any or all of the incentive fee, we will consider the level of, and our satisfaction with, the services provided by Solebury throughout the offering process. We also agreed to reimburse Solebury for reasonable and documented travel and other out-of-pocket expenses up to a maximum of $25,000 and have provided indemnification of Solebury pursuant to the engagement agreement. Solebury is not acting as an underwriter and has no contact with any public or institutional investor on behalf of us or the underwriters. In addition, Solebury will not underwrite or purchase any of our common stock in this offering or otherwise participate in any such undertaking.

 LEGAL MATTERS

          The validity of the common stock offered in this offering will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Various legal matters relating to this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.

          A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's website is http://www.sec.gov.

          Upon the completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, will file annual reports containing financial statements audited by an independent public accounting company, quarterly reports containing unaudited financial statements, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You will also be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's website. Upon completion of this offering, you will also be able to access, free of charge, our reports filed with the SEC (for example, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) through the "Investor Relations" portion of our Internet website www.evhc.net. Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. Our website is included in this prospectus as an inactive textual reference only. The information found on our website is not part of this prospectus or any report filed with or furnished to the SEC.

 EXPERTS

          The consolidated financial statements of Envision Healthcare Holdings, Inc. (formerly known as CDRT Holding Corporation) at December 31, 2012 and 2011 (Successor), and the related consolidated statements of operations and comprehensive income, changes in equity, and cash flows for the year ended December 31, 2012 (Successor), the period from May 25, 2011 through December 31, 2011 (Successor), the period from January 1, 2011 through May 24, 2011 (Predecessor), and for the year ended December 31, 2010 (Predecessor) (collectively consolidated financial statements), appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Audited Consolidated Financial Statements
Report of Ernst & Young LLP, Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2012 and December 31, 2011 for the Successor	F-3

Consolidated Statements of Operations and Comprehensive Income for (i) the year ended December 31, 2012, (ii) the period from May 25, 2011 through December 31, 2011 for the Successor and the period from January 1, 2011 through May 24, 2011 for the Predecessor and (iii) the year ended December 31, 2010 for the Predecessor

F-4

Consolidated Statements of Changes in Equity for (i) the year ended December 31, 2012, (ii) the period from May 25, 2011 through December 31, 2011 for the Successor and the period from January 1, 2011 through May 24, 2011 for the Predecessor and (iii) the year ended December 31, 2010 for the Predecessor

F-5

Consolidated Statements of Cash Flows for (i) the year ended December 31, 2012, (ii) the period from May 25, 2011 through December 31, 2011 for the Successor and the period from January 1, 2011 through May 24, 2011 for the Predecessor and (iii) the year ended December 31, 2010 for the Predecessor

F-8
Notes to Consolidated Financial Statements	F-9
Schedule I — Registrant's Condensed Financial Statements	F-49
Unaudited Consolidated Financial Statements
Consolidated Balance Sheets as of June 30, 2013 and December 31, 2012	F-54
Consolidated Statements of Operations and Comprehensive Income for the three and six months ended June 30, 2013 and 2012	F-55
Consolidated Statements of Cash Flows for the three and six months ended June 30, 2013 and 2012	F-56
Notes to Unaudited Consolidated Financial Statements	F-57

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
of Envision Healthcare Holdings, Inc.

          We have audited the accompanying consolidated balance sheets of Envision Healthcare Holdings, Inc. (formerly known as CDRT Holding Corporation) as of December 31, 2012 and 2011 (Successor), and the related consolidated statements of operations and comprehensive income, changes in equity, and cash flows for the year ended December 31, 2012 (Successor), the period from May 25, 2011 through December 31, 2011 (Successor), the period from January 1, 2011 through May 24, 2011 (Predecessor), and for the year ended December 31, 2010 (Predecessor) (collectively consolidated financial statements). Our audits also included the financial statement schedule listed in the Index at page F-1. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Envision Healthcare Holdings, Inc. at December 31, 2012 and 2011 (Successor), and the consolidated results of its operations and its cash flows for the year ended December 31, 2012 (Successor), the period from May 25, 2011 through December 31, 2011 (Successor), the period from January 1, 2011 through May 24, 2011 (Predecessor), and for the year ended December 31, 2010 (Predecessor), in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP
Denver, Colorado June 13, 2013

Envision Healthcare Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$57,832	$134,023
Insurance collateral	24,481	40,835
Trade and other accounts receivable, net	625,144	525,722
Parts and supplies inventory	22,050	22,693
Prepaids and other current assets	23,752	26,175
Current deferred tax assets	—	24,228

Total current assets	753,259	773,676

Non-current assets:
Property, plant and equipment, net	191,864	191,946
Intangible assets, net	564,218	564,227
Insurance collateral	20,760	105,763
Goodwill	2,413,632	2,269,140
Other long-term assets	93,100	108,356

Total assets	$4,036,833	$4,013,108

Liabilities and Equity
Current liabilities:
Accounts payable	$53,909	$50,512
Accrued liabilities	388,935	323,251
Current deferred tax liabilities	23,568	—
Current portion of long-term debt	12,282	14,590

Total current liabilities	478,694	388,353
Long-term debt	2,647,098	2,357,699
Long-term deferred tax liabilities	156,761	151,308
Insurance reserves and other long-term liabilities	209,593	202,258

Total liabilities	3,492,146	3,099,618

Equity:
Common stock ($0.01 par value; 200,000,000 shares authorized, 14,049,639 and 14,000,444 issued and outstanding in 2012 and 2011, respectively)	141	140
Treasury stock at cost	(381)	—
Additional paid-in capital	526,264	903,033
Retained earnings	12,346	13,019
Accumulated other comprehensive loss	(213)	(2,702)

Total Envision Healthcare Holdings, Inc. equity	538,157	913,490
Noncontrolling interest	6,530	—

Total equity	544,687	913,490

Total liabilities and equity	$4,036,833	$4,013,108

The accompanying notes are an integral part of these financial statements.

Envision Healthcare Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Income

(in thousands, except share and per share amounts)

	Successor		Predecessor
	Year ended December 31, 2012	Period from May 25 through December 31, 2011	Period from January 1 through May 24, 2011	Year ended December 31, 2010
Revenue, net of contractual discounts	$5,834,632	$3,146,039	$2,053,311	$4,790,834
Provision for uncompensated care	(2,534,511)	(1,260,228)	(831,521)	(1,931,512)

Net revenue	3,300,121	1,885,811	1,221,790	2,859,322

Compensation and benefits	2,307,628	1,311,060	874,633	2,023,503
Operating expenses	421,424	259,639	156,740	359,262
Insurance expense	97,950	65,030	47,229	97,330
Selling, general and administrative expenses	78,540	44,355	29,241	67,912
Depreciation and amortization expense	123,751	71,312	28,467	65,332
Restructuring charges	14,086	6,483	—	—

Income from operations	256,742	127,932	85,480	245,983
Interest income from restricted assets	625	1,950	1,124	3,105
Interest expense	(182,607)	(104,701)	(7,886)	(22,912)
Realized gain (loss) on investments	394	41	(9)	2,450
Interest and other income (expense)	1,422	(3,151)	(28,873)	968
Loss on early debt extinguishment	(8,307)	—	(10,069)	(19,091)

Income before income taxes and equity in earnings of unconsolidated subsidiary	68,269	22,071	39,767	210,503
Income tax expense	(27,463)	(9,328)	(19,242)	(79,126)

Income before equity in earnings of unconsolidated subsidiary	40,806	12,743	20,525	131,377
Equity in earnings of unconsolidated subsidiary	379	276	143	347

Net income	41,185	13,019	20,668	131,724
Other comprehensive income (loss), net of tax:
Unrealized holding gains (losses) during the period	1,632	(41)	182	164
Unrealized gains (losses) on derivative financial instruments	857	(2,661)	25	963

Comprehensive income	$43,674	$10,317	$20,875	$132,851

Basic net income per common share	2.94	0.94	0.47	3.00
Diluted net income per common share	2.88	0.93	0.46	2.95
Average common shares outstanding, basic	14,003,115	13,921,405	44,274,951	43,960,912
Average common shares outstanding, diluted	14,295,254	14,068,086	44,847,898	44,693,367

The accompanying notes are an integral part of these financial statements.

Envision Healthcare Holdings, Inc.

Consolidated Statements of Changes in Equity

(in thousands, except share data)

	Shares/units
	Class A Common Stock	Class B Common Stock	Class B Special Voting Stock	LP Exchangeable Units	Treasury Stock
Balances December 31, 2009 (Predecessor)	29,541,411	65,052	1	13,724,676	—
Exercise of options	791,619	—	—	—	—
Shares issued under stock incentive plans	89,207	—	—	—	—
Shares repurchased	(30,778)	—	—	—	30,778
Equity-based compensation	—	—	—	—	—
Excess tax benefits from stock-based compensation	—	—	—	—	—
Shares issued under stock purchase plans	13,113	—	—	—	—
Net income	—	—	—	—	—
Fair value of fuel hedge	—	—	—	—	—
Unrealized holding gains	—	—	—	—	—

Balances December 31, 2010 (Predecessor)	30,404,572	65,052	1	13,724,676	30,778
Exercise of options	24,879	—	—	—	—
Shares issued under stock incentive plans	118,453	—	—	—	—
Exchange of Class B common stock	65,007	(65,007)	—	—	—
Shares repurchased	(38,263)	—	—	—	38,263
Equity-based compensation	—	—	—	—	—
Excess tax benefits from stock-based compensation	—	—	—	—	—
Net income	—	—	—	—	—
Fair value of fuel hedge	—	—	—	—	—
Unrealized holding gains	—	—	—	—	—

Balances May 24, 2011 (Predecessor)	30,574,648	45	1	13,724,676	69,041

The accompanying notes are an integral part of these financial statements.

Envision Healthcare Holdings, Inc.

Consolidated Statements of Changes in Equity (Continued)

(in thousands, except share data)

	Class A Common Stock	Class B Common Stock	LP Exchangeable Units	Treasury Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balances December 31, 2009 (Predecessor)	$295	$1	$90,776	$—	$275,316	$319,042	$657	$686,087
Exercise of options	9	—	—	—	6,898	—	—	6,907
Shares issued under stock incentive plans	—	—	—	—	—	—	—	—
Shares repurchased	—	—	—	(1,684)	—	—	—	(1,684)
Equity-based compensation	—	—	—	—	6,699	—	—	6,699
Excess tax benefits from stock-based compensation	—	—	—	—	15,660	—	—	15,660
Shares issued under stock purchase plans	—	—	—	—	685	—	—	685
Net income	—	—	—	—	—	131,724	—	131,724
Fair value of fuel hedge	—	—	—	—	—	—	963	963
Unrealized holding gains	—	—	—	—	—	—	164	164

Balances December 31, 2010 (Predecessor)	304	1	90,776	(1,684)	305,258	450,766	1,784	847,205
Exercise of options	—	—	—	—	559	—	—	559
Shares issued under stock incentive plans	1	—	—	—	—	—	—	1
Exchange of Class B common stock	—	(1)	—	—	—	—	—	(1)
Shares repurchased	—	—	—	(2,440)	—	—	—	(2,440)
Equity-based compensation	—	—	—	—	15,112	—	—	15,112
Excess tax benefits from stock-based compensation	—	—	—	—	12,427	—	—	12,427
Net income	—	—	—	—	—	20,668	—	20,668
Fair value of fuel hedge	—	—	—	—	—	—	25	25
Unrealized holding gains	—	—	—	—	—	—	182	182

Balances May 24, 2011 (Predecessor)	$305	$—	$90,776	$(4,124)	$333,356	$471,434	$1,991	$893,738

The accompanying notes are an integral part of these financial statements.

Envision Healthcare Holdings, Inc.

Consolidated Statements of Changes in Equity (Continued)

(in thousands, except share data)

	Common Stock Shares	Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total Equity
Balances May 25, 2011 (Successor)	—	$—	$—	$—	$—	$—	$—	$—
Shares purchased on transaction date, net of issuance costs of $31,878	13,851,105	138	855,035	—	—	—	—	855,173
Tax effect of equity issuance costs	—	—	6,659	—	—	—	—	6,659
Investment by management	86,839	1	4,977	—	—	—	—	4,978
Management equity rollover	—	—	28,265	—	—	—	—	28,265
Equity-based compensation	—	—	4,098	—	—	—	—	4,098
Equity issued for acquisition	62,500	1	3,999	—	—	—	—	4,000
Net income	—	—	—	—	13,019	—	—	13,019
Fair value of fuel hedge	—	—	—	—	—	(1,201)	—	(1,201)
Fair value of interest rate swap agreement	—	—	—	—	—	(1,460)	—	(1,460)
Unrealized holding losses	—	—	—	—	—	(41)	—	(41)

Balances December 31, 2011 (Successor)	14,000,444	140	903,033	—	13,019	(2,702)	—	913,490
Shares repurchased	(15,970)	—	(140)	(381)	—	—	—	(521)
Equity-based compensation	—	—	4,248	—	—	—	—	4,248
Exercise of options	65,165	1	333	—	—	—	—	334
Dividend paid	—	—	(386,924)	—	(41,858)	—	—	(428,782)
Excess tax benefits from stock-based compensation	—	—	873	—	—	—	—	873
Tax impact of dividend	—	—	4,841	—	—	—	—	4,841
Net income	—	—	—	—	41,185	—	—	41,185
Fair value of fuel hedge	—	—	—	—	—	2,258	—	2,258
Fair value of interest rate swap agreement	—	—	—	—	—	(1,401)	—	(1,401)
Unrealized holding gains	—	—	—	—	—	1,632	—	1,632
Proceeds from noncontrolling interest	—	—	—	—	—	—	6,530	6,530

Balances December 31, 2012 (Successor)	14,049,639	$141	$526,264	$(381)	$12,346	$(213)	$6,530	$544,687

The accompanying notes are an integral part of these financial statements.

Envision Healthcare Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Successor		Predecessor
	Year ended December 31, 2012	Period from May 25 through December 31, 2011	Period from January 1 through May 24, 2011	Year ended December 31, 2010
Cash Flows from Operating Activities
Net income	$41,185	$13,019	$20,668	$131,724
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	141,015	81,539	29,800	67,780
Loss on disposal of property, plant and equipment	(268)	156	39	99
Equity-based compensation expense	4,248	4,098	15,112	6,699
Excess tax benefits from stock-based compensation	(873)	—	(12,427)	(15,660)
Loss on early debt extinguishment	8,307	—	10,069	19,091
Equity in earnings of unconsolidated subsidiary	(379)	(276)	(143)	(347)
Dividends received	611	—	427	403
Deferred income taxes	31,932	(4,131)	345	(1,179)
Changes in operating assets/liabilities, net of acquisitions:
Trade and other accounts receivable	(81,857)	(4,730)	(10,149)	(22,241)
Parts and supplies inventory	643	884	(116)	(572)
Prepaids and other current assets	5,839	641	(8,569)	905
Accounts payable and accrued liabilities	65,777	7,019	25,337	(3,116)
Insurance accruals	255	16,602	(2,418)	1,958

Net cash provided by operating activities	216,435	114,821	67,975	185,544

Cash Flows from Investing Activities
Merger, net of cash received	—	(2,844,221)	—	—
Purchases of property, plant and equipment	(60,215)	(46,351)	(18,496)	(49,121)
Proceeds from sale of property, plant and equipment	7,220	216	55	198
Acquisition of businesses, net of cash received	(193,002)	(84,375)	(94,870)	(119,897)
Net change in insurance collateral	91,940	9,927	23,036	(503)
Other investing activities	14	(1,172)	816	10,458

Net cash used in investing activities	(154,043)	(2,965,976)	(89,459)	(158,865)

Cash Flows from Financing Activities
EVHC issuance of class A common stock	334	—	559	6,907
Borrowings under senior secured credit facility	130,000	1,440,000	—	425,000
Proceeds from issuance of senior subordinated notes	450,000	950,000	—	—
Proceeds from CD&R equity investment	—	887,051	—	—
Capital contributions	—	4,978	—	—
Repayments of capital lease obligations and other debt	(283,616)	(426,772)	(4,116)	(458,886)
Dividend paid	(428,782)	—	—	—
Equity issuance costs	—	(31,878)	—	—
Debt issue costs	(21,219)	(117,805)	—	(12,085)
Payment for debt extinguishment premiums	—	—	—	(14,513)
Excess tax benefits from stock-based compensation	873	—	12,427	15,660
Class A common stock repurchased as treasury stock	(511)	—	(2,440)	(1,684)
Proceeds from noncontrolling interest	6,530	—	—	—
Net change in bank overdrafts	7,808	(6,944)	14,241	(32,605)

Net cash (used in) provided by financing activities	(138,583)	2,698,630	20,671	(72,206)

Change in cash and cash equivalents	(76,191)	(152,525)	(813)	(45,527)
Cash and cash equivalents, beginning of period	134,023	286,548	287,361	332,888

Cash and cash equivalents, end of period	$57,832	$134,023	$286,548	$287,361

Cash paid for interest	$154,984	$83,922	$7,533	$29,221

Net cash paid (refunds received) for taxes	$(20,463)	$9,537	$5,366	$70,982

The accompanying notes are an integral part of these financial statements.

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements

(dollars in thousands, except for share and per share amounts)

1. General

Basis of Presentation of Financial Statements

          These financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") to reflect the consolidated financial position, results of operations and cash flows of Envision Healthcare Holdings, Inc., formerly known as CDRT Holding Corporation ("Holding" or the "Company").

          On May 25, 2011, Envision Healthcare Corporation (formerly known as Emergency Medical Services Corporation), or EVHC, was acquired through a merger transaction ("Merger") by investment funds (the "CD&R Affiliates") sponsored by, or affiliated with, Clayton, Dubilier & Rice LLC ("CD&R"). As a result of the Merger, EVHC became a wholly-owned subsidiary of Envision Healthcare Intermediate Corporation (formerly known as CDRT Acquisition Corporation), which is a wholly-owned subsidiary of Holding, and EVHC's stock ceased to be traded on the New York Stock Exchange. In addition, Emergency Medical Services LP ("EMS LP"), a wholly-owned subsidiary of the Company, ceased to be a reporting entity with the Securities and Exchange Commission. Details of the Merger are more fully discussed in Note 2. The transaction was accounted for as a reverse acquisition with Envision Healthcare Intermediate Corporation. The accompanying consolidated results of operations and cash flows are presented for two periods: the period prior to the merger ("Predecessor") and succeeding the Merger ("Successor"). The Company applied business combination accounting to the opening balance sheet and results of operations on May 25, 2011. The Merger resulted in a new basis of accounting beginning on May 25, 2011 and the financial reporting periods are presented as follows:

  •
  The year ended December 31, 2012 is presented on a Successor basis, reflecting the Merger of EVHC and the affiliate of CD&R.

  •
  The year ended December 31, 2011 includes the Predecessor period of EVHC from January 1, 2011 through May 24, 2011 and the Successor period, reflecting the Merger of EVHC and the affiliate of CD&R, from May 25, 2011 through December, 2011.

  •
  The year ended December 31, 2010 is presented on a Predecessor basis. The consolidated financial statements for all Predecessor periods have been prepared using the historical basis of accounting for EVHC. As a result of the Merger and the associated business combination accounting, the consolidated financial statements of the Successor are not comparable to periods preceding the Merger.

          The Company operates in two segments, EmCare in the facility-based physician service business and AMR in the healthcare transportation service business. EmCare provides facility-based physician services for emergency departments, anesthesiology, hospitalist/inpatient, radiology, teleradiology and surgery programs with 604 contracts in 44 states and the District of Columbia. EmCare recruits physicians, gathers their credentials, arranges contracts for their services, assists in monitoring their performance and arranges their scheduling. In addition, EmCare assists clients in such operational areas as staff coordination, quality assurance, departmental accreditation, billing, record-keeping, third-party payment programs, and other administrative services. AMR operates in 40 states and the District of Columbia, providing a full range of medical transportation services from basic patient transit to the most advanced emergency care and pre-hospital assistance. In addition, AMR operates emergency (911) call and response services for large and small communities all

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

1. General (Continued)

across the United States, offers contracted medical staffing, and provides telephone triage, transportation dispatch and demand management services.

2. Summary of Significant Accounting Policies

Consolidation

          The consolidated financial statements include all wholly-owned subsidiaries of Holding, including EVHC, EmCare and AMR and their respective subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

          The preparation of financial statements requires management to make estimates and assumptions relating to the reporting of results of operations, financial condition and related disclosure of contingent assets and liabilities at the date of the financial statements including, but not limited to, estimates and assumptions for accounts receivable and insurance related reserves. Actual results may differ from those estimates under different assumptions or conditions.

Cash and Cash Equivalents

          Cash and cash equivalents are composed of highly liquid investments with a maturity of three months or less at acquisition, and are recorded at market value.

          At December 31, 2012 and 2011, bank overdrafts of $15.1 million and $7.3 million, respectively, were included in accounts payable in the accompanying balance sheets.

Insurance Collateral

          Insurance collateral is principally comprised of government and investment grade securities and cash deposits with third parties and supports the Company's insurance program and reserves. Certain of these investments, if sold or otherwise liquidated, would have to be replaced by other suitable financial assurances and are, therefore, considered restricted.

Trade and Other Accounts Receivable, net

          The Company estimates its allowances based on payor reimbursement schedules, historical collections and write-off experience and other economic data. Patient-related accounts receivable are recorded net of estimated allowances for contractual discounts and uncompensated care in the period in which services are performed. Account balances are charged off against the uncompensated care allowance, which relates principally to receivables recorded for self-pay patients, when it is probable the receivable will not be recovered. Write-offs to the contractual allowance occur when payment is received. As a result of the estimates used in recording the allowances, the nature of healthcare collections, which may involve lengthy delays, and the current uncertainty in the economy, there is a reasonable possibility that recorded estimates will change materially in the short-term.

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

          The following table presents accounts receivable, net and accounts receivable allowances by segment:

	December 31,
	2012	2011
Accounts receivable, net
EVHC	$628	$360
EmCare	375,572	265,667
AMR	248,944	259,695

Total	$625,144	$525,722

Accounts receivable allowances
EmCare
Allowance for contractual discounts	$1,406,574	$1,037,955
Allowance for uncompensated care	657,297	484,059

Total	$2,063,871	$1,522,014

AMR
Allowance for contractual discounts	$212,914	$216,497
Allowance for uncompensated care	184,457	171,360

Total	$397,371	$387,857

          The changes in the allowances for contractual discounts and uncompensated care are primarily a result of changes in the Company's gross fee-for-service rate schedules and gross accounts receivable balances. These gross fee schedules, including any changes to existing fee schedules, generally are negotiated with various contracting entities, including municipalities and facilities. Fee schedule increases are billed for all revenue sources and to all payors under that specific contract; however, reimbursement in the case of certain state and federal payors, including Medicare and Medicaid, will not change as a result of the change in gross fee schedules. In certain cases, this results in a higher level of contractual and uncompensated care provisions and allowances, requiring a higher percentage of contractual discount and uncompensated care provisions compared to gross charges.

Parts and Supplies Inventory

          Parts and supplies inventory is valued at cost, determined on a first-in, first-out basis. Durable medical supplies, including stretchers, oximeters and other miscellaneous items, are capitalized as inventory and expensed as used.

Property, Plant and Equipment, net

          Property, plant and equipment are reflected at their estimated fair value as of May 25, 2011 in connection with the acquisition of EVHC led by CD&R. Additions to property, plant and equipment subsequent to this date are recorded at cost. Maintenance and repairs that do not extend the useful life of the property are charged to expense as incurred. Gains and losses from dispositions of

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

property, plant and equipment are recorded in the period incurred. Depreciation of property, plant and equipment is provided substantially on a straight-line basis over their estimated useful lives, which are as follows:

Buildings	35 to 40 years
Leasehold improvements	Shorter of expected life or life of lease
Vehicles	5 to 7 years
Computer hardware and software	3 to 5 years
Other	3 to 10 years

Goodwill

          The Company compares the fair value of its reporting units to the carrying amounts on an annual basis to determine if there is potential goodwill impairment. If the fair value of the reporting units is less than the carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than its carrying value.

          The Company uses an independent valuation group to assist in the determination of the fair value of its reporting units. The independent valuation group uses a present value technique, corroborated by market multiples when available and as appropriate, for each of the reporting units. No impairment indicators were noted in completing the Company's annual impairment assessments in 2012 and no indicators were noted which would indicate that subsequent interim impairment tests were necessary.

Impairment of Long-lived Assets other than Goodwill and Other Definite Lived Intangibles

          Long-lived assets other than goodwill and other definite lived intangibles are assessed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Important factors which could trigger impairment review include significant underperformance relative to historical or projected future operating results, significant changes in the use of the acquired assets or the strategy for the overall business, and significant negative industry or economic trends. If indicators of impairment are present, management evaluates the carrying value of long-lived assets other than goodwill and other definite lived intangibles in relation to the projection of future undiscounted cash flows of the underlying business. Projected cash flows are based on historical results adjusted to reflect management's best estimate of future market and operating conditions, which may differ from actual cash flows. There were no indicators of impairment in 2012, 2011 or 2010.

Contract Value

          The Company's contracts and customer relationships, recorded initially at their estimated fair value, represent the amortized value of such assets held by the Company. Consistent with management's expectation of estimated future cash flow, these assets are amortized on a straight-line basis over the average length of the contracts and expected contract renewal period, and range from 5 to 10 years depending on the type of contract and customer relationship.

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

Other Indefinite Lived Intangibles

          Other indefinite lived intangibles, including radio frequency licenses and trade names, are considered to be indefinite lived intangible assets and as such are not amortized, but are reviewed for impairment on an annual basis. No impairment charges were recorded in 2012, 2011 or 2010.

Claims Liability and Professional Liability Reserves

          The Company is self-insured up to certain limits for costs associated with workers compensation claims, automobile claims, professional liability claims and general business liabilities. Reserves are established for estimates of the loss that will ultimately be incurred on claims that have been reported but not paid and claims that have been incurred but not reported. These reserves are established based on consultation with independent actuaries. The actuarial valuations consider a number of factors, including historical claim payment patterns and changes in case reserves, the assumed rate of increase in healthcare costs and property damage repairs. Historical experience and recent stable trends in the historical experience are the most significant factors in the determination of these reserves. Management believes the use of actuarial methods to account for these reserves provides a consistent and effective way to measure these subjective accruals. However, given the magnitude of the claims involved and the length of time until the ultimate cost is known, the use of any estimation technique in this area is inherently sensitive. Accordingly, recorded reserves could differ from ultimate costs related to these claims due to changes in accident reporting, claims payment and settlement practices or claims reserve practices, as well as differences between assumed and future cost increases. Accrued unpaid claims and expenses that are expected to be paid within the next twelve months are classified as current liabilities. All other accrued unpaid claims and expenses are classified as non-current liabilities.

Equity Structure

          On February 13, 2011, EVHC entered into an Agreement and Plan of Merger (the "Merger Agreement") with Envision Healthcare Intermediate Corporation ("Parent") and CDRT Merger Sub, Inc. ("Merger Sub"), formerly a wholly owned subsidiary of Parent. Pursuant to the Merger Agreement, Merger Sub merged with and into EVHC, with EVHC as the surviving corporation and a wholly owned subsidiary of Parent on May 25, 2011. Immediately following the Merger, all of the outstanding common stock of Parent was owned by Holding, which is owned by affiliates of CD&R and members of management and directors of EVHC.

          Prior to the Merger, EVHC acted as the general partner and majority equity holder of EMS LP, with the balance of the EMS LP equity held by persons affiliated with EVHC's previous principal equity holder. The EMS LP equity was exchangeable at any time for shares of EVHC's common stock, and holders of the LP exchangeable units had the right to vote at stockholder meetings with limited exceptions. Accordingly, prior to the Merger, EVHC accounted for the LP exchangeable units as if the LP exchangeable units were shares of its common stock, including reporting the LP exchangeable units in the equity section of EVHC's balance sheet and including the number of outstanding LP exchangeable units in both its basic and diluted earnings per share calculations.

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

          On May 25, 2011, in connection with the Merger, the equity structure of the Company was altered as follows:

  •
  LP units of the entity formerly known as EMS LP were exchanged for EVHC common stock;

  •
  outstanding shares of EVHC common stock were converted into the right to receive $64.00 per share in cash, without interest and less any applicable withholding taxes;

  •
  options to purchase shares of EVHC common stock (other than options that were rolled over by certain members of management as described below), vested or unvested, were cancelled and each option was converted into the right to receive a cash payment equal to the excess (if any) of $64.00 per share over the exercise price per share of the option times the number of shares subject to the option, without interest and less any applicable withholding taxes;

  •
  restricted shares, vested or unvested, were fully vested at the effective time and canceled and extinguished and each restricted share was converted into the right to receive $64.00 per share in cash, without interest and less any applicable withholding taxes;

  •
  restricted stock units, vested or unvested, were cancelled and extinguished, and each restricted stock unit was converted into the right to receive a cash payment equal to $64.00 per share times the number of shares of EVHC common stock subject to such restricted stock units, without interest and less any applicable withholding taxes;

  •
  the CD&R Affiliates invested $887.1 million in the common stock of Holding, the proceeds of which were contributed to Parent, and the remainder of the acquisition consideration for the Merger was funded through a variety of debt instruments;

  •
  certain members of our management rolled over existing options to purchase EVHC common stock with an aggregate value of $28.3 million, based on the Merger consideration price, into options to purchase common stock of Holding; and

  •
  Merger Sub merged with and into EVHC, with EVHC as the surviving corporation.

Derivatives and Hedging Activities

          All derivative instruments are recorded on the balance sheet at fair value. The Company uses derivative instruments to manage risks associated with interest rate and fuel price volatility. All hedging instruments that qualify for hedge accounting are designated and effective as hedges, in accordance with GAAP. If the underlying hedged transaction ceases to exist, all changes in fair value of the related derivatives that have not been settled are recognized in current earnings. Instruments that do not qualify for hedge accounting and the ineffective portion of hedges are marked to market with changes recognized in current earnings. The Company does not hold or issue derivative financial instruments for trading purposes and is not a party to leveraged derivatives (see Note 9 "Derivative Instruments and Hedging Activities").

EmCare Contractual Arrangements

          EmCare structures its contractual arrangements for emergency department management services in various ways. In most states, a wholly-owned subsidiary of EmCare ("EmCare

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

Subsidiary") contracts with hospitals to provide emergency department management services. The EmCare Subsidiary enters into an agreement ("PA Management Agreement") with a professional association or professional corporation ("PA"), whereby the EmCare Subsidiary provides the PA with management services and the PA agrees to provide physician services for the hospital contract. The PA employs physicians directly or subcontracts with another entity for the physician services. In certain states, the PA contracts directly with the hospital, but provides physician services and obtains management services in the same manner as described above. In all arrangements, decisions regarding patient care are made exclusively by the physicians. In consideration for these services, the EmCare Subsidiary receives a monthly fee that may be adjusted from time to time to reflect industry practice, business conditions, and actual expenses for administrative costs and uncollectible accounts. In most states, these fees approximate the excess of the PA's revenues over its expenses.
          Each PA is wholly-owned by a physician who enters into a Stock Transfer and Option Agreement with EmCare. This agreement gives EmCare the right to replace the physician owner with another physician in accordance with the terms of the agreement.

          EmCare has determined that these management contracts met the requirements for consolidation in accordance with GAAP. Accordingly, these financial statements include the accounts of EmCare and its subsidiaries and the PAs. The financial statements of the PAs are consolidated with EmCare and its subsidiaries because EmCare has ultimate control over the assets and business operations of the PAs as described above. Notwithstanding the lack of technical majority ownership, consolidation of the PAs is necessary to present fairly the financial position and results of operations of EmCare because of the existence of a control relationship by means other than record ownership of the PAs' voting stock. Control of a PA by EmCare is perpetual and other than temporary because EmCare may replace the physician owner of the PA at any time and thereby continue EmCare's relationship with the PA.

Financial Instruments and Concentration of Credit Risk

          The Company's cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, insurance collateral, other than current portion of self-insurance estimates, long-term debt and long-term liabilities, other than self-insurance estimates, constitute financial instruments. Based on management's estimates, the carrying value of these financial instruments approximates their fair value as of December 31, 2012 and 2011. Concentration of credit risks in accounts receivable is limited, due to the large number of customers comprising EVHC's customer base throughout the United States. A significant component of the Company's revenue is derived from Medicare and Medicaid. Given that these are government programs, the credit risk for these customers is considered low. The Company performs ongoing credit evaluations of its other customers, but does not require collateral to support customer accounts receivable. The Company establishes an allowance for uncompensated care based on the credit risk applicable to particular customers, historical trends and other relevant information. For the year ended December 31, 2012, the Company derived approximately 25% of its net revenue from Medicare and Medicaid, 70% from insurance providers and contracted payors, and 5% directly from patients.

          The Company estimates the fair value of its fixed rate, senior PIK toggle notes and fixed rate senior subordinated notes based on quoted market prices. The estimated fair values of the senior

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

PIK toggle notes and senior subordinated notes at December 31, 2012 were approximately $461.9 million and $1,047.2 million, respectively, with carrying values of $450 million and $950 million, respectively. EMCA held $15 million of the senior subordinated notes at December 31, 2012.

Revenue Recognition

          Fee-for-service revenue is recognized at the time of service and is recorded net of provisions for contractual discounts and estimated uncompensated care. Fee-for-service revenue represents billings for services provided to patients, for which the Company receives payment from the patient or their third-party payor. Provisions for contractual discounts are related to differences between gross charges and specific payor, including governmental, reimbursement schedules. Subsidy and fee revenue primarily represent hospital subsidies and fees at EmCare and fees for stand-by, special event and community subsidies at AMR. Provisions for estimated uncompensated care, or bad debts, are related principally to the number of self-pay patients treated in the period. Provisions for contractual discounts and estimated uncompensated care by segment, as a percentage of gross revenue and as a percentage of gross revenue less provision for contractual discounts are shown below. Predecessor and Successor periods are not disclosed because they are not materially different from the combined 2011 period presented.

	Year ended December 31,
	2012	2011	2010
EmCare
Gross revenue	100.0%	100.0%	100.0%
Provision for contractual discounts	57.7%	57.4%	54.8%

Revenue net of contractual discounts	42.3%	42.6%	45.2%
Provision for uncompensated care as a percentage of gross revenue	21.2%	20.0%	21.8%

Provision for uncompensated care as a percentage of gross revenue less contractual discounts	50.1%	46.9%	48.4%
AMR
Gross revenue	100.0%	100.0%	100.0%
Provision for contractual discounts	49.2%	47.9%	47.1%

Revenue net of contractual discounts	50.8%	52.1%	52.9%
Provision for uncompensated care as a percentage of gross revenue	15.6%	15.6%	15.0%

Provision for uncompensated care as a percentage of gross revenue less contractual discounts	30.7%	30.0%	28.3%
Total
Gross revenue	100.0%	100.0%	100.0%
Provision for contractual discounts	55.1%	54.1%	52.0%

Revenue net of contractual discounts	44.9%	45.9%	48.0%
Provision for uncompensated care as a percentage of gross revenue	19.5%	18.5%	19.3%

Provision for uncompensated care as a percentage of gross revenue less contractual discounts	43.4%	40.2%	40.3%

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

          Net revenue for the Successor year ended December 31, 2012, the Successor period from May 25, 2011 through December 31, 2011, the Predecessor period from January 1, 2011 through May 24, 2011 and the Predecessor year ended December 31, 2010 consisted of the following:

	Successor		Predecessor
	Year ended December 31, 2012	Period from May 25 through December 31, 2011	Period from January 1 through May 24, 2011	Year ended December 31, 2010
Fee-for-service revenue, net of contractuals:
Medicare	$767,012	$427,627	$310,314	$722,640
Medicaid	186,568	113,345	88,220	189,317
Commercial insurance and managed care	2,092,062	1,148,608	717,857	1,688,182
Self-pay	2,221,356	1,093,723	721,099	1,657,512

Sub-total	5,266,998	2,783,303	1,837,490	4,257,651
Subsidies and fees	567,634	362,736	215,821	533,183

Revenue, net of contractuals	5,834,632	3,146,039	2,053,311	4,790,834
Provision for uncompensated care	(2,534,511)	(1,260,228)	(831,521)	(1,931,512)

Net revenue	$3,300,121	$1,885,811	$1,221,790	$2,859,322

          Healthcare reimbursement is complex and may involve lengthy delays. Third-party payors are continuing their efforts to control expenditures for healthcare, including proposals to revise reimbursement policies. The Company has from time to time experienced delays in reimbursement from third-party payors. In addition, third-party payors may disallow, in whole or in part, claims for payment based on determinations that certain amounts are not reimbursable under plan coverage, determinations of medical necessity, or the need for additional information. Laws and regulations governing the Medicare and Medicaid programs are very complex and subject to interpretation. Revenue is recognized on an estimated basis in the period which related services are rendered. As a result, there is a reasonable possibility that recorded estimates will change materially in the short-term. Such amounts, including adjustments between provisions for contractual discounts and uncompensated care, are adjusted in future periods as adjustments become known. These adjustments were less than 1% of net revenue for each of the years ended December 31, 2012, 2011, and 2010.

          Subsidies and fees in connection with community contracts at AMR are recognized ratably over the service period the payment covers.

          The Company also provides services to patients who have no insurance or other third-party payor coverage. In certain circumstances, federal law requires providers to render services to any patient who requires care regardless of their ability to pay.

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

Merger

          The Merger was financed by a combination of borrowings under EVHC's new senior secured term loan facility, the issuance of new senior unsecured notes, and the equity investment by the CD&R Affiliates and members of EVHC management. The acquisition consideration was approximately $3.2 billion including approximately $150 million in capitalized issuance costs, of which $109 million are debt issuance costs. The Merger was funded primarily through equity contributions of $915 million from the CD&R Affiliates and members of EVHC management and $2.4 billion in debt financing discussed more fully in Note 8.

Merger and Other Related Costs

          During the period from January 1, 2011 through May 24, 2011, EVHC recorded $29.8 million of pretax Merger related costs consisting primarily of investment banking, accounting and legal fees. The Company recorded $3.2 million of additional Merger related costs in the Successor period from May 25, 2011 through December 31, 2011. EVHC also recognized a pretax charge of $12.4 million in the Predecessor period related to accelerated vesting of all outstanding unvested stock options, restricted stock awards and restricted stock units including associated payroll taxes and $10.1 million related to loss on early debt extinguishment.

Income Taxes

          Deferred income taxes reflect the impact of temporary differences between the reported amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. A valuation allowance is provided for deferred tax assets when management concludes it is more likely than not that some portion of the deferred tax assets will not be recognized. The respective tax authorities, in the normal course, audit previous tax filings. It is not possible at this time to predict the final outcome of these audits or establish a reasonable estimate of possible additional taxes owing, if any.

Net Income Per Common Share

          The consolidated financial statements include "basic" and "diluted" per share information. Basic per share information is calculated by dividing net income available to stockholders by the weighted average number of shares outstanding. Diluted per share information is calculated by also considering the impact of potential common stock on both net income and the weighted average number of shares outstanding. The weighted average number of shares used in the basic earnings per share computation was 14.0 million, 13.9 million, 44.3 million, and 44.0 million for the year ended December 31, 2012 (Successor), the period from May 25, 2011 to December 31, 2011 (Successor), the period from January 1, 2011 to May 24, 2011 (Predecessor), and the year ended December 31, 2010 (Predecessor), respectively. The only difference in the computation of basic and diluted earnings per share is the inclusion of 0.3 million, 0.2 million, 0.6 million, 0.7 million potential dilutive common shares for the year ended December 31, 2012 (Successor), the period from May 25, 2011 to December 31, 2011 (Successor), the period from January 1, 2011 to May 24, 2011 (Predecessor), and the year ended December 31, 2010 (Predecessor), respectively.

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

Stock Options

          The Company's stock options are valued using the Black-Scholes valuation model on the date of grant. Equity based compensation has been issued under the plans described in Note 12.

Fair Value Measurement

          The Company classifies its financial instruments that are reported at fair value based on a hierarchal framework which ranks the level of market price observability used in measuring financial instruments at fair value. Market price observability is impacted by a number of factors, including the type of instrument and the characteristics specific to the instrument. Instruments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

          Financial instruments measured and reported at fair value are classified and disclosed in one of the following categories:

          Level 1 — Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. The Company does not adjust the quoted price for these assets or liabilities, which include investments held in connection with the Company's captive insurance program.

          Level 2 — Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies. Balances in this category include fixed income mortgage backed securities, corporate bonds, and derivatives.

          Level 3 — Pricing inputs are unobservable as of the reporting date and reflect the Company's own assumptions about the fair value of the asset or liability. Balances in this category include the Company's estimate, using a combination of internal and external fair value analyses, of contingent consideration for acquisitions described in Note 3.

          The following table summarizes the valuation of the Company's financial instruments by the above fair value hierarchy levels as of December 31:

	2012				2011
Description	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:
Securities	$22,870	$788	$—	$23,658	$96,875	$12,579	$—	$109,454
Fuel hedge	$—	$631	$—	$631	$—	$245	$—	$245
Liabilities:
Contingent consideration	$—	$—	$4,401	$4,401	$—	$—	$5,030	$5,030
Interest rate swap	$—	$4,586	$—	$4,586	$—	$2,373	$—	$2,373

          The contingent consideration balance classified as a level 3 liability has increased by $3.8 million since December 31, 2011 due to new acquisitions offset by $1.0 million in payments and $3.4 million in adjustments to the estimated fair value of contingent consideration.

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements

          In August 2010, the FASB clarified that healthcare entities should not net insurance recoveries against a related claim liability. These amendments were effective for EVHC beginning January 1, 2011. Adoption of this guidance did not have a material effect on EVHC's consolidated financial statements and related disclosures.

          In May 2011, the FASB provided certain updates to the fair value measurement guidance as well as enhanced disclosure requirements. The most significant change in disclosures is an expansion of the information required for "Level 3" measurements, including enhanced disclosure for: (1) the valuation processes used by the reporting entity; and (2) the sensitivity of the fair value measurement to changes in unobservable inputs and the interrelationships between those unobservable inputs, if any. The provisions of this update are effective for interim and annual periods beginning on or after December 15, 2011, with early adoption prohibited. The Company's adoption of this standard did not have a significant impact on the Company's fair value measurements, financial condition, results of operations or cash flows.

          In June 2011, the FASB issued updated guidance that requires all non-owner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This update eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. These changes became effective for the Company in the first quarter of 2012 and are reflected in the consolidated statements of comprehensive earnings.

          In July 2011, the FASB provided guidance to give further transparency about a healthcare entity's net patient service revenue and the related allowance for doubtful accounts. The Company adopted this guidance beginning January 1, 2012. The guidance requires certain healthcare organizations to present their provision for uncompensated care related to patient services revenue separately as contra-revenue on the face of the statement of operations. In addition, the guidance requires companies to disclose its policy for considering collectability in the timing and amount of revenue and uncompensated care recognized, the amount of revenue before provision for uncompensated care by major payor source, and quantitative and qualitative information about changes in the allowance for uncompensated care, including judgments made and changes in estimates. All periods presented in these consolidated financial statements and related disclosures are presented in accordance with this guidance.

          In September 2011, the FASB provided guidance to simplify how entities test goodwill for impairment using a qualitative approach to determine whether it is more likely than not (a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount. If, after assessing qualitative factors, a company determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, it would have to perform the current two-step impairment test. This update was effective for fiscal years beginning after December 15, 2011. For the 2012 annual goodwill impairment test, the Company elected to perform the two-step impairment test.

          In December 2011, the FASB issued guidance that requires disclosures about balance sheet offsetting related to recognized financial instruments and derivative instruments. This update will be

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

effective for the Company beginning January 1, 2013. Management does not expect adoption of this guidance to have a material effect on the Company's consolidated financial statements and related disclosures.

3. Acquisitions

          On December 21, 2012, the Company acquired the stock of Guardian Healthcare Group, Inc ("Guardian"). Guardian, through its subsidiaries, provides healthcare services to patients at their place of residence. Upon completion of this acquisition, the fair value of assets and liabilities were recorded as follows:

Cash	$428
Accounts receivable	12,748
Prepaid and other current assets	385
Current deferred federal tax asset	1,197
Property, plant and equipment	1,876
Other long-term assets	50
Accounts payable	(729)
Accrued liabilities	(4,895)
Federal tax liability	(5,216)

Net assets acquired	$5,844

          The Company began consolidating the results of operations effective December 21, 2012. The acquisition added $3.0 million of operating revenue and $0.3 million of net income for the year ended December 31, 2012. On an unaudited Pro Forma basis, had the Company owned Guardian at the beginning of each fiscal year, $100.1 million and $95.4 million of operating revenues and $5.9 million and $5.8 million of net income would have been reported in 2012 and 2011, respectively. This unaudited Pro Forma information should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the acquisition had actually occurred on those dates, nor of the results that may be obtained in the future. The total consideration for this acquisition was $159 million paid in cash. The Company has recorded $102.1 million of goodwill, of which $78.5 million is tax deductible goodwill, and $51.1 million of other gross intangible assets as of December 31, 2012, which amounts are subject to adjustment based upon completion of purchase price allocations.

          On August 31, 2012, the Company acquired the assets of Sage Physician Partners, Inc. d/b/a American Physician Housecalls ("APH"). APH provides primary physician healthcare services to patients at their place of residence. On September 28, 2012 and December 31, 2012, the Company acquired the management services companies of NightRays, P.A., which provides teleradiology and radiology services to hospitals, healthcare facilities and physician practices, and Saint Vincent Anesthesia Medical Group, Inc. / Golden State Anesthesia Consultants, Inc., respectively. The total consideration of these acquisitions was $33.8 million paid in cash. The Company has recorded $31.4 million of goodwill, of which $22.2 million is tax deductible goodwill, and $4.6 million of other gross intangible assets as of December 31, 2012, which amounts are subject to adjustment based upon completion of purchase price allocations.

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

3. Acquisitions (Continued)

          On January 11, 2011, EVHC completed the acquisition of Northwood Anesthesia Associates, and an affiliate of EVHC completed the acquisition of the related professional entity, North Pinellas Anesthesia Associates (collectively referred to as "North Pinellas"), an anesthesia provider based in Tampa, Florida. On February 17, 2011, EVHC completed the acquisition of Doctor's Ambulance Service, which provides emergency and non-emergency ambulance services in Orange County, California. On April 1, 2011, EVHC acquired all the capital stock of BestPractices, Inc., an emergency department staffing and management company based in Virginia. On August 1, 2011, the Company acquired all the capital stock of Medics Ambulance Service and substantially all of its subsidiaries and corporate affiliates (collectively, "Medics Ambulance") through its indirect, wholly-owned subsidiaries. Medics Ambulance provides ground medical transportation services in south Florida. On September 8, 2011, the Company acquired Acute Management, LLC which provides medical practice support for certain surgery programs and staffing to contracted hospitals in Texas. The total cost of these acquisitions was $183.2 million, consisting of $179.2 million paid in cash and the remaining consideration paid in equity. During the year ended December 31, 2012, the Company made purchase price allocation adjustments related to Medics Ambulance and Acute Management, LLC. Based on independent valuations performed, $5.2 million and $2.7 million were reclassified from goodwill to intangible assets for Medics Ambulance and Acute Management, LLC, respectively. The Company's acquisition consideration allocation for these acquisitions is complete and the Company has recorded $128.8 million of goodwill and $28.1 million of other gross intangible assets as of December 31, 2012.

          On May 28, 2010, EVHC completed the acquisition of V.I.P. Professional Services, Inc., the parent of Gold Coast Ambulance Service, which provides emergency and non-emergency ambulance services in southwest Ventura County, California. On June 4, 2010, an affiliate of EVHC completed the acquisition of professional entities which provide anesthesiology services for Clinical Partners Management Company, an existing subsidiary of the Company. On June 30, 2010, EVHC completed its acquisition of Affilion, Inc., which provides emergency department physician staffing and related management services to hospitals in Arizona, New Mexico and Texas. Also on June 30, 2010, an affiliate of EVHC completed its acquisition of Fredericksburg Anesthesia Consultants, PLLC, a provider of anesthesia services to facilities in south Texas. On December 13, 2010, an affiliate of EVHC completed the acquisition of Milford Anesthesia Associates, a provider of anesthesia services to 27 facilities in Connecticut and Massachusetts. The total cost of these and other smaller acquisitions was $119.9 million. The Company's acquisition consideration allocation for these acquisitions is complete and the Company has recorded $77.9 million of goodwill and $68.9 million of other gross intangible assets as of December 31, 2012.

          As of December 31, 2012, the Company may have to pay up to $15.6 million in future periods as contingent consideration for acquisitions made prior to December 31, 2012. These payments will be made should the acquired operations achieve the terms as agreed to in the respective acquisition agreements. As of December 31, 2012, the Company has accrued $4.4 million as its estimate of the additional payments to be made. This balance is included in accrued liabilities in the accompanying balance sheet.

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

4. Property, Plant and Equipment, net

          Property, plant and equipment, net consisted of the following at December 31:

	2012	2011
Land	$5,013	$5,626
Building and leasehold improvements	20,529	19,711
Vehicles	117,376	90,740
Computer hardware and software	57,920	39,547
Communication and medical equipment and other	77,154	66,191

	277,992	221,815
Less: accumulated depreciation and amortization	(86,128)	(29,869)

Property, plant and equipment, net	$191,864	$191,946

          Depreciation expense was $56.5 million for the Successor year ended December 31, 2012, $30.9 million for the Successor period from May 25, 2011 through December 31, 2011, $17.1 million for the Predecessor period from January 1, 2011 through May 24, 2011, and $43.0 million for the Predecessor year ended December 31, 2010. The Company made fair value adjustments during the third and fourth quarters of 2011 which increased property, plant and equipment by $38.3 million based on the valuations completed as part of the Merger.

5. Intangible Assets, net

          Intangible assets, net consisted of the following at December 31:

	2012		2011
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets
Contract value	$626,770	$(105,868)	$569,830	$(39,574)
Covenant not to compete	3,419	(1,244)	1,699	(329)

	630,189	(107,112)	571,529	(39,903)
Unamortized intangible assets
Trade names	32,000	—	32,000	—
Radio frequencies	901	—	601	—
License	8,240	—	—	—

Total	$671,330	$(107,112)	$604,130	$(39,903)

          Amortization expense was $67.2 million for the year ended December 31, 2012, $39.9 million for the Successor period from May 25, 2011 through December 31, 2011, $11.9 million for the Predecessor period from January 1, 2011 through May 24, 2011, and $22.3 million for the year

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

5. Intangible Assets, net (Continued)

ended December 31, 2010. Estimated annual amortization over each of the next five years is expected to be:

2013	$74,893
2014	74,711
2015	74,448
2016	67,622
2017	62,904

6. Income Taxes

          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes were as follows at December 31:

	2012	2011
Current deferred tax assets (liabilities):
Accounts receivable	$43	$(2,197)
Accrual to cash	(48,850)	(42,420)
Accrued liabilities	17,407	14,683
Credit carryforwards	381	2,295
Net operating loss carryforwards	7,451	51,867

Net current deferred tax (liabilities) assets	(23,568)	24,228

Long-term deferred tax (liabilities) assets:
Intangible assets	(186,685)	(178,773)
Insurance and other long-term liabilities	50,560	43,754
Excess of tax over book depreciation	(43,975)	(48,544)
Net operating loss carryforwards	31,653	40,582
Credit carryforwards	2,048	—
Valuation allowance	(10,362)	(8,327)

Net long-term deferred tax liabilities	(156,761)	(151,308)

Net deferred tax liabilities	$(180,329)	$(127,080)

          At December 31, 2012, the Company has net deferred tax liabilities that will increase taxable income in future periods. Deferred tax liabilities increased by $53.2 million during 2012 primarily due to the utilization of net operating losses. A valuation allowance is established when it is "more likely than not" that all, or a portion, of net deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including expected reversals of significant deductible temporary differences, a company's recent financial performance, the market environment in which a company operates, tax planning strategies and the length of NOL carryforward periods. Furthermore, the weight given to the potential effect of negative and positive evidence should be commensurate with the extent to which it can be objectively verified. Based on

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

6. Income Taxes (Continued)

the evaluation of such evidence, the Company established a $10.4 million valuation allowance as of December 31, 2012 related to some of its state deferred tax assets, an increase of $2.1 million from December 31, 2011.

          The Company has federal NOL carryforwards of $60.3 million which expire in the years 2016 to 2031. The decrease to the NOL carryforward is primarily due to carrying back NOLs to December 31, 2010. AMR's NOL carryforwards generated prior to the Merger are subject to AMR's $1.3 million annual limitation under Section 382 of the Internal Revenue Code of 1986, as amended ("IRC"), increased by its recognized built-in gains. Due to the May 25, 2011 tax year end that was created by the Merger, $2.2 million of AMR's NOLs will expire and were written off. In connection with EVHC's 2010 acquisitions, NOLs totaling $31.2 million are subject to an annual IRC Section 382 limitation of $2.7 million. EVHC's 2010 net unrealized built-in gain and future recognition of some of these built-in gains has and will continue to accelerate the usage of these NOLs.

          The Company operates in multiple taxing jurisdictions and in the normal course of business is examined by federal and state tax authorities. In preparation for such examinations, the Company establishes reserves for uncertain tax positions, periodically assesses the amount of such reserves and adjusts the reserve balances as necessary. Holding does not expect the final resolution of tax examinations to have a material impact on the Company's financial results. In nearly all jurisdictions, the tax years prior to 2008 are no longer subject to examination.

          A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Predecessor:
Balance as of January 1, 2011	$3,301
Additions for tax positions of prior years	2,178

Balance as of May 24, 2011	5,479

Successor:
Additions for tax positions of prior years	1,552
Reductions for tax positions of prior years	(6,068)

Balance as of January 1, 2012	$963
Additions for tax positions of prior years	5,397
Reductions for tax positions of prior years	(1,896)
Reductions for tax positions due to lapse of statute of limitations	(997)

Balance as of December 31, 2012	$3,467

          The Company does not expect a reduction of unrecognized tax benefits within the next twelve months.

          In accordance with the Company's accounting policy, Holding recognized accrued interest and penalties related to unrecognized tax benefits consistent with the recognition of these items in prior reporting periods. The Company recognized $0.7 million for the payment of interest and

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

6. Income Taxes (Continued)

penalties for the year ended December 31, 2012. During both the Successor period from May 25, 2011 through December 31, 2011 and the Predecessor period from January 1, 2011 through May 24, 2011, the Company and EVHC recognized less than $0.1 million for the payment of interest and penalties, respectively. EVHC recognized $0.1 million for the payment of interest and penalties for the year ended December 31, 2010. The Company reversed $0.2 million of the interest previously recognized for the year ended December 31, 2012. During the Successor period from May 25, 2011 through December 31, 2011, the Company reversed approximately $0.3 million of interest which had been expensed in prior periods. EVHC reversed $0.5 million of the interest previously recognized for the year ended December 31, 2010.

          At December 31, 2012 and 2011, and at May 24, 2011, the unrecognized tax benefits recorded by the Company included approximately $0.5 million, $0.1 million and $0.3 million, respectively, of penalties and interest that may reduce future tax expense. The components of income tax expense were as follows:

	Successor		Predecessor
	Year ended December 31, 2012	Period from May 25 through December 31, 2011	Period from January 1 through May 24, 2011	Year ended December 31, 2010
Current tax expense
State	$5,131	$2,212	$4,835	$14,499
Federal	34,965	(220)	22,285	63,200

Total	40,096	1,992	27,120	77,699

Deferred tax expense
State	1,004	(266)	(1,596)	(5,252)
Federal	(13,637)	7,602	(6,282)	6,679

Total	(12,633)	7,336	(7,878)	1,427

Total tax expense
State	6,135	1,946	3,239	9,247
Federal	21,328	7,382	16,003	69,879

Total	$27,463	$9,328	$19,242	$79,126

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

6. Income Taxes (Continued)

          A reconciliation of the provision for income taxes at the federal statutory rate compared to the Company's effective tax rate is as follows:

	Successor		Predecessor
	Year ended December 31, 2012	Period from May 25 through December 31, 2011	Period from January 1 through May 24, 2011	Year ended December 31, 2010
Income tax expense at the statutory rate	$23,895	$7,725	$13,969	$73,798
Increase in income taxes resulting from:
State taxes, net of federal	4,218	1,450	2,730	8,749
Audit settlements and tax filings	(638)	(331)	40	(356)
Buyout transaction costs	—	—	4,606	—
Hire credits	—	—	(806)	—
Other	(12)	484	(1,297)	(3,065)

Provision for income taxes	$27,463	$9,328	$19,242	$79,126

          The effective rates for the year ended December 31, 2012, the Successor period from May 25 through December 31, 2011, the Predecessor period from January 1 through May 24, 2011, and the year ended December 31, 2010 were impacted by nonrecurring items.

7. Accrued Liabilities

          Accrued liabilities were as follows at December 31:

	2012	2011
Accrued wages and benefits	$136,334	$110,761
Accrued paid time-off	25,626	26,210
Current portion of self-insurance reserve	49,224	61,865
Accrued restructuring	12,318	4,598
Current portion of compliance and legal	3,711	3,268
Accrued billing and collection fees	4,945	4,940
Accrued incentive compensation	22,274	18,591
Accrued interest	18,295	10,550
Accrued income taxes payable	10,586	2,036
Merger related liabilities	41,826	38,782
Other	63,796	41,650

Total accrued liabilities	$388,935	$323,251

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

8. Debt

          On October 1, 2012, Holding issued $450 million of Senior PIK Toggle Notes, or the PIK Notes, due 2017 and used the proceeds from the offering to pay an extraordinary dividend to its stockholders, pay debt issuance costs and make certain payments to members of management with rollover options in Holding. Cash interest accrues on these notes at a rate of 9.25% payable semi-annually on April 1 and October 1 commencing on April 1, 2013. PIK interest accrues on these notes at a rate of 10.0%. The Holding PIK Notes are Holding's senior unsecured indebtedness and are not guaranteed by any of our subsidiaries.

          The Company may redeem the PIK Notes, in whole or in part, at any time, on and after October 1, 2013, and prior to maturity at the applicable redemption price set forth below, plus accrued and unpaid interest, if any, relative to the date of redemption.

Redemption Period	Price
2013	102.0%
2014	104.0%
2015	102.0%
2016 and thereafter	100.0%

          At any time prior to October 1, 2013, the PIK Notes may be redeemed in whole or in part, at the Company's option, at a price (the "Redemption Price") equal to 100.0% of the principal amount thereof plus the Applicable Premium (as defined below), and accrued but unpaid interest, if any, to the date of redemption.

          "Applicable Premium" means, with respect to a PIK Note at any date of redemption, the greater of (i) 1.0% of the principal amount of such PIK Note and (ii) the excess of (A) the present value on the date of redemption of (1) the redemption price of such PIK Note on October 1, 2013 (such redemption price being that described above) plus (2) all required remaining scheduled interest payments due on such PIK Note through such date (excluding accrued and unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such PIK Note on such date of redemption.

          In the event of an underwritten public equity offering of the Company pursuant to an effective registration statement under the Securities Act that yields net proceeds to the Company of at least $25.0 million, other than (x) any such public sale to an entity that is an Affiliate of the Company and (y) any public offerings registered on Form S-8, the Company will be required to make an offer to purchase the PIK Notes.

          Upon the occurrence of a change of control, each holder of PIK Notes will have the right to require the Company to repurchase all or any part of such Notes at a purchase price in cash equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

          On May 25, 2011, EVHC issued $950 million of senior unsecured notes and entered into $1.8 billion of senior secured credit facilities (the "Credit Facilities"). During the second quarter of 2012, EVHC's captive insurance subsidiary purchased and currently holds $15.0 million of the senior unsecured notes through an open market transaction.

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

8. Debt (Continued)

          The senior unsecured notes have a fixed interest rate of 8.125%, payable semi-annually with the principle due at maturity in 2019. The senior unsecured notes are general unsecured obligations of EVHC and are guaranteed by each of EVHC's domestic subsidiaries, except for any of EVHC's subsidiaries subject to regulation as an insurance company, including EVHC's captive insurance subsidiary.

          EVHC may redeem the senior unsecured notes, in whole or in part, at any time prior to June 1, 2014, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the applicable make-whole premium. EVHC may redeem the senior unsecured notes, in whole or in part, at any time (i) on and after June 1, 2014 and prior to June 1, 2015, at a price equal to 106.094% of the principal amount of the senior unsecured notes, (ii) on or after June 1, 2015 and prior to June 1, 2016, at a price equal to 104.063% of the principal amount of the senior unsecured notes, (iii) on or after June 1, 2016 and prior to June 1, 2017, at a price equal to 102.031% of the principal amount of the senior unsecured notes, and (iv) on or after June 1, 2017, at a price equal to 100.000% of the principal amount of the senior unsecured notes, in each case, plus accrued and unpaid interest, if any, to the redemption date. In addition, at any time prior to June 1, 2014, EVHC may redeem up to 35% of the aggregate principal amount of the senior unsecured notes with the proceeds of certain equity offerings at a redemption price of 108.125%, plus accrued and unpaid interest, if any, to the applicable redemption date.

          The indenture governing the senior unsecured notes contains covenants that, among other things, limit EVHC's ability and the ability of its restricted subsidiaries to: incur more indebtedness or issue certain preferred shares; pay dividends, redeem stock or make other distributions; make investments; create restrictions on the ability of EVHC's restricted subsidiaries to pay dividends to EVHC or make other intercompany transfers; create liens; transfer or sell assets; merge or consolidate; enter into certain transactions with affiliates; and designate subsidiaries as unrestricted subsidiaries. Upon the occurrence of certain events constituting a change of control, EVHC is required to make an offer to repurchase all of the senior unsecured notes (unless otherwise redeemed) at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any to the repurchase date. If EVHC sells assets under certain circumstances, it must use the proceeds to make an offer to purchase the senior unsecured notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

          The Credit Facilities consist of a $1.44 billion senior secured term loan facility (the "Term Loan Facility") and a $350 million asset-based revolving credit facility (the "ABL Facility"). Loans under the Term Loan Facility bear interest at EVHC's election at a rate equal to (i) the highest of (x) the rate for deposits in U.S. dollars in the London interbank market (adjusted for maximum reserves) for the applicable interest period ("Term Loan LIBOR rate") and (y) 1.50%, plus, in each case, 3.75%, or (ii) the base rate, which will be the highest of (w) the corporate base rate established by the administrative agent from time to time, (x) 0.50% in excess of the overnight federal funds rate, (y) the one-month Term Loan LIBOR rate (adjusted for maximum reserves) plus 1.00% per annum and (x) 2.50%, plus, in each case, 2.75%.

          Loans under the ABL Facility bear interest at EVHC's election at a rate equal to (i) the rate for deposits in U.S. dollars in the London interbank market (adjusted for maximum reserves) for the

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

8. Debt (Continued)

applicable interest period ("ABL LIBOR rate"), plus an applicable margin that ranges from 2.25% to 2.75% based on the average available loan commitments, or (ii) the base rate, which is the highest of (x) the corporate base rate established by the administrative agent from time to time, (y) the overnight federal funds rate plus 0.5% and (z) the one-month ABL LIBOR rate plus 1.0% per annum, plus, in each case, an applicable margin that ranges from 1.25% to 1.75% based on the average available loan commitments. The ABL Facility bears a commitment fee that ranges from 0.500% to 0.375%, payable quarterly in arrears, based on the utilization of the ABL Facility. The ABL Facility also bears customary letter of credit fees.

          As of December 31, 2012, letters of credit outstanding which impact the available credit under the ABL Facility were $130.2 million, borrowings under the ABL Facility were $125 million, and the maximum available under the ABL Facility was $94.8 million.

          The Term Loan Facility contains customary representations and warranties and customary affirmative and negative covenants. The negative covenants are limited to the following: limitations on the incurrence of debt, liens, fundamental changes, restrictions on subsidiary distributions, transactions with affiliates, further negative pledge, asset sales, restricted payments, investments and acquisitions, repayment of certain junior debt (including the senior notes) or amendments of junior debt documents related thereto and line of business. The negative covenants are subject to the customary exceptions.

          The ABL Facility contains customary representations and warranties and customary affirmative and negative covenants. The negative covenants are limited to the following: limitations on indebtedness, dividends and distributions, investments, acquisitions, prepayments or redemptions of junior indebtedness, amendments of junior indebtedness, transactions with affiliates, asset sales, mergers, consolidations and sales of all or substantially all assets, liens, negative pledge clauses, changes in fiscal periods, changes in line of business and hedging transactions. The negative covenants are subject to the customary exceptions and also permit the payment of dividends and distributions, investments, permitted acquisitions and payments or redemptions of junior indebtedness upon satisfaction of a "payment condition". The payment condition is deemed satisfied upon 30-day average excess availability exceeding agreed upon thresholds and, in certain cases, the absence of specified events of default and Pro forma compliance with a fixed charge coverage ratio of 1.0 to 1.0.

          In conjunction with completing the financing under the new credit facilities, the Company repaid the balance outstanding on the previous senior secured term loan. During the Predecessor period ended May 24, 2011, EVHC recorded a loss on early debt extinguishment of $10.1 million related to unamortized debt issuance costs.

          During the year ended December 31, 2012 the Company made unscheduled payments totaling $250 million on the senior secured term and wrote off $8.3 million of unamortized debt issuance costs.

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

8. Debt (Continued)

          Long-term debt and capital leases consisted of the following at December 31:

	2012	2011
Senior unsecured notes due 2019	$950,000	$950,000
Senior unsecured notes purchased by Holding subsidiary	(15,000)	—
Senior PIK Toggle Notes due 2017	$437,175	—
Senior secured term loan due 2018 (5.25% at December 31, 2012 and 2011)	1,160,609	1,421,101
ABL Facility	125,000	—
Notes due at various dates from 2013 to 2022 with interest rates from 6% to 10%	1,149	590
Capital lease obligations due at various dates from 2013 to 2018	447	598

	2,659,380	2,372,289
Less current portion	(12,282)	(14,590)

Total long-term debt	$2,647,098	$2,357,699

          The aggregate amount of minimum payments required on long-term debt and capital lease obligations (see Note 13 "Commitments and Contingencies") in each of the years indicated is shown in the table below. The $18.5 million difference between total payments shown below and the total outstanding debt is due to certain fees paid by the Company and original issue discounts which have been classified as reductions in the principle balances and are being amortized over the term of the related debt instruments.

Year ending December 31,
2013	$12,282
2014	12,284
2015	12,001
2016	137,394
2017	461,971
Thereafter	2,041,980

$2,677,912

9. Derivative Instruments and Hedging Activities

          The Company manages its exposure to changes in market interest rates and fuel prices and from time to time uses highly effective derivative instruments to manage well-defined risk exposures. The Company monitors its positions and the credit ratings of its counterparties and does not anticipate non-performance by the counterparties. The Company does not use derivative instruments for speculative purposes.

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

9. Derivative Instruments and Hedging Activities (Continued)

          At December 31, 2012, the Company was party to a series of fuel hedge transactions with a major financial institution under one master agreement. Each of the transactions effectively fixes the cost of diesel fuel at prices ranging from $3.62 to $4.06 per gallon. The Company purchases the diesel fuel at the market rate and periodically settles with its counterparty for the difference between the national average price for the period published by the Department of Energy and the agreed upon fixed price. The transactions fix the price for a total of 6.0 million gallons, which represents approximately 30.2% of the Company's total estimated usage during the periods hedged, and are spread over periods from January 2013 through December 2014. The Company recorded, as a component of other comprehensive income before applicable tax impacts, an asset associated with the fair value of the fuel hedge in the amount of $0.6 million and $0.2 million as of December 31, 2012 and 2011, respectively. Over the next twelve months, the Company expects to reclassify $0.3 million of deferred gain from accumulated other comprehensive income as the related fuel hedge transactions mature. Settlement of hedge agreements are included in operating expenses and resulted in net receipts from the counterparty of $1.0 million for the year ended December 31, 2012 and net payments to the counterparty of $1.5 million for the period from May 25, 2011 through December 31, 2011 and $1.0 million for the Predecessor period from January 1, 2011 through May 24, 2011. The net additional payments made or received under these hedge agreements did not have a material impact on operating expenses during the year ended December 31, 2010.

          In October 2011, the Company entered into interest rate swap agreements which mature on August 31, 2015. The swap agreements are with major financial institutions and effectively convert a total of $400 million in variable rate debt to fixed rate debt with an effective rate of 5.74%. The Company continues to make interest payments based on the variable rate associated with the debt (based on LIBOR, but not less than 1.5%) and periodically settles with its counterparties for the difference between the rate paid and the fixed rate. The Company recorded, as a component of other comprehensive income before applicable tax impacts, a liability associated with the fair value of the interest rate swap in the amount of $4.6 million and $2.4 million as of December 31, 2012 and 2011, respectively. Over the next twelve months, the Company expects to reclassify $2.0 million of deferred loss from accumulated other comprehensive income to interest expense as the related interest rate swap transactions mature. Settlement of interest rate swap agreements are included in interest expense and resulted in net payments to the counterparties of $0.5 million for the year ended December 31, 2012. There were no payments made or received under these hedge agreements during the year ended December 31, 2011.

10. Restructuring

          The Company recorded a restructuring charge of $14.1 million during the year ended December 31, 2012 related to continuing efforts to re-align AMR's operations and the reorganization of EmCare's geographic regions. Payments currently under this plan are expected to be complete by September 2013. The accrued restructuring balance as of December 31, 2011 of $4,598

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

10. Restructuring (Continued)

includes lease abandonment accruals on restructuring plans from prior years in addition to the 2011 Plan outlined below.

	2011 Plan
	AMR		EmCare		EVHC
	Lease	Severance	Lease	Severance	Severance	Total
Incurred	$4,192	$1,452	$94	$69	$676	$6,483
Paid	(572)	(978)	—	(63)	(505)	(2,118)

Balance at December 31, 2011	3,620	474	$94	6	171	4,365
Paid	(1,793)	(369)	(94)	(6)	(138)	(2,400)

Balance at December 31, 2012	$1,827	$105	$—	$—	$33	$1,965

	2012 Plan
	AMR		EmCare	EVHC
	Lease & Other Contract Termination Cost	Severance	Severance	Severance	Total
Incurred	$5,901	$6,566	812	807	$14,086
Paid	(136)	(3,656)	(39)	(432)	(4,263)
Adjustments	530	—	—	—	530

Balance at December 31, 2012	$6,295	$2,910	773	375	10,353

11. Retirement Plans and Employee Benefits

          The Company maintains three 401(k) plans (the "EVHC Plans") for its employees and employees of certain subsidiaries who meet the eligibility requirements set forth in the EVHC Plans. Employees may contribute a maximum of 40% of their compensation up to the annual limit established by the Internal Revenue Service ($17,000 in 2012). Two of the three EVHC Plans are 401(k) plans and provide a 50% match on up to 6% of eligible compensation. The third plan is a money purchase plan and is frozen to new participants. EVHC's contributions to the EVHC Plans were $12.3 million for the year ended December 31, 2012. EVHC's contributions to the EVHC Plans were $7.8 million and $5.4 million for the Successor period from May 25, 2011 through December 31, 2011 and the Predecessor period from January 1, 2011 through May 24, 2011, respectively. EVHC's contributions to the EVHC Plans were $13.2 million for the year ended December 31, 2010. Contributions are included in compensation and benefits in the accompanying statements of operations.

          EmCare serves as Plan Administrator on a qualified retirement plan established in March 1998 called the "Associated Physicians' Retirement Plan". This plan provides retirement benefits to employed physicians and clinicians in the professional corporations that have adopted this multiple employer Plan. Eligible employees may immediately elect to contribute 1% to 25% of their annual compensation on a tax-deferred basis subject to limits established by the Internal Revenue Service

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

11. Retirement Plans and Employee Benefits (Continued)

through the 401(k) component of the Plan. The Plan also has a separate component that allows participants the ability to make a one-time irrevocable election to reduce their annual compensation up to 20% in exchange for a contribution made to their retirement account from their respective employer company. Total contributions from the subscribing employers were $2.5 million for the year ended December 31, 2012. Total contributions from the subscribing employers were $2.7 million and $0.9 million for the Successor period from May 25, 2011 through December 31, 2011 and the Predecessor period from January 1, 2011 through May 24, 2011, respectively. EmCare contributed $1.9 million during the year ended December 31, 2010.

12. Equity Based Compensation

Successor Equity Plans

          Management of EVHC was allowed to rollover stock options they held prior to the Merger into fully vested options of Holding. Additionally, Holding established a stock compensation plan after the Merger whereby certain members of management, officers, and directors were awarded stock options in Holding. These options have a $34.31 strike price, which was reduced from the original strike price of $64.00 in connection with a dividend paid by Holding in October 2012. They vest ratably through December 2015 and have a maximum term of 10 years. A compensation charge of $4.2 million and $4.1 million was recorded for shares vested during the year ended December 31, 2012 and the period from May 25, 2011 through December 31, 2011, respectively.

          The weighted average fair values of stock options granted during 2012 and 2011 were $8.92 and $15.60 per share, respectively. The total intrinsic value of stock options exercised during the year ended December 31, 2012 was $2.5 million. At December 31, 2012, 66,380 shares were available to be issued under this plan and the Company had $12.0 million of unrecognized compensation expense related to unvested options which will be recognized over the remaining vesting period.

          The fair value of each stock option award is estimated on the grant date, using the Black-Scholes valuation model and the range of assumptions indicated in the following table. The volatility assumptions were based on the historical stock volatility of the Predecessor, the stock volatility of publicly traded peer companies and in consultation with a valuation specialist.

	2012	2011
Volatility	30%	30%
Risk free rate	0.2% - 0.82%	0.5%
Expected dividend yield	0%	0%
Term	2.0 years - 5.0 years	4.6 years

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

12. Equity Based Compensation (Continued)

          The following table summarizes the status of options under the stock compensation plan, including the rollover stock options, as of December 31, 2012:

	Class A Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Life
Outstanding at beginning of year	1,976,612	$30.43	$28,265	7.9 years
Granted	29,729
Exercised	65,165
Forfeited	22,721

Outstanding at end of year	1,918,455	$31.13	$36,801	7.1 years

Exercisable at end of year	1,139,526	$28.82	$24,489	6.2 years

          In August 2011, the non-employee directors of the Company, other than the Chairman of the Board, were given the option to defer a portion of their director fees and receive it in the form of Restricted Stock Units ("RSUs"). As of December 31, 2012, the Company granted 3,945 RSUs based on a market price of $64.00 per share, 789 RSUs based on a market price of $80.00 per share and 1,255 RSUs based on a market price of $50.31 per share. The RSUs are fully vested when granted.

          During 2012, Holding granted 29,729 options at an exercise price of $64.00. The exercise price was reduced to $34.31 in connection with a dividend paid by Holding in October 2012. 20,310 of these options were 40% vested on the grant date and the remaining shares vest ratably over the next two years provided certain performance criteria are realized. The remaining 9,419 options vest ratably over the next five years.

Predecessor Equity Plans

          Total stock-based compensation expense recognized resulting from stock options, non-vested restricted stock awards and non-vested restricted stock units was $15.1 million for the Predecessor period from January 1, 2011 through May 24, 2011 and $6.7 million for the year ended December 31, 2010. Included in the Predecessor period from January 1, 2011 through May 24, 2011 is $11.7 million of stock-based compensation expense and $0.7 million of payroll tax expense due to the accelerated vesting of stock options, restricted stock awards and restricted stock units as the result of change in control provisions upon closing of the Merger.

          As discussed in Note 2, vesting of stock options, restricted stock awards and restricted stock units was accelerated upon closing of the Merger. As a result, holders of stock options received cash equal to the intrinsic value of the awards based on a market price of $64.00 per share while holders of restricted stock awards and restricted stock units received $64.00 per share in cash, without interest and the associated options and restricted stock were cancelled.

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

12. Equity Based Compensation (Continued)

          The total intrinsic value of options exercised under the Plan during the Predecessor periods from January 1, 2011 through May 24, 2011 and for the year ended December 31, 2010 was $1.0 million and $1.7 million, respectively.

13. Commitments and Contingencies

Lease Commitments

          The Company leases various facilities and equipment under operating lease agreements. Rental expense incurred under these leases was $42.9 million for the year ended December 31, 2012, $25.7 million and $17.2 million for the Successor period from May 25, 2011 through December 31, 2011 and the Predecessor period from January 1, 2011 through May 24, 2011, respectively, and $42.4 million for the year ended December 31, 2010.

          The Company also records certain leasehold improvements under capital leases. Assets under capital leases are capitalized using inherent interest rates at the inception of each lease. Capital leases are collateralized by the underlying assets.

          Future commitments under non-cancelable capital and operating leases for premises, equipment and other recurring commitments are as follows:

	Capital Leases	Operating Leases & Other
Year ending December 31,
2013	$114	$68,593
2014	107	45,834
2015	107	33,664
2016	106	28,673
2017	106	24,482
Thereafter	19	65,430

	559	$266,676

Less imputed interest	(112)

Total capital lease obligations	447
Less current portion	(78)

Long-term capital lease obligations	$369

Services

          The Company is subject to the Medicare and Medicaid fraud and abuse laws which prohibit, among other things, any false claims, or any bribe, kick-back or rebate in return for the referral of Medicare and Medicaid patients. Violation of these prohibitions may result in civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. Management has implemented policies and procedures that management believes will assure that the Company is in substantial compliance with these laws and regulations but there can be no assurance the Company will not be found to have violated certain of these laws and regulations. From time to

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

13. Commitments and Contingencies (Continued)

time, the Company receives requests for information from government agencies pursuant to their regulatory or investigational authority. Such requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. The Company is cooperating with the government agencies conducting these investigations and is providing requested information to the government agencies. Other than the investigations described below, management believes that the outcome of any of these investigations would not have a material adverse effect on the Company.

          Like other ambulance companies, AMR has provided discounts to its healthcare facility customers (nursing homes and hospitals) in certain circumstances. The Company has attempted to comply with applicable law where such discounts are provided. During the first quarter of fiscal 2004, EVHC was advised by the U.S. Department of Justice ("DOJ") that it was investigating certain business practices at AMR. The specific practices at issue were (1) whether ambulance transports involving Medicare eligible patients complied with the "medical necessity" requirement imposed by Medicare regulations, (2) whether patient signatures, when required, were properly obtained from Medicare eligible patients, and (3) whether discounts in violation of the federal Anti-Kickback Statute were provided by AMR in exchange for referrals involving Medicare eligible patients. In connection with the third issue, the government alleged that certain of AMR's hospital and nursing home contracts in effect in Texas in periods prior to 2002 contained discounts in violation of the federal Anti-Kickback Statute. EVHC negotiated a settlement with the government pursuant to which EVHC paid $9 million and obtained a release of all claims related to such conduct alleged to have occurred in Texas in periods prior to 2002. In connection with the settlement, AMR entered into a Corporate Integrity Agreement ("CIA") which was effective for a period of five years beginning September 12, 2006, and which was released in February 2012.

          In December 2006, AMR received a subpoena from the DOJ. The subpoena requested copies of documents for the period from January 2000 through the present. The subpoena required AMR to produce a broad range of documents relating to the operations of certain AMR affiliates in New York. EVHC produced documents responsive to the subpoena. The government identified claims for reimbursement that the government believes lack support for the level billed, and invited EVHC to respond to the identified areas of concern. EVHC reviewed the information provided by the government and provided its response. On May 20, 2011, AMR entered into a settlement agreement with the DOJ and a CIA with the Office of Inspector General of the Department of Health and Human Services ("OIG") in connection with this matter. Under the terms of the settlement, AMR paid $2.7 million to the federal government. In connection with the settlement, EVHC entered into a CIA with a five-year period beginning May 20, 2011. Pursuant to this CIA, the Company is required to maintain a compliance program, which includes, among other elements, the appointment of a compliance officer and committee, training of employees nationwide, safeguards for its billing operations as they relate to services provided in New York, including specific training for operations and billing personnel providing services in New York, review by an independent review organization and reporting of certain reportable events. EVHC entered into the settlement in order to avoid the uncertainties of litigation, and has not admitted any wrongdoing. In May 2013, we entered into an agreement to divest substantially all of the assets underlying AMR's services in New York, although the obligations of our compliance program will remain in effect following the expected divestiture.

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

13. Commitments and Contingencies (Continued)

          In July 2011, AMR received a subpoena from the Civil Division of the U.S. Attorney's Office for the Central District of California ("USAO") seeking certain documents concerning AMR's provision of ambulance services within the City of Riverside, California. The USAO indicated that it, together with the Department of Health and Human Services, Office of the Inspector General, was investigating whether AMR violated the federal False Claims Act and/or the federal Anti-Kickback Statute in connection with AMR's provision of ambulance transport services within the City of Riverside. The California Attorney General's Office conducted a parallel state investigation for possible violations of the California False Claims Act. In December 2012, AMR was notified that both investigations were concluded and that the agencies had closed the matter. There were no findings made against AMR, and the closure of the matter did not require any payments from AMR.

Letters of Credit

          At December 31, 2012 and 2011, the Company had $130.2 million and $87.8 million, respectively, in outstanding letters of credit.

Other Legal Matters

          Four different lawsuits purporting to be class actions have been filed against AMR and certain subsidiaries in California alleging violations of California wage and hour laws. On April 16, 2008, Lori Bartoni commenced a suit in the Superior Court for the State of California, County of Alameda; on July 8, 2008, Vaughn Banta filed suit in the Superior Court of the State of California, County of Los Angeles; on January 22, 2009, Laura Karapetian filed suit in the Superior Court of the State of California, County of Los Angeles, and on March 11, 2010, Melanie Aguilar filed suit in Superior Court of the State of California, County of Los Angeles. The Banta, Aguilar and Karapetian cases have been coordinated in the Superior Court for the State of California, County of Los Angeles. At the present time, courts have not certified classes in any of these cases. Plaintiffs allege principally that the AMR entities failed to pay overtime charges pursuant to California law, and failed to provide required meal breaks, rest breaks or pay premium compensation for missed breaks. Plaintiffs are seeking to certify the classes and are seeking lost wages, punitive damages, attorneys' fees and other sanctions permitted under California law for violations of wage hour laws. We are unable at this time to estimate the amount of potential damages, if any.

          All of the eleven purported class actions relating to the transactions contemplated by the Agreement and Plan of Merger, dated as of February 13, 2011, among EVHC, Envision Healthcare Intermediate Corporation and Merger Sub, or the Merger Agreement, which were filed in state court in Delaware and federal and state courts in Colorado against various combinations of EVHC, the members of EVHC's board of directors, and other parties have now been voluntarily dismissed or settled. Seven of the eleven actions were filed in the Delaware Court of Chancery beginning on February 22, 2011, and were consolidated into one action entitled In re Emergency Medical Services Corporation Shareholder Litigation, Consolidated C.A. No. 6248-VCS. That consolidated class action was voluntarily dismissed without prejudice by the plaintiffs on September 26, 2011. Two actions, entitled Scott A. Halliday v. Emergency Medical Services Corporation, et al., Case No. 2011CV316 (filed on February 15, 2011), and Alma C. Howell v. William Sanger, et. al., Case No. 2011CV488 (filed on March 1, 2011), were filed in the District Court, Arapahoe County,

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

13. Commitments and Contingencies (Continued)

Colorado. Those two actions were voluntarily dismissed without prejudice by the plaintiffs on September 16, 2011 and October 24, 2011, respectively. Two other actions, entitled Michael Wooten v. Emergency Medical Services Corporation, et al., Case No. 11-CV-00412 (filed on February 17, 2011), and Neal Greenberg v. Emergency Medical Services Corporation, et. al., Case No. 11-CV-00496 (filed on February 28, 2011), were filed in the U.S. District Court for the District of Colorado and were also consolidated. On March 23, 2012, the U.S. District Court issued a final order of judgment approving the impending settlement that EVHC had previously disclosed in its Annual Report on Form 10-K for the year ended December 31, 2011, and EVHC incurred no material charges in connection with the settlement. That order approved the settlement as set forth in a Stipulation of Settlement among the parties dated as of November 28, 2011 and released all of the plaintiffs' and the class's claims against the defendants.

          In addition to the foregoing shareholder class actions, Merion Capital, L.P., a former stockholder of EVHC, filed an action in the Delaware Court of Chancery on June 20, 2011 seeking to exercise its right to appraisal of its holdings in EVHC prior to the Merger. Merion Capital was the holder of 599,000 shares of class A common stock in EVHC prior to the Merger. The Company has not paid any merger consideration for these shares and has recorded a reserve in the amount of $41.8 million, which includes $3.5 million of accrued interest, for such unpaid merger consideration pending conclusion of the appraisal action.

          On August 7, 2012, EmCare received a subpoena from the OIG. The subpoena requests copies of documents for the period from January 1, 2007 through the present and appears to primarily be focused on EmCare's contracts for services at hospitals that are affiliated with Health Management Associates, Inc. ("HMA"). The Company intends to cooperate with the government during its investigation and, as such, is in the process of gathering responsive documents, formulating a written response to the subpoena and is seeking to engage in a meaningful dialogue with the relevant government representatives. At this time, the Company is unable to determine the potential impact, if any, that will result from this investigation.

          On February 5, 2013, AMR's Air Ambulance Specialists, Inc. subsidiary received a subpoena from the Federal Aviation Administration relating to its operations as an indirect air carrier and its relationships with Part 135 direct air carriers. The Company intends to cooperate with the government during its investigation and, as such, is in the process of gathering responsive documents, formulating a written response to the subpoena and is seeking to engage in a meaningful dialogue with the relevant government representatives. At this time, the Company is unable to determine the potential impact, if any, that will result from this investigation.

          On February 14, 2013, EmCare received a subpoena from the OIG requesting documents and other information relating to EmCare's relationship with Community Health Services, Inc. ("CHS"). The Company intends to cooperate with the government during its investigation. At this time, the Company is unable to determine the potential impact, if any, that will result from this investigation.

          The Company is involved in other litigation arising in the ordinary course of business. Management believes the outcome of these legal proceedings will not have a material adverse impact on its financial condition, results of operations or liquidity.

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

14. Related Party Transactions

          Upon completion of the Merger, the Company entered into a consulting agreement with CD&R, dated May 25, 2011 (the "Consulting Agreement"), pursuant to which CD&R will provide Holding and its subsidiaries with financial, investment banking, management, advisory and other services. Pursuant to the consulting agreement, Holding, or one or more of its subsidiaries, will pay CD&R an annual fee of $5.0 million, plus expenses. CD&R may also charge a transaction fee for certain types of transactions completed by Holding or one or more of its subsidiaries, plus expenses. The Company expensed $5.0 million and $3.0 million of this fee during the year ended December 31, 2012 and the period from May 25, 2011 through December 31, 2011, respectively.

          Pursuant to the Consulting Agreement, CD&R received a transaction fee of $40.0 million and $2.6 million for out-of-pocket and consulting expenses to third-parties CD&R paid prior to the closing of the Merger. This amount was capitalized as part of the Merger and has been allocated between deferred financing costs, which is included in other long-term assets, and equity on the accompanying balance sheet as of December 31, 2012.

          EVHC was party to a management agreement with a wholly-owned subsidiary of Onex Corporation, EVHC's prior principal equityholder, until May 25, 2011. In exchange for an annual management fee of $1.0 million, the Onex subsidiary provided EVHC with corporate finance and strategic planning consulting services. For the Predecessor periods from January 1, 2011 through May 24, 2011 and the year ended December 31, 2010 EVHC expensed $0.4 million and $1.0 million for this fee, respectively.

15. Variable Interest Entities

          GAAP requires the assets, liabilities, noncontrolling interests and activities of Variable Interest Entities ("VIEs") to be consolidated if an entity's interest in the VIE has specific characteristics including: voting rights not proportional to ownership and the right to receive a majority of expected income or absorb a majority of expected losses. In addition, the entity exposed to the majority of the risks and rewards associated with the VIE is deemed its primary beneficiary and must consolidate the entity.

          EmCare entered into an agreement in 2011 with an indirect wholly-owned subsidiary of HCA Holdings Inc. to form an entity which would provide physician services to various healthcare facilities ("HCA-EmCare JV"). HCA-EmCare JV began providing services to healthcare facilities during the first quarter of 2012 and meets the definition of a VIE. The Company determined that, although EmCare only holds 50% voting control, EmCare is the primary beneficiary and must consolidate this VIE because:

  •
  EmCare provides management services to HCA-EmCare JV including recruiting, credentialing, scheduling, billing, payroll, accounting and other various administrative services and therefore substantially all of HCA-EmCare JV's activities involve EmCare; and

  •
  as payment for management services, EmCare is entitled to receive a base management fee from HCA-EmCare JV as well as a bonus management fee.

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

15. Variable Interest Entities (Continued)

          The following is a summary of the HCA-EmCare JV assets and liabilities as of December 31, 2012, which are included in the Company's consolidated financial statements. There were no balances in the HCA-EmCare JV as of December 31, 2011.

December 31, 2012
Current assets	$33,141,502
Current liabilities	20,081,084

16. Insurance

          Insurance reserves are established for automobile, workers compensation, general liability and professional liability claims utilizing policies with both fully-insured and self-insured components. This includes the use of an off-shore captive insurance program through a wholly-owned subsidiary for certain professional (medical malpractice), auto, workers' compensation and general liability programs for both EmCare and AMR. In those instances where the Company has obtained third-party insurance coverage, the Company normally retains liability for the first $1 to $3 million of the loss. Insurance reserves cover known claims and incidents within the level of Company retention that may result in the assertion of additional claims, as well as claims from unknown incidents that may be asserted arising from activities through December 31, 2012.

          The Company establishes reserves for claims based upon an assessment of claims reported and claims incurred but not reported. The reserves are established based on consultation with third-party independent actuaries using actuarial principles and assumptions that consider a number of factors, including historical claim payment patterns (including legal costs) and changes in case reserves and the assumed rate of inflation in healthcare costs and property damage repairs. Claims, other than general liability claims, are discounted at a rate of 1.5%. General liability claims are not discounted.

          Provisions for insurance expense included in the statements of operations include annual provisions determined in consultation with third-party actuaries and premiums paid to third-party insurers.

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

16. Insurance (Continued)

          The table below summarizes the non-health and welfare insurance reserves included in the accompanying balance sheets:

	Accrued Liabilities	Insurance Reserves and Other Long-term Liabilities	Total Liabilities
December 31, 2012
Automobile	$7,627	$6,619	$14,246
Workers compensation	20,970	32,728	53,698
General/Professional liability	20,627	150,026	170,653

	$49,224	$189,373	$238,597

December 31, 2011
Automobile	$19,223	$9,407	$28,630
Workers compensation	19,151	32,099	51,250
General/Professional liability	23,491	144,501	167,992

	$61,865	$186,007	$247,872

          The changes to the Company's estimated losses under self-insured programs were as follows:

	Successor		Predecessor
	Year ended December 31, 2012	Period from May 25 through December 31, 2011	Period from January 1 through May 24, 2011	Year ended December 31, 2010
Balance, beginning of period	$247,872	$216,076	$208,407	$206,449
Expense for current period reserves	77,003	51,144	25,562	72,851
(Favorable) unfavorable changes to prior reserves	(2,480)	11,308	2,452	436
Changes in losses covered by commercial insurance programs	(9,185)	10,785	—	—
Payments for claims	(74,613)	(41,441)	(31,045)	(71,329)

Balance, end of period	238,597	247,872	205,376	208,407
Discount factor	8,485	7,875	17,368	17,979

Undiscounted reserve, end of period	$247,082	$255,747	$222,744	$226,386

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

16. Insurance (Continued)

          The following table reflects a summary of expected future claim payments relating to our non-health and welfare insurance reserves:

Year	Amount
2013	$48,786
2014	34,646
2015	32,605
2016	29,455
2017	24,489
Thereafter	68,616

Total	$238,597

          Certain insurance programs also require the Company to maintain deposits with third-party insurers or with trustees to cover future claims costs. These deposits are included as insurance collateral in the accompanying balance sheets. Investments supporting insurance programs are comprised principally of government securities and investment grade securities. These investments are designated as available-for-sale and reported at fair value. Investment income earned on these investments is reported as interest income from restricted assets in the statements of operations. The following table summarizes these deposits and restricted investments:

	2012	2011
Restricted cash, cash equivalents and other	$5,327	$7,857
Restricted marketable securities	19,154	9,722
Other short-term insurance collateral	—	23,256

Insurance collateral — short-term	$24,481	$40,835

Restricted long-term investments	$4,504	$74,356
Other long-term insurance collateral	16,256	31,407

Insurance collateral — long-term	$20,760	$105,763

          Insurance collateral and insurance related workers compensation and automobile reserves also includes a receivable from insurers of $1.6 million and $10.8 million as of December 31, 2012 and December 31, 2011, respectively, for liabilities in excess of our self-insured retention.

17. Segment Information

          The Company is organized around two separately managed business units: facility-based physician services and medical transportation services, which have been identified as operating segments. The facility-based physician services reportable segment provides physician services to hospitals primarily for emergency department, anesthesiology, hospitalist/inpatient, radiology, teleradiology and surgery services. The medical transportation services reportable segment focuses on providing a full range of medical transportation services from basic patient transit to the most advanced emergency care and pre-hospital assistance. The Chief Executive Officer has been identified as the chief operating decision maker ("CODM") as he assesses the performance of the business units and decides how to allocate resources to the business units.

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

17. Segment Information (Continued)

          Net income before equity in earnings of unconsolidated subsidiary, income tax expense, loss on early debt extinguishment, interest and other (expense) income, realized gain (loss) on investments, interest expense, equity-based compensation, related party management fees, restructuring charges, and depreciation and amortization expense ("Adjusted EBITDA") is the measure of profit and loss that the CODM uses to assess performance, measure liquidity and make decisions. Adjusted EBITDA is not considered a measure of financial performance under GAAP and the items excluded from Adjusted EBITDA are significant components in understanding and assessing the Company's financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's financial statements as an indicator of financial performance or liquidity. Since Adjusted EBITDA is not a measure determined to be in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Pre-tax income from continuing operations represents net revenue less direct operating expenses incurred within the operating segments. The accounting policies for reported segments are the same as for the Company as a whole (see Note 2 "Summary of Significant Accounting Policies").

	Successor		Predecessor
	Year ended December 31, 2012	Period from May 25 through December 31, 2011	Period from January 1 through May 24, 2011	Year ended December 31, 2010
Facility-Based Physician Services
Net revenue	$1,915,148	$1,025,003	$642,059	$1,478,462
Income from operations	199,300	103,532	60,710	166,925
Segment Adjusted EBITDA	260,657	141,374	77,686	192,426
Goodwill	1,555,924	1,622,309	—	249,278
Intangible Assets, net	407,184	398,284	—	142,618
Total identifiable assets	2,468,605	2,459,724	—	678,901
Capital expenditures	$12,229	$1,512	$1,543	$2,443
Medical Transportation Services
Net revenue	$1,384,973	$860,808	$579,731	$1,380,860
Income from operations	57,641	24,400	24,770	79,058
Segment Adjusted EBITDA	143,994	73,415	52,896	129,693
Goodwill	857,708	530,705	—	178,127
Intangible Assets, net	157,034	165,943	—	37,756
Total identifiable assets	1,544,908	1,318,772	—	784,454
Capital expenditures	$42,688	$42,711	$15,946	$43,928
Segment Totals
Net revenue	$3,300,121	$1,885,811	$1,221,790	$2,859,322
Income from operations	256,941	127,932	85,480	245,983
Segment Adjusted EBITDA	404,651	214,789	130,582	322,119
Goodwill	2,413,632	2,153,014	—	427,405
Intangible Assets, net	564,218	564,227	—	180,374
Total identifiable assets	4,013,513	3,778,496	—	1,463,355
Capital expenditures	$54,917	$44,223	$17,489	$46,371

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

17. Segment Information (Continued)

	Successor		Predecessor
	Year ended December 31, 2012	Period from May 25 through December 31, 2011	Period from January 1 through May 24, 2011	Year ended December 31, 2010
Reconciliation of Segment Adjusted EBITDA to Net Income
Segment Adjusted EBITDA	$404,651	$214,789	$130,582	$322,119
Corporate selling, general and administrative expenses	(199)	—	—	—
Depreciation and amortization expense	(123,751)	(71,312)	(28,467)	(65,332)
Restructuring charges	(14,086)	(6,483)	—	—
Equity-based compensation expense	(4,248)	(4,098)	(15,112)	(6,699)
Related party management fees	(5,000)	(3,014)	(399)	(1,000)
Interest expense	(182,607)	(104,701)	(7,886)	(22,912)
Realized gain (loss) on investments	394	41	(9)	2,450
Interest and other income (expense)	1,422	(3,151)	(28,873)	968
Loss on early debt extinguishment	(8,307)	—	(10,069)	(19,091)
Income tax expense	(27,463)	(9,328)	(19,242)	(79,126)
Equity in earnings of unconsolidated subsidiary	379	276	143	347

Net income	$41,185	$13,019	$20,668	$131,724

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

17. Segment Information (Continued)

          A reconciliation of segment Adjusted EBITDA to cash flows provided by operating activities is as follows:

	Successor		Predecessor
	Year ended December 31, 2012	Period from May 25 through December 31, 2011	Period from January 1 through May 24, 2011	Year ended December 31, 2010
Segment Adjusted EBITDA	$404,651	$214,789	$130,582	$322,119
Corporate selling, general and administrative expenses	(199)	—	—	—
Related party management fees	(5,000)	(3,014)	(399)	(1,000)
Restructuring charges	(14,086)	(6,483)	—	—
Interest expense (less deferred loan fee amortization)	(165,200)	(94,470)	(6,556)	(20,428)
Change in accounts receivable	(81,857)	(4,730)	(10,149)	(22,241)
Change in other operating assets/liabilities	72,514	25,146	14,234	(825)
Excess tax benefits from stock-based compensation	(873)	—	(12,427)	(15,660)
Interest and other income (expense)	1,422	(3,151)	(28,873)	968
Income tax expense, net of change in deferred taxes	4,469	(13,459)	(18,897)	(80,305)
Other	594	193	460	2,916

Cash flows provided by operating activities	$216,435	$114,821	$67,975	$185,544

          A reconciliation of segment assets to total assets and segment capital expenditures to total capital expenditures is as follows as of December 31:

	2012	2011
Segment total identifiable assets	$4,013,513	$3,778,496
Corporate cash	(4,110)	99,703
Corporate goodwill	—	115,129
Other corporate assets	27,430	19,780

Total identifiable assets	$4,036,833	$4,013,108

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

17. Segment Information (Continued)

          Other corporate assets principally consist of property, plant and equipment, and other assets.

	Successor		Predecessor
	Year ended December 31, 2012	Period from May 25 through December 31, 2011	Period from January 1 through May 24, 2011	Year ended December 31, 2010
Segment total capital expenditures	$54,917	$44,223	$17,489	$46,371
Corporate capital expenditures	5,298	2,128	1,007	2,750

Total capital expenditures	$60,215	$46,351	$18,496	$49,121

18. Valuation and Qualifying Accounts

	Allowance for Contractual Discounts	Allowance for Uncompensated Care	Total Accounts Receivable Allowances
Balance at December 31, 2009	$1,001,285	$572,015	$1,573,300
Additions	5,193,418	1,931,518	7,124,936
Reductions	(5,102,515)	(1,874,114)	(6,976,629)

Balance at December 31, 2010	1,092,188	629,419	1,721,607
Additions	6,117,634	2,091,750	8,209,384
Reductions	(5,955,370)	(2,065,750)	(8,021,120)

Balance at December 31, 2011	$1,254,452	$655,419	$1,909,871
Additions	7,169,942	2,534,511	9,704,453
Reductions	(6,804,906)	(2,348,176)	(9,153,082)

Balance at December 31, 2012	$1,619,488	$841,754	$2,461,242

          Additions to the Company's valuation and qualifying accounts are primarily related to income statement provisions and balances added from acquisitions. Reductions to these accounts are primarily related to write-off activity.

19. Subsequent Events

          On February 7, 2013, EVHC entered into a First Amendment (the "Amendment") to the credit agreement dated as of May 25, 2011. Under the Amendment, the Company incurred an additional $150 million in incremental borrowings under the Term Loan Facility, the proceeds of which were used to pay down the Company's ABL Facility. In addition, the rate at which the loans under the Term Loan Credit Agreement bear interest was amended to equal (i) the higher of (x) the rate for deposits in U.S. dollars in the London interbank market (adjusted for maximum reserves) for the applicable interest period ("LIBOR Rate") and (y) 1.00%, plus, in each case, 3.00% (with a step-down to 2.75% in the event that the Company meets a consolidated first lien net leverage ratio

Envision Healthcare Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

19. Subsequent Events (Continued)

of 2.50:1.00), or (ii) the alternate base rate, which will be the highest of (w) the corporate base rate established by the administrative agent from time to time, (x) 0.50% in excess of the overnight federal funds rate, (y) the one-month LIBOR rate (adjusted for maximum reserves) plus 1.00% and (z) 2.00%, plus, in each case, 2.00% (with a step-down to 1.75% in the event that the Company meets a consolidated first lien net leverage ratio of 2.50:1.00).

          On February 27, 2013, EVHC entered into a First Amendment (the "ABL Amendment") to the credit agreement governing the ABL Facility, under which EVHC increased its commitments under the ABL Facility to $450,000,000. In addition, the rate at which the loans under the ABL Credit Agreement bear interest was amended to equal (i) the LIBOR rate plus, (x) 2.00% in the event that average daily excess availability is less than or equal to 33% of availability, (y) 1.75% in the event that average daily excess availability is greater than 33% but less than or equal to 66% of availability and (z) 1.50% in the event that average daily excess availability is greater than 66% of availability, or (ii) the alternate base rate, which will be the highest of (x) the corporate base rate established by the administrative agent from time to time, (y) 0.50% in excess of the overnight federal funds rate and (z) the one-month LIBOR rate (adjusted for maximum reserves) plus 1.00% plus, in each case, (A) 1.00% in the event that average daily excess availability is less than or equal to 33% of availability, (B) 0.75% in the event that average daily excess availability is greater than 33% but less than or equal to 66% of availability and (C) 0.50% in the event that average daily excess availability is greater than 66% of availability.

Schedule 1 — Registrant's Condensed Financial Statements

Envision Healthcare Holdings, Inc.

Parent Company Only

Condensed Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$281	$—

Total current assets	281	—

Non-current assets:
Investment in wholly owned subsidiary	969,372	913,490
Long-term deferred tax asset	89	—
Other long-term assets	7,243	—

Total assets	$976,985	$913,490

Liabilities and Equity
Current liabilities:
Accounts payable	$117	$—
Accrued liabilities	1,536	—

Total current liabilities	1,653	—
Long-term debt	437,175	—

Total liabilities	438,828	—

Equity:
Common stock ($0.01 par value; 200,000,000 shares authorized, 14,049,639 and 14,000,444 issued and outstanding in 2012 and 2011, respectively)	141	140
Treasury stock at cost	(381)	—
Additional paid-in capital	526,264	903,033
Retained earnings	12,346	13,019
Accumulated other comprehensive loss	(213)	(2,702)

Total stockholders' equity	538,157	913,490

Total liabilities and stockholders' equity	$976,985	$913,490

See accompany notes to condensed financial statements.

Envision Healthcare Holdings, Inc.

Parent Company Only

Condensed Statements of Operations and Comprehensive Income

(in thousands)

	Year ended December 31, 2012	Period from May 25 through December 31, 2011
Equity in net income of subsidiary	$48,459	$13,019
Selling, general and administrative expenses	199	—
Interest expense	11,462	—

Income before income taxes	36,798	13,019
Income tax benefit	4,387	—

Net income	41,185	13,019
Other comprehensive income, net of tax:	2,489	(2,702)

Comprehensive income	$43,674	$10,317

See accompany notes to condensed financial statements.

Envision Healthcare Holdings, Inc.

Parent Company Only

Condensed Statements of Cash Flows

(in thousands)

	Year ended December 31, 2012	Period from May 25 through December 31, 2011
Cash Flows from Operating Activities
Net income	$41,185	$13,019
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income of subsidiary	(48,459)	(13,019)
Depreciation and amortization	1,056	—
Deferred income taxes	4,841	—
Changes in operating assets/liabilities	1,564	—

Net cash provided by operating activities	187	—

Cash Flows from Investing Activities
Net cash used in investing activities	—	—

Cash Flows from Financing Activities
Proceeds from issuance of senior subordinated notes	450,000	—
Dividend paid	(428,782)	—
Debt issue costs	(21,124)	—

Net cash provided by financing activities	94	—

Change in cash and cash equivalents	281	—
Cash and cash equivalents, beginning of period	—	—

Cash and cash equivalents, end of period	$281	$—

See accompany notes to condensed financial statements.

Notes to Condensed Parent Company Only Financial Statements

(dollars in thousands, except for share and per share amounts)

1. Description of Envision Healthcare Holdings, Inc.

          Envision Healthcare Holdings, Inc. ("Holding", the "Company" or the "Parent") was incorporated in Delaware on February 28, 2011 in connection with the merger of CDRT Merger Sub, Inc., a wholly-owned subsidiary of Envision Healthcare Intermediate Corporation, a wholly-owned subsidiary of Holding, with and into Envision Healthcare Corporation ("EVHC"). The Parent has no significant operations or assets or than its indirect ownership of the equity of EVHC. Accordingly, the Parent is dependent upon distributions from EVHC to fund its obligations. However, under the terms of EVHC's credit agreements governing EVHC's ABL Facility and Term Loan Facility and the Indenture governing EVHC's Senior Notes, EVHC's ability to pay dividends or lend to the Parent is restricted, except that EVHC may pay specified amounts to Parent to fund the payment of the Company's tax obligations. EVHC has no obligation to pay dividends to Holding.

2. Basis of Presentation

          The accompanying condensed financial statements (parent company only) include the accounts of Parent and its investment in EVHC, which is stated at cost plus equity in undistributed earnings of EVHC since the date of acquisition, and do not present the financial statements of the parent and its subsidiary on a consolidated basis. These parent company only financial statements should be read in conjunction with the Envision Healthcare Holdings, Inc. consolidated financial statements.

3. Debt

          On October 1, 2012, Holding issued $450 million of Senior PIK Toggle Notes, or the PIK Notes, due 2017 and used the proceeds from the offering to pay an extraordinary dividend to its stockholders, pay debt issuance costs and make certain payments to members of management with rollover options in Holding. Interest may be paid in cash or PIK at the discretion of the Company. Cash interest accrues on these notes at a rate of 9.25% payable semi-annually on April 1 and October 1 commencing on April 1, 2013. PIK interest accrues on these notes at a rate of 10.0%. The Holding PIK Notes are Holding's senior unsecured indebtedness and are not guaranteed by any of our subsidiaries.

          The Company may redeem the PIK Notes, in whole or in part, at any time, on and after October 1, 2013, and prior to maturity at the applicable redemption price set forth below, plus accrued and unpaid interest, if any, relative to the date of redemption.

Redemption Period	Price
2013	102.0%
2014	104.0%
2015	102.0%
2016 and thereafter	100.0%

          At any time prior to October 1, 2013, the PIK Notes may be redeemed in whole or in part, at the Company's option, at a price (the "Redemption Price") equal to 100.0% of the principal amount thereof plus the Applicable Premium (as defined below), and accrued but unpaid interest, if any, to the date of redemption.

Notes to Condensed Parent Company Only Financial Statements (Continued)

(dollars in thousands, except for share and per share amounts)

3. Debt (Continued)

          "Applicable Premium" means, with respect to a PIK Note at any date of redemption, the greater of (i) 1.0% of the principal amount of such PIK Note and (ii) the excess of (A) the present value on the date of redemption of (1) the redemption price of such PIK Note on October 1, 2013 (such redemption price being that described above) plus (2) all required remaining scheduled interest payments due on such PIK Note through such date (excluding accrued and unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such PIK Note on such date of redemption.

          In the event of an underwritten public equity offering of the Company pursuant to an effective registration statement under the Securities Act that yields net proceeds to the Company of at least $25.0 million, other than (x) any such public sale to an entity that is an Affiliate of the Company and (y) any public offerings registered on Form S-8, the Company will be required to make an offer to purchase the PIK Notes.

          Upon the occurrence of a change of control, each holder of PIK Notes will have the right to require the Company to repurchase all or any part of such Notes at a purchase price in cash equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

4. Subsequent Events

          On April 1, 2013, EVHC declared and paid a dividend to Envision Healthcare Intermediate Corporation which in turn paid a dividend to Holding in the amount of $20.8 million. These funds were used by Holding to pay interest due on Holding's unsecured PIK Notes due 2017.

Envision Healthcare Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,032	$57,832
Insurance collateral	32,930	24,481
Trade and other accounts receivable, net	677,318	625,144
Parts and supplies inventory	22,204	22,050
Prepaids and other current assets	33,782	23,752

Total current assets	803,266	753,259

Non-current assets:
Property, plant and equipment, net	186,375	191,864
Intangible assets, net	539,387	564,218
Insurance collateral	13,193	20,760
Goodwill	2,412,644	2,413,632
Other long-term assets	85,321	93,100

Total assets	$4,040,186	$4,036,833

Liabilities and Equity
Current liabilities:
Accounts payable	$63,321	$53,909
Accrued liabilities	320,947	388,935
Current deferred tax liabilities	28,163	23,568
Current portion of long-term debt	12,279	12,282

Total current liabilities	424,710	478,694
Long-term debt	2,694,504	2,647,098
Long-term deferred tax liabilities	156,761	156,761
Insurance reserves and other long-term liabilities	209,558	209,593

Total liabilities	3,485,533	3,492,146

Equity:
Common stock ($0.01 par value; 200,000,000 shares authorized, 14,202,463 and 14,049,639 issued and outstanding as of June 30, 2013 and December 31, 2012, respectively)	142	141
Treasury stock at cost	(1,347)	(381)
Additional paid-in capital	532,172	526,264
Retained earnings	18,096	12,346
Accumulated other comprehensive loss	(940)	(213)

Total Envision Healthcare Holdings, Inc. equity	548,123	538,157
Noncontrolling interest	6,530	6,530

Total equity	554,653	544,687

Total liabilities and equity	$4,040,186	$4,036,833

The accompanying notes are an integral part of these financial statements.

Envision Healthcare Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Income

(unaudited; in thousands, except share and per share amounts)

	Quarter ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Revenue, net of contractual discounts	$1,689,805	$1,444,131	$3,295,053	$2,851,921
Provision for uncompensated care	(790,550)	(643,033)	(1,507,474)	(1,244,529)

Net revenue	899,255	801,098	1,787,579	1,607,392

Compensation and benefits	643,960	562,838	1,285,749	1,128,703
Operating expenses	102,308	96,807	202,758	204,388
Insurance expense	25,840	27,555	51,673	52,445
Selling, general and administrative expenses	23,790	20,136	45,788	39,129
Depreciation and amortization expense	34,622	30,762	69,377	61,252
Restructuring charges	3,032	2,744	3,669	8,723

Income from operations	65,703	60,256	128,565	112,752
Interest income from restricted assets	266	258	632	545
Interest expense	(50,002)	(41,514)	(101,754)	(84,966)
Realized gain on investments	105	63	118	361
Interest and other (expense) income	(249)	241	(12,970)	403
Loss on early debt extinguishment	—	(5,172)	(122)	(5,172)

Income from operations before income taxes, equity in earnings of unconsolidated subsidiary and noncontrolling interest	15,823	14,132	14,469	23,923
Income tax expense	(6,313)	(6,266)	(8,881)	(10,504)

Income before equity in earnings of unconsolidated subsidiary and noncontrolling interest	9,510	7,866	5,588	13,419
Equity in earnings of unconsolidated subsidiary	87	105	162	214
Net income attributable to noncontrolling interest	—	(130)	—	—

Net income	9,597	7,841	5,750	13,633
Other comprehensive income (loss), net of tax:
Unrealized holding (losses) gains during the period	(13)	161	(449)	203
Unrealized gains (losses) on derivative financial instruments	20	(1,254)	(278)	(1,265)

Comprehensive income	$9,604	$6,748	$5,023	$12,571

Basic net income per common share	0.68	0.56	0.41	0.97
Diluted net income per common share	0.65	0.55	0.39	0.96
Average common shares outstanding, basic	14,158,294	14,001,237	14,106,190	14,001,512
Average common shares outstanding, diluted	14,760,361	14,199,646	14,618,691	14,192,225

The accompanying notes are an integral part of these financial statements.

Envision Healthcare Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited; in thousands)

	Quarter ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Cash Flows from Operating Activities
Net income	$9,597	$7,841	$5,750	$13,633
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,571	34,899	78,999	69,623
Gain on disposal of property, plant and equipment	(49)	(68)	(10)	(64)
Equity-based compensation expense	1,062	1,062	2,124	2,124
Excess tax benefits from equity-based compensation	(3,160)	—	(3,168)	—
Loss on early debt extinguishment	—	5,172	122	5,172
Equity in earnings of unconsolidated subsidiary	(87)	(105)	(162)	(214)
Dividends received	—	—	556	611
Noncontrolling interest in earnings	—	130	—	—
Deferred income taxes	4,971	107	4,231	207
Payment of dissenting shareholder settlement	(13,717)	—	(13,717)	—
Changes in operating assets/liabilities, net of acquisitions:
Trade and other accounts receivable	(13,751)	(7,482)	(54,963)	(42,829)
Parts and supplies inventory	(104)	437	(154)	388
Prepaids and other current assets	(8,678)	(6,809)	(12,305)	(6,537)
Accounts payable and accrued liabilities	(29,160)	(19,844)	(9,948)	26,205
Insurance accruals	766	(2,260)	(3,452)	(5,188)

Net cash (used in) provided by operating activities	(12,739)	13,080	(6,097)	63,131

Cash Flows from Investing Activities
Purchases of property, plant and equipment	(15,705)	(12,475)	(26,198)	(25,185)
Proceeds from sale of property, plant and equipment	131	1,378	328	1,451
Acquisition of businesses, net of cash received	—	(300)	(1,423)	(1,300)
Net change in insurance collateral	(8,053)	53,847	(402)	108,374
Other investing activities	650	509	(52)	(2,296)

Net cash (used in) provided by investing activities	(22,977)	42,959	(27,747)	81,044

Cash Flows from Financing Activities
Envision Healthcare Corporation issuance of class A common stock	426	—	1,117	—
Borrowings under senior secured term loan facility	—	—	150,000	—
Repayments of senior secured term loan facility and other debt	(3,372)	(168,825)	(7,044)	(172,474)
Net borrowings (payments) under ABL credit facility	27,500	—	(97,500)	—
Debt issue costs	(596)	—	(5,011)	(95)
Equity issuance costs	(1,400)	—	(1,400)	—
Repayment of equity	—	(130)	—	(130)
Excess tax benefits from stock-based compensation	3,160	—	3,168	—
Proceeds from noncontrolling interest	—	3,826	—	6,530
Dividend paid	—	—	(67)	—
Payment of dissenting shareholder settlement	(38,336)	—	(38,336)	—
Net change in bank overdrafts	5,234	3,927	8,117	12,169

Net cash (used in) provided by financing activities	(7,384)	(161,202)	13,044	(154,000)

Change in cash and cash equivalents	(43,100)	(105,163)	(20,800)	(9,825)
Cash and cash equivalents, beginning of period	80,132	229,361	57,832	134,023

Cash and cash equivalents, end of period	$37,032	$124,198	$37,032	$124,198

The accompanying notes are an integral part of these financial statements.

Envision Healthcare Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements

(in thousands, except share and per share data)

1. General

Basis of Presentation of Financial Statements

          The accompanying interim consolidated financial statements for Envision Healthcare Holdings, Inc., formerly known as CDRT Holding Corporation, ("Holding" or the "Company") have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") for interim reporting, and accordingly, do not include all of the disclosures required for annual financial statements. In the opinion of management, the consolidated financial statements include all normal recurring adjustments necessary for a fair presentation of the periods presented. Operating results for interim periods are not necessarily indicative of the results that may be expected for the full year ending December 31, 2013.

          On May 25, 2011, EVHC was acquired through a merger transaction ("Merger") by investment funds (the "CD&R Affiliates") sponsored by, or affiliated with, Clayton, Dubilier & Rice LLC ("CD&R"). As a result of the Merger, EVHC became a wholly-owned subsidiary of Envision Healthcare Intermediate Corporation, formerly known as CDRT Acquisition Corporation, which is a wholly-owned subsidiary of Holding. The transaction was accounted for as a reverse acquisition with Envision Healthcare Intermediate Corporation. The Company applied business combination accounting to the opening balance sheet and results of operations on May 25, 2011.

          In June 2013, CDRT Holding Corporation's name was changed to Envision Healthcare Holdings, Inc. and Emergency Medical Services Corporation's name was changed to Envision Healthcare Corporation.

          The Company's business is conducted primarily through two operating subsidiaries, EmCare Holdings Inc. ("EmCare"), its facility-based physician services segment, and American Medical Response, Inc. ("AMR"), its medical ransportation services segment.

2. Summary of Significant Accounting Policies

Consolidation

          The consolidated financial statements include all wholly-owned subsidiaries of Holding, including EVHC, EmCare and AMR and their respective subsidiaries, and affiliated physician groups. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

          The preparation of financial statements requires management to make estimates and assumptions relating to the reporting of results of operations, financial condition and related disclosure of contingent assets and liabilities at the date of the financial statements including, but not limited to, estimates and assumptions for accounts receivable and insurance related reserves. Actual results may differ from those estimates under different assumptions or conditions.

Insurance

          Insurance collateral is comprised principally of government and investment grade securities and cash deposits with third parties and supports the Company's insurance program and reserves.

Envision Healthcare Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(in thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

Certain of these investments, if sold or otherwise liquidated, would have to be replaced by other suitable financial assurances and are, therefore, considered restricted. Insurance collateral also includes a receivable from insurers of $1.3 million and $1.6 million as of June 30, 2013 and December 31, 2012, respectively, for liabilities in excess of our self-insured retention.

          Insurance reserves are established for automobile, workers compensation, general liability and professional liability claims utilizing policies with both fully-insured and self-insured components. This includes the use of an off-shore captive insurance program through a wholly-owned subsidiary for certain liability programs for both EmCare and AMR. In those instances where the Company has obtained third-party insurance coverage, the Company normally retains liability for the first $1 to $3 million of the loss. Insurance reserves cover known claims and incidents within the level of Company retention that may result in the assertion of additional claims, as well as claims from unknown incidents that may be asserted arising from activities through the balance sheet date.

          The Company establishes reserves for claims based upon an assessment of actual claims and claims incurred but not reported. The reserves are established based on quarterly consultation with third-party independent actuaries using actuarial principles and assumptions that consider a number of factors, including historical claim payment patterns (including legal costs) and changes in case reserves and the assumed rate of inflation in healthcare costs and property damage repairs. Claims, other than general liability claims, are discounted at a rate of 1.5%. General liability claims are not discounted.

          The Company's most recent actuarial valuation was completed in June 2013. As a result of this and previous actuarial valuations, the Company recorded increases in its provisions for insurance liabilities of $0.8 million and decreases of $0.4 million during the three and six month period ended June 30, 2013 respectively, compared to increases of $1.6 million and $1.2 million during the three and six month periods ended June 30, 2012, respectively, related to reserves for losses in prior years.

          The long-term portion of insurance reserves was $190.2 million and $189.4 million as of June 30, 2013 and December 31, 2012, respectively.

Trade and Other Accounts Receivable, net

          The Company estimates its allowances based on payor reimbursement schedules, historical collections and write-off experience and other economic data. The Company's billing systems do not provide contractual allowances or uncompensated care reserves on outstanding patient accounts. The allowance for uncompensated care is related principally to receivables recorded for self-pay patients and is not recorded on specific accounts due to the volume and variability of individual patient receivable collections. While the billing systems do not specifically record the allowance for doubtful accounts to individual accounts owed or specific payor classifications, the portion of the allowance for uncompensated care associated with fee for service charges as of December 31, 2012 was equal to approximately 97% and 93% of outstanding self-pay receivables for EmCare and AMR, respectively, consistent with the Company's collection history. Account balances are charged off against the uncompensated care allowance when it is probable the

Envision Healthcare Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(in thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

receivable will not be recovered and to the contractual allowance when payment is received. The Company's accounts receivable and allowances are as follows:

	June 30, 2013	December 31, 2012
Gross trade accounts receivable	$3,379,964	$3,085,758
Allowance for contractual discounts	1,754,079	1,619,488
Allowance for uncompensated care	949,087	841,754

Net trade accounts receivable	676,798	624,516
Other receivables, net	520	628

Net accounts receivable	$677,318	$625,144

          Other receivables primarily represent EmCare hospital subsidies and fees, and AMR fees for stand-by and special events and subsidies from community organizations.

          Accounts receivable allowances at EmCare are estimated based on cash collection and write-off experience at a facility level contract and facility specific payor mix. These allowances are reviewed and adjusted monthly through revenue provisions. In addition, a look-back analysis is done, typically after 15 months, to compare actual cash collected on a date of service basis to the revenue recorded for that period. Any adjustment necessary for an overage or deficit in these allowances based on actual collections is recorded through a revenue adjustment in the current period.

          AMR contractual allowances are determined primarily on payor reimbursement schedules that are included and regularly updated in the billing systems, and by historical collection experience. The billing systems calculate the difference between payor specific gross billings and contractually agreed to, or governmentally driven, reimbursement rates. The allowance for uncompensated care at AMR is related principally to receivables recorded for self-pay patients. AMR's allowances on self-pay accounts receivable are estimated on claim level, historical write-off experience.

Business Combinations

          Assets and liabilities of an acquired business are recorded at their fair values at the date of acquisition. The excess of the acquisition consideration over the estimated fair values is recorded as goodwill. All acquisition costs are expensed as incurred. While the Company uses its best estimates and assumptions as a part of the acquisition consideration allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, the estimates are inherently uncertain and subject to refinement. As a result, during the measurement period the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period any subsequent adjustments are recorded as expense.

Envision Healthcare Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(in thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

Revenue Recognition

          Revenue is recognized at the time of service and is recorded net of provisions for contractual discounts and estimated uncompensated care. Fee-for-service revenue represents billings for services provided to patients, for which the Company receives payment from the patient or their third-party payor. Provisions for contractual discounts are related to differences between gross charges and specific payor, including governmental, reimbursement schedules. Provisions for estimated uncompensated care, or bad debt expense, are related principally to the number of self-pay patients treated in the period and are based primarily on historical collection experience to reduce revenues net of contractual discounts to the estimated amounts the Company expects to collect. Subsidy and fee revenue primarily represent hospital subsidies and fees at EmCare and fees for stand-by, special event and community subsidies at AMR.

          The majority of the patients the Company treats are for the provision of emergency care in the pre-hospital and hospital settings. Due to federal government regulations governing the provision of such care, the Company is obligated to provide emergency care regardless of the patient's ability to pay or whether or not the patient has insurance or other third-party coverage for the costs of the services rendered. While the Company attempts to obtain all relevant billing information at the time the patient is within our care, there are numerous patient encounters where such information is not available. In such cases, the Company's billing operations will initially classify these patients as self-pay, with the applicable estimated allowance for uncompensated care, while they pursue collection of the account. Over the course of the first 30 to 60 days after these self-pay patients have been treated, the billing staff may identify the appropriate insurance or other third-party payor and re-assign the account from a self-pay payor classification to the appropriate payor. Depending on the final payor determination, the allowances for uncompensated care and contractual discounts will be adjusted accordingly. For accounts that remain classified as self-pay, the billing protocols and systems will generate bills and notifications generally for 90 to 120 days. If no collection or additional information is received from the patient, the account is written-off and sent to a collection agency. The Company's revenue recognition models, which are reviewed and updated on a monthly basis, consider these events in determining the collectability of accounts receivable.

Envision Healthcare Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(in thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

          Net revenue for the three and six month periods ended June 30, 2013 and 2012 consisted of the following:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Fee-for-service revenue, net of contractuals:
Medicare	$235,906	$189,490	$469,780	$382,200
Medicaid	51,849	47,217	103,063	93,327
Commercial insurance and managed care	568,527	515,529	1,128,718	1,017,628
Self-pay	689,035	563,251	1,318,292	1,091,796

Sub-total	1,545,317	1,315,487	3,019,853	2,584,951
Subsidies and fees	144,488	128,644	275,200	266,970

Revenue, net of contractuals	1,689,805	1,444,131	3,295,053	2,851,921
Provision for uncompensated care	(790,550)	(643,033)	(1,507,474)	(1,244,529)

Net revenue	$899,255	$801,098	$1,787,579	$1,607,392

          Healthcare reimbursement is complex and may involve lengthy delays. Third-party payors are continuing their efforts to control expenditures for healthcare, including proposals to revise reimbursement policies. The Company has from time to time experienced delays in reimbursement from third-party payors. In addition, third-party payors may disallow, in whole or in part, claims for payment based on determinations that certain amounts are not reimbursable under plan coverage, determinations of medical necessity, or the need for additional information. Laws and regulations governing the Medicare and Medicaid programs are very complex and subject to interpretation. Revenue is recognized on an estimated basis in the period in which related services are rendered. As a result, there is a reasonable possibility that recorded estimates will change materially in the short-term. Such amounts, including adjustments between provisions for contractual discounts and uncompensated care, are adjusted in future periods, as adjustments become known. These adjustments were less than 0.5% of net revenue for each of the three and six month periods ended June 30, 2013 and 2012.

          The Company provides services to patients who have no insurance or other third-party payor coverage. In certain circumstances, federal law requires providers to render services to any patient who requires care regardless of their ability to pay. Services to these patients are not considered to be charity care and provisions for uncompensated care for these services are estimated accordingly.

Fair Value Measurement

          The Company classifies its financial instruments that are reported at fair value based on a hierarchal framework which ranks the level of market price observability used in measuring financial instruments at fair value. Market price observability is impacted by a number of factors, including the type of instrument and the characteristics specific to the instrument. Instruments with readily available active quoted prices or for which fair value can be measured from actively quoted prices

Envision Healthcare Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(in thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

          Financial instruments measured and reported at fair value are classified and disclosed in one of the following categories:

          Level 1 — Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. The Company does not adjust the quoted price for these assets or liabilities, which include investments held in connection with the Company's captive insurance program.

          Level 2 — Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies. Balances in this category include fixed income mortgage backed securities, corporate bonds, and derivatives.

          Level 3 — Pricing inputs are unobservable as of the reporting date and reflect the Company's own assumptions about the fair value of the asset or liability. Balances in this category include the Company's estimate, using a combination of internal and external fair value analyses, of contingent consideration for acquisitions described in Note 3.

          The following table summarizes the valuation of the Company's financial instruments by the above fair value hierarchy levels as of June 30, 2013 and December 31, 2012 :

	June 30, 2013				December 31, 2012
Description	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:
Securities	$21,757	$512	$—	$22,269	$22,870	$788	$—	$23,658
Fuel hedge	$—	$273	$—	$273	$—	$631	$—	$631
Liabilities:
Contingent consideration	$—	$—	$9,401	$9,401	$—	$—	$4,401	$4,401
Interest rate swap	$—	$3,611	$—	$3,611	$—	$4,586	$—	$4,586

          The contingent consideration balance classified as a level 3 liability has increased by $5.0 million since December 31, 2012 due to recent acquisitions.

Recent Accounting Pronouncements

          In February 2013, the FASB issued Accounting Standards Updated No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income ("ASU 2013-02") to improve the reporting of reclassifications out of accumulated other comprehensive income ("AOCI").

          ASU 2013-2 requires the following:

  •
  present separately for each component of other comprehensive income, current period reclassifications out of AOCI and other amounts of current-period other comprehensive income; and

Envision Healthcare Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(in thousands, except share and per share data)

2. Summary of Significant Accounting Policies (Continued)

  •
  separately provide information about the effects on net income of significant amounts reclassified out of each component of AOCI if those amounts all are required to be reclassified to net income in their entirety in the same reporting period.

          The Company adopted this new guidance effective January 1, 2013 by adding disclosure in Note 7, Changes in Accumulated Other Comprehensive Income by Component.

3. Acquisitions

          During the six months ended June 30, 2013, the Company made purchase price allocation adjustments related to the acquisitions of Guardian Healthcare Group, Inc. ("Guardian"), the management services companies of NightRays, P.A ("NightRays"), and Saint Vincent Anesthesia Medical Group, Inc./Golden State Anesthesia Consultants, Inc. These adjustments included reclassifications from goodwill to intangible assets of $8.7 million and $4.3 million for Guardian and NightRays, respectively, a deferred tax liability adjustment of $3.3 million and other adjustments to opening balances for assets and liabilities.

4. Accrued Liabilities

          Accrued liabilities were as follows at June 30, 2013 and December 31, 2012:

	June 30, 2013	December 31, 2012
Accrued wages and benefits	$139,436	$136,334
Accrued paid time-off	27,490	25,626
Current portion of self-insurance reserve	44,898	49,224
Accrued restructuring	7,024	12,318
Current portion of compliance and legal	7,453	3,711
Accrued billing and collection fees	4,209	4,945
Accrued incentive compensation	18,392	22,274
Accrued interest	21,200	18,295
Accrued income taxes payable	2,102	10,586
Shareholder settlement liabilities	—	41,826
Other	48,743	63,796

Total accrued liabilities	$320,947	$388,935

Envision Healthcare Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(in thousands, except share and per share data)

5. Long-Term Debt

          Long-term debt and capital leases consisted of the following at June 30, 2013 and December 31, 2012:

	June 30, 2013	December 31, 2012
Senior subordinated unsecured notes due 2019	$950,000	$950,000
Senior subordinated unsecured notes purchased by Holding subsidiary	(15,000)	(15,000)
Senior PIK Toggle Notes due 2017	438,525	437,175
Senior secured term loan due 2018 (4.00% at June 30, 2013)	1,304,517	1,160,609
ABL Facility	27,500	125,000
Notes due at various dates from 2013 to 2022 with interest rates from 6% to 10%	836	1,149
Capital lease obligations due at various dates from 2013 to 2018	405	447

	2,706,783	2,659,380
Less current portion	(12,279)	(12,282)

Total long-term debt	$2,694,504	$2,647,098

          On February 7, 2013, EVHC entered into a First Amendment (the "Term Loan Amendment") to the credit agreement dated as of May 25, 2011. Under the Term Loan Amendment, the Company incurred an additional $150.0 million in incremental borrowings under the Term Loan Facility, the proceeds of which were used to pay down the Company's ABL Facility. In addition, the rate at which the loans under the Term Loan Credit Agreement bear interest was amended to equal (i) the higher of (x) the rate for deposits in U.S. dollars in the London interbank market (adjusted for maximum reserves) for the applicable interest period ("LIBOR") and (y) 1.00%, plus, in each case, 3.00% (with a step-down to 2.75% in the event that the Company meets a consolidated first lien net leverage ratio of 2.50:1.00), or (ii) the alternate base rate, which will be the highest of (w) the corporate base rate established by the administrative agent from time to time, (x) 0.50% in excess of the overnight federal funds rate, (y) the one-month LIBOR (adjusted for maximum reserves) plus 1.00% and (z) 2.00%, plus, in each case, 2.00% (with a step-down to 1.75% in the event that the Company meets a consolidated first lien net leverage ratio of 2.50:1.00). The Company wrote off $0.1 million of unamortized debt issuance costs as a result of this modification.

          On February 27, 2013, EVHC entered into a First Amendment (the "ABL Amendment") to the credit agreement governing the ABL Facility, under which EVHC increased its commitments under the ABL Facility to $450.0 million. In addition, the rate at which the loans under the ABL Credit Agreement bear interest was amended to equal (i) LIBOR plus, (x) 2.00% in the event that average daily excess availability is less than or equal to 33% of availability, (y) 1.75% in the event that average daily excess availability is greater than 33% but less than or equal to 66% of availability and (z) 1.50% in the event that average daily excess availability is greater than 66% of availability, or (ii) the alternate base rate, which will be the highest of (x) the corporate base rate established by the administrative agent from time to time, (y) 0.50% in excess of the overnight federal funds rate

Envision Healthcare Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(in thousands, except share and per share data)

5. Long-Term Debt (Continued)

and (z) the one-month LIBOR (adjusted for maximum reserves) plus 1.00% plus, in each case, (A) 1.00% in the event that average daily excess availability is less than or equal to 33% of availability, (B) 0.75% in the event that average daily excess availability is greater than 33% but less than or equal to 66% of availability and (C) 0.50% in the event that average daily excess availability is greater than 66% of availability.

          EVHC recorded $5.0 million of debt issuance expense related to these amendments.

          During the second quarter of 2012, the Company's captive insurance subsidiary purchased and currently holds $15.0 million of EVHC's senior unsecured notes through an open market transaction.

6. Derivative Instruments and Hedging Activities

          The Company manages its exposure to changes in fuel prices and interest rates and, from time to time, uses highly effective derivative instruments to manage well-defined risk exposures. The Company monitors its positions and the credit ratings of its counterparties and does not anticipate non-performance by the counterparties. The Company does not use derivative instruments for speculative purposes.

          At June 30, 2013, the Company was party to a series of fuel hedge transactions with a major financial institution under one master agreement. Each of the transactions effectively fixes the cost of diesel fuel at prices ranging from $3.63 to $4.02 per gallon. The Company purchases the diesel fuel at the market rate and periodically settles with its counterparty for the difference between the national average price for the period published by the Department of Energy and the agreed upon fixed price. The transactions fix the price for a total of 4.3 million gallons, which represents approximately 28.6% of the Company's total estimated usage during the periods hedged, and are spread over periods from July 2013 through December 2014. As of June 30, 2013, the Company recorded, as a component of other comprehensive income before applicable tax impacts, an asset associated with the fair value of the fuel hedge in the amount of $0.3 million, compared to an asset of $0.6 million as of December 31, 2012. Settlement of hedge agreements are included in operating expenses and resulted in net receipts from the counterparty of $0.1 million and $0.3 million for each of the three and six month periods ended June 30, 2013 and $0.4 million and $0.8 million for each of the three and six month periods ended June 30, 2012. Over the next 12 months, the Company expects to reclassify $0.2 million of deferred gain from AOCI as the related fuel hedge transactions mature.

          In October 2011, the Company entered into interest rate swap agreements which mature on August 31, 2015. The swap agreements are with major financial institutions and effectively convert a total of $400 million in variable rate debt to fixed rate debt with an effective rate of 4.49%. The Company will continue to make interest payments based on the variable rate associated with the debt (based on LIBOR, but not less than 1.0%) and will periodically settle with its counterparties for the difference between the rate paid and the fixed rate. The Company recorded, as a component of other comprehensive income before applicable tax impacts, a liability associated with the fair value of the interest rate swap in the amount of $3.6 million as of June 30, 2013, compared to $4.6 million as of December 31, 2012. Settlement of interest rate swap agreements are included in interest expense and resulted in net payments to the counterparties of $0.5 million and $1.0 million

Envision Healthcare Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(in thousands, except share and per share data)

6. Derivative Instruments and Hedging Activities (Continued)

for each of the three and six month periods ended June 30, 2013. There were no payments made or received under these hedge agreements as of June 30, 2012. Over the next 12 months, the Company expects to reclassify $2.0 million of deferred loss from AOCI to interest expense as the related interest rate swap transactions mature.

7. Changes in Accumulated Other Comprehensive Income by Component

          The following table summarizes the changes in the Company's AOCI by component for the six months ended June 30, 2013. All amounts are after tax.

	Fuel hedge	Interest rate swap	Unrealized holding gains on available- for-sale securities	Total
Balance as of December 31, 2012	$1,057	$(2,861)	$1,591	$(213)
Other comprehensive income before reclassifications	(749)	(7)	(375)	(1,131)
Amounts reclassified from accumulated other comprehensive income	(138)	616	(74)	404

Net current-period other comprehensive income	(887)	609	(449)	(727)

Balance as of June 30, 2013	$170	$(2,252)	$1,142	$(940)

          The following table shows the line item on the Statement of Operations affected by reclassifications out of AOCI.

	Amount reclassified from AOCI
Details about AOCI components	Quarter ended June 30, 2013	Six months ended June 30, 2013	Affected line item on the Statement of Operations
Gains and losses on cash flow hedges
Fuel hedge	$26	$221	Operating expenses
Interest rate swap	(496)	(987)	Interest expense

	(470)	(766)	Total before tax
	177	288	Tax benefit

	$(293)	$(478)	Net of tax

Unrealized holding gains on available-for-sale securities	$105	$118	Realized gain on investments

	105	118	Total before tax
	(39)	(44)	Tax expense

	$66	$74	Net of tax

Envision Healthcare Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(in thousands, except share and per share data)

8. Restructuring Charges

          The Company recorded a restructuring charge of $3.0 million and $3.7 million during the three and six months ended June 30, 2013, respectively, and $2.7 million and $8.7 million during the three and six months ended June 30, 2012, respectively, related to continuing efforts to re-align AMR's operations and the reorganization of EmCare's geographic regions. Payments currently under this plan are expected to be complete by September 2013. The accrued restructuring liability as of June 30, 2013 of $7.0 million includes accruals on restructuring plans from prior years in addition to the 2012 plan outlined below.

	2012 Plan
	Lease & Other Contract Termination Costs	Severance	Total
Balance as of December 31, 2012	6,295	4,058	10,353
Incurred	1,885	1,789	3,674
Paid	(5,714)	(2,547)	(8,261)

Balance as of June 30, 2013	$2,466	3,300	$5,766

9. Commitments and Contingencies

Lease Commitments

          The Company leases various facilities and equipment under operating lease agreements.

          The Company also leases certain leasehold improvements under capital leases. Assets under capital leases are capitalized using inherent interest rates at the inception of each lease. Capital leases are collateralized by the underlying assets.

Services

          The Company is subject to the Medicare and Medicaid fraud and abuse laws which prohibit, among other things, any false claims, or any bribe, kickback or rebate in return for the referral of Medicare and Medicaid patients. Violation of these prohibitions may result in civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. Management has implemented policies and procedures that management believes will assure that the Company is in substantial compliance with these laws and regulations but there can be no assurance the Company will not be found to have violated certain of these laws and regulations. From time to time, the Company receives requests for information from government agencies pursuant to their regulatory or investigational authority. Such requests can include subpoenas or demand letters for documents to assist the government agencies in audits or investigations. The Company is cooperating with the government agencies conducting these investigations and is providing requested information to the government agencies. Other than the proceedings described below, management believes that the outcome of any of these investigations would not have a material adverse effect on the Company.

          Like other ambulance companies, AMR has provided discounts to its healthcare facility customers (nursing homes and hospitals) in certain circumstances. The Company has attempted to

Envision Healthcare Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(in thousands, except share and per share data)

9. Commitments and Contingencies (Continued)

comply with applicable law where such discounts are provided. During the first quarter of fiscal 2004, the Company was advised by the U.S. Department of Justice ("DOJ") that it was investigating certain business practices at AMR. The specific practices at issue were (1) whether ambulance transports involving Medicare eligible patients complied with the "medical necessity" requirement imposed by Medicare regulations, (2) whether patient signatures, when required, were properly obtained from Medicare eligible patients, and (3) whether discounts in violation of the federal Anti-Kickback Statute were provided by AMR in exchange for referrals involving Medicare eligible patients. In connection with the third issue, the government alleged that certain of AMR's hospital and nursing home contracts in effect in Texas in periods prior to 2002 contained discounts in violation of the federal Anti-Kickback Statute. The Company negotiated a settlement with the government pursuant to which the Company paid $9 million and obtained a release of all claims related to such conduct alleged to have occurred in Texas in periods prior to 2002. In connection with the settlement, AMR entered into a Corporate Integrity Agreement ("CIA") which was effective for a period of five years beginning September 12, 2006, and which was released in February 2012.

          In December 2006, AMR received a subpoena from the DOJ. The subpoena requested copies of documents for the period from January 2000 through the present. The subpoena required AMR to produce a broad range of documents relating to the operations of certain AMR affiliates in New York. The Company produced documents responsive to the subpoena. The government identified claims for reimbursement that the government believes lack support for the level billed, and invited the Company to respond to the identified areas of concern. The Company reviewed the information provided by the government and provided its response. On May 20, 2011, AMR entered into a settlement agreement with the DOJ and a CIA with the Office of Inspector General of the Department of Health and Human Services ("OIG") in connection with this matter. Under the terms of the settlement, AMR paid $2.7 million to the federal government. In connection with the settlement, the Company entered into a CIA with a five-year period beginning May 20, 2011. Pursuant to this CIA, the Company is required to maintain a compliance program, which includes, among other elements, the appointment of a compliance officer and committee, training of employees nationwide, safeguards for its billing operations as they relate to services provided in New York, including specific training for operations and billing personnel providing services in New York, review by an independent review organization and reporting of certain reportable events. The Company entered into the settlement in order to avoid the uncertainties of litigation, and has not admitted any wrongdoing. In May 2013, a subsidiary of the Company entered into an agreement to divest substantially all the assets underlying AMR's services in New York, although the obligations of the Company's compliance program will remain in effect following the expected divestiture. In May 2013, a subsidiary of the Company entered into an agreement to divest substantially all the assets underlying AMR's services in New York, although the obligations of the Company's compliance program will remain in effect following the expected divestiture. The divesture was completed on July 1, 2013.

          In July 2011, AMR received a subpoena from the Civil Division of the U.S. Attorney's Office for the Central District of California ("USAO") seeking certain documents concerning AMR's provision of ambulance services within the City of Riverside, California. The USAO indicated that it, together with the OIG, was investigating whether AMR violated the federal False Claims Act and/or the federal Anti-Kickback Statute in connection with AMR's provision of ambulance transport services

Envision Healthcare Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(in thousands, except share and per share data)

9. Commitments and Contingencies (Continued)

within the City of Riverside. The California Attorney General's Office conducted a parallel state investigation for possible violations of the California False Claims Act. In December 2012, AMR was notified that both investigations were concluded and that the agencies had closed the matter. There were no findings made against AMR, and the closure of the matter did not require any payments from AMR.

Other Legal Matters

          Four different lawsuits purporting to be class actions have been filed against AMR and certain subsidiaries in California alleging violations of California wage and hour laws. On April 16, 2008, Lori Bartoni commenced a suit in the Superior Court for the State of California, County of Alameda; on July 8, 2008, Vaughn Banta filed suit in the Superior Court of the State of California, County of Los Angeles; on January 22, 2009, Laura Karapetian filed suit in the Superior Court of the State of California, County of Los Angeles, and on March 11, 2010, Melanie Aguilar filed suit in Superior Court of the State of California, County of Los Angeles. The Banta, Aguilar and Karapetian cases have been coordinated in the Superior Court for the State of California, County of Los Angeles. At the present time, courts have not certified classes in any of these cases. Plaintiffs allege principally that the AMR entities failed to pay overtime charges pursuant to California law, and failed to provide required meal breaks, rest breaks or pay premium compensation for missed breaks. Plaintiffs are seeking to certify the classes and are seeking lost wages, punitive damages, attorneys' fees and other sanctions permitted under California law for violations of wage hour laws. We are unable at this time to estimate the amount of potential damages, if any.

          Merion Capital, L.P. ("Merion"), a former stockholder of EVHC, filed an action in the Delaware Court of Chancery seeking to exercise its right to appraisal of its holdings in EVHC prior to the Merger. During the six months ended June 30, 2013, the company expensed $8.4 million of legal settlement costs and $1.9 million of interest. On April 15, 2013, the Company paid $52.1 million in a settlement of Merion's appraisal action, in which Merion agreed to release its claims against the Company. $13.7 million of this payment is included in cash flows from operations and $38.3 million is included in cash flows from financing activities on the statements of cash flows for the three and six months ended June 30, 2013.

          On August 7, 2012, EmCare received a subpoena from the OIG. The subpoena requests copies of documents for the period from January 1, 2007 through the present and appears to primarily be focused on EmCare's contracts for services at hospitals that are affiliated with Health Management Associates, Inc. ("HMA"). The Company intends to cooperate with the government during its investigation and, as such, is in the process of gathering responsive documents, formulating a written response to the subpoena and is seeking to engage in a meaningful dialogue with the relevant government representatives. At this time, the Company is unable to determine the potential impact, if any, that will result from this investigation.

          On February 5, 2013, AMR's Air Ambulance Specialists, Inc. subsidiary received a subpoena from the Federal Aviation Administration relating to its operations as an indirect air carrier and its relationships with Part 135 direct air carriers. The Company intends to cooperate with the government during its investigation and, as such, is in the process of gathering responsive documents, formulating a written response to the subpoena and is seeking to engage in a meaningful dialogue with the relevant government representatives. At this time, the Company is unable to determine the potential impact, if any, that will result from this investigation.

Envision Healthcare Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(in thousands, except share and per share data)

9. Commitments and Contingencies (Continued)

          On February 14, 2013, EmCare received a subpoena from the OIG requesting documents and other information relating to EmCare's relationship with Community Health Services, Inc. ("CHS"). The Company intends to cooperate with the government during its investigation. At this time, the Company is unable to determine the potential impact, if any, that will result from this investigation.

          The Company is involved in other litigation arising in the ordinary course of business. Management believes the outcome of these legal proceedings will not have a material adverse impact on its financial condition, results of operations or liquidity.

10. Equity Based Compensation

          The Company established a stock compensation plan after the Merger whereby certain members of management and officers were awarded stock options in Holding. These options have a $34.31 strike price, which was reduced from the original strike price of $64.00 in connection with a dividend paid by Holding in October 2012. They vest ratably through December 2015 and have a maximum term of 10 years. A compensation charge of $1.1 million and $2.1 million was recorded during the three and six months ended June 30, 2013, respectively, and $1.1 million and $2.1 million was recorded for the three and six months ended June 30, 2012, respectively.

          Our external directors have elected to receive part of their director fees in the form of restricted stock units ("RSUs"). As of March 31, 2013, the Company had granted 3,945 RSUs based on a market price of $64.00 per share, 789 RSUs based on a market price of $80.00 per share and 2,694 RSUs based on a market price of $50.31 per share and 991 RSUs based on a market price of $73.00 per share as annual director fees. The RSUs are fully vested when granted.

11. Related Party Transactions

          The Company is party to a consulting agreement with CD&R (the "Consulting Agreement"), pursuant to which CD&R provides Holding and its subsidiaries with financial, investment banking, management, advisory and other services in exchange for an annual fee of $5.0 million. For each of the three and six months ended June 30, 2013 and 2012, the Company expensed $1.3 million and $2.5 million, respectively, in respect of this fee.

          On April 1, 2013, EVHC declared and paid a dividend to Envision Healthcare Intermediate Corporation which in turn paid a dividend to Holding in the amount of $20.8 million. These funds were used by Holding to pay interest due on Holding's $450 million 9.250%/10.000% Senior PIK Toggle Notes due 2017 (the "Holding PIK Notes").

12. Variable Interest Entities

          GAAP requires the assets, liabilities, noncontrolling interests and activities of Variable Interest Entities ("VIEs") to be consolidated if an entity's interest in the VIE has specific characteristics including: voting rights not proportional to ownership and the right to receive a majority of expected income or absorb a majority of expected losses. In addition, the entity exposed to the majority of the risks and rewards associated with the VIE is deemed its primary beneficiary and must consolidate the entity.

Envision Healthcare Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(in thousands, except share and per share data)

12. Variable Interest Entities (Continued)

          EmCare entered into an agreement in 2011 with an indirect wholly-owned subsidiary of HCA Holdings Inc. to form an entity which would provide physician services to various healthcare facilities ("HCA-EmCare JV"). HCA-EmCare JV began providing services to healthcare facilities during the first quarter of 2012 and meets the definition of a VIE. The Company determined that, although EmCare only holds 50% voting control, EmCare is the primary beneficiary and must consolidate this VIE because:

  •
  EmCare provides management services to HCA-EmCare JV including recruiting, credentialing, scheduling, billing, payroll, accounting and other various administrative services and therefore substantially all of HCA-EmCare JV's activities involve EmCare; and

  •
  as payment for management services, EmCare is entitled to receive a base management fee from HCA-EmCare JV as well as a bonus management fee.

          The following is a summary of the HCA-EmCare JV assets and liabilities as of June 30, 2013 and December 31, 2012, which are included in the consolidated financial statements.

	June 30,	December 31,
	2013	2012
Current assets	$45,758,913	$33,141,502
Current liabilities	27,461,482	20,081,084

13. Segment Information

          The Company is organized around two separately managed business units: outsourced facility-based physician services and medical transportation services, which have been identified as operating segments. The facility-based physician services reportable segment provides physician services to hospitals primarily for emergency departments ("ED") and urgent care centers, as well as for hospitalist/inpatient, radiology, tele-radiology, anesthesiology and surgery services. The medical transportation services reportable segment focuses on providing a full range of medical transportation services from basic patient transit to the most advanced emergency care and pre-hospital assistance. The Chief Executive Officer has been identified as the chief operating decision maker ("CODM") as he assesses the performance of the business units and decides how to allocate resources to the business units.

          Net income attributable to EVHC before equity in earnings of unconsolidated subsidiary, income tax expense, interest and other income (expense), loss on early debt extinguishment, realized gain (loss) on investments, interest expense, equity-based compensation, related party management fees, restructuring charges, depreciation and amortization expense, and net income attributable to noncontrolling interest ("Adjusted EBITDA") is the measure of profit and loss that the CODM uses to assess performance, measure liquidity and make decisions. The Company modified the definition of Adjusted EBITDA following the Merger. The accounting policies for reported segments are the same as for the Company as a whole.

Envision Healthcare Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(in thousands, except share and per share data)

13. Segment Information (Continued)

          The following tables present the Company's operating segment results for the three and six months ended June 30, 2013 and 2012:

	Quarter ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Facility-Based Physician Services
Net revenue	$569,117	$468,852	$1,124,053	$917,856
Segment Adjusted EBITDA	70,575	63,767	136,735	120,481
Medical Transportation Services
Net revenue	330,138	332,246	663,526	689,536
Segment Adjusted EBITDA	35,381	32,565	70,220	67,415
Total
Total net revenue	899,255	801,098	1,787,579	1,607,392
Total Segment Adjusted EBITDA	105,956	96,332	206,955	187,896
Reconciliation of Adjusted EBITDA to Net Income
Segment Adjusted EBITDA	$105,956	$96,332	$206,955	$187,896
Corporate operating expense	(21)	—	(88)	—
Depreciation and amortization expense	(34,622)	(30,762)	(69,377)	(61,252)
Restructuring charges	(3,032)	(2,744)	(3,669)	(8,723)
Equity-based compensation expense	(1,062)	(1,062)	(2,124)	(2,124)
Related party management fees	(1,250)	(1,250)	(2,500)	(2,500)
Interest expense	(50,002)	(41,514)	(101,754)	(84,966)
Realized gain on investments	105	63	118	361
Interest and other (expense) income	(249)	241	(12,970)	403
Loss on early debt extinguishment	—	(5,172)	(122)	(5,172)
Income tax expense	(6,313)	(6,266)	(8,881)	(10,504)
Equity in earnings of unconsolidated subsidiary	87	105	162	214
Net income attributable to noncontrolling interest	—	(130)	—	—

Net income attributable to Holding	$9,597	$7,841	$5,750	$13,633

Envision Healthcare Holdings, Inc.

Notes to Unaudited Consolidated Financial Statements (Continued)

(in thousands, except share and per share data)

13. Segment Information (Continued)

          A reconciliation of Segment Adjusted EBITDA to cash flows (used in) provided by operating activities is as follows:

	Quarter ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Segment Adjusted EBITDA	$105,956	$96,332	$206,955	$187,896
Corporate operating expense	(21)	—	(88)	—
Related party management fees	(1,250)	(1,250)	(2,500)	(2,500)
Restructuring charges	(3,032)	(2,744)	(3,669)	(8,723)
Interest expense (less deferred loan fee amortization)	(45,112)	(37,380)	(92,154)	(76,595)
Payment of dissenting shareholder settlement	(13,717)	—	(13,717)	—
Change in accounts receivable	(13,751)	(7,482)	(54,963)	(42,829)
Change in other operating assets/liabilities	(37,176)	(28,476)	(25,859)	14,868
Excess tax benefits from equity-based compensation	(3,160)	—	(3,168)	—
Interest and other income (expense)	(249)	241	(12,970)	403
Income tax expense, net of change in deferred taxes	(1,342)	(6,159)	(4,650)	(10,297)
Other	115	(2)	686	908
Cash flows (used in) provided by operating activities	$(12,739)	$13,080	$(6,097)	$63,131

14. Subsequent Events

          The Company's management has evaluated events subsequent to June 30, 2013 through the issuance date of this report to identify any necessary changes to the consolidated financial statements or related disclosures. Below is a description of events for which disclosure was deemed necessary.

          On June 13, 2013, Holding filed a Registration Statement on Form S-1 with the SEC for an initial public offering ("IPO") of its shares of common stock. Holding intends to use the net proceeds to repay debt, including to redeem the PIK Notes. The Company expects that Holding will pay CD&R out of the IPO net proceeds a fee of $20 million to terminate the Consulting Agreement in connection with the consummation of the IPO. There can be no assurance that the IPO or any related transactions will be consummated.

                        Shares

Envision Healthcare Holdings, Inc.

Common Stock

Goldman, Sachs & Co.

Barclays

BofA Merrill Lynch

Citigroup

Credit Suisse

Deutsche Bank Securities

Morgan Stanley

RBC Capital Markets

UBS Investment Bank

        Through and including                        , 2013 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.    Other Expenses of Issuance and Distribution.

          The following table sets forth the estimated expenses payable by us in connection with the sale and distribution of the securities registered hereby, other than underwriting discounts or commissions. All amounts are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority filing fee.

SEC Registration Fee		$13,640
FINRA Filing Fee		$15,500
Stock Exchange Listing Fee	$	*
Printing Fees and Expenses	$	*
Accounting Fees and Expenses	$	*
Legal Fees and Expenses	$	*
Blue Sky Fees and Expenses	$	*
Transfer Agent Fees and Expenses	$	*
Miscellaneous	$	*

Total:	$	*

*
To be filed by amendment.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware General Corporation Law

          Envision Healthcare Holdings, Inc. is incorporated under the laws of the state of Delaware.

          Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

          Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

          Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

          Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses, including attorneys' fees, incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

          Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

          Our amended and restated certificate of incorporation will contain provisions permitted under the DGCL relating to the liability of directors. These provisions will eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

  •
  any breach of the director's duty of loyalty;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

  •
  under Section 174 of the DGCL (unlawful dividends); or

  •
  any transaction from which the director derives an improper personal benefit.

          Our amended and restated certificate of incorporation and our amended and restated by-laws will require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our Board of Directors. Our amended and restated certificate of incorporation and our amended and restated by-laws will provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

          Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director's liability (1) for breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation will contain such a provision.

Indemnification Agreements

          The Company and EVHC are parties to separate indemnification agreements with (i) CD&R and the CD&R Affiliates, referred to collectively as the CD&R Entities, and (ii) with each of Richard J. Schnall, Ronald A. Williams, William A. Sanger and Kenneth A. Giuriceo as the directors of the Company and EVHC.

          Under the indemnification agreement with the CD&R Entities, the Company and EVHC, subject to certain limitations, jointly and severally agreed to indemnify the CD&R Entities and certain of their affiliates against certain liabilities arising out of performance of the Consulting Agreement and certain other claims and liabilities. Under the indemnification agreements with their directors, the Company and EVHC, subject to certain limitations, jointly and severally agreed to indemnify their directors against certain liabilities arising out of service as a director of the Company and its subsidiaries.

          Our executive employment agreements include indemnification provisions. Under those agreements, we agree to indemnify each of these individuals against claims arising out of events or occurrences related to that individual's service as our agent or the agent of any of our subsidiaries to the fullest extent legally permitted.

          Prior to the offering, we will enter into an indemnification agreement with each of our directors. The indemnification agreement will provide our directors with contractual rights to the indemnification and expense advancement rights provided under our amended and restated by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

Directors' and Officers' Liability Insurance

          We have obtained directors' and officers' liability insurance which insures against certain liabilities that our directors and officers, may, in such capacities, incur.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

          On May 25, 2011, we issued 13,860,168 shares of our common stock to CD&R Affiliates in exchange for approximately $887.1 million in cash.

          On September 8, 2011, we issued 62,500 shares of our common stock to certain principals of Acute Management, LLC in lieu of $4 million in cash in connection with the acquisition of Acute Management, LLC.

          On October 3, 2011, we issued 56,683 shares of our common stock to 49 of our officers and employees in exchange for $3.6 million in cash.

          We issued 14,408 and 9,938 shares of our common stock to certain executive officers of Guardian Healthcare Holdings, Inc. in exchange for $0.7 million and $0.5 million of cash in March 2013 and April 2013, respectively.

          Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant. The sales of these securities were made without any general solicitation or advertising.

          There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

          The number of shares above have not been adjusted to reflect our anticipated stock splits prior to completion of the offering.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

          (a)     Exhibits.

          The Exhibits to this Registration Statement on Form S-1 are listed in the Index to Exhibits which follows the signature pages to this Registration Statement and is herein incorporated by reference.

          (b)     Financial Statement Schedule:

          Schedule I — Registrant's Condensed Financial Statements are included in the registration statement beginning on page F-49.

ITEM 17.    UNDERTAKINGS

          (a)     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (b)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (c)     The undersigned registrant hereby undertakes that:

    (1)
    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2)
    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, Envision Healthcare Holdings, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on July 25, 2013.

Envision Healthcare Holdings, Inc.
By:	/s/ RANDEL G. OWEN
Name: Randel G. Owen Title: Executive Vice President, Chief Operating Officer and Chief Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on July 25, 2013 by the following persons in the capacities indicated.

Signature	Title

* William A. Sanger	Director, President and Chief Executive Officer (Principal Executive Officer)
/s/ RANDEL G. OWEN Randel G. Owen	Director, Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)
* R. Jason Standifird	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)
* Richard J. Schnall	Director
* Kenneth A. Giuriceo	Director
* Ronald A. Williams	Director and Chairman
* Carol J. Burt	Director

Signature		Title

* Leonard M. Riggs, Jr., M.D.		Director
* Michael L. Smith		Director
*By:	/s/ RANDEL G. OWEN Randel G. Owen, as Attorney-in-Fact

EXHIBIT INDEX

Exhibit List

          (Note Regarding Reliance on Statements in Our Contracts: In reviewing the agreements included as exhibits to this Registration Statement on Form S-1, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about the Company, its subsidiaries or affiliates, or the other parties to the agreements. The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and (i) should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement; (iii) may apply standards of materiality in a way that is different from what may be viewed as material to investors; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about Envision Healthcare Holdings, Inc., its subsidiaries and affiliates may be found elsewhere in this Registration Statement on Form S-1.)

Exhibit List

Exhibit Number		Exhibit Description
1.1	*	Form of Underwriting Agreement.
2.1
Agreement and Plan of Merger, among CDRT Acquisition Corporation, CDRT Merger Sub, Inc. and Emergency Medical Services Corporation, dated as of February 13, 2011 (Incorporated by reference to Exhibit 2.1 to Emergency Medical Services L.P.'s Form 8-K, dated February 17, 2011).
3.1	#	Form of Second Amended and Restated Certificate of Incorporation of Envision Healthcare Holdings, Inc.
3.2	#	Form of Amended and Restated By-Laws of Envision Healthcare Holdings, Inc.
4.1		Form of 8.125% Senior Note due 2019 (Included in Exhibit 4.2 hereto).
4.2
Indenture, dated May 25, 2011, by and between CDRT Merger Sub, Inc. and Wilmington Trust FSB (Incorporated by reference to Exhibit 4.1 to Emergency Medical Services Corporation's Form 8-K, dated June 1, 2011).
4.3
First Supplemental Indenture, dated May 25, 2011, by and between CDRT Merger Sub, Inc. and Wilmington Trust FSB (Incorporated by reference to Exhibit 4.2 to Emergency Medical Services Corporation's Form 8-K, dated June 1, 2011).
4.4
Second Supplemental Indenture, dated May 25, 2011, by and among Emergency Medical Services Corporation, the Subsidiary Guarantors named therein and Wilmington Trust FSB (Incorporated by reference to Exhibit 4.3 to Emergency Medical Services Corporation's Form 8-K, dated June 1, 2011).

Exhibit Number		Exhibit Description
4.5		Third Supplemental Indenture, dated November 7, 2012, by and among Emergency Medical Services Corporation, the Subsidiary Guarantors named therein and Wilmington Trust FSB (Incorporated by reference to Exhibit 4.1 to Emergency Medical Services Corporation's Form 10-Q for the quarter ended March 31, 2012).
4.6
Fourth Supplemental Indenture, dated April 11, 2012, by and among Emergency Medical Services Corporation, the Subsidiary Guarantors named therein and Wilmington Trust FSB (Incorporated by reference to Exhibit 4.2 to Emergency Medical Services Corporation's Form 10-Q for the quarter ended March 31, 2012).
4.7	#	Form of Common Stock Certificate.
5.1	#	Opinion of Debevoise & Plimpton LLP
10.1
Term Loan Credit Agreement, dated May 25, 2011, by and among CDRT Merger Sub, Inc., Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and several lenders from time to time party thereto (Incorporated by reference to Exhibit 10.1 to Emergency Medical Services Corporation's Form 8-K, dated June 1, 2011).
10.1.1
First Amendment, dated February 7, 2013, to the Term Loan Credit Agreement, dated May 25, 2011, by and among Emergency Medical Services Corporation, Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and several lenders from time to time party thereto (Incorporated by reference to Exhibit 10.1 to Emergency Medical Services Corporation's Form 8-K, dated February 7, 2013).
10.2
Term Loan Guarantee and Collateral Agreement, dated May 25, 2011, by and among CDRT Acquisition Corporation, Emergency Medical Services Corporation, certain Subsidiaries named therein and Deutsche Bank AG New York Branch, as collateral agent (Incorporated by reference to Exhibit 10.2 to Emergency Medical Services Corporation's Form 8-K, dated June 1, 2011).
10.3
ABL Credit Agreement, dated May 25, 2011, by and among CDRT Merger Sub, Inc., Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and several lenders from time to time party thereto (Incorporated by reference to Exhibit 10.3 to Emergency Medical Services Corporation's Form 8-K, dated June 1, 2011).
10.3.1
First Amendment, dated as of February 27, 2013, to the ABL Credit Agreement, dated as of May 25, 2011, among Emergency Medical Services Corporation, Deutsche Bank AG New York Branch, as an issuing lender, swingline lender, administrative agent and collateral agent, and the several lenders from time to time party thereto (Incorporated by reference to Exhibit 10.1 to Emergency Medical Services Corporation's Form 8-K, dated February 27, 2013).
10.4
ABL Guarantee and Collateral Agreement, dated May 25, 2011, by and among CDRT Acquisition Corporation, Emergency Medical Services Corporation, certain Subsidiaries named therein and Deutsche Bank AG New York Branch, as collateral agent (Incorporated by reference to Exhibit 10.4 to Emergency Medical Services Corporation's Form 8-K, dated June 1, 2011).
10.5
Intercreditor Agreement, dated May 25, 2011, by and between Deutsche Bank AG New York Branch, as ABL agent, and Deutsche Bank AG New York Branch, as Term Loan agent (Incorporated by reference to Exhibit 10.5 to Emergency Medical Services Corporation's Form 8-K, dated June 1, 2011).

Exhibit Number		Exhibit Description
10.6		Consulting Agreement, dated May 25, 2011, by and among CDRT Holding Corporation, Emergency Medical Services Corporation and Clayton, Dubilier & Rice, LLC (Incorporated by reference to Exhibit 10.6 to Emergency Medical Services Corporation's Form 8-K, dated June 1, 2011).
10.7
Indemnification Agreement, dated May 25, 2011, by and among CDRT Holding Corporation, Emergency Medical Services Corporation, Clayton, Dubilier & Rice Fund VIII, L.P., CD&R EMS Co-Investor, L.P., CD&R Advisor Fund VIII Co-Investor, L.P., CD&R Friends and Family Fund VIII, L.P. and Clayton, Dubilier & Rice, LLC (Incorporated by reference to Exhibit 10.7 to Emergency Medical Services Corporation's Form 8-K, dated June 1, 2011).
10.8
Indemnification Agreement, dated May 25, 2011, by and among CDRT Holding Corporation, Emergency Medical Services Corporation and Richard J. Schnall (Incorporated by reference to Exhibit 10.8 to Emergency Medical Services Corporation's Form 8-K, dated June 1, 2011).
10.9
Indemnification Agreement, dated May 25, 2011, by and among CDRT Holding Corporation, Emergency Medical Services Corporation and Ronald A. Williams (Incorporated by reference to Exhibit 10.9 to Emergency Medical Services Corporation's Form 8-K, dated June 1, 2011).
10.10
Indemnification Agreement, dated May 25, 2011, by and among CDRT Holding Corporation, Emergency Medical Services Corporation and William A. Sanger (Incorporated by reference to Exhibit 10.10 to Emergency Medical Services Corporation's Form 8-K, dated June 1, 2011).
10.11
Indemnification Agreement, dated May 25, 2011, by and among CDRT Holding Corporation, Emergency Medical Services Corporation and Kenneth A. Giuriceo (Incorporated by reference to Exhibit 10.11 to Emergency Medical Services Corporation's Form 8-K, dated June 1, 2011).
10.12	†
Employment Agreement, dated December 6, 2004, between William A. Sanger and Emergency Medical Services Corporation (Incorporated by reference to Exhibit 10.1 to Emergency Medical Services Corporation's Registration Statement on Form S-1 filed August 2, 2005).
10.13	†
Amendment to Employment Agreement, dated January 1, 2009, between William A. Sanger and Emergency Medical Services Corporation (Incorporated by reference to Exhibit 10.1.1 to Emergency Medical Services Corporation's Annual Report on Form 10-K for the year ended December 31, 2008).
10.14	†
Amendment to Employment Agreement, dated March 12, 2009, between William A. Sanger and Emergency Medical Services Corporation (Incorporated by reference to Exhibit 10.1.2 to Emergency Medical Services Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2009).
10.15	†
Letter agreement, dated May 25, 2011, between William A. Sanger and CDRT Holding Corporation (Incorporated by reference to Exhibit 10.12 to Emergency Medical Services Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).

Exhibit Number		Exhibit Description
10.16	†	Employment Agreement, dated as of February 10, 2005, between Randel G. Owen and Emergency Medical Services L.P., and assignment to Emergency Medical Services Corporation (Incorporated by reference to Exhibit 10.3 to Emergency Medical Services Corporation's Registration Statement on Form S-1 filed August 2, 2005).
10.17	†
Amendment to Employment Agreement, dated January 1, 2009, between Randel G. Owen and Emergency Medical Services Corporation (Incorporated by reference to Exhibit 10.3.1 to Emergency Medical Services Corporation's Annual Report on Form 10-K for the year ended December 31, 2009).
10.18	†
Amendment to Employment Agreement, dated March 12, 2009, between Randel G. Owen and Emergency Medical Services Corporation (Incorporated by reference to Exhibit 10.3.1 to Emergency Medical Services Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2009).
10.19	†
Amendment to Employment Agreement, dated May 18, 2010, between Randel G. Owen and Emergency Medical Services Corporation (Incorporated by reference to Exhibit 10.3.3 to Emergency Medical Services Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2010).
10.20	†
Letter agreement, dated May 25, 2011, between Randel G. Owen and CDRT Holding Corporation (Incorporated by reference to Exhibit 10.13 to Emergency Medical Services Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).
10.21	†
Employment Agreement, dated as of February 10, 2005, between Todd Zimmerman and Emergency Medical Services L.P., and assignment to Emergency Medical Services Corporation (Incorporated by reference to Exhibit 10.4 to Emergency Medical Services Corporation's Registration Statement on Form S-1 filed August 2, 2005).
10.22	†
Amendment to Employment Agreement, dated January 1, 2009, between Todd Zimmerman and Emergency Medical Services Corporation (Incorporated by reference to Exhibit 10.4.1 to Emergency Medical Services Corporation's Annual Report on Form 10-K for the year ended December 31, 2009).
10.23	†
Amendment to Employment Agreement, dated March 16, 2009, between Todd Zimmerman and Emergency Medical Services Corporation (Incorporated by reference to Exhibit 10.4.1 to Emergency Medical Services Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2009).
10.24	†
Amendment to Employment Agreement, dated April 1, 2010, between Todd Zimmerman and Emergency Medical Services Corporation (Incorporated by reference to Exhibit 10.4.3 to Emergency Medical Services Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010).
10.25	†
Separation agreement, dated January 13, 2013, between Mark A. Bruning and American Medical Response, Inc. (Incorporated by reference to Exhibit 10.29 to Emergency Medical Services Corporation's Annual Report on Form 10-K for the year ended December 31, 2012).
10.26	†
Employment Agreement, dated April 19, 2005, between Dighton Packard, M.D. and Emergency Medical Services Corporation (Incorporated by reference to Exhibit 10.5 to Emergency Medical Services Corporation's Registration Statement on Form S-1 filed August 2, 2005).

Exhibit Number		Exhibit Description
10.27	†	EMSC Deferred Compensation Plan (Incorporated by reference to Exhibit 4.1 to Emergency Medical Services Corporation's Registration Statement on Form S-8 filed June 24, 2010).
10.28	†	CDRT Holding Corporation Stock Incentive Plan (Incorporated by reference to Exhibit 10.16 to Services Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).
10.29	†	Form of Option Agreement (Rollover Options) (Incorporated by reference to Exhibit 10.17 to Emergency Medical Services Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).
10.30	†
Form of Option Agreement (Matching and Position Options) (Incorporated by reference to Exhibit 10.18 to Emergency Medical Services Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).
10.31	†	Form of Rollover Agreement (Incorporated by reference to Exhibit 10.19 to Emergency Medical Services Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).
10.32	**
Registration Rights Agreement of CDRT Holding Corporation, dated May 25, 2011, by and between CDRT Holding Corporation and Clayton, Dubilier & Rice Fund VIII, L.P., CD&R EMS Co-Investor, L.P., CD&R Advisor Fund VIII Co-Investor, L.P. and CD&R Friends and Family Fund VIII, L.P.
10.33	#	Stockholders Agreement of Envision Healthcare Holdings, Inc. among Envision Healthcare Holdings, Inc. and the Stockholders party thereto.
10.34	#	Form of Director Indemnification Agreement.
10.35	†*	Form of Envision Healthcare Holdings, Inc. Omnibus Incentive Plan
10.36	†*	Form of Envision Healthcare Holdings, Inc. Senior Executive Bonus Plan
10.37	#	Form of Termination Agreement between Envision Healthcare Holdings, Inc., Envision Healthcare Corporation and Clayton, Dubilier & Rice, LLC
21.1	**	Subsidiaries of Envision Healthcare Holdings, Inc.
23.1	*	Consent of Ernst & Young LLP.
23.2	#	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1 hereto).
24.1	**	Powers of Attorney (contained on signature pages to the Registration Statement on Form S-1).

*
Filed herewith.

**
Previously filed.

†
Identifies each management compensation plan or arrangement.

#
To be filed by amendment.